As Filed with the Securities and Exchange Commission on May 23, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

aaiPharma Inc.*

(Exact name of registrant as specified in its charter)

Delaware	2834	04-2687849
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

*See Table of Additional Registrants Below

2320 Scientific Park Drive Wilmington, North Carolina 28405 (910) 254-7000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Gregory S. Bentley
Executive Vice President and General Counsel
aaiPharma Inc.
2320 Scientific Park Drive
Wilmington, North Carolina 28405
(910) 254-7000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Stephen M. Lynch
Matthew S. Churchill
Robinson, Bradshaw & Hinson, P.A.
1900 Independence Center
Charlotte, North Carolina 28246
(704) 377-2536

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

     If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Note(1)	Price	Registration Fee

11% Senior Subordinated Notes due 2010	$175,000,000	100%	$175,000,000	$16,100
Guarantees of 11% Senior Subordinated Notes due 2010	$175,000,000	—	—	—(2)

(1)	Estimated in accordance with Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable for the Guarantees.

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective time until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact name of registrant as specified in its	State or other	Primary Standard
charter; address, including zip code, and	jurisdiction of	Industrial	I.R.S. Employer
telephone number, including area code, of	incorporation or	Classification Code	Identification
principal executive offices	organization	Number	Number

Applied Analytical Industries Learning Center Inc.	Delaware	8351	56-1665285
2320 Scientific Park Drive Wilmington, NC 28405 (910) 254-7000
AAI Technologies, Inc.	Delaware	2834	51-0377524
2320 Scientific Park Drive Wilmington, NC 28405 (910) 254-7000
AAI Properties, Inc.	North Carolina	2834	56-2031404
2320 Scientific Park Drive Wilmington, NC 28405 (910) 254-7000
Kansas City Analytical Services, Inc.	Kansas	2834	43-1184808
2320 Scientific Park Drive Wilmington, NC 28405 (910) 254-7000
Medical and Technical Research Associates, Inc.	Massachusetts	2834	04-2471138
2320 Scientific Park Drive Wilmington, NC 28405 (910) 254-7000
NeoSan Pharmaceuticals Inc.	Delaware	3254	03-0406779
2320 Scientific Park Drive Wilmington, NC 28405 (910) 254-7000
AAI International Inc.	Delaware	2834	03-0406814
2320 Scientific Park Drive Wilmington, NC 28405 (910) 254-7000
AAI Japan, Inc.	Delaware	2834	56-2030537
2320 Scientific Park Drive Wilmington, NC 28405 (910) 254-7000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 23, 2002

[aaiPharma logo]

aaiPharma Inc.

OFFER TO EXCHANGE

$175,000,000 11% Senior Subordinated Notes Due 2010

for
11% Senior Subordinated Notes Due 2010,
Which Have Been Registered Under the Securities Act of 1933

      We are offering to exchange all of our $175,000,000 11% senior subordinated notes, which we refer to as the original notes, for $175,000,000 in registered 11% senior subordinated notes, which we refer to as the exchange notes. The original notes and the exchange notes are collectively referred to as the notes. The original notes were issued on March 28, 2002. The exchange notes represent the same indebtedness as the original notes. The terms of the exchange notes are substantially identical to the terms of the original notes except that the exchange notes are registered under the Securities Act of 1933 and therefore are freely transferable, subject to certain conditions.

      You should consider the following:

•	Participating in the exchange offer involves risks. See “Risk Factors” beginning on page of this prospectus.

•	Our offer to exchange the original notes for exchange notes will expire at 5:00 p.m. New York City time on , 2002 unless we extend the time of expiration.

•	You may withdraw your tender of original notes at any time before the expiration of this exchange offer.

•	All original notes that are validly tendered in the exchange offer and not validly withdrawn will be exchanged.

•	The exchange of original notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The exchange offer is subject to customary conditions, including that it does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	We will not receive any proceeds from the exchange offer.

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. The exchange notes will not be listed on any securities exchange.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2002.

PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2001 and for the Year Ended December 31, 2001
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS For the Three Months Ended March 31, 2002
SELECTED HISTORICAL FINANCIAL DATA
THE EXCHANGE OFFER
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF SENIOR CREDIT FACILITIES
DESCRIPTION OF NOTES
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Opinion of Robinson, Bradshaw & Hinson, P.A.
Computation of Ratio of Earnings to Fixed Charges
Consent of Ernst & Young LLP
Consent of Ernst & Young LLP
Consent of PricewaterhouseCoopers LLP
Consent of KPMG LLP
Power of Attorney / Sancilio
Power of Attorney / Avery
Power of Attorney / Gleberman
Power of Attorney / Landgraf
Power of Attorney / Martin
Power of Attorney / Morrison
Power of Attorney / Ryan
Power of Attorney / Underwood
Power of Attorney / Waters
Form T-1 Statement of Eligibility
Form of Letter of Transmittal
Form of Notice of Guaranteed Delivery
Form of Instruction to Registered Holder

      You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus, and, if any person gives you any other information or makes other representations, you should not rely upon that information or representation as having been authorized by us. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should be aware that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

      This prospectus summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus. In making an investment decision, you must rely on your own examination of these documents, our company, and the terms of the offering and the exchange notes, including the merits and risks involved.

MARKET, RANKING AND OTHER DATA

      The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, and other data, are based on independent industry publications, reports of government agencies or other published industry sources, including data published by IMS Health Incorporated, Scott-Levin, a Quintiles Transnational Corporation company, and Frost & Sullivan Research Services, and our estimates are based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. However, this information may prove to be inaccurate because of the way we obtained the data for our estimates and because this information cannot be verified

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with certainty due to the bias of the source, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in data gathering. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may be incorrect. We cannot guarantee the accuracy or completeness of the information contained in this prospectus.

TRADEMARKS AND TRADE NAMES

      We own or license the U.S. rights to the following registered and unregistered trademarks: M.V.I.®, M.V.I.-12®, M.V.I.-PediatricTM, AquasolTM, Aquasol A®, Aquasol E®, Aquasol DTM, Brethine®, Darvon®, Darvon-N®, Darvocet-N®, ProSorb®, ProSorb-DTM, ProSLOTM, ProSLO IITM, ProCoreTM, ProSpherTM, ProLonicTM, ProMeltTM, TanatrilTM, NeoSanTM, AzaSanTM, aaiPharmaTM and AAI®. We also reference trademarks owned by other companies to which we have no rights. Calcijex® is a registered trademark of Abbott Laboratories, Cataflam® is a registered trademark of Novartis Corporation, Imuran® is a registered trademark of Prometheus Laboratories, Inc., Infuvite® is a registered trademark of Sabex Inc., Oxycontin® is a registered trademark of Purdue Pharma L.P., Prilosec® is a registered trademark of AstraZeneca AB, Proventil® is a registered trademark of Schering Corporation, Prozac® is a registered trademark of Eli Lilly and Company, Ultram® is a registered trademark of Johnson & Johnson Corporation and Volmax® is a registered trademark of GlaxoSmithKline. All references in this prospectus to any of these terms lacking the “®” or “TM” symbols are defined terms that reference the products, technologies or businesses bearing the trademarks with these symbols. The term Aquasol in this prospectus refers only to Aquasol A and Aquasol E.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including for purposes of illustration those statements relating to:

•	our anticipated future revenues, operating results and financial condition and the general commercial success of our company or its business units;

•	our ability to service debt;

•	our ability to make future acquisitions of branded product lines or pharmaceutical businesses;

•	anticipated future performance of any of our acquired or internally developed pharmaceutical products;

•	anticipated regulatory approvals or issuances of patents or other exclusive intellectual property rights;

•	the projects on which we spend research and development dollars and how much we spend;

•	our ability to successfully develop products, improvements to products, or product line extensions; and

•	our ability to successfully commercialize any selected products.

All statements that include the words “may,” “will,” “estimate,” “intend,” “project,” “target,” “objective,” “goal,” “should,” “could,” “might,” “continue,” “believe,” “expect,” “plan,” “anticipate” and other similar words are intended to be forward-looking statements. We assume no obligation to update forward-looking statements, or any other statements, contained in this prospectus.

      Although we believe that the expectations underlying any of our forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. We have identified below

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some important factors that could cause our forward-looking statements to differ materially from actual results, performance or financial condition:

•	We have recently transitioned our company to a specialty pharmaceutical company with challenges and risks that we have not historically faced in our fee-for-services and product development businesses;

•	We may devote significant operational and financial resources to develop products that we may never be able to successfully commercialize;

•	We have increased our sales and net income through a series of acquisitions of branded products, and we intend to seek more acquisition opportunities; we may have overpaid, or may overpay in the future, for a branded product line that may not produce sufficient cash flow to repay our debt, including indebtedness incurred in connection with that acquisition;

•	We are dependent on third parties for essential business functions and problems with these third-party arrangements could materially adversely affect our ability to manufacture and sell products and our financial condition and results of operations;

•	Competition from the sale of generic products and the development by other companies of new branded products could cause the revenues from our branded products to decrease significantly;

•	We may be unable to obtain government approval for our products or comply with government regulations relating to our business; and

•	Monthly net sales of the Darvon and Darvocet products that we recently acquired from Eli Lilly and Company decreased significantly for the five months prior to our acquisition of them compared to average monthly sales in 2001, 2000 and 1999.

For a more comprehensive discussion of risks relating to an investment in the notes and our business, we strongly urge you to carefully read the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

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PROSPECTUS SUMMARY

      The following is a summary of some of the information contained in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. Before exchanging your original notes for exchange notes, we urge you to read this entire document carefully, especially the risks of owning the exchange notes discussed under “Risk Factors” and the financial information contained in “Unaudited Pro Forma Consolidated Financial Statements,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes included in the back of this prospectus.

General

      On March 28, 2002, we issued an aggregate principal amount of $175 million of 11% senior subordinated notes due 2010 in an offering exempt from registration under the Securities Act. We refer to the notes issued in March 2002 as the “original notes.” The term “exchange notes” refers to the 11% senior subordinated notes due 2010 newly offered under this prospectus. The original notes and the exchange notes are collectively referred to as the “notes.”

      In connection with the private offering of the original notes, we entered into a registration rights agreement. Under the registration rights agreement, we are obligated, among other things, to deliver to you this prospectus and complete the exchange offer. This exchange offer allows you to exchange your original notes for newly registered exchange notes with substantially similar terms. If the exchange offer is not completed as contemplated in the registration rights agreement, we will be required to pay liquidated damages pursuant to the terms of the registration rights agreement. You should read the registration rights agreement in its entirety for more information. Refer to the section in this prospectus entitled “Where You Can Find More Information” for information on how to obtain a copy of the registration rights agreement.

Our Company

      We are a specialty pharmaceutical company focused on the commercialization of branded pharmaceutical products that we develop or acquire. We have over 20 years of pharmaceutical research and development experience, with operations primarily in the United States and Europe. We have acquired three branded product lines since August 2001 which had $120.2 million of 2001 net revenues on a pro forma basis assuming these acquisitions had been completed on January 1, 2001. In addition, we are developing our own proprietary products, as well as improvements and line extensions to our acquired products, by applying our scientific expertise and our portfolio of drug-delivery technologies. Historically, we have generated our revenues by providing a comprehensive spectrum of pharmaceutical research and development services on a fee-for-service basis to a broad base of customers, including large pharmaceutical companies such as AstraZeneca PLC, Bayer AG, Eli Lilly and Company, and Novartis Corporation.

      In 2001, we began acquiring established, branded pharmaceutical products within our targeted therapeutic classes — critical care, central nervous system, pain management, oncology, immunosuppression and cardiology. We seek to acquire products whose sales we believe can be increased through enhanced marketing and promotion and that we can improve by applying our significant research and development capabilities.

•	In August 2001, we acquired from AstraZeneca the U.S. rights to the M.V.I. and Aquasol branded product lines of critical care injectable and oral nutritional products, which provide nutrients to cancer, AIDS, post-operative and nutritionally compromised patients. We acquired the M.V.I. and Aquasol brands because of their strong brand names and high market share. Our goal is to enhance sales of the M.V.I. and Aquasol brands through our promotional support and development of product line extensions and improvements.

•	In December 2001, we acquired from Novartis the U.S. rights to the Brethine branded product line, which treats asthma. We acquired Brethine because of its strong brand recognition, 25 years of clinical experience and well established safety record. Our goal is to enhance the sales of Brethine by actively promoting the brand name and using our existing relationships with hospitals and group purchasing organizations to expand Brethine’s distribution channels, in addition to developing product line extensions and improvements.

•	In March 2002, we acquired from Eli Lilly the U.S. rights to the Darvon and Darvocet branded product lines, which treat mild to moderate pain. We acquired the Darvon and Darvocet brands because they are pain management brands we believe have high customer recognition. These product lines provide us with an established position in our targeted pain management therapeutic class. Our goal is to increase the value of these brands by actively marketing and promoting them and repositioning them through the development of product line extensions and improvements.

In 2001, on a pro forma basis for these acquisitions, as if they had been completed on January 1, 2001, we would have had net revenues of $243.7 million, EBITDA of $88.4 million and net income of $26.7 million.

      Our product pipeline includes the following drugs that we intend to market and promote as branded drug products upon approval by the U.S. Food and Drug Administration, or FDA:

•	Aquasol D, an injectable vitamin D nutritional product, for which we are awaiting FDA approval;

•	three new dosages of our azathioprine tablet, which treats rheumatoid arthritis and post-transplant organ rejection, for which we are awaiting FDA approval;

•	imidapril, an angiotensin-converting-enzyme (ACE) inhibitor for the treatment of cardiovascular disease, for which we are planning Phase III clinical trials;

•	ProSorb-D, a pain management product combining diclofenac with our patented ProSorb drug-delivery technology, currently in Phase III clinical trials; and

•	6-omeprazole, in a quick-dissolving tablet for the treatment of gastrointestinal ailments, currently in prototype development.

      Our company is structured in three divisions:

•	NeoSan Pharmaceuticals. NeoSan commercializes branded pharmaceutical products in our targeted therapeutic classes. We market and promote our branded products directly through our sales force to high- prescribing physicians of our products and products in our targeted therapeutic classes. When we acquire products, we seek products that we believe will benefit from our sales promotion and to which we can apply the scientific expertise of our other divisions to develop product line extensions and improvements. NeoSan had $130.1 million of net revenues in 2001 on a pro forma basis assuming the acquisitions of the M.V.I., Aquasol, Brethine, Darvon and Darvocet product lines had occurred on January 1, 2001.

•	aaiResearch. aaiResearch provides research and development expertise and our portfolio of drug-delivery technologies and intellectual property rights, which we use to enhance and develop products that are innovative, safer or more effective, convenient or cost-efficient. This can result in renewed regulatory or patent exclusivity, adding to the commercially valuable life of the product. We apply this expertise to internally develop our own new products and improve our acquired products. In addition, we offer these product improvement, or life cycle management, activities to our customers for royalties, milestone payments and fees. Net revenues for aaiResearch in 2001 were $20.4 million.

•	AAI International. AAI International offers a comprehensive range of pharmaceutical product development services to our customers on an international basis. These services include formulation, development, analytical, bioanalytical and stability testing services, human clinical trials, regulatory consulting and manufacturing. These services generally are provided on a fee-for-service basis. Net revenues for AAI International in 2001 were $93.2 million.

Our Competitive Strengths

      We believe that our competitive position is attributable to our scientific expertise and a number of our other key strengths, including the following:

      Established Pharmaceutical Business Infrastructure. We have a long history of assisting our customers in developing and commercializing pharmaceutical products and have an established infrastructure to do so. We offer our customers a wide range of scientific capabilities, including analytical services, biopharmaceutical services, pharmaceutical product development services, Phase I to IV clinical services, product manufacturing, and regulatory and other consulting services, in addition to product life cycle management activities.

      Well Recognized Brands. Each of the M.V.I., Aquasol and Brethine product lines we have acquired has been sold in the U.S. for over 18 years, and the Darvon and Darvocet product lines have been sold in the U.S. for over 25 years. These branded product lines have generated sales and gross profits for many years despite competition from generic and other competitive products. The acquired product lines had a gross margin of 79% in 2001, based on their 2001 pro forma net revenues.

      Expertise in Product Life Cycle Management. Through AAI International and aaiResearch, we can apply to our own products, and offer to our customers, a strong base of resources, expertise and ideas to better understand and improve existing products and develop new products and product line extensions. Our portfolio of patents and proprietary and in-licensed technologies may provide us, and our customers, with new formulations, delivery systems, indications and dosage forms to improve the safety, efficacy or cost effectiveness, or reduce the side effects, of the drugs. This can result in renewed regulatory or patent exclusivity, adding to the commercially valuable life of the product.

      Established Customer Base Enhances Product Acquisition Opportunities. We have developed strong relationships with major pharmaceutical companies through years of client service on research, product development, and product life cycle management projects. These relationships position us to acquire established, branded products that are no longer the focus of our customers’ development, marketing and promotional efforts.

      Experienced Management Team. We have an experienced management team that is led by Frederick D. Sancilio, Ph.D., Chairman and Chief Executive Officer, Philip S. Tabbiner, D.B.A., President and Chief Operating Officer, William L. Ginna, Jr., Executive Vice President and Chief Financial Officer, Vijay Aggarwal, Ph.D., President of AAI International, George E. Van Lear, Ph.D., President of aaiResearch, and David M. Hurley, President of NeoSan Pharmaceuticals. These senior executives have an average of over 20 years of experience in the pharmaceutical industry.

Our Strategy

      We believe that our ability to apply our scientific expertise to develop new and improved products and product line extensions, to leverage our marketing and promotion organization and our strong relationships with many large pharmaceutical companies, and to identify and acquire branded pharmaceutical products positions our company for continued growth. Specifically, we intend to pursue the following growth strategies:

      Enhance Sales of Acquired Products Through Focused Marketing and Promotion. We seek to increase sales of our acquired branded pharmaceutical products through active marketing and promotion directed at high-prescribing physicians, using one-on-one meetings, educational programs, advertising, direct mail and website promotion. We believe that we can successfully increase sales of these products by combining the strength of their brand names with active promotion of the products.

      Strengthen Our Acquired Brands Through Product Life Cycle Management. We plan to strengthen our acquired branded product lines through product life cycle management activities. We plan to use our research and development expertise and our portfolio of patents and proprietary and in-licensed technologies to provide new formulations, delivery systems, indications and dosage forms that will improve the characteristics of our acquired products, such as their safety, efficacy, convenience, cost effectiveness or side effects.

      Launch Internally Developed Branded Products. We plan to develop drugs in our targeted therapeutic classes, with the view of marketing these products under our own brand names. Although we have successfully developed a number of products in the past, we did so with the intention of licensing or selling the products to our customers. We are currently developing several new drug products using our drug-delivery technologies that we intend to market under our own brand names.

      Seek Attractive Acquisition Opportunities. We intend to continue taking advantage of industry consolidation trends by identifying and selectively acquiring branded pharmaceutical products. We generally will seek attractive branded pharmaceutical products that we believe have not been actively marketed and promoted for at least several years prior to our acquiring them, and thus can benefit from enhanced sales and marketing efforts, and lend themselves to product life cycle management opportunities such as new formulations, delivery systems, indications and dosage forms.

Recent Developments

      On March 28, 2002, we acquired the U.S. rights to the Darvon and Darvocet branded product lines and existing inventory from Eli Lilly and Company for $211.4 million in cash, subject to reduction based on the net sales of these products before and after the closing of the acquisition. The Darvon and Darvocet product lines have been sold in the U.S. for over 25 years and are used to treat mild and moderate pain. We acquired these products because we believe they have high customer recognition in the pain management therapeutic class, an area where we currently have products under development.

      In connection with the acquisition of Darvon and Darvocet, we entered into $175 million senior credit facilities, issued $175 million of original notes, repaid all of the borrowings outstanding under our prior senior credit facilities, and terminated our tax retention operating lease and purchased the properties underlying that lease.

      On April 30, 2002, we announced that our board of directors named Philip S. Tabbiner, D.B.A. to the position of Chief Executive Officer of aaiPharma, succeeding Frederick D. Sancilio, Ph.D. who will assume the role of Executive Chairman and Chief Scientific Officer of aaiPharma. These changes will become effective July 1, 2002, by which time we expect Dr. Tabbiner to join our board of directors.

      Our principal executive offices are located at 2320 Scientific Park Drive, Wilmington, North Carolina 28405, and our telephone number is (910) 254-7000. Our website address is www.aaipharma.com; information included or referred to on our website is not a part of or incorporated by reference into this prospectus.

Summary of the Exchange Offer

      The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained in “The Exchange Offer” section of this prospectus. For a more detailed description of the exchange notes, see “Description of Notes.”

      On March 28, 2002, we completed the private offering of the original notes. In this exchange offer, we are offering to exchange, for the original notes, exchange notes that are identical in all material respects to the original notes, except that the exchange notes have been registered under the Securities Act.

      Any original notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may transfer or resell them only in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the original notes under the exchange offer only following the satisfaction of the procedures and conditions described in “The Exchange Offer.”

      Because we anticipate that most holders of the original notes will elect to exchange their original notes, we expect that the liquidity of the markets, if any, for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the original notes.

Registration Rights Agreement	We sold the original notes on March 28, 2002 to the initial purchasers — Banc of America Securities LLC, CIBC World Markets Corp. and First Union Securities, Inc. The original notes were issued pursuant to an indenture dated as of March 28, 2002. In connection with the sale of the original notes, we entered into a registration rights agreement that provides for the exchange offer.

In the registration rights agreement we agreed to file a registration statement for the exchange offer within 60 days of the issue date for the original notes and to use our best efforts to complete the exchange offer within 150 days of the issue date for the original notes.

We will pay liquidated damages on the original notes if we do not file the required registration statement on time, or if the Securities and Exchange Commission or SEC, does not declare the required registration statement effective on time, or we do not complete the exchange offer on or prior to 180 days of the issue date of the original notes.

The exchange offer satisfies your rights under the registration rights agreement. After the exchange is over, you will not be entitled to any exchange or, with limited exceptions, registration rights with respect to your original notes.

The Exchange Offer	We are offering to exchange up to $175,000,000 aggregate principal amount of our 11% senior subordinated notes due 2010 for up to $175,000,000 aggregate principal amount of our 11% senior subordinated exchange notes due 2010.

Purpose and Effect	The purpose of the exchange offer is to give you the opportunity to exchange your original notes for exchange notes that have been registered under the Securities Act.

Resale	We believe that the exchange notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration or prospectus delivery provisions of the Securities Act if:

• you are acquiring the exchange notes in the ordinary course of your business; and

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for original notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of original notes who:

• is our affiliate;

• does not acquire exchange notes in the ordinary course of its business; or

• exchanges original notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Record Date	There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2002, unless we decide to extend the expiration date. We do not currently intend to extend the expiration of the exchange offer.

Withdrawal Rights	You may withdraw the tender of your original notes at any time before the expiration date of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please refer to the section in this prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Original Notes	If you wish to tender your original notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

• an original or a facsimile of a properly completed and duly executed letter of transmittal, which accompanies this prospectus, together with your original notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

• if the original notes you own are held of record by The Depositary Trust Company, or DTC, in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or ATOP, in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your original notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

• if you are effecting delivery by book-entry transfer, a timely confirmation of book-entry transfer of your original notes into the account of the exchange agent at DTC; or

• if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests, or if you hold original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the person in whose name your book-entry interests or original notes are registered promptly if you wish to tender original notes. Please refer to the section in this prospectus entitled, “The Exchange Offer — Procedures for Tendering Original Notes.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and you cannot complete the procedure for book-entry transfer on time, you may tender your original notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer — Procedures for Tendering Original Notes.”

Effect on Holders of Original Notes	If you are a holder of original notes and you do not tender your original notes in the exchange offer, you will continue to hold your original notes and will be entitled to all the rights and subject to all the limitations applicable to the original notes in the indenture.

The trading market for original notes could be adversely affected if some but not all of the original notes are tendered and accepted in the exchange offer.

Consequences of Failure to Exchange Your Original Notes	All untendered original notes will remain subject to the restrictions on transfer provided for in the original notes and in the indenture. Generally, the original notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities

Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the original notes under the Securities Act.

Because we anticipate that most holders of the original notes will elect to exchange their original notes, we expect that the liquidity of the markets, if any, for any original notes remaining after the completion of the exchange offer will be substantially limited.

Use of Proceeds; Expenses	We will not receive any cash proceeds from the exchange offer. We will pay all of our expenses related to the exchange offer.

Federal Income Tax Consequences	The exchange of the original notes for exchange notes will not be a taxable event to you for U.S. federal income tax purposes. Please refer to the section in this prospectus entitled “Certain U.S. Federal Tax Considerations.”

Exchange Agent	Wachovia Bank, National Association is serving as exchange agent in the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer — Exchange Agent.” You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery, as well as deliver all executed letters of transmittal and any other required documents, to the exchange agent at the addresses listed below:

By Mail	By Overnight Carrier	By Hand
Wachovia Bank, National Association Corporate Trust Reorganization 525 West W. T. Harris Blvd., 3C3 Charlotte, North Carolina 28288 Attn: Laura Richardson	Wachovia Bank, National Association
Corporate Trust Reorganization
1525 West W. T. Harris Blvd., 3C3
Charlotte, North Carolina 28262
Attn: Laura Richardson

By Facsimile Transmission

(For Eligible Institutions Only)
(704) 590-7628

To confirm by Telephone
	(704) 590-7408	Wachovia Bank, National Association 40 Broad Street 5th Floor, Suite 550 New York, New York 10001

The Exchange Notes

      The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	aaiPharma Inc., a Delaware corporation.

Securities	$175 million in principal amount of 11% Senior Subordinated Notes due 2010.

Maturity	April 1, 2010.

Interest	Annual rate: 11%.

Payment frequency: every six months on April 1 and October 1.

First payment: October 1, 2002.

Guarantees	The exchange notes will be guaranteed on a senior subordinated basis by each of our existing and certain of our future domestic restricted subsidiaries. If we cannot make payments on the exchange notes when they are due, the guarantors must make them instead.

Ranking	The exchange notes are senior subordinated debt. Accordingly, they rank:

• behind all of our and the guarantors’ existing and future senior debt;

• equally with all of our existing and future senior subordinated, unsecured debt that does not expressly provide that it is subordinated to the exchange notes;

• ahead of any of our future debt that expressly provides that it is subordinated to the exchange notes; and

• structurally behind the liabilities of any of our subsidiaries that do not guarantee the exchange notes.

On March 31, 2002:

• the exchange notes were subordinated to approximately $150.3 million of our senior debt;

• the guarantees were subordinated to approximately $150.3 million of senior debt of the guarantors, all of which represented guarantees of our senior debt; and

• there was no debt ranked equal to or subordinated to the exchange notes or the guarantees.

Optional Redemption	On or after April 1, 2006, we may redeem some or all of the exchange notes at any time at the redemption prices described in the section “Description of Notes — Optional Redemption.”

Prior to April 1, 2005, we may redeem up to 35% of the exchange notes (assuming that all original notes are exchanged for exchange notes in the exchange offer) with the proceeds of certain newly issued equity at the prices specified in the section “Description of Notes — Optional Redemption.”

Mandatory Offer to Repurchase	If we sell certain assets and do not use the proceeds for specified purposes or if we experience specific kinds of changes of control, we must offer to repurchase the exchange notes in the amounts and at the prices specified in the section “Description of Notes — Repurchase at the Option of Holders.”

Basic Covenants of the Indenture	We will issue the exchange notes under an indenture that will restrict our ability and the ability of our restricted subsidiaries to:

• borrow money;

• pay dividends on or redeem or repurchase our stock;

• make investments;

• create liens;

• use assets as security in other transactions;

• sell certain assets or merge with or into other companies;

• enter into certain transactions with affiliates;

• sell stock in our subsidiaries; and

• restrict dividends, distributions or other payments from our subsidiaries. For more details, see the section “Description of Notes — Certain Covenants.”

Absence of Public Market for the Notes	There is no market for the exchange notes. We cannot assure you that an active trading market for the notes will develop, or, if it develops, will continue to exist. Although the initial purchasers of the original notes have informed us that they currently intend to make a market in the exchange notes, none of the initial purchasers is obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, we cannot give you any assurance as to the development or liquidity of any market for the exchange notes. We do not intend to list the notes on any securities exchange.

      You should refer to the section entitled “Risk Factors” for an explanation of certain risks of investing in the exchange notes.

Summary Financial Data

      The summary historical consolidated financial information below is derived from our audited consolidated financial statements for 1997, 1998, 1999, 2000 and 2001 and our unaudited financial statements for the three months ended March 31, 2001 and 2002. The table also contains summary unaudited pro forma consolidated financial information for 2001 derived from the financial information set forth under “Unaudited Pro Forma Consolidated Financial Statements.” The Unaudited Pro Forma Consolidated Financial Statements give effect to the acquisition of the M.V.I., Aquasol, Brethine, Darvon and Darvocet product lines, the offering of the original notes, and other refinancing transactions as described in “Unaudited Pro Forma Consolidated Financial Statements.” This summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Financial Data” and the financial statements and related notes contained in the back of this prospectus.

							Three Months
							Ended
	Years Ended December 31,						March 31,

	Historical					Pro Forma,	Historical

	1997	1998	1999	2000	2001	2001	2001	2002

						(Unaudited)
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Statement of Operations Data:
Net revenues	$80,105	$98,243	$102,175	$104,245	$141,073	$243,722	$30,197	$45,620
Direct costs	42,667	50,833	56,139	50,955	70,372	89,270	15,449	22,224
Selling	9,539	9,953	12,160	11,891	13,974	24,434	2,838	4,317
General and administrative	18,643	21,724	25,186	27,144	30,524	37,010	7,743	9,543
Research and development	7,791	6,130	11,072	12,221	10,851	13,501	2,342	4,477
Direct pharmaceutical start-up costs	—	—	—	—	2,123	2,123	644	—
Transaction, integration and restructuring costs(1)	—	—	6,400	—	—	—	—	—

Income (loss) from operations	$1,465	$9,603	$(8,782)	$2,034	$13,229	$77,384	$1,181	$5,059

							March 31, 2002

							Historical

							(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$27,436	$12,299	$1,988	$1,225	$6,371	$6,371	$ 6,551
Working capital	32,523	26,160	6,507	10,558	20,493	20,305	25,267
Goodwill and other intangibles, net	13,747	15,509	13,040	11,266	88,504	298,504	299,920
Total assets	108,768	121,252	123,558	112,151	196,286	428,088	434,409
Total debt	14,501	14,788	29,324	17,393	78,878	317,158	324,152
Stockholders’ equity	67,411	75,122	66,558	65,721	76,364	72,143	74,920

							Three Months
							Ended
	Years Ended December 31,						March 31,

						Pro
	Historical					Forma	Historical

	1997	1998	1999	2000	2001	2001	2001	2002

	(Dollars in thousands)					(Unaudited)	(Unaudited)
Other Financial Data:
Cash provided by (used in) operating activities	$(13,386)	$2,666	$(12,744)	$14,704	$20,351	$28,644	$(686)	$(19,605)
EBITDA(2)	7,255	14,997	4,866	9,287	20,984	88,384	2,977	6,860
Depreciation and amortization	5,790	5,394	7,248	7,253	7,755	11,000	1,796	1,801
Net interest expense (income)(3)	(690)	(270)	1,256	2,134	3,646	33,159	383	1,823
Cash interest expense	1,255	1,090	1,264	2,312	2,719	30,919	245	1,776
Capital expenditures	11,399	14,636	13,487	4,586	6,315	6,315	1,038	1,549	(4)

	Pro Forma
	for Year Ended
	December 31, 2001

	(Unaudited)
Ratio of EBITDA to cash interest expense(2)	2.9	x
Ratio of total debt to EBITDA(2)	3.6	x

(1)	In connection with a merger with Medical & Technical Research Associates, Inc. in 1999, which we accounted for as a pooling of interests, we recorded a $6.4 million nonrecurring charge.

(2)	We define EBITDA as the sum of income (loss) from operations, depreciation and amortization, and transaction, integration and restructuring costs. We included this measurement because we believe that some investors will find it to be useful in measuring our ability to meet debt service, capital expenditure and working capital requirements. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, income (loss) from operations or other traditional indicators of operating performance and net cash provided by (used in) operating activities determined in accordance with generally accepted accounting principles. In addition, companies define EBITDA differently, and our definition of EBITDA may not be comparable to that of other companies.

(3)	A change of 0.5% in the assumed interest rate would change our consolidated net interest expense by $0.2 million for our 2001 actual results and by $0.7 million on a pro forma basis.

(4)	Excludes properties purchased under the terminated tax retention operating lease.

RISK FACTORS

      You should carefully consider the following risks and other information in this prospectus before deciding to participate in the exchange offer. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations.

      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Relating to the Exchange Offer

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

      The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

      If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

      We understand that the initial purchasers presently intend to make a market in the exchange notes. However, the initial purchasers may stop their market-making activities at any time. Any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

      In addition, any holder of original notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

      Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

      We will not accept your original notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal or computer generated message from DTC and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we intend not to accept your original notes for exchange.

      If you do not exchange your original notes, your original notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your original notes.

      We did not register the original notes, nor do we intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your original notes, you will lose your right to have such original notes registered under the federal securities laws. As a result, if you hold original notes after the exchange offer, you may not be able to sell your original notes.

Risks Relating to Our Notes

Our substantial debt could adversely affect our cash flow and prevent us from fulfilling our obligations.

      We have a significant amount of debt and will continue to have a significant amount of debt after this offering. We have not had this level of debt in the past. At March 31, 2002, our total senior debt was $150.3 million and our total debt was $324.2 million, compared to stockholders’ equity of $74.9 million. After giving effect to the offering of the exchange notes, the closing of our senior credit facilities and the use of proceeds thereof, the following table sets forth certain pro forma financial information about us, based on the same assumptions set forth in “Unaudited Pro Forma Consolidated Financial Statements.”

	Pro Forma	Pro Forma for
	for Year Ended	Three Months Ended
	December 31, 2001	March 31, 2002

	(Unaudited)	(Unaudited)
Ratio of earnings to fixed charges	3.3x	2.8x
Ratio of EBITDA to cash interest expense	2.9x	3.9x

      Our substantial amount of debt could have important consequences to you. For example, it:

•	will make it more difficult for us to satisfy our obligations under the notes;

•	will increase our vulnerability to general adverse economic and industry conditions and adverse changes in governmental regulations;

•	will require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, reducing the availability of our cash flow to fund future capital expenditures, working capital, execution of our growth strategy, research and development costs and other general corporate requirements;

•	could limit our flexibility in planning for, or reacting to, changes in our business and the pharmaceutical industry, which may place us at a competitive disadvantage compared with competitors that have less debt; and

•	could limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

      The terms of our senior credit facilities and the indenture will allow us to incur substantial amounts of additional debt, subject to certain limitations. We might incur additional debt for various reasons, particularly to pay for the additional product line acquisitions that we may make for our NeoSan business unit. All such additional debt could be senior to the notes, could mature prior to the notes and would increase the risks associated with our substantial leverage.

Your right to receive payments on the notes may be adversely affected by the rights of our senior creditors.

      At March 31, 2002, we had $150.3 million of senior debt. The notes and guarantees will be general unsecured obligations, junior in right of payment to all existing and future senior debt. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made on the notes. Our senior credit facilities are also secured by virtually all of our assets except for the assets of our foreign subsidiaries and one-third of their capital stock. Therefore our senior lenders will also have priority with respect to the assets securing their loans. The indenture provides that all debt we may incur can be senior and secured.

      In the event of a bankruptcy or similar proceeding relating to us, holders of the notes will participate ratably with all of our general unsecured creditors. However, because the indenture requires that, until all of our senior debt is repaid, amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than our other general unsecured creditors in any such proceeding. In these cases, we may not have sufficient funds to pay all of our creditors, including the holders of the notes.

      The subordination provisions of the indenture will also provide that, in most circumstances, we may not make payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 179 days if a nonpayment default exists under our senior debt. See “Description of the Notes — Subordination.”

To service our debt, we will require a significant amount of cash, which may not be available to us.

      Our ability to make payments on or refinance our debt, including the notes, will depend largely upon our future operating performance. Our future operating performance is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      We cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. For example, in 1999 we had a loss from operations of $8.8 million and net cash used in operating activities of $12.7 million. If we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our debt. In addition, prior to the repayment of the notes, we will be required to repay or refinance our new senior credit facilities and, perhaps, any other debt we incur. Any new debt we incur may have a shorter maturity than the notes. We cannot assure you that we will be able to repay or refinance any of our debt, including our senior credit facilities or the notes, on commercially reasonable terms or at all.

      If we were unable to refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of certain assets to meet our debt service obligations;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

      However, these options may not be feasible or prove adequate. Our credit agreement and the indenture may restrict, or market or business conditions may limit, our ability to do some of these things.

Federal and state laws permit a court to void the subsidiary guarantees under certain circumstances.

      The guarantee of the notes by our domestic restricted subsidiaries will be subject to review under federal or state fraudulent transfer laws if the guarantors are called upon to pay under the guarantees. While the relevant laws vary from state to state, under such laws, generally the issuance of a guarantee will be a fraudulent conveyance if (1) any of our subsidiaries issued subsidiary guarantees with the intent of hindering, delaying or defrauding creditors, or (2) the subsidiary guarantors received less than reasonably equivalent value or fair consideration in return for issuing their respective guarantees, and, in the case of (2) only, one of the following is also true:

•	any of the subsidiary guarantors were insolvent, or became insolvent, when they paid the consideration;

•	issuing the guarantees left the applicable subsidiary guarantor with an unreasonably small amount of capital; or

•	the applicable subsidiary guarantor intended to, or believed that it would, be unable to pay debts as they matured.

      If the issuance of any guarantee were a fraudulent conveyance, a court could, among other things, void any of our subsidiary guarantor’s obligations under its respective guarantee and require the repayment of any amounts paid under the guarantee.

      Generally, an entity will be considered insolvent if:

•	the sum of its debts is greater than the fair value of its property;

•	the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

•	it cannot pay its debts as they become due.

      Circumstance (2) identified above will probably be applicable to most of the guarantors because they will not directly receive anything in return for guaranteeing the notes.

Not all of our subsidiaries guarantee our obligations under the notes, and the assets of the non-guarantor subsidiaries may not be available to make payments on the notes.

      Our foreign subsidiaries are not and will not be guarantors of the notes. Our present domestic restricted subsidiaries guarantee the notes and our future domestic restricted subsidiaries of which we own 80% or more of the diluted equity interests will guarantee the notes. Payments on the notes are only required to be made by us and the subsidiary guarantors, but no payments are required to be made from assets of other subsidiaries. In addition, our consolidated financial statements included in this offering memorandum are presented on a consolidated basis, including all of our foreign subsidiaries. Our non-guarantor subsidiaries had net revenues of $16.4 million in 2001, or 11.6% of our total net revenues, and gross margin dollars of $5.6 million, or 7.9% of our total gross margin dollars. There is no specific limitation in the indenture on our ability to transfer assets to non-guarantor subsidiaries.

      In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, their creditors, including trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes are effectively subordinated to the indebtedness of these non-guarantor subsidiaries. As of December 31, 2001, the total liabilities of our non-guarantor subsidiaries, excluding intercompany liabilities, were $5.4 million.

      See note 16 to our consolidated financial statements appearing in the back of this offering memorandum for financial data on our guarantor and non-guarantor subsidiaries.

The financing agreements governing our debt, including the notes and our senior credit facilities, contain various covenants that limit our discretion in the operation of our business and could lead to acceleration of debt.

      Our existing and future financing agreements impose and will impose operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and ratios, and limit or prohibit our ability to, among other things:

•	incur additional debt and issue preferred stock;

•	create liens;

•	redeem and/or prepay certain debt;

•	sell capital stock of subsidiaries or other assets;

•	make certain investments;

•	enter new lines of business;

•	engage in consolidations, mergers and acquisitions;

•	make certain capital expenditures; and

•	pay dividends and make other distributions.

      These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

      Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain the financial tests and ratios required by some of the instruments governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may not be able to obtain future waivers or amendments, if necessary.

Risks Relating to Our Business

We have recently transitioned our company to a specialty pharmaceutical company with challenges and risks that we have not historically faced.

      Our decision to commercialize branded products through NeoSan represents a change in our business with new challenges. We have only nine months’ experience in acquiring, marketing and promoting branded products. In the past, we generally partnered with customers in development projects, sharing the risk that the project would be unsuccessful. The integration of our acquired products requires significant management attention and expansion of our sales force. In order to effectively manage our acquisitions, we must maintain adequate operational, financial and management information systems and motivate and manage an increasing number of employees. In addition, our acquired branded products may generate lower-than-expected sales or need to be reformulated. They may be subject to manufacturing delays, product shortages or shut-downs due to FDA oversight and regulation, or product liability claims or recalls. In addition, although we have thus far relied on a contract sales force provided by a national pharmaceutical sales organization, we recently elected to terminate this arrangement and plan to directly hire and manage our sales force. Moreover, we plan to significantly expand our sales force during 2002. We have not previously managed a sales force of this size. Our business, financial condition and results of operations could be materially and adversely affected if we are unable to meet these challenges associated with our new specialty pharmaceutical business.

  We may incur substantial expense to develop products that we never successfully commercialize.

      We will incur substantial research and development expenses, and other expenses, attempting to develop new or improved products or product line extensions. These expenses will substantially exceed our prior research and development expenses. The products or line extensions to which we devote operational and financial resources could be commercial failures. Successful commercialization of products and product line extensions requires accurate anticipation of market and customer acceptance of particular products, customers’ needs and emerging technological trends, among other things. Additionally, we must complete many complex formulation and analytical testing requirements and obtain regulatory approvals from the FDA and other regulatory agencies. When developed, new or reformulated drugs may not exhibit desired characteristics. Complications can also arise during production scale-up. Our products and line extensions may encounter unexpected, unresolvable patent conflicts or not have enforceable intellectual property rights. Delays or problems also may arise from internal conflicts for resource availability, personnel errors or equipment failures. In addition, our rights to use proprietary technologies of others in developing products may lapse or be terminated or limited pursuant to our agreements with the owners of these technologies, which would prevent us from developing future products using them. If we incur significant expenses for a product or line extension that we do not successfully commercialize, there could be a material adverse effect on our business, financial condition and results of operations.

Our acquisition strategy could have a material and adverse effect on us; the product sales of Darvon and Darvocet have recently decreased.

      We have increased our net revenues and net income through acquisitions of branded products, and we intend to pursue additional acquisition opportunities. The acquisition prices that we pay for branded products are based upon many factors, including our analysis of sales history, cost of goods sold, manufacturing and supply sources, marketing potential, brand strength, competition and product improvement opportunities. While we carefully analyze the prices that we pay, we may have overpaid, or may in the future overpay, for a branded product line that may not produce sufficient cash flow to repay our debt, including indebtedness incurred in connection with the acquisition, or provide an acceptable rate of return on our investment.

      When we determine the purchase price for acquired product lines, we rely in large part on levels of past sales of the products. We do not know, however, whether past levels of product sales can be sustained, even with our sales promotion of, and improvements and line extensions to, these acquired product lines. Sales of an acquired product line may be deteriorating or trending down as we purchase it, and we may not be able to stop or reverse this trend. Average monthly net sales of Darvon and Darvocet were $4.1 million in 1999, $4.7 million in 2000 and $5.2 million in 2001. However, net sales of these products prior to our acquisition of them were $3.1 million in March 2002, $3.2 million in February 2002, $3.4 million in January 2002, $3.9 million in December 2001 and $3.1 million in November 2001. Net revenues from sales of Darvon and Darvocet in April 2002 were $5.7 million. This increased level of monthly sales, however, was due in part to the amount and timing of a price increase for the Darvon and Darvocet products that we implemented soon after we acquired these products. We believe that the levels of net sales in 1999 and 2000 are more indicative of future sales levels than the elevated sales levels in 2001 or April 2002 or the reduced sales levels during the five months prior to our acquisition of them. Although we have focused on the longer-term trends in evaluating the acquisition of these product lines, this decrease in monthly sales may not be temporary and sales levels may never return to the range existing in 1999 and 2000. If sales of these products continue at the levels for the five-month period prior to our acquisition of them, annual product sales of Darvon and Darvocet will be approximately $40 million, or 36% less than the amount shown in our Unaudited Pro Forma Consolidated Financial Statements on

pages 29 through 37 of this prospectus. Any prolonged decrease in sales of these products or their failure to return to the sales levels existing in 1999 and 2000 will have a material adverse effect on our business, results of operations and financial condition.

      Our growth strategy is dependent upon our ability to develop line extensions or improvements related to our acquired branded products and acquire branded products that can be promoted through our marketing and distribution channels. Despite our strong relationships with many large pharmaceutical companies which are our customers, other companies, including those with substantially greater financial, marketing and sales resources, are competing with us to acquire the same products. As a result, we may not be able to acquire rights to additional products or may pay too much when we acquire them.

      Additionally, our acquisitions will be dependent upon our ability to obtain necessary financing. Our senior credit facilities and the notes limit our ability to obtain additional debt financing. Difficulties encountered in developing line extensions or improvements to acquired products may delay and increase the cost of a development project, requiring additional external funding. Events beyond our control, such as terrorist attacks and their aftermath, may adversely affect capital markets and limit our ability to obtain the equity or debt financing that we would need to pursue additional product line acquisitions. The inability to effect acquisitions of additional branded products could have a material adverse effect on our future business, financial condition and results of operations.

We are dependent on third parties for essential business functions, and problems with these third-party arrangements could materially adversely affect our ability to manufacture and sell products and our business, financial condition and results of operations.

      We are dependent on third parties for the manufacture of our products. We have entered into agreements with third parties for many of our product manufacturing requirements. Our manufacturing dependence upon third parties may adversely affect our profit margins and our ability to deliver our products on a timely and competitive basis. If we are unable to retain or replace third-party manufacturers on commercially acceptable terms, we may not be able to distribute our products as planned. If we encounter delays or difficulties with contract manufacturers in producing or packaging our products, the distribution, marketing and subsequent sales of these products would be adversely affected, and we may have to seek alternative sources of supply, lose sales or abandon or divest a product line on unsatisfactory terms. We may be unable to enter into alternative supply arrangements at commercially acceptable rates on a timely basis, if at all. The manufacturers that we utilize may not be able to provide us with sufficient quantities of our products, and the products supplied to us may not meet our specifications. Moreover, our contract manufacturers may not comply with regulatory requirements and keep their facilities validated and in good working order. Manufacturing at these facilities can be suspended and halted for lengthy periods of time by the FDA if these manufacturers do not comply with regulatory requirements. Additionally, modifications, enhancements or changes in manufacturing sites of approved products are subject to FDA approval that we may or may not be able to obtain and that may be subject to a lengthy application process.

      M.V.I. product line shortages existed in the mid-1990s due to third-party manufacturing problems, which were resolved in 2000 when AstraZeneca brought manufacturing of M.V.I.-12 in house. Additionally, in September 2001 after an FDA inspection of its facilities, our third party supplier of M.V.I.-Pediatric halted production of M.V.I.-Pediatric at its manufacturing facility as a result of its discovery of microbial growth in other products manufactured in the section of the facility used for the production of M.V.I.-Pediatric. This manufacturer resumed production of M.V.I.-Pediatric in February 2002 and experienced initial production problems. These problems have been resolved, and we began shipping some new products to our customers in April 2002. This product is currently not being manufactured at full production levels. We expect our third-party manufacturer will be operating at full production of our product by the end of the second quarter or early in the third quarter of 2002. The shutdown created temporary shortages in the marketplace. M.V.I.-Pediatric accounted for 31% of the M.V.I. product line sales in 2000 and 34% in 1999.

      Our acquired products are subject to interim supply agreements, each with terms generally not exceeding three years. After expiration of these contracts, our manufacturing costs could be higher and the move of the manufacturing of any of our products will cause us to incur significant start-up costs associated with that move. Additionally, any move of the manufacturing site of any of these products would require FDA approval of the new manufacturing facility. FDA approval, however, is not within our control, and we may not receive it for a long time, if at all.

      We are dependent on third parties for the supply of critical raw materials. Sales of our products are dependent on our ability to obtain FDA-approved supplies of raw materials, including active and inactive pharmaceutical ingredients, and packaging materials, at commercially acceptable prices and terms, in time to satisfy critical product development, testing, analytical and manufacturing activities, customer contracts, or our development plans. Generally, there are limited suppliers, and in most cases only one supplier, of a critical raw material. The FDA must approve the supply source of many ingredients for our products. The qualification of a new supply source could delay the manufacture of the drug involved. Arrangements with our foreign suppliers are subject to certain additional risks, including the availability of governmental clearances, export duties, political instability, currency fluctuations and restrictions on the transfer of funds. Any constraints on the supply of raw materials could materially and adversely affect our business, financial condition and results of operations.

      Novartis, which is manufacturing Brethine products for us under a supply agreement we entered into when we acquired the Brethine product line, maintains an inventory of the active ingredient, terbutaline sulfate, used to manufacture both the oral and injectable forms of the Brethine products. The supplier of this existing inventory, however, has stopped producing terbutaline sulfate. As a result, we have identified and are seeking FDA approval of a new supplier and are responding to FDA requests regarding the new supplier’s material. We believe the current inventory of terbutaline sulfate from the approved supplier is sufficient to continue to manufacture the oral form of Brethine to supply anticipated orders until September 2002 for one dosage strength and several months later for the other dosage strength and to manufacture the injectable form of Brethine to fill anticipated orders for several years. Novartis has acquired an inventory of terbutaline sulfate from the new supplier, but the Brethine products it manufactures for us with this material may not be sold until this new supplier is approved by the FDA. We believe that we will obtain approval of the new supplier prior to September 2002, but we may not receive this approval until much later, if at all. If the FDA does not approve the new supplier, we will not be able to supply one dosage strength of Brethine tablets to our customers after August 2002 and will not be able to supply the remaining oral dosage strength within several months after that. Sales of the oral form of Brethine accounted for approximately 65% of net sales of Brethine in 2001.

      We use, and are dependent on, a contract sales force and a contract distribution program. We have contracted with Ventiv Health U.S. Sales, Inc., a national pharmaceutical sales organization, to provide our sales force and product distribution support. Additionally, we have contracted with Integrated Commercialization Solutions, Inc., a national pharmaceutical product distribution company, to provide warehousing, product distribution, inventory tracking, customer service and financial administrative assistance related to our distribution program. The Ventiv agreement may be terminated by either party with 90 days’ written notice, and we provided notice of termination of this agreement in April 2002, effective July 2002. We intend to directly hire and manage our sales force, which we plan to significantly expand during the remainder of 2002. The Integrated Commercialization Solutions contract may be terminated by either party with 180 days’ written notice. We are currently dependent on the capabilities of these third parties to sell and distribute our products effectively and interact with our customers. We do not have extensive experience performing these functions ourselves and may suffer significant disruption if we have to do so earlier than we planned. The failure to adequately support our sales and distribution efforts or effectively manage our relationships with customers could have a material adverse effect on our business, financial condition and results of operations.

We encounter aggressive competition in all areas of our business.

      The pharmaceutical industry is highly competitive and innovative. Our branded products are in competition with branded products marketed and promoted by many other pharmaceutical companies, including large, fully integrated companies with financial, marketing, legal and product development resources substantially greater than ours. Additional competitors may emerge to compete directly with us for acquisitions of branded product lines, any of which could materially adversely affect our ability to successfully make additional acquisitions of branded product lines or our ability to sell our products on a successful basis. We also compete with pharmaceutical companies in developing, marketing and promoting our own internally developed pharmaceutical products. Because the sales prices of pharmaceutical products typically decline as competition increases, this competition could materially adversely affect us.

      Our branded products are subject to generic competition. There is no proprietary protection for most of the branded pharmaceutical products that we sell, and as a result our branded pharmaceutical products are or may become subject to competition from generic substitutes. These generic substitutes for our branded products are sold by competitors at significantly lower prices than branded products, due to the significantly lower costs associated with them. These generic products may be precisely identical, in every respect, to the higher-priced branded drugs we sell. In addition, governmental and other pressures, including from third-party payers such as health maintenance organizations, or HMOs, and health insurers to reduce pharmaceutical costs may result in physicians or pharmacies increasingly using generic substitutes for our products. Further, Congress is currently considering legislation that would, if enacted, reduce regulatory obstacles to approval of generic products. Additional state and federal legislation may be considered in the future that would adversely affect sales of branded pharmaceutical products in favor of generic products, such as laws more broadly mandating substitution of generic products for prescriptions written for branded products. Competition from generic products or additional legislation or regulatory developments favoring generic products could cause the revenues from our branded products to decrease significantly and could have a material and adverse effect on our business, financial condition and results of operations.

      Newly developed branded products could adversely affect the commercially valuable life of our products. The rapid product development and technological changes occurring in the pharmaceutical industry could render our branded products obsolete or uneconomical. New drugs to treat the conditions addressed by our products could emerge. For example, we believe that sales of Darvon and Darvocet decreased significantly in the early and mid-1990s, due to the introduction of Oxycontin and the COX-2 class of drugs, which were thought to be superior to Darvon and Darvocet. In fact, companies that sell or have sold us a particular product line could be developing a competing product line to replace the line they are selling or have sold to us. Our competitors also may be able to complete the product regulatory approval process before us and, therefore, begin marketing their products in advance of our products. Additionally, technological advances, which could affect the efficacy, approval, cost, production or marketing of products, could benefit our competitors without similarly aiding us. Our business, financial condition and results of operations could be materially and adversely affected by any one or more of these developments.

      Our fee-for-service business is subject to increasing competitive pressures. We are also subject to the impact of marketplace actions of our competitors in our fee-for-service business. For example, in the event of business difficulties or changes in market supply and demand for products, a competitor may decide to slash its prices or take other pricing or market actions in order to obtain new business at any price. These actions could disrupt the entire marketplace, resulting in potential reduced revenues, either from responsive pricing reductions or a reduction in customer contracts. This could adversely affect our business, financial condition and results of operations.

We may be unable to obtain government approval for our products or comply with government regulations relating to our business.

      The commercialization of pharmaceutical products is subject to extensive federal, state and local regulation in the United States and similar foreign regulation. We do not know the extent to which we may be affected by legislative and other regulatory actions and developments concerning various aspects of our operations, our products and the health care field generally. We do not know what effect changes in governmental regulation and other actions or decisions by governmental agencies may have on our business in the future. Any changes could require changes to manufacturing methods or facilities, expanded or different labeling, new approvals, the recall, replacement or discontinuance of certain products, additional record keeping, and expanded documentation of the properties of certain products and scientific substantiation. Any regulatory changes could have a material adverse effect on our business, financial condition and results of operations or our competitive position.

      The manufacturing, processing, formulation, packaging, labeling, distribution, importation, pricing, reimbursement and advertising of our products, and disposal of waste products arising from these activities, are also subject to regulation by the Drug Enforcement Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the U.S. Department of Agriculture, the Occupational Safety and Health Administration, the U.S. Environmental Protection Agency, the U.S. Customs Service and the Centers for Medicare and Medicaid Services, as well as state, local and foreign governments.

      We are required to obtain approval from the FDA based upon pre-clinical testing, clinical trials showing safety and effectiveness, chemistry and manufacturing control data, and other data and information before marketing most drug products. The generation of the required data is regulated by the FDA and can be time- consuming and expensive, and the results might not justify approval. Our FDA product filings may not be approved in a timely manner, if at all, and we may be unable to meet other regulatory requirements for our products. Pharmaceutical products also must be distributed, sampled, advertised and promoted in accordance with FDA requirements.

      Even if we are successful in obtaining all required pre-marketing approvals, post-marketing requirements and our failure to comply with other regulations could result in suspension or limitation of approvals. The FDA could also require reformulation of products during the post-marketing stage. For example, prior to our acquisition of the M.V.I. and Aquasol product lines, the FDA determined that M.V.I.-12, an adult multivitamin injectable product, must be reformulated (along with other similar adult multivitamin products) to include higher doses of Vitamins B1, B6, C and folic acid and to add Vitamin K. Our formulation development laboratory has been working closely with AstraZeneca on this reformulation, and we are hopeful that FDA approval of the reformulation can be obtained by the end of this year or early next year, although this approval could take longer and may never be obtained.

      All of our drugs must be manufactured in conformity with current Good Manufacturing Practice regulations, as interpreted and enforced by the FDA, and drug products subject to an FDA-approved application must be manufactured, processed, packaged, held and labeled in accordance with information contained in the application. Additionally, modifications, enhancements or changes in manufacturing sites of approved products are, in many circumstances, subject to FDA approval, which may be subject to a lengthy application process or which we may be unable to obtain. Our facilities, including the facilities used in our fee-for-service business, and those of our third-party manufacturers are periodically subject to inspection by the FDA and other governmental agencies, and operations at these facilities could be interrupted or halted if such inspections are unsatisfactory.

      Failure to comply with FDA or other governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production or distribution, suspension of the FDA’s review of our product applications, termination of ongoing research, disqualification of data for submission to regulatory authorities, enforcement actions, injunctions and criminal prosecution. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Although we have instituted internal compliance programs, if our compliance is deficient in any significant way, it could have a material adverse effect on us. Most of our suppliers are subject to similar regulations and periodic inspections.

      The federal health care program antikickback statute makes it illegal for anyone to knowingly and willfully make or receive “kickbacks” in return for any health care item or service reimbursed under any federally financed healthcare program. This statute applies to arrangements between pharmaceutical companies and the persons to whom they market, promote, sell and distribute their products. Federal false claims laws prohibit any person from knowingly making a false claim to the federal government for payment. Recently, several pharmaceutical companies have been prosecuted under these laws, even though they did not submit claims to government healthcare programs. The prosecutors alleged that they were inflating drug prices they report to pricing services, which are in turn used by the government to set Medicare and Medicaid reimbursement rates. Pharmaceutical companies also have been investigated or prosecuted under these laws for allegedly providing free products to customers with the expectation that the customers would bill federal programs for the products. Additionally, the majority of states have laws similar to the federal antikickback law and false claims laws. Sanctions under these federal and state laws include monetary penalties, exclusion from reimbursement for products under government programs, criminal fines and imprisonment. While we have internal policies and practices requiring and detailing compliance with the health care fraud and abuse laws and false claims laws, it is possible that some of our business practices could be subject to challenge under one or more of these laws, which could have a material adverse effect on our business, financial condition and results of operations.

      Additionally, our business involves the controlled storage, use and disposal of hazardous or highly potent materials and biological hazardous materials. We are subject to numerous environmental laws and regulations in the jurisdictions in which we operate. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply in all material respects with the standards prescribed by law and regulation in each of our locations, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable to governmental authorities or private parties for any damages that result, and the liability could exceed our resources. In addition, we may be held liable for costs associated with contamination of our currently or formerly occupied properties, or at other parties’ disposal sites where we disposed of hazardous wastes, even though this contamination may have been caused by third parties or the disposal may have complied with the regulatory requirements then in place. Current or future environmental laws and regulations, or adverse changes in the way current laws and regulations are interpreted or enforced, may materially adversely affect our business, financial condition and results of operations. We maintain liability insurance for some environmental risks that our management believes to be appropriate and in accordance with industry practice. However, we may incur liabilities beyond the limits or outside the coverage of our insurance and may not be able to maintain insurance on acceptable terms.

      In connection with our activities outside the U.S., we are subject to foreign regulatory requirements governing the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical products. These requirements vary from country to country. Even if FDA approval has been obtained for a product, approval by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. For example, some of our foreign operations are subject to regulations by the European Medicines Evaluations Agency and the U.K. Medicines Control Agency. The approval process may be more or less rigorous from country to country, and the time required for approval may be longer or shorter than that required in the U.S. Clinical studies conducted outside of any particular country may not be accepted by that country, and the approval of a pharmaceutical product in one country does not assure that the product will be approved in another country. In addition, regulatory agency approval of pricing is required in many countries and may be required for our marketing of any drug in those countries.

We are vulnerable to pressures from third-party payers.

      Our commercial success in product sales will depend on patients being reimbursed by third-party health care payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. For example, third-

party payers strenuously discourage use of branded products such as ours when generic substitutes are available. As a result, reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product acquisition and development. If adequate reimbursement levels are not provided, our business, financial condition and results of operations could be materially and adversely affected.

      The market for our products may be limited by actions of third-party payers. For example, many managed health care organizations are now limiting the pharmaceutical products that are on their lists of approved drugs. The resulting competition among pharmaceutical companies to place their products on these formulary lists has created a trend of downward pricing pressure in the industry. In addition, many managed care organizations are pursuing various ways to reduce pharmaceutical costs and are considering formulary contracts primarily with those pharmaceutical companies that can offer a broad line of products for a given class of therapy or disease, which we cannot do. Our products may not be included on the approved drug list of managed care organizations, and downward pricing pressures in the industry generally could materially and adversely impact our business, financial condition and results of operations.

      Additionally, a number of legislative and regulatory proposals aimed at reducing the costs of medical products and services have been enacted or proposed. For example, President Bush’s administration has recently proposed a program that would give Medicare beneficiaries the right to purchase a discount card for a nominal fee. The discount card would entitle the purchaser to receive pre-negotiated discounts on certain prescription drugs. Additionally, certain state governments have enacted legislation that seeks to reduce the price paid by Medicaid recipients for prescription drugs. In Florida, pharmaceutical companies that sell to state Medicaid programs are now required to offer rebates in addition to the already discounted prices mandated by federal law, and a new program in Michigan is designed to force pharmaceutical companies to reduce the prices of their prescription drugs to be placed on the state’s preferred list of drugs eligible for Medicaid reimbursement. A number of states are considering additional legislation and other measures that would, if enacted, further adversely affect revenues from the sale of branded drugs, for example, through limits on the purchase of branded drugs by state institutions and restrictions on reimbursement for branded drugs in programs subject to state jurisdiction. Additionally, several large pharmaceutical companies have recently adopted discount plans for the elderly. Our business, financial condition and results of operations could be materially and adversely affected if recently established or future legislative or regulatory programs that are designed to reduce the costs of medical products and services are effective or require consumers to use generic substitutes for our branded products.

Our success is dependent upon a limited number of key product lines, which means that any unfavorable developments with respect to any one product line could materially and adversely affect us.

      We have a significant investment in a limited number of key product lines. Each of our branded product lines, and particularly Darvon and Darvocet, will represent a significant portion of our total product sales for the foreseeable future. On a pro forma basis as if we had completed the product line acquisition on January 1, 2001, sales of Darvon and Darvocet would have represented 26% of our net revenues and 37% of our gross margin dollars for 2001. Accordingly, any factor adversely affecting sales of any of our branded products, such as any problem with their safety or efficacy, could have a material adverse effect on our business, financial condition and results of operations. In addition, any perceived problems with our products could have a similar material adverse effect. We are aware of press and consumer advocate reports challenging the safety of Darvon and Darvocet, alleging that these products are addictive, not effective and have caused fatalities in the case of overdoses. Challenges to the safety and efficacy of Darvon and Darvocet could have a material adverse effect on our business, financial condition and results of operations.

Consolidation of the distribution network for our pharmaceutical products could result in reduced product purchases and increased product returns by our customers.

      The distribution network for pharmaceutical products has in recent years been subject to increasing consolidation. As a result, a few large wholesale distributors control a significant share of the market.

These large, well-established distributors are NeoSan’s primary customers. We anticipate that as NeoSan’s business expands, some of these wholesalers and distributors may become significant customers accounting for 10% or more of our consolidated net revenues. We have experienced concentration of business in our other business units in the past, and in 2001 and 2000 the same customer and its affiliates accounted for approximately 15% of our consolidated net revenues. This consolidation trend could cause our distributors to stop carrying or reduce their inventory levels of our products, return our products or reduce our product offerings. For example, many pharmacies do not carry Darvon and Darvocet, instead carrying only generic substitutes. Additionally, there could be negative developments with any of these distributors or any of them could have financial difficulties. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

The product line and pro forma information included in this prospectus is based on estimates and assumptions and may not necessarily be indicative of our actual revenues and costs.

      Prior to our acquisition, the M.V.I., Aquasol, Brethine, Darvon and Darvocet product lines were owned by large pharmaceutical companies with an extensive portfolio of pharmaceutical products. As a result, these companies never created financial statements or systems designed to track the profitability of these product lines separately. The product line financial statements contained in this prospectus were created and audited after the periods and dates they reflect and provide only limited line item and note disclosure. As a result, these product line financial statements have a limited value for determining the financial consequences of owning the brands they represent and may not be indicative of the actual sales and costs that would have resulted if we had owned the product lines for the periods presented.

      The pro forma financial information included in this prospectus is based upon the historical financial information set forth in these product line financial statements and on estimated costs to be incurred by NeoSan for selling, general and administrative, and research and development expenses. While we believe that our assumptions are reasonable, our actual costs may not be the same.

      On a pro forma basis as if we had acquired the M.V.I., Aquasol, Brethine, Darvon and Darvocet product lines on January 1, 2001, these product lines would have represented 49% of our total net revenues and 92% of net revenues from product sales in 2001 and Darvon and Darvocet would have represented 26% of our total net revenues and 48% of net revenues from product sales in 2001. Net sales of Darvon and Darvocet in the five months prior to our acquisition of them decreased significantly compared to average monthly net sales in 2001, 2000 and 1999. If sales of these products continue at the levels for the five-month period prior to our acquisition of them, annual product sales of Darvon and Darvocet will be approximately $40 million, or 36% less than the amount shown in the Unaudited Pro Forma Consolidated Financial Statements on pages 29 through 37 of this prospectus.

      Additionally, we will probably move manufacturing of our products to new sites. This will involve costs and require FDA approval of the new manufacturing facilities. We may not receive this FDA approval for a long time, if at all. Neither our pro forma financial statements, which use the prices in our supply contracts, nor the product line financial statements, which use the seller’s estimated actual direct manufacturing costs, include or estimate the possibility of these higher costs. Therefore, the unaudited pro forma consolidated financial statements do not represent what our results of operations would actually have been if the events described therein had in fact occurred on the date indicated or project our results of operations for any future period. For all these reasons, investors should not place undue reliance on the product line financial statements or the pro forma financial data contained in this prospectus.

Product liability claims or product recalls could harm our business, financial condition and results of operations.

      We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse effects. Such risks will exist even with respect to those products that receive regulatory approval for commercial sale. While we take what we believe are appropriate precautions, we may not be able to avoid significant product liability exposure. We currently have product liability insurance in the amount of $10 million for aggregate annual claims. This insurance is subject to significant limitations, including a $100,000 deductible per incident, among other things. This level of insurance coverage, however, may not be sufficient to cover all potential claims against us or involving our products. Also, adequate insurance coverage may not be available in the future at acceptable costs, if at all. When we acquire or develop new products, we cannot assure you that additional liability insurance coverage for these new products will be available on acceptable terms, if at all. Although we have yet to face a product liability claim, the assertion of this type of claim could have a material adverse affect on our business, financial condition and results of operations.

      Product recalls may be issued at our discretion or at the discretion of the FDA, other government agencies or others having regulatory authority for pharmaceutical product sales. For example, we initiated a recall of one batch of M.V.I.-Pediatric manufactured in April 2001, even though we do not believe that we are legally responsible because we did not own the product when this batch was manufactured. We believe that none of the recalled product remains in the market. Any product recall could materially adversely affect our business, financial condition and results of operations.

We may be unable to secure or enforce adequate intellectual property rights to protect the new products or technologies we develop, and our existing intellectual property rights may not be adequate to protect us or provide us with a competitive advantage.

      Our ability to successfully commercialize new branded products or technologies is dependent upon our ability to secure and enforce strong intellectual property rights, generally patents, and we may be unable to do so. To obtain patent protection we must be able to successfully persuade the U.S. Patent and Trademark Office and its foreign counterparts to issue patents on a timely basis and possibly in the face of third party challenges. Even if we are granted a patent, our rights may later be challenged or circumvented by third parties. The issuance of a patent is not conclusive as to its validity or enforceability. In addition, from time to time, we have received notices from third parties regarding patent claims against us. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management’s attention and resources, and cause us to incur significant expenses. In addition, any potential intellectual property litigation could require that we stop selling our products, obtain a license from the owner to sell or use the relevant intellectual property, which we may not be able to obtain on favorable terms, if at all, or modify our products to avoid using the relevant intellectual property. In the event of a successful claim of infringement against us, our business, financial condition and results of operations could be materially and adversely affected.

      Additionally, we also rely on trade secrets and other unprotected proprietary knowledge, which we generally seek to protect by confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, licensees and other companies. These agreements, however, may be breached, may not be enforceable or we may not have adequate remedies for a breach by the other party. Additionally, our trade secrets may become known by our competitors. Parties to those agreements may claim rights to intellectual property arising out of their work. The disclosure or misappropriation of our intellectual property for any of these reasons could materially and adversely affect our business, financial condition or results of operations.

     We depend on key personnel.

      We are highly dependent on key personnel, and the loss of any of them, particularly Frederick D. Sancilio, Ph.D., our Chairman and Chief Executive Officer, would be disruptive and could materially and adversely affect our business and prospects for success. Although we believe that we are adequately staffed in key positions and that we will be successful in retaining skilled and experienced management, operational and scientific personnel, we cannot assure you that we will be able to attract and retain such personnel on acceptable terms. The loss of the services of key scientific, technical and management personnel could have a material adverse effect on us, especially in light of our recent growth. We do not maintain key-person life insurance on, or have any employment agreements with, any of our executives other than Dr. Sancilio.

A significant portion of our facilities are located in areas susceptible to hurricanes and major storm damage.

      A significant portion of our research and development facilities, our corporate headquarters and other critical business operations and some of our key suppliers are located in geographic areas that have had, and are likely to continue to have, hurricanes and major storms. Although we maintain business interruption and other insurance coverage, this coverage is subject to significant limitations and deductibles and may not be sufficient to offset the impact to our operations and infrastructure caused by future hurricanes and storms.

USE OF PROCEEDS

      This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

      The net proceeds that we received from the sale of the original notes on March 28, 2002 (after deduction of discounts, fees and certain other expenses associated with the sale of the original notes) were approximately $167.9 million. We used the net proceeds to fund a portion of the purchase price for the acquisition of the U.S. rights to the Darvon and Darvocet branded line of pain products from Eli Lilly and Company as described under “Business — Darvon and Darvocet Acquisition.”

CAPITALIZATION

      The following table shows our unaudited capitalization as of March 31, 2002. You should read this table in connection with “Use of Proceeds,” “Selected Historical Financial Data,” “Description of Senior Credit Facilities” and the financial statements and related notes appearing in the back of this prospectus.

As of
March 31,
2002

Actual

(Unaudited)
Cash and cash equivalents	$6,551

Total debt:
Senior credit facilities(1)	$149,400
Other long-term debt	896

Total senior debt	150,296
Senior subordinated notes(2)	173,856

Total debt	324,152
Total stockholders’ equity	74,920

Total capitalization	$399,072

(1)	Net of original issue discount of $1.1 million to the initial purchasers of the original notes.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated.

Years Ended December 31,										Three Months Ended

										March 31,		March 31,
1997		1998		1999		2000		2001		2001		2002

(—)	x	(—)	x	(—)	x	1.1	x	3.3	x	3.7	x	2.8	x

      This ratio is computed by dividing earnings by fixed charges. Earnings are computed as the sum of (i) income (loss) before income taxes and cumulative effect of accounting change and (ii) fixed charges (as described below). Fixed charges are computed as the sum of (i) interest expense, (ii) amortization of deferred financing costs, such as premiums, discounts and capitalized expenses related to indebtedness, and (iii) an estimate of the interest within rental expense.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2001 and for the Year Ended December 31, 2001

Background

      The following unaudited pro forma consolidated financial statements are based on our historical consolidated financial statements included in the back of this prospectus, adjusted to give pro forma effect to the following acquisition and financing transactions:

•	the acquisition of the M.V.I. and Aquasol branded product lines on August 17, 2001;

•	the acquisition of the Brethine branded product line on December 13, 2001;

•	the acquisition of the Darvon and Darvocet branded product lines and related inventories on March 28, 2002;

•	the receipt of $167.9 million of net proceeds from the sale on March 28, 2002 of our original notes;

•	the receipt of $142.4 million of borrowings under our senior credit facilities on March 28, 2002;

•	the repayment on March 28, 2002 of all amounts outstanding under our prior senior credit facilities; and

•	our purchase on March 28, 2002 of the assets leased under a tax retention operating lease.

      The unaudited pro forma consolidated balance sheet as of December 31, 2001 gives effect to our acquisition of the Darvon and Darvocet branded product lines, as if this acquisition and the related financing transactions had occurred on December 31, 2001. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2001 gives effect to each of the acquisition transactions and financing transactions as if each had occurred on January 1, 2001. Adjustments have been made to these unaudited pro forma consolidated financial statements. These adjustments are based upon information available to us and certain assumptions that we believe are reasonable. These unaudited pro forma consolidated financial statements do not purport to represent what our results of operations or financial condition would actually have been if the transactions in fact occurred on such dates, nor do they purport to project our results of operations or financial condition for any future period or date. The information set forth below should be read together with the other information contained under captions “Risk Factors — The product line and pro forma financial information included in this prospectus is based on estimates and assumptions and may not necessarily be indicative of our actual revenues and costs,” “Use of Proceeds,” “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other financial statements and related notes included in the back of this prospectus.

      The M.V.I., Aquasol, Brethine, Darvon and Darvocet acquisitions were accounted for under the purchase method of accounting.

aaiPharma Inc.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of December 31, 2001

	aaiPharma			Pro
	Actual	Adjustments		Forma

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$6,371	$—		$6,371
Accounts receivable, net	26,594	—		26,594
Work-in-progress	10,464	—		10,464
Inventories	9,057	1,400	(1)	10,457
Prepaid and other current assets	5,972	1,155	(2)	7,127

Total current assets	58,458	2,555		61,013
Property and equipment, net	37,035	14,145	(3)	51,180
Goodwill and other intangibles, net	88,504	210,000	(4)	298,504
Other assets	12,289	5,102	(5)	17,391

Total assets	$196,286	$231,802		$428,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of senior credit facilities	$—	$5,000	(6)	$5,000
Accounts payable	15,444	—		15,444
Customer advances	13,349	—		13,349
Accrued wages and benefits	3,879	—		3,879
Other accrued liabilities	5,293	(2,257	)(7)	3,036

Total current liabilities	37,965	2,743		40,708
Long-term debt, less current portion	78,878	(78,000	)(8)	878
Senior credit facilities	—	137,425	(9)	137,425
Senior subordinated notes	—	173,855	(10)	173,855
Other liabilities	224	—		224
Redeemable warrants	2,855	—		2,855
Stockholders’ equity:
Common stock	18	—		18
Paid-in capital	75,233	—		75,233
Retained earnings (accumulated deficit)	3,278	(4,221	)(11)	(943)
Accumulated other comprehensive losses	(2,165)	—		(2,165)

Total stockholders’ equity	76,364	(4,221)		72,143

Total liabilities and stockholders’ equity	$196,286	$231,802		$428,088

See accompanying notes to unaudited pro forma consolidated balance sheet.

aaiPharma Inc.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(In thousands)

(1)	To reflect an adjustment to record inventories acquired in the acquisition of the Darvon and Darvocet product lines	$1,400

(2)	To reflect adjustments:
	To record the current portion of deferred financing costs related to the issuance of our original notes and our senior credit facilities	$2,097
	To eliminate the current portion of unamortized deferred financing costs related to our prior credit facilities	(1,499)
	To record the income tax benefit related to the write-off of deferred financing costs from our prior credit facilities	557

		$1,155

(3)	To reflect an adjustment to record the assets purchased under our terminated tax retention operating lease	$14,145

(4)	To reflect an adjustment to record the intangible assets associated with the acquisition of the Darvon and Darvocet product lines from Eli Lilly; this amount may be reduced if revenues from these products do not meet certain levels after the acquisition is completed	$210,000

(5)	To reflect adjustments:
	To record the noncurrent portion of deferred financing costs related to the issuance of our original notes and our senior credit facilities	$10,638
	To eliminate the noncurrent portion of unamortized deferred financing costs related to our prior senior credit facilities	(5,536)

		$5,102

(6)	To reflect an adjustment to record the current maturities of borrowings under our senior credit facilities	$5,000

(7)	To reflect an adjustment to record the income tax benefit related to the write-off of deferred financing costs from our prior senior credit facilities	$(2,257)

(8)	To reflect an adjustment to record repayment of amounts outstanding under our prior credit facilities	$(78,000)

(9)	To reflect an adjustment to record the long-term portion of borrowings under our senior credit facilities	$137,425

(10)	To reflect an adjustment to record the issuance of our original notes, net of the original issue discount of $1.1 million	$173,855

(11)	To reflect an adjustment to record the write-off of deferred financing costs related to our prior senior credit facilities, net of tax at an effective rate of 40%	$(4,221)

aaiPharma Inc.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2001
(In thousands)

		Pro Forma
		for the	Darvon and	Darvon and
		Completed	Darvocet	Darvocet
	aaiPharma	Product Line	Product Line	Acquisition
	Actual	Acquisitions(1)	Actual(2)	Adjustments		Pro Forma

Product sales	$27,448	$67,195	$62,902	$—		$130,097
Product development	20,426	20,426	—	—		20,426
Research revenues:
Non-clinical	64,262	64,262	—	—		64,262
Clinical	28,937	28,937	—	—		28,937

	93,199	93,199	—	—		93,199

Net revenues	141,073	180,820	62,902	—		243,722

Operating costs and expenses:
Direct costs	70,372	83,469	5,319	482	(3)	89,270
Selling	13,974	18,373	—	6,061	(4)	24,434
General and administrative	30,524	32,763	—	4,247	(5)	37,010
Research and development	10,851	12,501	—	1,000	(6)	13,501
Direct pharmaceutical start-up costs	2,123	2,123	—	—		2,123

	127,844	149,229	5,319	11,790		166,338

Income (loss) from operations	13,229	31,591	57,583	(11,790)		77,384
Other income (expense):
Interest, net	(3,646)	(8,278)	—	(24,881	)(7)	(33,159)
Other	(444)	(444)	—	—		(444)

	(4,090)	(8,722)	—	(24,881)		(33,603)

Income (loss) before income taxes	9,139	22,869	57,583	(36,671)		43,781
Provision for income taxes	3,199	8,691	—	8,365	(8)	17,056

Net income (loss)	$5,940	$14,178	$57,583	$(45,036)		$26,725

EBITDA(9)	$20,984	$39,841	$57,583	$(9,040)		$88,384

See accompanying notes to unaudited pro forma consolidated statement of operations.

aaiPharma Inc.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(1)	The following table presents our unaudited pro forma consolidated statement of operations for the product line acquisitions we completed in 2001.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Completed Product Line Acquisitions
For the Year Ended December 31, 2001
(In thousands)

						Pro Forma
						for our
		M.V.I.				Completed
		and				Product
	aaiPharma	Aquasol	Brethine	Pro Forma		Line
	Actual	Actual(a)	Actual(b)	Adjustments		Acquisitions

Product sales	$27,448	$24,559	$15,188	$—		$67,195
Product development	20,426	—	—	—		20,426
Research revenues:
Non-clinical	64,262	—	—	—		64,262
Clinical	28,937	—	—	—		28,937

	93,199	—	—	—		93,199

Net revenues	141,073	24,559	15,188	—		180,820

Operating costs and expenses:
Direct costs	70,372	13,373	3,749	(4,025	)(c)	83,469
Selling	13,974	1,170	—	3,229	(d)	18,373
General and administrative	30,524	460	—	1,779	(e)	32,763
Research and development	10,851	—	—	1,650	(f)	12,501
Direct pharmaceutical start-up costs	2,123	—	—	—		2,123

	127,844	15,003	3,749	2,633		149,229

Income (loss) from operations	13,229	9,556	11,439	(2,633)		31,591
Other income (expense):
Interest, net	(3,646)	—	—	(4,632	)(g)	(8,278)
Other	(444)	—	—	—		(444)

	(4,090)	—	—	(4,632)		(8,722)

Income (loss) before income taxes	9,139	9,556	11,439	(7,265)		22,869
Provision for income taxes	3,199	—	—	5,492	(h)	8,691

Net income (loss)	$5,940	$9,556	$11,439	$(12,757)		$14,178

EBITDA(i)	$20,984	$9,556	$11,439	$(2,138)		$39,841

(a)	Represents the historical statement of revenues and direct expenses for the M.V.I. and Aquasol product lines for the period prior to the acquisition on August 17, 2001.
(b)	Represents the historical statement of product contribution for the Brethine product line for the period prior to the acquisition on December 13, 2001.
(c)	Direct costs for each product line have been adjusted to reflect estimated costs that would have been incurred by us as follows:
	Adjustment to M.V.I. and Aquasol cost of goods sold to reflect estimated reduction in costs due to contractually determined prices under our supply agreements:
	Estimated cost of goods under supply agreements	$10,362
	Cost of goods sold as reported by AstraZeneca	13,373

	Pro forma decrease in direct costs	(3,011)

	Adjustment to Brethine cost of goods sold to reflect estimated reduction in costs due to contractually determined prices under our supply agreements and the elimination of royalties incurred by Novartis and not incurred by us subsequent to acquisition:
	Estimated cost of goods under supply agreements	2,735
	Cost of sales as reported by Novartis	2,928

		(193)
	Less royalty expense reported by Novartis	(821)

	Pro forma decrease in direct costs	(1,014)

	Total direct cost adjustment for our product line acquisitions completed in 2001	$(4,025)

(d)	We calculated the estimated selling expenses for each of the product lines based on the estimated costs to be incurred by NeoSan’s direct sales force, and compared those amounts to the selling expenses reported in the historical financial information for the respective product lines as follows:
	Adjustment to M.V.I. and Aquasol selling expense to reflect estimated costs that would be representative of the selling activities of our NeoSan business unit:
	Estimated selling expense under NeoSan	$3,998
	Selling and other expenses plus drug development expenses reported by AstraZeneca	1,170

	Pro forma increase in selling expense	2,828

	Adjustment to Brethine selling expense to reflect estimated costs that would be representative of the selling activities of our NeoSan business unit:
	Estimated selling expense under NeoSan	401
	Selling expenses reported by Novartis	—

	Pro forma increase in selling expense	401

	Total selling expense adjustment for our product line acquisitions completed in 2001	$3,229

(e)	Adjustment to M.V.I. and Aquasol general and administrative expense to reflect estimated costs that would be representative of our NeoSan business unit. We have determined that the specifically identifiable intangible assets obtained through the M.V.I. and Aquasol product line acquisition have indefinite lives and therefore are not amortized:
	Estimated general and administrative expense under NeoSan	$1,440
	Amortization expense reported by AstraZeneca	460

	Pro forma increase in general and administrative expense	980

	Adjustment to Brethine general and administrative expense to reflect estimated costs that would be representative of our NeoSan business unit:
	Estimated general and administrative expense under NeoSan	304
	General and administrative expense reported by Novartis	—

	Pro forma increase in general and administrative expense	304

	Adjustment to reflect amortization of $9.9 million of specifically identifiable intangible assets obtained through the Brethine product line acquisition. This amount reflects amortization over 20 years.	495

	Total general and administrative expense adjustment for our product line acquisitions completed in 2001	$1,779

(f)	Estimated research and development spending to develop line extensions for our acquired products:
	M.V.I. and Aquasol	$1,200
	Brethine	450

	Total research and development expense adjustment for our product line acquisitions completed in 2001	$1,650

(g)	Adjustment to reflect the additional net interest expense under the pro forma debt incurred for the acquisition of the M.V.I., Aquasol and Brethine product lines reflecting a full year of interest and debt cost under our existing senior credit facilities:
	Prior senior credit facilities	$6,779
	Amortization of financing fees related to the above item	1,499

	Pro forma interest expense, net for our product line acquisitions completed in 2001	8,278
	Less: Actual interest for 2001	(3,646)

	Total interest expense, net adjustment for our product line acquisitions completed in 2001	$4,632

(h)	Adjustment to reflect a 40% effective tax rate applied to the incremental pro forma income (loss) before income taxes. A reconciliation of the statutory tax rate to the assumed pro forma tax rate is provided as follows:
	Federal statutory rate	35%
	State taxes, net of federal benefit	4%
	Other	1%

	Total	40%

(i)	We define EBITDA as the sum of income (loss) from operations and depreciation and amortization. We included this measurement because we believe that some investors will find it to be useful in measuring our ability to meet debt service, capital expenditure and working capital requirements. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, income (loss) from operations or other traditional indicators of operating performance and net cash provided by (used in) operating activities determined in accordance with generally accepted accounting principles. In addition, companies define EBITDA differently, and our definition of EBITDA may not be comparable to that of other companies.

(2)	Represents the historical statement of product contribution for the Darvon and Darvocet product lines for the period presented.

(3)	Adjustment to the Darvon and Darvocet cost of goods sold to reflect estimated higher costs due to contractually determined prices under our supply agreements:
	Estimated cost of goods under supply agreements	$5,801
	Standard cost of sales as reported by Eli Lilly	5,319

	Pro forma increase in direct costs	$482

(4)	Adjustment to Darvon and Darvocet selling expense to reflect estimated costs that would be representative of the selling activities of our NeoSan business unit:
	Estimated selling expense under NeoSan	$6,061
	Selling expense reported by Eli Lilly	—

	Pro forma increase in selling expense	$6,061

(5)	Adjustment to Darvon and Darvocet general and administrative expense to reflect estimated costs that would be representative of our NeoSan business unit, including assumed amortization of $55.0 million in intangible assets over 20 years:
	Estimated general and administrative expense under NeoSan	$1,497
	General and administrative expense reported by Eli Lilly	—

		1,497
	Amortization of intangible assets acquired	2,750

	Pro forma increase in general and administrative expense	$4,247

(6)	Estimated research and development spending to develop line extensions for our Darvon
	and Darvocet acquired products.	$1,000

(7)	Adjustment to reflect the additional net interest expense under the pro forma debt incurred under our original notes and the additional borrowings under our senior credit facilities at the rates indicated below, assuming the repayment of our prior senior credit facilities, as if these financings were completed on January 1, 2001:
	Repayment of our prior senior credit facilities:
	Interest incurred on our prior senior credit facilities	$(6,779)
	Amortization of financing fees associated with our prior senior credit facilities	(1,499)

		(8,278)

	Additional borrowings:
	Senior term loan of $100 million at LIBOR plus 4.5% per annum	8,220
	Outstanding portion of senior revolver of $42.4 million at LIBOR plus 3.75% per annum	3,169
	Original notes of $175 million at 11% per annum	19,250
	Amortization of original issue discount related to original notes	143
	Amortization of financing fees related to the above items	2,097
	Other debt related interest costs	280

		33,159

	Pro forma increase in interest expense	$24,881

	If the variable interest rates used above increase or decrease by 50 basis points, the annualized effect of that change would be to increase or decrease interest expense by $0.7 million.
	Does not give effect to our repurchase on March 27, 2002 of outstanding redeemable warrants for approximately $3.8 million. Had we borrowed $3.8 million under our senior revolver to fund the purchase of these warrants on January 1, 2001, our pro forma net interest expense would have increased by approximately $0.3 million in 2001.
(8)	Adjustment to reflect a 40% effective tax rate applied to the incremental pro forma income (loss) before income taxes. A reconciliation of the statutory tax rate to the assumed pro forma tax rate is provided as follows:
	Federal statutory rate	35%
	State taxes, net of federal benefit	4%
	Other	1%

	Total	40%

(9)	We define EBITDA as the sum of income (loss) from operations and depreciation and amortization. We included this measurement because we believe that some investors will find it to be useful in measuring our ability to meet debt service, capital expenditure and working capital requirements. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, income (loss) from operations or other traditional indicators of operating performance and net cash provided by (used in) operating activities determined in accordance with generally accepted accounting principles. In addition, companies define EBITDA differently, and our definition of EBITDA may not be comparable to that of other companies.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2002

Background

      The following unaudited pro forma consolidated statement of operations is based on our historical consolidated financial statements included in the back of this prospectus, adjusted to give pro forma effect to the acquisition of the Darvon and Darvocet branded product lines and related inventories on March 28, 2002, as if this acquisition had occurred on January 1, 2002. Adjustments have been made to this pro forma statement of operations. These adjustments are based on information available to us and certain assumptions that we believe are reasonable. This unaudited pro forma consolidated statement of operations does not purport to represent what our results of operations or financial condition would have been if this acquisition in fact had occurred on January 1, 2002, nor does it purport to project our results of operations or financial condition for any future period or date. The information set forth below should be read together with the other information contained under captions “Risk Factors — The product line and pro forma financial information included in this prospectus is based on estimates and assumptions and may not necessarily be indicative of our actual revenues and costs,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other financial statements and related notes included in the back of this prospectus. The Darvon and Darvocet acquisition was accounted for under the purchase method of accounting.

aai Pharma Inc.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2002
(In thousands)

		Darvon and	Darvon and
		Darvocet	Darvocet
	aaiPharma	Product Line	Acquisition
	Actual	Actual(1)	Adjustments		Pro Forma

Product sales	$20,177	$9,732	$—		$29,909
Product development	2,135	—	—		2,135
Research revenues:
Non-clinical	16,877	—	—		16,877
Clinical	6,431	—	—		6,431

	23,308	—	—		23,308

Net revenues	45,620	9,732	—		55,352

Operating costs and expenses:
Direct costs	22,224	873	25	(2)	23,122
Selling	4,317	—	938	(3)	5,255
General and administrative	9,543	—	920	(4)	10,463
Research and development	4,477	—	250	(5)	4,727

	40,561	873	2,133		43,567

Income from operations	5,059	8,859	(2,133)		11,785
Other income (expense):
Interest, net	(1,823)	—	(5,845	)(6)	(7,668)
Other	134	—	—		134

	(1,689)	—	(5,845)		(7,534)

Income before income taxes	3,370	8,859	(7,978)		4,251
Provision for income taxes	1,281	—	353	(7)	1,634

Income before extraordinary loss	2,089	8,859	(8,331)		2,617
Extraordinary loss	(5,339)	—	—		(5,339)

Net income	$(3,250)	$8,859	$(8,331)		$(2,722)

EBITDA(8)	$6,860	$8,859	$(1,445)		$14,274

aaiPharma Inc.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(1)	Represents the historical statement of product contribution for the Darvon and Darvocet product lines for the period presented.
(2)	Adjustment to the Darvon and Darvocet cost of goods sold to reflect estimated higher costs due to contractually determined prices under our supply agreements:
	Estimated cost of goods under supply agreements	$898
	Standard cost of sales as reported by Eli Lilly	873

	Pro forma increase in direct costs	$25

(3)	Adjustment to Darvon and Darvocet selling expense to reflect estimated costs that would be representative of the selling activities of our NeoSan business unit:
	Estimated selling expense under NeoSan	$938
	Selling expense reported by Eli Lilly	—

	Pro forma increase in selling expense	$938

(4)	Adjustment to Darvon and Darvocet general and administrative expense to reflect estimated costs that would be representative of our NeoSan business unit, including assumed amortization of $55.0 million in intangible assets over 20 years:
	Estimated general and administrative expense under NeoSan	$232
	General and administrative expense reported by Eli Lilly	—

		232
	Amortization of intangible assets acquired	688

	Pro forma increase in general and administrative expense	$920

(5)	Estimated research and development spending to develop line extensions for our Darvon and Darvocet acquired products.	$250

(6)	Adjustment to reflect the additional net interest expense under the pro forma debt incurred under our original notes and the additional borrowings under our senior credit facilities at the rates indicated below, assuming the repayment of our prior senior credit facilities, as if these financings were completed on January 1, 2002:
	Repayment of our prior senior credit facilities:
	Interest incurred on our prior senior credit facilities	$(1,671)
	Amortization of financing fees associated with our prior senior credit facilities	(152)

		(1,823)

	Additional borrowings:
	Senior term loan of $100 million at LIBOR plus 4.5% per annum	1,592
	Outstanding portion of senior revolver of $49.4 million at LIBOR plus 3.75% per annum	693
	Original notes of $175 million at 11% per annum	4,813
	Amortization of financing fees related to the above items	500
	Other debt related interest costs	70

		7,668

	Pro forma increase in interest expense	$5,845

	If the variable interest rates used above increase or decrease by 50 basis points, the annualized effect of that change would be to increase or decrease interest expense by $0.2 million.

(7)	Adjustment to reflect a 40% effective tax rate applied to the incremental pro forma income (loss) before income taxes. A reconciliation of the statutory tax rate to the assumed pro forma tax rate is provided as follows:
	Federal statutory rate	35%
	State taxes, net of federal benefit	4%
	Other	1%

	Total	40%

(8)	We define EBITDA as the sum of income (loss) from operations and depreciation and amortization. We included this measurement because we believe that some investors will find it to be useful in measuring our ability to meet debt service, capital expenditure and working capital requirements. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, income (loss) from operations or other traditional indicators of operating performance and net cash provided by (used in) operating activities determined in accordance with generally accepted accounting principles. In addition, companies define EBITDA differently, and our definition of EBITDA may not be comparable to that of other companies.

SELECTED HISTORICAL FINANCIAL DATA

      The following table sets forth our selected historical consolidated financial data for 1997, 1998, 1999, 2000 and 2001 and the three months ended March 31, 2001 and 2002 and have been derived from our consolidated financial statements. These statements for the full years have been audited by Ernst & Young LLP, independent auditors. These statements for the three-month periods have not been audited.

      The selected historical financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and other financial information appearing in the back of this prospectus.

Three Months
Years Ended December 31,	Ended March 31,

1997	1998	1999	2000	2001	2001	2002

(In thousands, except per share amounts)	(Unaudited)
Statement of Operations Data:
Net revenues	$80,105	$98,243	$102,175	$104,245	$141,073	$30,197	$45,620
Direct costs	42,667	50,833	56,139	50,955	70,372	15,449	22,224
Selling	9,539	9,953	12,160	11,891	13,974	2,838	4,317
General and administrative	18,643	21,724	25,186	27,144	30,524	7,743	9,543
Research and development	7,791	6,130	11,072	12,221	10,851	2,342	4,477
Direct pharmaceutical start-up costs	—	—	—	—	2,123	644	—
Transaction, integration and restructuring costs(1)	—	—	6,400	—	—	—	—

Income (loss) from operations	1,465	9,603	(8,782)	2,034	13,229	1,181	5,059
Interest income (expense), net	690	270	(1,256)	(2,134)	(3,646)	(383)	(1,823)
Other income (expense), net	685	232	(153)	218	(444)	276	134

Income (loss) before income taxes, extraordinary loss and cumulative effect of accounting change	2,840	10,105	(10,191)	118	9,139	1,074	3,370
Provision for (benefit from) income taxes	342	3,567	(2,278)	(441)	3,199	258	1,281
Extraordinary loss, net of tax benefit	—	—	—	—	—	—	(5,339)
Cumulative effect of a change in accounting principle, net of taxes	—	—	—	(961)	—	—	—

Net income (loss)	$2,498	$6,538	$(7,913)	$(402)	$5,940	$816	$(3,250)

Balance Sheet Data:
Cash and cash equivalents	$27,436	$12,299	$1,988	$1,225	$6,371	$6,371	$6,551
Working capital	32,523	26,160	6,507	10,558	20,493	20,493	25,267
Goodwill and other intangibles, net	13,747	15,509	13,040	11,266	88,504	88,504	299,920
Total assets	108,768	121,252	123,558	112,151	196,286	196,286	434,409
Total debt	14,501	14,788	29,324	17,393	78,878	78,878	324,152
Redeemable warrants	—	—	—	—	2,855	—	—
Total stockholders’ equity	67,411	75,122	66,558	65,721	76,364	76,364	74,920
Other Financial Data:
EBITDA(2)	$7,255	$14,997	$4,866	$9,287	$20,984	$2,977	$6,860
EBITDA margin(2)	9.1%	15.3%	4.8%	8.9%	14.9%	9.9%	15.0%
Depreciation and amortization	$5,790	$5,394	$7,248	$7,253	$7,755	$1,796	$1,801
Net interest expense (income)	(690)	(270)	1,256	2,134	3,646	383	1,823
Cash interest expense	1,225	1,090	1,264	2,312	2,719	245	1,776
Capital expenditures	11,399	14,636	13,487	4,586	6,315	1,038	1,549	(4)
Net cash provided by (used in) operating activities	(13,386)	2,666	(12,744)	14,704	20,351	(686)	(19,605)
Net cash provided by (used in) investing activities	(5,924)	(18,645)	(13,640)	(3,945)	(81,751)	1,936	(227,464)
Net cash provided by (used in) financing activities	2,293	(739)	16,200	(11,500)	66,553	(814)	247,264
Ratio of earnings to fixed charges(3)	—	—	—	1.1	x	3.3	x	2.8	x	3.7	x

(1)	In connection with a merger with Medical & Technical Research Associates, Inc. in 1999, which we accounted for as a pooling of interests, we recorded a $6.4 million nonrecurring charge.

(2)	We define EBITDA as the sum of income (loss) from operations, depreciation and amortization, and transaction, integration and restructuring costs. We included this measurement because we believe that some investors will find it to be useful in measuring our ability to meet debt service, capital expenditure and working capital requirements. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, income (loss) from operations or other traditional indicators of operating performance and net cash provided by (used in) operating activities determined in accordance with generally accepted accounting principles. In addition, companies define EBITDA differently, and our definition of EBITDA may not be comparable to that of other companies.

(3)	This ratio is computed by dividing earnings by fixed charges. Earnings are computed as the sum of (i) income (loss) before income taxes and cumulative effect of accounting change and (ii) fixed charges (as described below). Fixed charges are computed as the sum of (i) interest expense, (ii) amortization of deferred financing costs, such as premiums, discounts and capitalized expenses related to indebtedness, and (iii) an estimate of the interest within rental expense.

(4)	Excludes properties purchased under the terminated tax retention operating lease.

THE EXCHANGE OFFER

General

      We are offering to exchange up to $175,000,000 in aggregate principal amount of exchange notes for the same aggregate principal amount of original notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the original notes. Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept this offer.

      On the date of this prospectus, $175,000,000 in aggregate principal amount of original notes are outstanding. Our obligations to accept original notes for exchange pursuant to the exchange offer are limited by the conditions listed below under “— Conditions to the Exchange Offer.”

      We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

      We issued and sold $175,000,000 in aggregate principal amount of the original notes on March 28, 2002 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act.

      Because the transaction was exempt from registration under the Securities Act, you may reoffer, resell or otherwise transfer the original notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

      In connection with the issuance and sale of the original notes, we entered into the registration rights agreement, which requires us to complete this exchange offer on or before October 7, 2002, which is 30 business days after this registration statement on Form S-4 is required to be declared effective pursuant to the agreement, to avoid incurring liquidated damages on the original notes.

      In addition, there are circumstances under which we are required to use our best efforts to file a shelf registration statement with respect to resales of the original notes.

      We are making the exchange offer to satisfy our obligations under the registration rights agreement. Otherwise, we are not required to file any registration statement to register any original notes. Holders of original notes that do not tender their original notes or whose original notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their original notes. For a more detailed description of the registration rights agreement, see “Description of Notes — Registration Rights; Liquidated Damages.” We have filed a copy of the registration rights agreement as an exhibit to the Form S-1 filed with the SEC on April 5, 2002.

Resale of Exchange Notes

      We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued pursuant to the exchange offer in exchange for the original notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for sale, resold and otherwise transferred by any holder of exchange notes if:

•	the holder is not our affiliate within the meaning of Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of the exchange notes.

      Any holder who exchanges original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such secondary resale transaction must be covered by an effective registration statement under the Securities Act containing the selling holder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act.

      Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for original notes, and you acquired your original notes as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. Please refer to the section in this prospectus entitled “Plan of Distribution.”

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the original notes and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer. The original notes may be tendered only in integral multiples of $1,000. The exchange notes will be delivered on the earliest practicable date following the exchange date.

      The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes, except the exchange notes:

•	will be registered under the Securities Act; and

•	will not bear legends restricting their transfer.

      The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the original notes.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

      As of the date of this prospectus, $175,000,000 aggregate principal amount of the original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Original notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the original notes and the exchange notes and, under limited circumstances, the registration rights agreement.

      We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of original notes who surrender them in the exchange offer for the purposes of receiving the exchange notes from us and delivering the exchange notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of the original notes. The exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”

      Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read “— Solicitation of Tenders; Fees and Expenses” and “— Transfer Taxes” below for more details regarding fees and expenses incurred in the exchange offer.

      We will return any original notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date; Extension; Termination; Amendment

      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2002, unless we have extended the period of time that the exchange offer is open. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act.

      We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any original notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all original notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

      We also reserve the right to:

•	end or amend the exchange offer and not to accept for exchange any original notes not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner whether before or after any tender of the original notes.

      If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

Procedures for Tendering Original Notes

      We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the original notes are held in book-entry accounts maintained by the exchange agent at DTC, a holder need not submit a letter of transmittal if the holder tenders original notes in accordance with the procedures mandated by DTC’s Automated Tender Offer Program (“ATOP”). To tender original notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

      Only a holder of record of original notes may tender original notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC, and either:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder an agent’s message, which agent’s message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering original notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

In addition, either:

•	with respect to the original notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of original notes, a holder should contact the exchange agent at the telephone number listed under “— Exchange Agent.”

      The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of original notes may tender the original notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the original notes held by this holder, this tendering holder should fill in the applicable box of the letter of transmittal. The amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

      If original notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or original notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

      Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

•	make appropriate arrangements to register ownership of the original notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of original notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

      If the applicable letter of transmittal is signed by the record holder(s) of the original notes tendered, the signature must correspond with the name(s) written on the face of the original note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC the signature must correspond with the name as it appears on the security position listing as the holder of the original notes.

      Except as described below, a signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

      If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of original notes will not be deemed made until those defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation that original notes have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

      Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal from the exchange agent at its offices listed under “— Exchange Agent.” By signing the letter of transmittal, or causing DTC to transmit an agent’s message to the exchange agent, each tendering holder of original notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see “Plan of Distribution”); and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

DTC Book-Entry Transfer

      The exchange agent has established an account with respect to the original notes at DTC for purposes of the exchange offer.

      With respect to the original notes, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC ATOP procedures to tender original notes.

      With respect to the original notes, any participant in DTC may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.

      However, the exchange for the original notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal.

Guaranteed Delivery Procedures

      Holders wishing to tender their original notes but whose original notes are not immediately available or who cannot deliver their original notes, the letter of transmittal, or any other required documents to the exchange agent, or cannot comply with the applicable procedures described above before expiration of the exchange offer, may tender if:

•	the tender is made through an eligible guarantor institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder and the registered number(s) and the principal amount of original notes tendered;

•	stating that the tender is being made by guaranteed delivery; and

•	guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the original notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered original notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

Withdrawal Rights

      You may withdraw your tender of original notes at any time before 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date.

      Any notice of withdrawal must:

•	specify the name of the person that tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes;

•	specify the principal amount of original notes to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the original notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the original notes are to be registered, if different from that of the person that tendered the original notes.

      The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. If original notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes or otherwise comply with DTC’s procedures.

      Any original notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any original notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to its book-entry transfer procedures, the original notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under “— Procedures for Tendering Original Notes” above at any time on or before the expiration date.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all original notes properly tendered and will issue the exchange notes promptly after the acceptance. Please refer to the section in this prospectus entitled “— Conditions to the Exchange

Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when we give notice of acceptance to the exchange agent.

      For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount at maturity equal to that of the surrendered original note.

      In all cases, we will issue exchange notes for original notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the original notes or a book-entry confirmation of the original notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or an agent’s message, and all other required documents.

Conditions to the Exchange Offer

      We will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer, by notice to the exchange agent or by a timely press release, at any time before accepting any of the original notes for exchange, if, in our reasonable judgment:

•	the exchange notes to be received will not be tradeable by the holder without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

      In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under “— Procedures for Tendering Original Notes” and “Plan of Distribution”; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available an appropriate form for registration of the exchanges notes under the Securities Act.

      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving oral or written notice of such extension to their holders. During any such extensions, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

      In addition, we expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

      These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

      In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

      The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange.

Exchange Agent

      We have appointed Wachovia Bank, National Association as the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery, as well as deliver all executed letters of transmittal and any other required documents, to the exchange agent at the addresses listed below:

By Mail Wachovia Bank, National Association Corporate Trust Reorganization 525 West W. T. Harris Blvd., 3C3 Charlotte, North Carolina 28288 Attn: Laura Richardson	By Overnight Carrier Wachovia Bank, National Association Corporate Trust Reorganization 1525 West W. T. Harris Blvd., 3C3 Charlotte, North Carolina 28262 Attn: Laura Richardson	By Hand Wachovia Bank, National Association 40 Broad Street 5th Floor, Suite 550 New York, New York 10001
By Facsimile Transmission (For Eligible Institutions Only) (704) 590-7628
To confirm by Telephone (704) 590-7408

      Delivery to an address other than as listed above, or transmissions of instructions to a facsimile number other than as listed above, will not constitute a valid delivery.

      Wachovia Bank, National Association is the trustee under the indentures governing the notes. First Union Securities, Inc., an affiliate of Wachovia Bank, National Association, was one of the initial purchasers of the original notes.

Solicitation of Tenders; Fees and Expenses

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

      We will pay the estimated cash expenses to be incurred in connection with the exchange offer, including the following:

•	fees and expenses of the exchange agent and trustee;

•	SEC registration fees;

•	Accounting and legal fees, including fees of one counsel for the holders of the original notes; and

•	printing and mailing expenses.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the original notes;

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

      If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

      We will record the exchange notes at the same carrying value of the original notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of exchange notes for original notes. We will amortize the expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Consequences of Failure to Exchange

      If you do not exchange your original notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the original notes as described in the legend on the original notes. In general, the original notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the original notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the original notes by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement. Please refer to the section in this prospectus entitled “Description of Notes — Registration Rights, Liquidated Damages.”

      Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your original notes. Please refer to the section in this prospectus entitled “Certain U.S. Federal Tax Considerations.”

      As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your original notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the original notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, original notes could be adversely affected. Please refer to the section in this prospectus entitled “Risk Factors — If you do not exchange your original notes for exchange notes, your notes will continue to have restrictions on transfer.”

      We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes included elsewhere in this prospectus. The notes to our consolidated financial statements set forth critical accounting policies, including polices relating to revenue recognition, research and development expense, and use of estimates. These policies are summarized below under “— Critical Accounting Policies.”

Overview

      aaiPharma Inc. is a specialty pharmaceutical company focused on the commercialization of branded pharmaceutical products that we develop or acquire. Historically, the majority of our net revenues have been in our research revenues business, with an increasing portion of our resources devoted to our product sales and product development businesses. Major customers for our pharmaceutical products are large well-established medical wholesalers and distributors. Major customers for our research revenues and product development businesses are pharmaceutical and biotechnology companies.

     Product Sales

      Our product sales business unit, NeoSan Pharmaceuticals, is focused on commercializing branded pharmaceutical products that we develop and acquire within our targeted therapeutic classes — critical care, central nervous system, pain management, oncology, immunosuppression and cardiology. We market and promote our branded products directly through our dedicated contract sales force. Beginning in July 2002, we intend to directly hire and manage our sales force, which we plan to significantly expand during the remainder of 2002. When we acquire products, we seek products that we believe will benefit from our sales promotion and to which we can apply the scientific expertise of our other divisions to develop product line extensions and improvements. We currently market products under the M.V.I., Aquasol, Brethine, Darvon and Darvocet brand names, as a result of our product line acquisitions in 2001 and 2002. Product sales also include the commercial manufacturing of low volume products marketed and sold by other pharmaceutical companies. The principal costs of this business include manufacturing costs under agreements with third-party manufacturers, selling expense of our contract sales force, and research and development expense for product improvements and line extensions.

      Our results of operations can be influenced by the timing of purchases made by customers of NeoSan. These customers are wholesalers and may increase their purchases if they anticipate a price increase. Wholesalers may anticipate a price increase due to the timing of prior increases, the acquisition of a product by a new supplier, our announcement of an increase or other reasons. Any increase in revenues during one period due to an anticipated price increase may likely be offset by decreased revenues in subsequent periods. However, there may be some volatility of NeoSan’s revenue in future periods due to the timing of its customers’ purchasing decisions.

     Product Development

      Our product development business unit, aaiResearch, uses our research and development expertise to study and develop new drug-delivery technologies, improve existing pharmaceutical products and develop new products. We license some of the developed technologies and products to customers, usually before the development is complete. In these cases, we generally receive payments for our efforts and innovations upon the occurrence of defined events, known as milestones, which are intended to help cover the costs of development. These milestone payments are not refundable. In most of these cases, we also receive royalties on the eventual sales of the product. Because of the long-term nature of these projects, we may recognize revenues from milestone payments or royalties in one period and the associated expenses in prior periods. The principal expense of this business is research and development expense, which consists primarily of labor costs and costs for clinical trials. In some cases where we license the technologies or products to customers, these costs may be directly reimbursed by our customers.

     Research Revenues

      Our research revenues business unit, AAI International, provides research services through two primary groups, a non-clinical group and a clinical group. The non-clinical group analyzes and tests various chemical compounds and provides small scale manufacturing of chemical compounds to be used for human clinical trials. The services performed by the non-clinical group also include chemical analysis, chemical synthesis, drug formulation, bio-analytical testing, product life cycle management studies, and regulatory and compliance consulting. All of these non-clinical services involve either laboratory work or consulting services. The clinical group performs testing for customers of new pharmaceutical products in humans under controlled conditions as part of the regulatory approval process for pharmaceutical products. These clinical services involve conducting human clinical studies and the statistical analysis relating to these studies.

      Both the non-clinical and clinical groups receive requests for services from customers, often on a competitive basis. These projects vary in length from one month to several years. In general, our customers may cancel a project upon 30 days’ notice. The principal expenses of this business are labor and depreciation of capital equipment.

Acquisitions

     M.V.I. and Aquasol Product Lines

      On August 17, 2001, we acquired the M.V.I. and Aquasol branded lines of critical care injectable and oral nutritional products from AstraZeneca for up to $100 million payable over three years. Of this amount, we paid $52.5 million at closing. We funded this purchase price with increased borrowings under our prior senior credit facilities, which are described in “— Liquidity and Capital Resources.” Future guaranteed payments of $1.0 million each are due in August 2002 and 2003. Future contingent payments of $2.0 million and $43.5 million are potentially due in August 2003 and 2004, respectively, but are contingent upon certain obligations being completed by AstraZeneca, and have not yet been recorded as a liability on our consolidated balance sheet. The M.V.I. and Aquasol product lines did not have separable assets and liabilities associated with them, other than inventory. Therefore we allocated the remaining purchase price to acquired identifiable intangible assets, with the excess of the purchase price over the identifiable intangible assets recorded as goodwill.

     Brethine Product Line

      On December 13, 2001, we acquired the Brethine branded line of products from Novartis for $26.6 million. We used borrowings of $25.0 million under our prior senior credit facilities and cash on hand to pay this purchase price. The Brethine product line did not have separable assets and liabilities associated with it. Therefore we allocated the purchase price to acquired identifiable intangible assets, with the excess of the purchase price over the identifiable intangible assets recorded as goodwill.

     Darvon and Darvocet Product Lines

      On March 28, 2002, we acquired the U.S. rights to the Darvon and Darvocet branded product lines and existing inventory from Eli Lilly and Company for $211.4 million, subject to reduction based on the net sales of these products before and after the closing of the acquisition. We paid this purchase price with borrowings under our credit facilities and the proceeds from the issuance of our original notes. The Darvon and Darvocet product lines did not have separable assets and liabilities associated with them, other than inventory. Therefore we allocated the remaining purchase price to acquired identifiable intangible assets, with the excess of the purchase price over the identifiable intangible assets recorded as goodwill, which is not subject to amortization. We are finalizing a valuation of these product lines. Based on preliminary allocations, we have identified $55 million of intangible assets, which we will amortize over 20 years.

Critical Accounting Policies

     Revenue Recognition

      Net Revenues. Our net revenues represent our total revenues less allowances for customer credits, including estimated discounts, product returns and non-research and development expenses reimbursed by customers. We accept returns of expired products.

      Product Sales. We recognize revenues for product sales at the time our products are shipped.

      Product Development. We recognize licensing revenues upon completion of interim contract milestones. Revenues from upfront licensing fees are deferred and amortized over the term of the associated agreement or as on-going services are performed. We recognize revenues for achieving contract milestones when achieved and royalty revenues as earned based on sales of the underlying products. We bear the risk that some of the development projects may not be approved or that the eventual sales of a royalty-generating product may not meet expectations.

      Research Revenues. We recognize revenues from fee-for-service contracts on a percentage-of-completion basis as the work is performed or on a time and materials basis in accordance with the specific contract terms. Revenues recognized prior to contract billing terms are recorded as work-in-progress. Provisions for losses on contracts, if any, are recognized when identified.

      SAB 101. In December 1999, the Securities and Exchange Commission, or the SEC, issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.” This bulletin specifically addresses revenue recognition issues related to certain upfront payments or fees. Under this bulletin, certain upfront fees and payments recognized as income in prior periods are required to be deferred and are being amortized into revenues over the terms of the relevant agreements or as the on-going services are performed. We implemented Staff Accounting Bulletin No. 101 in the fourth quarter of 2000 and the cumulative effect of a change in accounting principle was retroactively adopted as of the beginning of the first quarter of 2000. During the year ended December 31, 2000, we recorded a charge of $1.5 million ($1.0 million after tax), or a loss of ($0.05) per share for the cumulative effect of this change in accounting principle. We recognized $0.5 million in 2001 and $0.7 million in 2000 of revenues related to the amortization of these deferred amounts.

      Stock Options. In accordance with APB No. 25, we do not recognize compensation expense when we issue stock options to employees and non-employee directors, unless the exercise price is below the stock price on the date of grant. Our compensation expense would have been higher by $2.4 million, net of taxes, and our diluted earnings per share would have been $0.12 lower in 2001 had we recognized an expense equal to the estimated fair market value of employee stock options we granted in 2001. For more information on this subject, you should refer to note 8 to our consolidated financial statements included in the back of this prospectus.

     Research and Development Expense

      Research and development expense consists of salaries of research and development personnel, raw material expenses, third-party consulting and testing costs, and indirect costs such as management and administrative overhead and facilities costs. Research and development costs are charged to expense as incurred and are allocated solely to our product development business.

Research and Development Arrangements

      Research and development expense was 8% of our net revenues in 2001, and we expect research and development activities to account for between 8% and 10% of budgeted annual net revenues in 2002. The following product development table identifies, for each of our major development programs in 2001, the stage of development at December 31, 2001 of the lead product in each program, research and development spending on each program in 2001, cumulative research and development spending on each program from inception through December 31, 2001, an estimate of the additional research and development expense to complete the development of the lead product in the program, and the year in which we anticipate completing the lead product in the program. The estimated additional expense to complete the lead product and the timing of completion represent our estimates. As we continue these development programs and evaluate our interim results and other information, we may decide to change the scope and direction of a program and we may change how we allocate our research and development spending to pursue more promising product candidates. In addition, our actual costs in developing these products may be materially different from our estimates due to uncertainties inherent in product development. Moreover, because of these inherent uncertainties, we may not be able to successfully develop, commercialize or license the products or technologies included in the table within the time periods specified, if at all.

				Estimated
				Additional
				R&D
			Cumulative Program R&D	Spending to	Estimated Year of
Major Development Program	Stage of Development for	2001 Program	Spending Through	Complete	Completion
(and Lead Product)	Lead Product in Program	R&D Spending(1)	December 31, 2001	Lead Product	of Lead Product

	(dollars in millions)
Products:
Immunosuppression (AzaSan)	Awaiting FDA approval	$1.3	$6.9	$0.1	2002
Pain Management (ProSorb-D)	Phase III	2.7	4.9 (2)	4.0-6.0	2004
Gastrointestinal (6-Omeprazole)	Prototype development (3)	4.1	9.0	3.0-5.0	2005
Critical Care (M.V.I.- Pediatric Liquid)	Stability(4)	—	0.6	1.6	2002
Other	n/a	0.5	n/a	n/a	n/a
Technologies:
Drug Delivery	Phase III
(Fexofenadine/	manufacturing
Pseudoephedrine)	scale-up(5)	2.3	7.0 (6)	0.2 (7)	2004

		$10.9

(1)	Includes an allocation of $4.1 million of indirect costs, primarily management and administrative overhead and facilities costs, based on direct research and development costs in 2001.

(2)	Includes research and development expense incurred in connection with development of our patented ProSorb technology, which is being applied to the lead product in this development program.

(3)	We plan to file for FDA approval pursuant to a 505(b)(2) application, a description of which is contained in “Business — Government Regulation — The Drug Development Regulatory Process — Referencing and Relying on New Drug Applications.”

(4)	The lead product in this program, a liquid form of M.V.I.-Pediatric, is undergoing stability testing. Under FDA regulations, we believe that approval of this product will not require any clinical studies.

(5)	This product is being developed for a customer pursuant to a development agreement.

(6)	Excludes research and development expense incurred in connection with the development of our patented ProSorb technology.

(7)	We are developing specific additional products using our technologies for licensing to customers and anticipate an additional $3.5 million to $4.0 million of research and development expense to complete the development of these products.

      In addition to the specifically identified programs named in the table, we have targeted additional product development programs or projects. These other programs or projects may require significant research and development spending in future periods.

      There is a risk that any specific research and development program or project may not produce revenues. We believe that the potential profit margins from successful development programs or projects will compensate for costs incurred for unsuccessful projects. We are currently involved in many pharmaceutical and technology development programs or projects and believe that these activities help to diversify our portfolio and manage our risk. See “Risk Factors — We may incur substantial expense to develop products that we never successfully commercialize.”

Significant Development Agreement

      We have a development agreement with a customer that provides for us to receive contingent periodic payments based on sales of the customer’s product and obligates the customer to use us on a fee-for-service basis for a product life cycle management project related to the product. The development agreement relates to a product with respect to which we have licensed intellectual property that we developed in the past. We have recognized product development royalty revenues under this agreement for the periodic payments based on product sales, and have recognized research revenues related to the product life cycle management project. Product development revenues from this agreement were $14.9 million in 2001, $3.5 million in 2000 and $1.5 million in 1999. We recognized no research and development expense in 2001 and 2000 associated with the royalty payments we received in 2001 and 2000. The expense of our work associated with these royalty revenues was recognized primarily in 1999, 1998 and 1997. We do not anticipate incurring significant expense associated with the product development revenues under this agreement in future periods. Research revenues associated with this agreement were $6.3 million in 2001, $12.6 million in 2000 and $2.7 million in 1999. Because of the research and development nature of our activities in this product life cycle management project and the potential that these activities could result in continuation of product development revenues into the future, we have recorded our costs incurred in this project as research and development expense — $2.3 million in 2001, $4.4 million in 2000 and $0.8 million in 1999. Accordingly, for our research revenues business unit, we have recognized no expense associated with the research revenues arising under this agreement, as this expense was recognized by our product development business unit.

      We amended this agreement in December 2001. As amended, the agreement provides that, if we remain available to provide the customer with development and formulation services for an identified class of pharmaceutical products on an exclusive basis in a calendar quarter, we will be entitled to fees based on the level of sales over a prior monthly period of the product that was the subject of our development work. The customer is obligated to make these quarterly payments based on whether defined market events have occurred in the prior measurement month — e.g., if the defined market events have not occurred during three consecutive months, we would be entitled to fees in three consecutive quarters, with, for example, the amount of the fees in the first quarter being based on product sales in the first month. However, if we do not continue to provide these development and formulation services on an exclusive basis in any quarter, we will not be entitled to these fees for that quarter and all subsequent quarters. Under the agreement, we have the right, at any time, to terminate our obligation to provide the development and formulation services on an exclusive basis. Accordingly, we will not recognize product development revenues under this agreement in any quarter until we have satisfied the exclusivity requirement for that quarter.

      We believe that we will be entitled to product development fees in each quarter of 2002 and the first half of 2003 if we continue to provide the development services to the customer on an exclusive basis during those periods. We received approximately $1.4 million of fees in the first quarter of 2002. We do not yet have sufficient data to calculate with precision the amounts that would be due in the remaining quarters of 2002 or the first half of 2003, but we believe that the aggregate amount for 2002, including the first quarter, will be in the range of $14 million to $18 million, although the actual amount could be higher or lower. Although we may also be entitled to receive similar fees in subsequent periods, neither we nor our customer control whether the market events will occur. We believe there is significant risk that the market events will occur, and that as a result we will not be entitled to receive product development fees after the first half of 2003.

      The development agreement requires the customer to use a minimum amount of our research services at standard rates on the product life cycle management project in specified calendar quarters. In 2000, the amount of research work we performed for the customer on this project was significantly greater than the minimum amount, and during 2001 the project wound down to the minimum contractual levels. The customer is obligated to continue the project at minimum levels through 2002, and may be obligated to continue the project at further reduced levels for subsequent periods if the market events associated with terminating our right to receive product development fees described above do not occur.

Results of Operations

      The following table presents the net revenues for each of our business units and our consolidated expenses and net income (loss) and each item expressed as a percentage of net revenues:

	Years Ended December 31,						Three Months Ended March 31,

	1999		2000		2001		2001		2002

	(Dollars in thousands)
Net revenues:

Product sales	$12,726	12%	$7,341	7%	$27,448	19%	$2,454	8%	$20,177	44%

Product development	10,065	10%	9,896	10%	20,426	14	3,731	12%	2,135	5%

Research revenues:

Non-clinical	51,652	51%	62,821	60%	64,262	46	17,244	57%	16,877	37%

Clinical	27,732	27%	24,187	23%	28,937	21	6,768	23%	6,431	14%

	79,384	78%	87,008	83%	93,199	67	24,012	80%	23,308	51%

	$102,175	100%	$104,245	100%	$141,073	100%	$30,197	100%	$45,620	100%

Direct costs	$56,139	55%	$50,955	49%	$70,372	50%	$15,449	51%	$22,224	49%

Selling	12,160	12%	11,891	11%	13,974	10	2,838	9%	4,317	9%

General and administrative	25,186	25%	27,144	26%	30,524	22	7,743	26%	9,543	21%

Research and development	11,072	11%	12,221	12%	10,851	8	2,342	8%	4,477	10%

Direct pharmaceutical start-up costs	—	—	—	—	2,123	2	644	2%	—	0%

Interest income (expense), net	(1,256)	(1)%	(2,134)	(2)%	(3,646)	(3)	(383)	(1)%	(1,823)	(4)%

Provision for (benefit from) income taxes	(2,278)	(2)%	(441)	0%	3,199	2	258	1%	1,281	3%

Net income (loss)	(7,913)	(8)%	(402)	0%	5,940	4	816	3%	(3,250)	(7)%

     First Quarter 2002 Compared to First Quarter 2001

      Our net revenues for the quarter ended March 31, 2002 increased 51% to$45.6 million, from $30.2 million in the first quarter of 2001. Net revenues from product sales increased to $20.2 million in the first quarter of 2002, from $2.5 million in the first quarter of 2001, due to sales of our M.V.I., Aquasol and Brethine products, which we acquired in the second half of 2001. As previously disclosed, because these acquired product lines will contribute revenues for all of 2002, we have planned for significantly increased net revenues and expense from these product lines for 2002. Net revenues from commercial manufacturing of products marketed by other pharmaceutical companies, which is included in product sales, contributed $3.0 million to net revenues in the first quarter of 2002 and $2.5 million in the first quarter of 2001.

      Net revenues from product development decreased 43% in the first quarter of 2002 to $2.1 million, from $3.7 million in the first quarter of 2001, primarily due to a decrease in product development revenues under our significant development agreement, from $2.6 million in the first quarter of 2001 to $1.3 million in the first quarter of 2002. We expect product development revenues to be significantly higher on a quarterly basis over the remainder of the year.

      Net revenues from our research revenues business decreased 3% in the first quarter of 2002 to $23.3 million, from $24.0 million in the first quarter of 2001. Non-clinical research revenues decreased by 2% in the first quarter of 2002 to $16.9 million, a decrease of $0.3 million over the prior-year period due to a lower level of fee-for-service revenues under our significant development agreement. This amount under our significant development agreement decreased from $2.1 million in the first quarter of 2001 to $1.3 million in the first quarter of 2002. Clinical research revenues decreased by 5% in the first quarter of 2002 to $6.4 million, from $6.8 million in the first quarter of 2001. This decrease was primarily attributable to lower than expected revenues in our U.S. clinical operations.

      Gross margin dollars, or net revenues less direct costs, increased $8.7 million, or 59%, to $23.4 million in the first quarter of 2002, from $14.7 million in the first quarter of 2001, reflecting the benefit from our increased product sales revenues in the first quarter of 2002 over the prior-year period. As a percentage of net revenues, gross margin dollars increased to 51% in the first quarter of 2002 from 49% in the first quarter of 2001. The higher margins generated by our product sales business were partially offset by decreases in product development revenues, which have associated costs in prior periods, and a lower gross margin percentage from our research revenues business, reflecting a decrease in higher margin fee-for-service revenues under our significant development agreement.

      Selling expenses increased 52% in the first quarter of 2002 to $4.3 million, from $2.8 million in the first quarter of 2001. This increase is primarily due to additional selling expenses incurred by our product sales business associated with marketing and promoting our new products, maintaining and enhancing distribution channels, and developing our product sales force. As a percentage of net revenues, selling expenses in the first quarter of 2002 remained consistent with the first quarter of 2001.

      General and administrative costs increased 23% in the first quarter of 2002 to $9.5 million, from $7.7 million in the first quarter of 2001. This increase was primarily due to expenses related to the management of our product sales business. As a percentage of net revenues, general and administrative expenses in the first quarter of 2002 decreased to 21%, from 26% in the first quarter of 2001, a trend that we expect to continue throughout the year.

      Research and development expenses were approximately 10% of net revenues, or $4.5 million, in the first quarter of 2002, an increase from 8% of net revenues, or $2.3 million, in the first quarter of 2001. This increase is primarily attributable to clinical trials started in the first quarter of 2002 for our ProSorb-D pain management product. In general, we target annual research and development expenses to be approximately 8% to 10% of our estimated net revenues.

      There were no direct pharmaceutical start-up costs recorded in the first quarter of 2002, as compared to $0.6 million in the first quarter of 2001. These costs were incurred prior to our acquisition of any pharmaceutical product lines in 2001, were expensed as incurred and will not exist in future periods.

      Net interest expense increased to $1.8 million in the first quarter of 2002, from $0.4 million in the first quarter of 2001. This $1.4 million increase is primarily attributable to the term loan borrowings that funded our M.V.I., Aquasol and Brethine product line acquisitions in the second half of 2001. We have planned for significantly higher net interest expense in 2002, arising from the debt incurred to fund these acquisitions and our acquisition of the Darvon and Darvocet-N product lines on March 28, 2002.

      Income from operations was $5.1 million in the first quarter of 2002, or $3.9 million higher than the prior year. This increase is primarily attributable to the expansion of our product sales business. This increase was partially offset by decreases in product development revenues from our significant development agreement and decreases in our research revenues business caused by the changing mix of revenues in that business.

      Income from operations for our product sales business was $9.5 million in the first quarter of 2002, compared to a loss from operations of ($0.1) million in the prior year. This increase is attributable to the revenues from our M.V.I., Aquasol and Brethine product lines, which we acquired in the second half of 2001.

      The loss from operations for our product development business was $2.2 million in the first quarter of 2002, compared to income from operations of $1.5 million in the first quarter of 2001. This change resulted from the lower revenue from our significant development agreement, combined with the increased research and development spending. We do not expect this lower revenue trend to continue throughout the year.

      Income from operations for our research revenues business was $1.2 million in the first quarter of 2002, compared to $3.1 million in the first quarter of 2001. This decrease is primarily due to the decline in fee-for-service revenues under our significant development agreement, as described above.

      Unallocated corporate expenses increased by 5% in the first quarter of 2002 to $3.4 million, from $3.3 million in the first quarter of 2001. This higher level was attributable to additions to our corporate infrastructure to accommodate the expansion of our overall business. As a percentage of net revenues, unallocated corporate expenses in the first quarter of 2002 decreased to 8%, from 11% in the first quarter of 2001.

      We recorded a tax provision of $1.3 million in the first quarter of 2002, based on an effective tax rate of 38%. This rate is approximately equal to the statutory rate. Our effective tax rate for the first quarter of 2001 was 24%, which reflected the utilization of tax loss-carryforwards generated by our European operations.

      In March 2002, we recorded a non-recurring charge of $5.3 million, net of a tax benefit of $2.7 million, representing a $4.4 million write-off, net of tax benefit, of deferred financing and other costs related to our prior debt facilities and a $0.9 million charge to purchase redeemable warrants to acquire our common stock on March 27, 2002.

     Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      Our net revenues for the year ended December 31, 2001 increased 35% to $141.1 million, from $104.2 million in 2000. This increase is primarily due to the acquisition by our NeoSan business unit of the M.V.I., Aquasol and Brethine branded products and an increase of $5.1 million of net revenues associated with our significant development agreement described above.

      Net revenues from product sales increased 274% in 2001 to $27.4 million, from $7.3 million in 2000, due to sales of our M.V.I., Aquasol and Brethine products after we acquired them. Because these acquired product lines will contribute revenues for the full year ending December 31, 2002, we have planned for significantly increased net revenues and expenses from these product lines for 2002. Net revenues from product sales in 2000 and prior periods consist of revenues from commercial manufacturing of products marketed by other pharmaceutical companies. Net revenues from commercial manufacturing contributed $9.9 million to net revenues from product sales in 2001.

      Net revenues from product development increased 106% in 2001 to $20.4 million, from $9.9 million in 2000, primarily due to a 325% increase, or an increase of $11.4 million, of product development net revenues under our significant development agreement described above in “— Significant Development Agreement.” Our expenses associated with the development work performed under this agreement were recognized primarily in 1999, 1998 and 1997. No significant expense was associated with the product development revenues recognized in 2001 or 2000, and we do not anticipate incurring significant expense associated with product development revenues from this agreement in future periods.

      Net revenues from our research revenues business increased 7% in 2001 to $93.2 million, from $87.0 million in 2000. Non-clinical research revenues increased by 2% in 2001 to $64.3 million, an increase of $1.4 million over the prior year. Clinical research revenues increased by 20% in 2001 to $28.9 million, from $24.2 million in 2000. This increase was primarily attributable to revenues generated from significant new Phase III clinical trial contracts that we entered into in the second half of 2000, including amendments to those contracts, in 2001. Net revenues from our research revenues business associated with our significant development agreement described above decreased 50% in 2001 to $6.3 million, from $12.6 million in 2000.

      Gross margin dollars, or net revenues less direct costs, increased $17.4 million, or 33%, to $70.7 million, from $53.3 million in 2000, reflecting our increased net revenues in 2001 over the prior year. As a percentage of net revenues, gross margin dollars decreased slightly to 50% in 2001 from 51% in 2000. Gross margin dollars from our product sales business increased $12.3 million in 2001, from $1.2 million in 2000, with a gross margin percentage of 49% in 2001. Additionally, gross margin dollars from our product development business increased 106% to $20.4 million in 2001 from $9.9 million in 2000, benefitting significantly from the $14.9 million of product development revenues from our significant development agreement described above. These higher margins generated by our product sales and product development businesses were offset by the lower gross margin percentage of our research revenues business in 2001, reflecting a significant increase in lower-margin clinical revenues and decrease in higher-margin non-clinical revenues, including fee-for-service revenues under our significant development agreement described above.

      Selling expenses increased 18% in 2001 to $14.0 million, from $11.9 million in 2000. This increase is primarily due to additional selling expenses incurred by our product sales business associated with marketing and promoting our new products, maintaining and enhancing distribution channels, and developing our product sales force.

      General and administrative costs increased 12% in 2001 to $30.5 million, from $27.1 million in 2000. This increase was primarily due to increases in employee benefits, including healthcare, vacation costs and employee performance awards, and increases in legal fees related to protecting our intellectual property rights.

      Research and development expenses were approximately 8% of net revenues, or $10.9 million, in 2001, a decrease from 12% of net revenues, or $12.2 million, in 2000. This decrease is primarily attributable to the winding down in 2001 of a significant product life cycle management project associated with the significant development agreement described above. In general, we target annual research and development expenses to be approximately 8% to 10% of our estimated net revenues.

      The direct pharmaceutical start-up costs of $2.1 million in 2001 represent costs of developing NeoSan’s organizational and marketing infrastructure. These costs were incurred prior to our acquisition of any product lines and were expensed as incurred in accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities.” Upon the acquisition of our first product line in August 2001, we began classifying similar costs as selling or general and administrative costs, as appropriate.

      Net interest expense increased 71% in 2001 to $3.6 million, from $2.1 million in 2000. This $1.5 million increase is primarily attributable to the borrowings in 2001 that funded our product line acquisitions in August and December. We have planned for significantly higher net interest expense in 2002 associated with the debt incurred to fund the acquisitions of the M.V.I., Aquasol and Brethine product lines. Completion of the pending acquisition of the Darvon and Darvocet product lines will also significantly increase interest expense in 2002. See “— Liquidity and Capital Resources.”

      Income from operations was $13.2 million in 2001, an $11.2 million increase over the prior year. This increase is primarily attributable to the expansion of our product sales business and an increase in product development revenues (with low associated expenses) from our significant development agreement described above. This increase was offset by a decrease in income from operations in our research revenues business caused by the changing mix of revenues in that business. We recorded income from operations for our product sales business of $7.7 million in 2001, compared to $0.3 million in the prior year. This increase is primarily attributable to our acquisitions of the M.V.I., Aquasol and Brethine product lines during 2001.

      We recorded income from operations for our product development business of $9.8 million in 2001, compared to a loss from operations of $3.5 million in 2000. This resulted from increases in net revenues related to our significant development agreement described above.

      Unallocated corporate expenses increased by 14% in 2001 to $13.0 million, from $11.3 million in 2000. This higher level was attributable to additions to our corporate infrastructure to accommodate the expansion of our overall business.

      We recorded income from operations for our research revenues business of $8.7 million in 2001, compared to $16.6 million in 2000. This decrease is primarily due to the changing mix of research revenues, with a significant increase in lower-margin clinical revenues and a decline in higher margin product life cycle management revenues.

      We recorded a tax provision of $3.2 million in 2001, based on an effective tax rate of 35%. This rate is slightly higher than the statutory rate due principally to permanent differences of $0.4 million. We recorded a net deferred tax asset of $3.6 million at December 31, 2001, which we expect to utilize.

     Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      Our net revenues for the year ended December 31, 2000 grew 2% to $104.2 million, compared to $102.2 million in 1999, primarily due to an increase in revenues from our research revenues business, offset by lower product sales revenues.

      Net revenues from our research revenues business increased 10% to $87.0 million, from the $79.4 million recorded in 1999. Non-clinical research revenues increased 22% to $62.8 million in 2000, from $51.7 million in 1999. Non-clinical research revenues increased primarily due to the increased revenues associated with our significant development agreement described above. Clinical research revenues declined 13% in 2000 to $24.2 million, down from $27.7 million in 1999.

      Net revenues from product sales decreased 42% in 2000 to $7.3 million, from $12.7 million in 1999. These net revenues are solely from our manufacturing of low volume products for other pharmaceutical companies. This decrease is primarily due to higher manufacturing volume in the fourth quarter of 1999 in connection with the commercial launch of an azathioprine product manufactured by us and marketed by another pharmaceutical company.

      Net revenues from product development decreased 2% in 2000 to $9.9 million, compared to $10.1 million in 1999.

      Gross margin dollars increased 16% to $53.3 million in 2000, from $46.0 million in 1999. Gross margin dollars as a percentage of net revenues increased from 45% in 1999 to 51% in 2000. The higher gross margin percentage in 2000 reflects an increase in higher-margin non-clinical revenues from our significant development agreement described above and the full-year effect of cost-containment programs that we initiated in late 1999.

      Selling expenses decreased 2% in 2000 to $11.9 million, from $12.2 million the prior year. As a percentage of net revenues, selling expense decreased to approximately 11% in 2000 compared to 12% in 1999. This decrease was primarily related to the realignment of our workforce in Europe related to our merger with Medical & Technical Research Associates, Inc.

      General and administrative costs increased 8% in 2000 to $27.1 million, from $25.2 million in 1999. This increase is primarily due to expanding our management team and costs associated with organizing NeoSan.

      Research and development expenses were $12.2 million in 2000, or approximately 12% of net revenues, compared with approximately 11% in 1999. This increase is consistent with our strategy of long-term product development and our continuing commitment to our development pipeline.

      Income from operations was $2.0 million in 2000, compared to a loss of $8.8 million in 1999. This improvement was due in part to the impact on gross margin dollars of a more favorable revenue mix and the $6.4 million pre-tax charge in 1999 for costs associated with our merger with Medical & Technical Research Associates, Inc. and subsequent restructuring.

      Income before the cumulative effect of a change in accounting principle was $0.6 million, or $0.03 per diluted share, compared to a loss of $7.9 million, or ($0.46) per diluted share in 1999.

      Our effective tax benefit rate in 2000 was different from the statutory rate primarily due to $1.2 million in permanent differences offset by a $2.0 million benefit resulting from the benefit of foreign net operating losses. We had recorded a net deferred tax asset of $2.5 million at December 31, 2000.

Liquidity and Capital Resources

      Historically, we have funded our businesses with cash flows provided by operations and proceeds from borrowings. Cash used in operations in the first quarter of 2002 was $19.6 million, up from $0.7 million in the first quarter of 2001. This increase was primarily due to an increase of $16.5 million in inventory and prepaid expenses related to the Darvon and Darvocet product acquisitions in late March 2002.

      Cash used in investing activities was $227.5 million in the first quarter of 2002. This included $210.8 million related to our acquisition of the Darvon and Darvocet branded product lines as further described below, and $14.1 million for the purchase of assets formerly covered by our tax retention operating lease, including our corporate headquarters in Wilmington, N.C. and a laboratory and clinical facility in Chapel Hill, N.C.

      Cash provided by financing activities during the first quarter of 2002 was $247.3 million, representing net proceeds of $245.3 million in additional borrowings under our new debt facilities, as described below, and $2.0 million of cash proceeds from the exercise of stock options.

      Cash provided by operations in the year 2001 was $20.4 million, up from $14.7 million in 2000. This increase is primarily due to our improved management of working capital, which was strongly influenced by the timing of transactions, including our receipt of $14.9 million of product development payments associated with our significant development agreement described above and the collection of a significant receivable associated with this agreement. Our working capital improvement was partially offset by additional working capital needed to acquire the M.V.I., Aquasol and Brethine product lines.

      Cash used in investing activities was $81.8 million in 2001, which is primarily related to our acquisition of branded product lines. Our initial payment to AstraZeneca to acquire the M.V.I. and Aquasol product lines was $52.5 million. Future guaranteed payments of $1.0 million each are due in August 2002 and 2003. Future contingent payments of $2.0 million and $43.5 million are potentially due in August 2003 and 2004, respectively. In addition, we paid $26.6 million to acquire the Brethine product line and made an initial payment of $0.9 million to acquire a sterile manufacturing facility located in Charleston, South Carolina. Additional contingent payments of up to $5.0 million plus additional royalties may be due in increments through June 30, 2006 based on the level of manufacturing revenues at the Charleston facility during this period. Further, we have up to $1.5 million of contingent product development milestone payments in connection with our acquisition in February 2002 of Aquasol D. These contingent payment obligations, including the contingent payments potentially due in connection with the acquisition of the M.V.I. and Aquasol product lines, have not yet been recorded as a liability on our balance sheet.

      Capital expenditures were $6.3 million during 2001. Capital assets purchased during 2001 were primarily related to our upgrading and replacing pharmaceutical development and information technology equipment.

      Cash provided by financing activities during 2001 was $66.6 million, primarily representing net proceeds of $78.9 million in borrowings to fund our product line acquisitions and $5.1 million of cash proceeds from the exercise of stock options, offset by repayments under our revolving credit facility of $16.3 million.

      In 2000, $14.7 million of cash was provided by operations, benefiting from net cash generated under our significant development agreement and improved working capital management. During 2000, net cash used in investing activities was $3.9 million, primarily consisting of capital expenditures of $4.6 million.

Cash used in financing activities during 2000 was $11.5 million, of which $10.7 million represented repayments of borrowings.

      In 1999, $12.7 million of cash was used in operations, $5.7 million of which represented restructuring payments. During 1999, purchases of property and equipment were $13.5 million. Major capital assets purchased during 1999 included equipment for a new corporate facility in Wilmington, North Carolina and continued implementation of a financial and operations enterprise management information system. These uses of cash were funded through net cash provided by financing activities of $16.2 million.

      In August 2001, we amended our prior senior credit facilities to provide for borrowings of up to $85 million, consisting of a term loan of $60 million and a revolving credit facility of up to $25 million. In December 2001, we amended our prior senior credit facilities to provide for an additional $25 million term loan. In December 2001, we re-paid $7 million of the initial term loan. Our prior revolving credit facility was based upon a borrowing base. At December 31, 2001, the entire $25.0 million of the revolving credit facility was available for borrowing based on our eligible accounts receivable and inventory. Our prior senior credit facilities provided for variable interest rates based on LIBOR or an alternate base rate, at our option, and was secured by a security interest on substantially all of our domestic assets, all of the stock of our domestic subsidiaries and 65% of the stock of our material foreign subsidiaries directly owned by us or one of our domestic subsidiaries. At December 31, 2001, 30-day LIBOR was 1.87%. These prior senior credit facilities required the payment of certain commitment fees based on the unused portion of the revolving line of credit. Under the terms of these prior senior credit facilities, we were required to comply with various covenants including, but not limited to, those pertaining to maintenance of certain financial ratios and incurring additional indebtedness. We were in compliance with the financial covenants under this credit agreement at December 31, 2001.

      In March 2001, we completed a sale/ leaseback transaction on manufacturing equipment, which provided cash of $3.1 million. The lease has a five-year term and requires payments of approximately $0.6 million annually.

      On March 28, 2002, we acquired the U.S. rights to the Darvon and Darvocet branded product lines and existing inventory from Eli Lilly and Company for $211.4 million in cash, subject to reduction based on the net sales of these products before and after the closing of the acquisition. In connection with the acquisition, we entered into new $175 million senior credit facilities, issued $175 million of original notes, repaid all $78 million of borrowings outstanding under our prior senior credit facilities, and terminated our tax retention operating lease and purchased the underlying properties.

      Our new $175 million senior secured credit facilities consist of a $75 million five-year revolving credit facility and a $100 million five-year term loan facility. The term loan facility requires repayment of $5 million, $15 million, $20 million, $25 million and $35 million, respectively, in years one through five. The availability of borrowings under our revolving credit facility is not limited by a borrowing base. Our new senior credit facilities provide for variable interest rates based on LIBOR or an alternate base rate, at our option. Such facilities are guaranteed by all of our domestic subsidiaries and secured by a security interest on substantially all of our domestic assets, all of the stock of our domestic subsidiaries, and 65% of the stock of our material foreign subsidiaries. Our new senior credit facilities require the payment of certain commitment fees based on the unused portion of the revolving credit facility. Under our new senior credit facilities, we are required to comply with various covenants including, but not limited to, those pertaining to maintenance of certain financial ratios and incurrence of additional indebtedness. These new senior credit facilities may be prepaid at our option at any time without a premium.

      On March 28, 2002, we entered into an interest rate swap agreement to effectively convert our interest rate on $140 million of our original notes for the term of the notes from an 11% fixed annual rate to a floating annual rate equal to 6-month LIBOR plus 4.78%. At March 31, 2002, 6-month LIBOR was 2.33%.

      Our liquidity needs increased significantly during the first quarter of 2002 and the year 2001 due to our acquisitions. After giving effect to our completed branded product line acquisitions, our annual net interest expense may exceed $30 million in 2002. We will make $2 million in payments in the next two years in connection with our product line acquisitions, and may have to make contingent payments in the next several years of $47 million in connection with our acquisitions of branded product lines and Aquasol D, of which $43.5 million is potentially due in August 2004, and $5 million in connection with the purchase of our Charleston, South Carolina manufacturing facility. Additionally, we have $5 million of principal repayments due in the next twelve months under our new senior credit facilities.

      We believe that our new senior credit facilities and cash flow provided by operations will be sufficient to fund near-term growth and fund our guaranteed and contingent payment obligations arising from our acquisitions. We may require additional financing to pursue other acquisition opportunities or for other reasons. We may from time to time seek to obtain additional funds through the public or private issuance of equity or debt securities. While we remain confident that we can obtain additional financing, if necessary, we cannot assure you that additional financing will be on terms acceptable to us.

Related Party Transactions

      In 1994, as part of our internal development program, we organized Endeavor Pharmaceuticals, Inc. to continue development of products that we had been developing on our own and to permit investors to directly invest in the development of these products. We assigned our rights to these products to Endeavor in return for approximately 47% of Endeavor’s fully diluted equity. As a result of additional issuances of equity by Endeavor to third party investors, our fully diluted ownership interest in Endeavor has been reduced to approximately 13%. As of December 31, 2001, Dr. Frederick D. Sancilio, our Chairman and Chief Executive Officer, owned 0.8% of Endeavor’s fully diluted equity and an affiliate of James L. Waters, one of our directors, owned 0.6%. We had net revenues for development services provided to Endeavor at our standard rates of approximately $0.2 million in 2001, $0.7 million in 2000, and $2.8 million in 1999. We had approximately $79,000 and $147,000 in related accounts receivable at December 31, 2001 and 2000, respectively.

      We organized Aesgen, Inc. with an affiliate of the Mayo Clinic in 1994 and funded it in 1995 with an affiliate of the Mayo Clinic, MOVA Pharmaceutical Corporation and certain other investors to combine our development capabilities with the medical expertise of the Mayo Clinic and to permit investors to directly invest in the development of these products. We distributed our initial common stock investment in Aesgen to our shareholders prior to our initial public offering in 1996. As a result, some of our directors, executive officers and holders of 5% or more of common stock who held our stock prior to the initial public offering beneficially own common equity of Aesgen. In the aggregate they own less than 10% of Aesgen’s fully diluted common equity. At January 31, 2002, we held convertible preferred shares of Aesgen that represent approximately 3.8% of Aesgen’s fully diluted common equity. In October 2001, we agreed to provide research services to Aesgen, through AAI International, at our standard rates in exchange for $1.1 million of Aesgen convertible preferred stock, which at December 31, 2001 would represent an additional 10.4% of Aesgen’s fully diluted common equity. Through December 31, 2001, we had performed $86,000 of services under the agreement.

      In December 2001, we acquired rights, title and interest to some of the products being developed by Aesgen. These products include five products for which abbreviated new drug applications have been approved by the FDA, and two other products under development. As consideration for the purchase of these products, we waived all claims to amounts due from Aesgen. At December 31, 2001, the approximate book value of these assets was $700,000.

      In February 2002, we purchased a generic injectable vitamin D nutritional product and related patent from Aesgen for payments of $1.0 million in cash and additional contingent milestone payments of up to $1.5 million. If we receive approval from the FDA, we intend to market this product as an extension of our Aquasol product line. Under this agreement, we are obligated to pay royalty payments for the eight-year period following the first commercial sale of this product.

      We recognized net revenues of approximately $86,000, $100,000 and $100,000 from Aesgen for the years ended December 31, 2001, 2000 and 1999, respectively. We had no related accounts receivable or work-in-progress at December 31, 2001, and had approximately $248,000 of related accounts receivable and $377,000 of related work-in-progress at December 31, 2000.

      We have engaged Cetan Technologies, Inc. to provide us with computer scanning and indexing services, as well as FDA-mandated computer validation services. The principal stockholders of Cetan include three of our directors, including Dr. Frederick Sancilio, our Chairman and Chief Executive Officer. We paid Cetan approximately $4,000, $308,000, and $277,000 for the years ended December 31, 2001, 2000 and 1999, respectively, for scanning and validation services. In addition, two of our directors serve as directors of Cetan Technologies, Inc.

      See “Certain Relationships and Related Transactions” and note 9 to our consolidated financial statements included in the back of this prospectus for a more detailed description of these related party transactions.

Euro Conversion

      On January 1, 1999, the European Union began denominating significant financial transactions in a new monetary unit, the euro. The euro is intended to replace the traditional currencies of the individual European Union member countries. Our operations in Europe converted to the euro as a functional currency on August 12, 2001. Our significant operations all have multi-currency capable systems and have accounted for euro-denominated transactions without additional modification or difficulty.

Quantitative and Qualitative Disclosures About Market Risk

      As a result of international operating activities, we are exposed to risks associated with changes in foreign exchange rates, principally exchange rates between the U.S. dollar and the euro. As foreign exchange rates change, the U.S. Dollar equivalent of revenues and expenses denominated in foreign currencies change. If the exchange rate between the euro and the U.S. dollar were to decrease by 10%, our net income would have been lower by $7,000 in 2001 due to the reduction in reported results from European operations.

      We are also exposed to fluctuations in interest rates on borrowings under our senior credit facilities and on $140 million of our notes, due to our entering into the interest rate swap agreement discussed above. Assuming borrowings of $149.4 million under our senior credit facilities, the amount outstanding on March 31, 2002, and that the interest rates payable on these borrowings are based on LIBOR, an increase of 0.5% in LIBOR rates would increase our annual interest expense by $1.5 million.

New Accounting Standards

      In July 2001, Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 141, “Business Combinations,” or SFAS No. 141, and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142. SFAS No. 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 141 is effective for all business combinations subsequent to June 30, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but must be reviewed at least annually for impairment. SFAS No. 142 also states that goodwill and intangible assets with indefinite lives acquired after June 30, 2001 should not be amortized. The statement is effective for fiscal years beginning after December 15, 2001. We will adopt SFAS No. 142 in fiscal year 2002 and are in the process of assessing the impact that it will have on our consolidated results of operations and financial position. During 2001, we accounted for business combinations consummated subsequent to June 30, 2001 in accordance with SFAS No. 141 and SFAS No. 142.

      In October 2001, FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. SFAS No. 144 provides guidance and addresses significant implementation questions on the accounting for the impairment or disposal of long-lived assets. The statement is effective for fiscal years beginning after December 15, 2001. We do not expect that the adoption of SFAS No. 144 will have a significant impact on our consolidated results of operations, financial position or cash flows.

      On an ongoing basis, we assess the recoverability of our goodwill, intangibles and other long-lived assets by determining the ability of these assets to generate future cash flows sufficient to recover the unamortized balances over the remaining useful lives. We will write off goodwill, intangibles and other long-lived assets determined to be unrecoverable based on future cash flows in the period in which we make such a determination.

INDUSTRY OVERVIEW

The Specialty Pharmaceutical Industry

      Pharmaceutical products have been playing a larger role in the delivery of healthcare. According to IMS data, sales of prescription drugs accounted for approximately 9.1% of total U.S. healthcare expenditures in 2000 compared to 5.3% in 1994. U.S. sales of prescription drugs in 2000 were approximately $140 billion compared to $122 billion in 1999, an increase of approximately 14.8%. Sales of branded drug products are estimated to have accounted for approximately 93% of total dollar volume of prescribed drugs in 2000. Growth is being driven by factors such as the aging of the population, greater patient demand for rapid and effective treatment for various diseases and conditions, technological breakthroughs and innovations, managed care’s preference for drug therapy over costly surgical procedures, and direct-to-consumer advertising.

      The pharmaceutical industry is dominated by large companies such as Pfizer Inc., Eli Lilly and Company, and GlaxoSmithKline plc. However, over the last 10 years, a relatively new group of companies known as specialty pharmaceutical companies has emerged and gained importance in the pharmaceutical, healthcare and investor communities. Specialty pharmaceutical companies are typically smaller in size with smaller research budgets and more limited marketing and promotional resources. In general, specialty pharmaceutical companies do not engage in costly initial stage research searching for new cures or treatments for diseases. Instead, these specialty pharmaceutical companies capitalize on existing products developed by the larger companies and focus on one or more of the following strategies:

•	Launching generic versions of major branded drugs following patent expiration or invalidation. These specialty pharmaceutical companies develop bioequivalent generic substitutes for major patent-protected branded drug products for sale upon the expiration of the protective patents, upon the favorable conclusion of litigation challenging the protective patents’ validity, or upon developing bioequivalent substitutes using technology that permits bioequivalence without infringing on the existing patents.

•	Development of novel drug delivery/administration technologies. These specialty pharmaceutical companies develop new technologies that enable an existing drug to be administered to the patient in a new way. The new technology can create value primarily in two ways: first, by increasing patient compliance and convenience by providing a different way to take the drug (e.g., transdermal or inhalation) or changing the daily dosage regimen (for example, from four times to one time a day), and, second, by changing the method and rate at which the drug is absorbed into the body, which can increase the efficacy of the same dosage or allow lower dosing to reduce side effects to the patient.

•	Product life cycle management. These specialty pharmaceutical companies seek to acquire or license existing branded products being divested by larger companies and seek to increase their sales levels through one or more of the following: focused marketing and promotion, improving the drug’s safety, efficacy or product characteristics by applying a new delivery technology or developing new formulations or line extension, or developing and gaining approval for new indications.

      Through our NeoSan and aaiResearch businesses, we focus on the latter two business strategies of the specialty pharmaceuticals industry.

      Our major competitors for acquiring additional branded product lines include King Pharmaceuticals, Inc., First Horizon Pharmaceutical Corporation and Watson Pharmaceuticals, Inc. Additionally, our branded products are subject to competition from companies selling a generic version of a product for which the applicable patents have expired. These competitors include Teva Pharmaceutical Industries Ltd. and Mylan Laboratories Inc., two of the world’s largest manufacturers of generic products. We also face competition for the sales of our branded products for a particular indication from the branded products of other pharmaceutical companies. Key success factors in the industry include the following:

•	Acquisition of products. Successful acquisition of patented or off-patent products is critical to building business and gaining critical mass. The bidding and acquisition process for branded drugs is competitive and specialty pharmaceutical companies must have relationships with the large pharmaceutical companies, the knowledge and expertise to know the appropriate value of the drugs or product lines, and the ability to raise the necessary capital to finance the acquisitions.

•	Sales Capabilities. Specialty pharmaceutical companies must be able to build an effective sales force or use a contract sales organization to market and promote their acquired products as well as any new product line extensions. Operational leverage and growth is greatly affected by the ability to channel multiple products through a relatively fixed-cost sales force.

•	Line extensions. One of the main advantages of acquiring existing branded products is that the FDA already has approved the chemical entity used in these products. Subsequent product improvements, line extensions or reformulations of branded products often involve less costly, less burdensome, less extensive and less lengthy regulatory approval requirements, in comparison to previously unknown drugs submitted for FDA approval.

The Contract Research Organization Industry

      While most large pharmaceutical companies have the capabilities to perform most of their research and development activities in-house, contract resource organizations allow pharmaceutical companies to leverage their in-house capabilities by outsourcing drug research and development work — thus, shifting fixed costs to variable costs and mitigating risk. According to Frost & Sullivan data, the worldwide contract research organization industry is estimated at $9.8 billion in 2001, compared to $8.5 billion in 2000, and is expected to grow to $16.3 billion in 2005. The U.S. is the largest market, comprising approximately 59% of total worldwide sales. Contract research organizations typically provide services, such as clinical testing, that typically are outsourced by large pharmaceutical companies. Although the contract research organization industry segment is subject to the risk that large pharmaceutical companies will cut back on research and development costs or bring more of these costs in-house, we believe that the industry will benefit from the following trends:

•	strong projected research and development budgets in the pharmaceutical industry;

•	healthy product pipelines driven by an aging population and heightened health awareness;

•	biotechnology companies that rely on contract research organizations to provide critical services; and

•	the focus by large pharmaceutical companies on new drug discovery and development.

      We believe that we are well positioned to benefit from the positive trends affecting both the specialty pharmaceuticals industry and the contract research organization industry.

BUSINESS

Overview

      We are a specialty pharmaceutical company focused on the commercialization of branded pharmaceutical products that we develop or acquire. We have over 20 years of pharmaceutical research and development experience, with operations primarily in the United States and Europe. We have acquired three branded product lines since August 2001 which had $120.2 million of 2001 net revenues on a pro forma basis, assuming these acquisitions had been completed on January 1, 2001. In addition, we are developing our own proprietary products, as well as developing improvements and line extensions to our acquired products, by applying our scientific expertise and portfolio of proprietary and in-licensed drug-delivery technologies. Historically, we have generated our revenues by providing a comprehensive spectrum of pharmaceutical research and development services on a fee-for-service basis to a broad base of customers, including large pharmaceutical companies such as AstraZeneca PLC, Bayer AG, Eli Lilly and Company, and Novartis Corporation.

      In 2001, we began acquiring established, branded pharmaceutical products within our targeted therapeutic classes — critical care, central nervous system, pain management, oncology, immunosuppression and cardiology. We seek to acquire products whose sales we believe can be increased through enhanced marketing and promotion and that we can improve by applying our significant research and development capabilities.

      Our product pipeline includes the following drugs that we intend to market and promote as branded drug products upon approval by the FDA:

•	Aquasol D, an injectable vitamin D nutritional product, for which we are awaiting FDA approval;

•	three new dosages of our azathioprine tablet, which treats rheumatoid arthritis and post-transplant organ rejection, for which we are awaiting FDA approval;

•	imidapril, an angiotensin-converting-enzyme (ACE) inhibitor for the treatment of cardiovascular diseases, for which we are planning Phase III clinical trials;

•	ProSorb-D, a pain management product combining diclofenac with our patented ProSorb drug-delivery technology, currently in Phase III clinical trials; and

•	6-omeprazole, which is a quick-dissolving tablet for the treatment of gastrointestinal ailments, currently in prototype development.

      Our company is structured in three divisions:

•	NeoSan Pharmaceuticals. NeoSan commercializes branded pharmaceutical products in our targeted therapeutic classes. NeoSan had $130.1 million of net revenues in 2001 on a pro forma basis assuming the acquisitions of the M.V.I., Aquasol, Brethine, Darvon, and Darvocet product lines had occurred on January 1, 2001.

•	aaiResearch. aaiResearch applies our research and development expertise and our portfolio of proprietary and in-licensed drug-delivery technologies and intellectual property rights to improve our acquired products and internally develop new products. Additionally, we offer these product improvement, or life cycle management, activities to our customers for royalties, milestone payments and fees. Net revenues for aaiResearch in 2001 were $20.4 million.

•	AAI International. AAI International offers on a fee-for-service basis a comprehensive range of pharmaceutical product development services to our customers on an international basis. Net revenues for AAI International were $93.2 million in 2001.

Our Competitive Strengths

      We believe that our competitive position is attributable to our scientific expertise and a number of our other key strengths, including the following:

      Established Pharmaceutical Business Infrastructure. We have a long history of assisting our customers in developing and commercializing pharmaceutical products and have an established infrastructure to do so. We offer our customers a wide range of scientific capabilities, including analytical services, biopharmaceutical services, pharmaceutical product development services, Phase I to IV clinical services, product manufacturing, and regulatory and other consulting services, in addition to product life cycle management activities. We have approximately 700 employees working on the development of drugs and have worked with over 2,000 pharmaceutical compounds in the past 20 years. We plan to use these capabilities to enhance our internal proprietary product candidates.

      Well Recognized Brands. Each of the M.V.I., Aquasol and Brethine product lines we have acquired has been sold in the U.S. for over 18 years, and the Darvon and Darvocet product lines have been sold in the U.S. for over 25 years. These branded product lines have generated sales and gross profits for many years despite competition from generic and other competitive products. The acquired product lines had a gross margin of 79% in 2001, based on their 2001 pro forma net revenues. We believe that the cash flows that these products generate are sustainable, and, moreover, we believe we can increase sales of these products by actively promoting them.

      Expertise in Product Life Cycle Management. Through AAI International and aaiResearch, we offer our customers a strong base of resources, expertise and ideas to better understand and improve their existing products and develop new products. Our portfolio of patents and proprietary and in-licensed technologies may provide our customers with new formulations, delivery systems, indications and dosage forms to improve the safety, efficacy or cost effectiveness, or reduce the side effects, of their drugs. This can result in renewed regulatory or patent exclusivity, adding to the commercially valuable life of the product. For example, we are currently working with a major pharmaceutical company to reformulate their allergy product to be taken once a day instead of four times a day. In the past, we also have worked with a major pharmaceutical company to develop a long acting version of a cardiovascular product to be taken once a day instead of twice a day and with another major pharmaceutical company to develop a chewable tablet form of an antidepressant.

      Established Customer Base Enhances Product Acquisition Opportunities. We have developed strong relationships with major pharmaceutical companies through years of client service on research, product development, and product life cycle management projects. For example, AAI International provided development services to AstraZeneca for both M.V.I.-12 and M.V.I.-Pediatric for several years prior to our acquisition of these products. We have, over the past 15 years, worked on some element of over 80% of the top 200 drug products in the U.S., as ranked by IMS data for 2000. These relationships position us to acquire established, branded products that are no longer the focus of our customers’ development, marketing and promotional efforts. We have more than 50 representatives in our research service business who regularly call on key decision makers of the large pharmaceutical companies. These relationships provide important insights into product portfolios and development pipelines and may allow for more rapid identification and acquisition of attractive branded pharmaceutical products.

      Experienced Management Team. We have an experienced management team that is led by Frederick D. Sancilio, Ph.D., Chairman and Chief Executive Officer, Philip S. Tabbiner, D.B.A., President and Chief Operating Officer, William L. Ginna, Jr., Executive Vice President and Chief Financial Officer, Vijay Aggarwal, Ph.D., President of AAI International, George E. Van Lear, Ph.D., President of aaiResearch, and David M. Hurley, President of NeoSan Pharmaceuticals. These senior executives have an average of over 20 years of experience in the pharmaceutical industry.

Our Strategy

      We believe that our ability to apply our scientific expertise to develop new and improved products and product line extensions, to leverage our marketing and promotion organization and our strong relationships with many large pharmaceutical companies and to identify and acquire branded pharmaceutical products, positions our company for continued growth. Specifically, we intend to pursue the following growth strategies:

      Enhance Sales of our Acquired Products Through Focused Marketing and Promotion. We seek to increase sales of our acquired branded pharmaceutical products through active marketing and promotion directed at high-prescribing physicians, using one-on-one meetings, free product samples, educational programs, advertising, direct mail and website promotion. For example, we believe that Eli Lilly stopped actively marketing and promoting Darvon and Darvocet approximately nine years ago. We believe that we can successfully increase sales of these products by combining the strength of their brand names with active promotion of the products.

      Strengthen Brands of our Acquired Products Through Product Life Cycle Management. We plan to strengthen our acquired branded product lines through product life cycle management activities. We plan to use our research and development expertise and our portfolio of patents and proprietary and in-licensed technologies to provide new formulations, delivery systems, indications and dosage forms that will improve the characteristics of our acquired products, such as their safety, efficacy, convenience, cost effectiveness or side effects. We will seek renewed regulatory or patent exclusivity for our improved drugs, and we plan to market them as line extensions to our acquired branded product lines. We intend to develop product line extensions for each of our acquired product lines. For example, on February 13, 2002, we acquired the rights to a generic injectable vitamin D nutritional product that we intend to market under the name Aquasol D as a line extension to our Aquasol brand name.

      Launch Internally Developed Branded Products. We plan to develop new drugs in our targeted therapeutic classes, with the view of marketing these products under our own brand names. Although we have successfully developed a number of products in the past, we did so with the intention of licensing or selling the products to our customers. We are currently developing several new drug products using our patented and in-licensed drug-delivery technologies that we intend to market under our own brand names. For example, we recently concluded Phase II clinical studies for our ProSorb-D product to treat pain. This internally developed product combines the proven pain drug diclofenac with our patented ProSorb drug-delivery technology. ProSorb-D potentially offers the strong pain relief associated with diclofenac, but could act faster, taste better and cause less stomach irritation than other forms of this drug. We recently began Phase III clinical trials for this drug.

      Seek Attractive Acquisition Opportunities. We intend to continue taking advantage of industry consolidation trends by identifying and selectively acquiring branded pharmaceutical products. We generally will seek attractive branded pharmaceutical products that we believe have not been actively marketed and promoted for at least several years prior to our acquiring them, and thus can benefit from enhanced sales and marketing efforts, and lend themselves to product life cycle management opportunities such as new formulations, delivery systems, indications and dosage forms.

NeoSan Pharmaceuticals — Our Product Sales Business

      NeoSan commercializes branded pharmaceutical products that we develop and acquire in our targeted therapeutic classes — critical care, central nervous system, pain management, oncology, immunosuppression and cardiology. We market and promote our branded products directly through our sales force to high-prescribing physicians. We have relied upon a contract sales force provided by a national pharmaceutical sales organization, but we recently elected to terminate this arrangement effective July 2002. We intend to directly hire and manage our sales force, which we plan to significantly expand during the remainder of 2002. We use data generated by third-parties to identify physicians who prescribe our products and products in our targeted therapeutic classes. When we acquire products, we seek products that we believe will benefit from our sales promotion and to which we can apply the scientific expertise of our other divisions to develop product line extensions and improvements.

      In August 2001, we acquired from AstraZeneca the U.S. rights to the M.V.I. and Aquasol branded product lines of critical care injectable and oral nutritional products, which provide nutrients to cancer, AIDS, post-operative and nutritionally compromised patients. In December 2001, we acquired from Novartis the U.S. rights to the Brethine branded product line, which treats asthma. In March 2002, we acquired from Eli Lilly the U.S. rights to Darvon and Darvocet branded product lines, which treat mild to moderate pain.

      Through NeoSan, we seek commercially stable products within our targeted therapeutic classes with strong brand recognition and high gross margins. We also seek to acquire and commercialize established pharmaceutical products that we believe have not been actively marketed and promoted for at least several years prior to our acquiring them. Our goal is to increase the value of the brands that we acquire by promoting them to high-prescribing physicians, using one-on-one meetings, free product samples, educational programs, advertising, direct mail, and website promotion. We intend to acquire products that we can promote to our existing customer base, thereby leveraging our sales force.

      We also plan to apply the scientific expertise of AAI International and aaiResearch’s portfolio of patents and proprietary and in-licensed drug-delivery technologies and other intellectual property to develop new formulations, delivery systems, indications, dosage forms and line extensions for NeoSan’s branded products that will improve their safety, efficacy, convenience or cost effectiveness or reduce their side effects. Once approved by the FDA, we intend to market these products under the acquired brand names, thereby leveraging the value of the existing brand for our product improvements and line extensions. Additionally, we will seek renewed regulatory or patent exclusivity for these improved products. A new indication for an existing product or changes in product composition, method of use, formulation and process may provide three-year non-patent exclusivity or longer-term patent protection.

      Additionally, through the development expertise of aaiResearch, our NeoSan business is continuing internal development efforts on our own branded pharmaceutical products. Product candidates in the later stages of development include three new dosage strengths of azathioprine tablets for treatment of rheumatoid arthritis and post-transplant rejection, and an imidapril tablet, which is an angiotensin converting enzyme (ACE)-inhibitor, for treatment of cardiovascular disease. Earlier stage products include a quick-dissolving omeprazole tablet for treatment of stomach and ulcer ailments, a microsphere anticancer agent delivered by injection, and a controlled release mesalamine tablet for treatment of ulcerative colitis, or Crohn’s disease, a particular type of gastrointestinal disease. The details of NeoSan’s pipeline of product candidates from the development work of aaiResearch is discussed in “— aaiResearch — Our Product Development Business.” We do not know, however, whether we will ever be able to successfully commercialize any of these product candidates.

      NeoSan had $130.1 million of net revenues in 2001 on a pro forma basis assuming the acquisitions of the M.V.I., Aquasol, Brethine, Darvon and Darvocet product lines had occurred on January 1, 2001.

     Darvon and Darvocet Acquisition

      On March 28, 2002, we acquired from Eli Lilly the U.S. rights to the Darvon and Darvocet branded product lines in the U.S. (and the existing inventory of these products) for $211.4 million in cash, subject to adjustments described below. The Darvon and Darvocet products are prescribed for the treatment of mild to moderate pain. The acquired products include Darvon (propoxyphene hydrochloride), Darvocet-N (propoxyphene napsylate and acetaminophen) and Darvon-N (propoxyphene napsylate).

      The Darvon and Darvocet product lines had net sales of $62.9 million in 2001, compared to $56.5 million in 2000 and $49.5 million in 1999. Average monthly net sales of Darvon and Darvocet were $4.1 million in 1999, $4.7 million in 2000 and $5.2 million in 2001. However, net sales of these products prior to our acquisition of them, were $3.1 million in March 2002, $3.2 million in February 2002, $3.4 million in January 2002, $3.9 million in December 2001 and $3.1 million in November 2001. Net revenues from sales of Darvon and Darvocet in April 2002 were $5.7 million. This increased level of monthly sales, however, was due in part to the amount and timing of a price increase that we implemented soon after we acquired these products. We believe that the levels of net sales in 1999 and 2000 are more indicative of future sales levels than the elevated sales levels in 2001 or April 2002 or the reduced sales levels during the five months ended March 31, 2002. Although we have focused on the longer-term trends in evaluating the acquisition of these product lines, this decrease in monthly sales may not be temporary and sales levels may never return to the range existing in 1999 and 2000. If sales of these products continue at the levels for the five-month period prior to our acquisition of them, annual product sales of Darvon and Darvocet will be approximately $40 million, or 36% less than the amount shown in our pro forma financial statements on pages 29 through 37 of this prospectus. Any prolonged decrease in sales of these products or the failure to return to the sales levels existing in 1999 and 2000 will have a material adverse effect on our business, results of operations and financial condition.

      These product lines have been sold in the U.S. for over 25 years, with the initial marketing of Darvon beginning in 1957. Darvon lost its patent exclusivity in 1973 and Darvon-N and Darvocet-N in 1985. The first generic version of Darvon was introduced in 1973, and by 1985 numerous generic products were being marketed for substitution for Darvon and Darvocet. We believe that Eli Lilly ceased actively promoting these brands in approximately 1993.

      Product Market. Darvon and Darvocet compete primarily in the pain management market, especially with products indicated for the management of mild to moderate pain. According to Scott-Levin data, the size of the U.S. pain management market has grown to approximately $16 billion in 2001, from $6.4 billion in 1995. The Darvon and Darvocet products compete with a large number of other branded and generic products generally used to treat mild to moderate pain, including Ultram and other non-steroidal anti-inflammatory drugs, or NSAIDs, such as ibuprofen. We believe all of these products comprise approximately 50% of the total U.S. pain management market.

      Additionally, major promotional efforts in the U.S. pain management market today involve a relatively new class of drugs, the cyclo-oxygenase 2, or the COX-2 enzyme, inhibitors. They are designed to work as effectively as Darvon and Darvocet and NSAIDs, but without side effects such as ulcers and gastrointestinal bleeding. These new COX-2 inhibitors are more selective than traditional NSAIDS. The non-selective inhibition of both COX-1 and COX-2 enzymes in other NSAIDs is responsible for the toxicities and side effects.

      Each of the Darvon and Darvocet products currently faces competition from generic products, and two of the world’s largest manufacturers of generic products, Teva Pharmaceutical Industries Ltd. and Mylan Laboratories Inc., sell generic substitutes for the Darvon and Darvocet products. These generic substitutes are sold at significantly lower prices than Darvon or Darvocet, due to the significantly lower costs associated with them. While precise data on generic substitution is not available, we believe the vast majority of the prescriptions written for Darvon and Darvocet are filled with generic propoxyphene products.

      Product Line Strategy. We acquired the Darvon and Darvocet brands because they are pain management brands we believe have high customer recognition. These product lines provide us with an established position in our targeted pain management therapeutic class. Our goal is to increase the value of these brands by actively marketing and promoting them and repositioning them through the development of product line extensions and improvements. In addition, we plan to reintroduce previously approved, but not currently marketed forms and dosage strengths of Darvon and Darvocet, such as the liquid form of Darvocet.

      Specifically, we seek to enhance the value of Darvon and Darvocet by expanding the size of our sales force from 20 to 50 people and our sales management team to five from two during 2002. In addition, we plan to create sales incentives with respect to these products. Additionally, we intend to individually target high-prescribing physicians in an effort to boost sales of Darvon and Darvocet. We also plan to work with respected physicians at leading pain clinics to develop pain-management guidelines that specify the use of our Darvon and Darvocet products. These clinics provide guidelines to primary-care physicians for the proper management and selection of products to treat pain.

      We plan to develop improved products and line extensions with improved product, delivery, and therapeutic characteristics and potential regulatory and patent exclusivity, including the following products that we are beginning to develop.

      Controlled Release Combination Product of Propoxyphene and an NSAID. We are initiating a product development plan for a new propoxyphene and NSAID combination oral dosage product for the treatment of mild to moderate pain. The new product will be based on propoxyphene compounds in certain of our immediate release Darvon and Darvocet products (some of which are already combination products using propoxyphene and acetaminophen) and an NSAID, in order to create a controlled release line extension product in the Darvon and Darvocet family of products. At present, our products must be taken every four hours as needed, with a maximum dosage of 600 milligrams per day for mild to moderate pain.

      We plan to develop a 12-hour controlled release product to provide an immediate release of the NSAID and a controlled release of propoxyphene. We anticipate that this product will be based on our patented ProCore technology. We believe that we can submit a 505(b)(2) regulatory submission with the FDA for approval of this product based on “pivotal pharmacokinetic and bioequivalence” clinical studies involving up to 36 persons and a duration of 12 weeks after a three-month stability study.

      Immediate Release Combination Product of Propoxyphene and ProSorb-D. We are initiating a development plan for an immediate release combination oral dosage product combining propoxyphene with diclofenac potassium, the pain relief product in our ProSorb-D product currently under development. We believe that a combination product of diclofenac and propoxyphene using our patented ProSorb technology will provide superior pain relief at reduced dosage levels. We believe that reducing the amount of NSAIDs in a new dosage form will result in a drug that will be safer and cause less stomach irritation. Our objective for this combination product is to develop a product providing faster, longer and better pain relief.

      We believe that we can submit a 505(b)(2) regulatory submission with the FDA for approval of this product based on “pivotal pharmacokinetic and bioequivalence” clinical studies involving up to 36 persons and a duration of 12 weeks after a three-month stability study.

      Acquisition Terms. We paid $211.4 million in cash for the rights in the U.S. to these products and Eli Lilly’s existing inventory of these products. This amount will be reduced in the event that net sales by Eli Lilly of Darvon and Darvocet products from February 1, 2002 until the day before closing were greater than target net sales for that period calculated at a monthly rate of $4.167 million. If actual net sales during that period exceed the target, then the purchase price will be reduced by 90% of the excess amount. The purchase price will further be reduced by up to $18 million if net sales of the Darvon and Darvocet products during a 12-month measurement period are less than targeted levels. The measurement period will be any 12 months, as selected by Eli Lilly, ending on any calendar month end from December 31, 2002 until March 31, 2003. If net sales are less than $50 million during the 12-month measurement period, the purchase price will be reduced incrementally by $0.9 million for each $250,000 that actual sales are below $50 million. The maximum amount of this post-closing reduction is $18 million. The amount of this reduction is to be paid by Eli Lilly to us following confirmation of the amount of net sales during the measurement period. In addition, we have agreed to pay Eli Lilly royalties upon sales of our future developed improvements to the Darvon and Darvocet products or other products containing the active ingredient propoxyphene and any other pharmaceutical products sold under the name Darvon, Darvocet or certain other trademarks. We will pay a royalty on sales of each of these future products during each calendar quarter for a ten-year period beginning upon the product’s commercial introduction, provided that the total net sales of all of these future products, combined with the total net sales of the current Darvon and Darvocet products, exceed $15.8 million in the applicable calendar quarter. We will not owe any royalties on the sales of the Darvon and Darvocet products themselves that we acquire from Eli Lilly.

      Supply of Product. Under a manufacturing agreement that we have entered into with Eli Lilly, Eli Lilly agreed to supply a specified percentage of our requirements from and after closing for the existing 12 Darvon and Darvocet product presentations (form and dosage). The supply agreement will extend through December 31, 2004. Upon the satisfaction of certain conditions, including payment by us of a $4.0 million extension fee, we may extend the agreement for an additional six months, during which Eli Lilly will use commercially reasonable efforts to supply NeoSan with a full calendar year’s supply of products during the extension period, subject to certain maximum and minimum quantities. Under this agreement, we have agreed to order the manufacture of certain minimum amounts of Darvon and Darvocet products and certain minimum percentages of our requirements: 60% of our requirements in the first year, 50% in the second year, and 40% in the third year. Also under this agreement, the supply obligation of Eli Lilly is subject to a maximum amount of the Darvon and Darvocet products over the life of the contract. We anticipate that this maximum supply obligation of Eli Lilly is sufficient to cover all of our supply needs through the end of 2005. We will purchase these products manufactured by Eli Lilly for a fixed unit cost, subject to a percentage increase on each January 1 plus any increase in Eli Lilly’s cost of raw materials during that year. However, the purchase price for these products will be no less than Eli Lilly’s standard cost of manufacturing, which includes raw materials, direct labor, and plant overhead attributable to the Darvon and Darvocet products. Prior to expiration of this agreement, we intend to have FDA approval permitting the transfer of the manufacturing of these products to our manufacturing facilities, one or more third-party manufacturing facilities, or a combination of these facilities. This approval, however, could require significant expense and much more time, and it is possible that we never receive it.

     Brethine Acquisition

      On December 13, 2001, we acquired the U.S. rights to the Brethine branded product line from Novartis Pharmaceuticals Corporation and Novartis Corporation for $26.6 million in cash. Brethine is administered in oral and injectable forms for the prevention and reversal of bronchospasm in patients age 12 and older with asthma and reversible bronchospasm associated with bronchitis and emphysema. Although physicians also prescribe Brethine to stop premature labor, this drug has not been approved by the FDA for this indication and thus it cannot be marketed or promoted for this use. Brethine had net sales of $15.2 million for the eleven and one-half months ended December 13, 2001, the audited period prior to our acquisition. Brethine was initially marketed beginning in 1975. We believe that Novartis ceased actively promoting Brethine in the early 1990s, although Novartis selectively marketed and promoted Brethine since then and a third party provided marketing support for Brethine during 1999 and 2000.

      Product Market. Brethine, or terbutaline sulfate, is a beta-adrenergic agonist bronchodilator, meaning that it aids in the flow of air through the bronchial tubes for people suffering from asthma, emphysema, chronic bronchitis, and other lung diseases. According to Scott-Levin data, oral and injectable drugs to treat these ailments generated sales of approximately $200 million in 2001. IMPAX Laboratories has been marketing a generic form of the oral form of Brethine since July 2001. There are no approved generic forms of the injectable form of this drug. Major branded products competing against Brethine to treat these ailments include Volmax, Proventil, and branded and generic forms of albuterol. Additionally, Brethine is prescribed to stop premature labor in pregnant women. According to Scott-Levin data, this use is estimated to have generated 42% of the total sales of Brethine in 2000.

      Product Line Strategy. We acquired Brethine because of its strong brand recognition, 25 years of clinical experience and well established safety record. Our goal is to enhance the sales of Brethine by actively marketing and promoting the brand name, in addition to developing product line extensions. Historically, Brethine has been sold through wholesalers, and we plan to continue focusing on these customers. To expand the distribution of Brethine, we are also targeting high-prescribing physicians and pharmacists and are considering adding it to product lines carried by group purchasing organizations that we already have as customers. Additionally, we are working with leading physician groups to have Brethine included in their recommendations and guidelines for the treatment of asthma and related ailments.

      We are initially seeking to position Brethine as a preferred treatment of asthma, when a short-acting agent is required. Our marketing efforts emphasize this product’s efficacy and its 25-year record of safety. Our strategy for Brethine also involves product line extensions and improvements, including a vial form of injectable Brethine to replace a glass ampoule that must be scored and broken prior to use and one controlled release, long acting dosage strength.

      Supply of Product. We entered into an interim supply agreement with Novartis providing for its manufacture and packaging of the oral and injectable form of Brethine for sale by us in the U.S. through December 13, 2004. We may terminate the manufacturing component of the supply agreement on 12-months notice and the packaging component on six months’ notice. Under the supply agreement, we may purchase the products for a fixed unit cost during the term of the agreement, subject to an annual price adjustment on January 1, 2003 and January 1, 2004 tied to the Consumer Price Index and to a downward adjustment in the event product packaging is moved to a third party. We may transfer the Brethine manufacturing processes to our own facilities prior to expiration of the supply agreement. This move, however, would be subject to FDA approval, and it is possible that this approval would involve significant expense and would not be obtained on a timely basis, if at all.

      Novartis maintains an inventory of the active ingredient, terbutaline sulfate, used to manufacture both the oral and injectable forms of the Brethine products. The supplier of this existing inventory, however, has stopped producing terbutaline sulfate. As a result, we have identified and are seeking FDA approval of a new supplier and are responding to FDA requests regarding the new supplier’s material. We believe the current inventory of terbutaline sulfate from the approved supplier is sufficient to continue to manufacture the oral form of Brethine to supply anticipated orders until September 2002 for some dosage strengths and several months later for other dosage strengths and to manufacture the injectable form of Brethine to fill anticipated orders for several years. Novartis has acquired an inventory of terbutaline sulfate from the new supplier, but the Brethine products it manufactures for us with this material may not be sold until the new supplier is approved by the FDA. We believe that we will obtain approval of the new supplier prior to September 2002, but it is possible that we may not receive approval until much later, if at all. If the FDA does not approve the new supplier, we will not be able to supply one dosage strength of Brethine tablets to our customers after August 2002 and will not be able to supply the remaining oral dosage strength within several months after that. Sales of the oral form of Brethine accounted for approximately 65% of net sales of Brethine in 2001.

     M.V.I. and Aquasol Acquisition

      On August 17, 2001, we acquired the U.S. rights to a line of critical care injectable and oral nutritional products from AstraZeneca for up to $100 million in cash, of which we paid $52.5 million at closing of the acquisition. Future guaranteed payments of $1.0 million each are due in August 2002 and 2003. Future contingent payments of $2.0 million and $43.5 million are potentially due in August 2003 and 2004, respectively. The acquired products are M.V.I.-12, M.V.I.-Pediatric, Aquasol A and Aquasol E. The M.V.I.-12, M.V.I.-Pediatric and Aquasol A products are administered by intravenous or injected solution to provide nutrients to severely ill patients for whom oral nutrition is not feasible. Aquasol E is administered by oral solution.

      The M.V.I. and Aquasol brands had net sales of $24.6 million for the period from January 1, 2001 to August 17, 2001, the audited period prior to their acquisition. These brands had net revenues of $16.8 million for us during the remaining portion of 2001. The initial M.V.I. product and Aquasol A were approved for marketing over 45 years ago, and M.V.I.-Pediatric was approved in 1983. No FDA approval is necessary to market Aquasol E.

      The M.V.I. products and Aquasol A are approved by the FDA for the following uses:

•	M.V.I.-12 is a multivitamin solution for intravenous use as a daily multivitamin for adults and children over 11 years receiving parenteral nutrition. It also is used in other situations where intravenous dosing is required due to nutrient depletion, including in surgery, for extensive burns, fractures and other trauma, for severe infectious diseases, and for comatose states.

•	M.V.I.-Pediatric is a sterile powder intended for reconstitution as a solution for intravenous use as a daily multivitamin for infants and children up to 11 years of age receiving parenteral nutrition. It also is used in other situations where intravenous dosing is required due to nutrient depletion, including in surgery, for extensive burns, fractures and other trauma, for severe infectious diseases, and for comatose states.

•	Aquasol A (vitamin A) Parenteral is an injectable vitamin solution used to provide vitamin A. Aquasol E (vitamin E) Drops, which do not require FDA approval to be marketed, are nutritional supplements taken orally to provide vitamin E.

      On February 13, 2002, we acquired from Aesgen, Inc. the rights to a generic injectable vitamin D nutritional product that we intend to market under our Aquasol brand name as Aquasol D. We paid $1.0 million for this product at the time of acquisition and agreed to make additional contingent milestone payments of up to $1.5 million and certain royalty payments for the eight-year period following the first commercial sale of this product. We are awaiting FDA approval and are seeking as the approved indication of this drug the management of hypocalcemia, or bone loss, in patients undergoing kidney dialysis.

      Product Market. According to IMS data, the U.S. market for injectable nutritional products was approximately $310 million in annual sales in 2001, up from $60 million of annual sales in 1996. Of this $310 million, the market for injectable vitamin D products, where Aquasol D will compete, was approximately $267 million in annual sales in 2001 and the market for injectable general nutritional products, where M.V.I.-12 and M.V.I.-Pediatric compete, was $39 million in annual sales in 2001. Injectable nutrition products are used primarily as part of total parenteral nutrition therapy for patients, both in the hospital and for in-home health care. Many patients receiving this therapy are recovering from malnutrition, burns, trauma and surgery.

      M.V.I.-12 and M.V.I.-Pediatric are market leaders in the U.S. for injectable multi-vitamin drugs. According to IMS data, in 2001, M.V.I.-12 had over a 90% share of the market for adult injectable multi-vitamins and M.V.I.-Pediatric had over a 90% share of the market for pediatric injectable multi-vitamins. The main competition for M.V.I.-12 is Infuvite Adult, which is marketed by Baxter Healthcare Corporation. The main competition of M.V.I.-Pediatric is Infuvite Pediatric, which also is marketed by Baxter Healthcare Corporation. Aquasol A is the only injectable Vitamin A product on the market. Aquasol E competes with various other vitamin E products. If approved by the FDA, the main competition of Aquasol D is expected to be Calcijex and Zemplar, marketed by Abbott Laboratories, and Hectorol, marketed by Bone Care International, Inc. Aquasol D has been submitted for approval by the FDA as a generic substitute for Calcijex, although Aquasol D will be packaged in a vial, rather than an ampoule, form.

      The FDA has examined the product formulation and the current state of medical thought on the vitamin levels needed in M.V.I.-12. After examining data from a public workshop between the FDA and the American Medical Association as to the appropriate dosage level of vitamins in parenteral multivitamin preparations, the FDA increased the targeted dosage levels of vitamins B1, B6, C and folic acid to be included in multivitamin injectable products to a level greater than that included in any existing product and required the inclusion of Vitamin K. Prior to our acquisition of the M.V.I. product line from AstraZeneca, we had been working with AstraZeneca on a fee-for-service basis to reformulate M.V.I.-12 to meet these guidelines. We anticipate that an application will be submitted to the FDA for this reformulated product in the second half of this year.

      Product Line Strategy. We acquired the M.V.I. and Aquasol brands because of their strong brand names and high market share. We believe that the M.V.I. and Aquasol brands have significant growth opportunities that we can capture through our enhanced promotional support and development of product line extensions and improvements.

      We intend to enhance the sales of the M.V.I. and Aquasol products by actively promoting them with our sales force. Our sales efforts have focused on the supply of over 20 group purchasing organizations, or

GPOs, for hospital and outpatient settings, whose purchase contracts for M.V.I. were assigned to us by AstraZeneca, and other wholesale customers, including managed care organizations. We have actively marketed to GPOs, both to expand sales of M.V.I. and to add Aquasol products to the contracts. Additionally, we are marketing to pharmacy directors, nutritional staff and key physicians in the hospital and institutional health care markets. The targeted physician groups are intensive care specialists in hospitals, and oncologists and geriatricians active in-home health care programs. We believe that significant marketing opportunities also exist with providers in extended care, oncology, HIV, substance abuse and outpatient surgery — providers that deliver parenteral nutrition in markets that have traditionally been underserved by M.V.I. Augmenting our sales force activities are indirect marketing initiatives that revolve around our websites, including www.neosan.com, www.mvi-us.com and www.TPNpro.com. The data on these websites is not part of this prospectus.

      We are directing some of our marketing efforts at educating hospitals about a change in the recommended dosage of injectable nutritional products. Due to industry-wide shortages in the mid-1990s, we believe the dosage used at many hospitals for total parenteral nutritional therapy was changed from once a day to every other day. The American Society of Parenteral and Enteral Nutrition, or ASPEN, has recently reaffirmed its recommended daily dosage of parenteral nutritional products, which we intend to emphasize in our promotional efforts. Also, we intend to work with ASPEN and leading physicians to have their recommendations for nutritional products specifically address the benefits of the M.V.I. and Aquasol product lines.

      Since our acquisition of the M.V.I. and Aquasol product lines, we have demonstrated success in increasing their sales and unit growth. We have used our sales force to focus our promotional emphasis on hospitals with the largest sales potential for these products. Additionally, we have expanded the use of Aquasol A and Aquasol E in the marketplace by including them within the scope of our contracts with group purchasing organizations. We have increased the average monthly sales of the M.V.I. and Aquasol products to $3.9 million in the period September 2001 to March 2002, from an average of approximately $3.3 million in the period January 1, 2001 to August 17, 2001 and $3.1 million in 2000. We believe this increase reflects the focused promotional efforts of our sales force on hospitals with the highest sales potential.

      Our product line strategy for M.V.I. and Aquasol will also focus on developing and marketing new replacement products, product improvements and product line extensions, including the following products that we are currently developing.

      M.V.I. Line Extensions. We are developing two forms of M.V.I.-Pediatric line extensions and four forms of M.V.I.-12 line extensions, including the reformulation of M.V.I.-12 required by the FDA.

      Aquasol D. We are developing Aquasol D, an injectable product for the management of hypocalcemia, or bone loss, in patients undergoing kidney dialysis. Aquasol D is a vitamin D (calcitriol) product that is a generic version of Abbott’s Calcijex product and that will be marketed by us as a branded product under the Aquasol D trademark. Aquasol D will be manufactured through our patented process and will be offered in a vial form that offers competitive advantages over Abbott’s Calcijex ampoule product. The vials are safer than glass ampoules that must be scored and broken prior to use. On February 13, 2002, we acquired all rights to this product from Aesgen Inc., for which we had previously been developing Aquasol D. On March 27, 2000, an Abbreviated New Drug Application was filed with the FDA for this product. According to IMS Data, total U.S. sales for injectable vitamin D products were approximately $267 million in 2001.

      Acquisition Terms. We acquired the rights to M.V.I. and Aquasol in the U.S. and its territories for payments of up to $100 million over three years, with an initial payment of $52.5 million paid on August 17, 2001. Additional payments of $1.0 million each are due in August 2002 and August 2003 (subject to reduction in the event that product returns in each preceding period exceed certain dollar minimums set forth in the purchase agreement). A contingent payment of $2.0 million is due in August 2003 if the FDA approves by December 31, 2002 the reformulated M.V.I.-12 product with a minimum shelf life of 12 months. In addition, a contingent payment of up to $43.5 million is due in August 2004 if the FDA approval of the reformulated M.V.I.-12 product is received on or before December 31, 2003, with the $43.5 million payment being reduced by $1.0 million for each month after December 31, 2002 during which FDA approval is not obtained and with the contingent $43.5 million payment becoming $0 in the event FDA approval is not obtained on or prior to December 31, 2003. As indicated above, we believe that approval of this reformulation could be obtained by the end of 2002 or early 2003.

      Supply of Product. In connection with the M.V.I. and Aquasol acquisition, we entered into an interim supply arrangement with AstraZeneca to supply us with M.V.I.-12 in single-dose vials, multi-dose vials and bulk, Aquasol A and Aquasol E. The initial term of this interim supply agreement is for two years through August 17, 2003, but we have the option to extend the term for an additional year. Under the interim supply agreement, we may purchase the products for a fixed unit cost for the first two years equal to AstraZeneca’s cost of goods sold during 2000 for the relevant product, subject to full adjustment in August 2002 for changes in the cost of raw materials and an adjustment (limited to changes in the Consumer Price Index) for changes in other manufacturing costs. If the contract is extended to the third year, the price will increase to AstraZeneca’s full variable and fixed costs plus 20%. If we obtain FDA approval for the reformulated M.V.I.-12 product, AstraZeneca will supply the reformulated product to us at a price equal to AstraZeneca’s costs, including materials, labor and variable overhead. In addition, AstraZeneca assigned to us its manufacturing agreement with a third-party supplier for the production of M.V.I.-Pediatric for an indefinite period of time, provided that either party can terminate this agreement upon at least four year’s prior notice.

      M.V.I. product line shortages existed in the mid-1990s due to third-party manufacturing problems, which were resolved in 2000 when AstraZeneca brought manufacturing of M.V.I.-12 in-house. Additionally, in September 2001 after an FDA inspection of its facilities, our third party supplier of M.V.I.-Pediatric halted production of M.V.I.-Pediatric at its manufacturing facility upon discovery of microbial growth in other products manufactured in the section of its facility used for the production of M.V.I.-Pediatric. This shutdown created temporary shortages in marketplace. The manufacturer resumed production of M.V.I.-Pediatric in February 2002 and experienced initial production problems. These problems have been resolved and we began shipping some new products to our customers in April 2002. M.V.I.-Pediatric accounted for 31% of the M.V.I. product line sales in 2000 and 34% in 1999. This product is currently not being manufactured at full production levels. We expect our third party manufacturer to operate at full production of our product by the end of the second quarter or early in the third quarter of 2002.

      We expect to transfer the manufacture of the Aquasol products to our Charleston and Wilmington manufacturing facilities, and to either bring the manufacture of the M.V.I. product lines in-house or contract with third-party manufacturers to ensure a continued, long-term supply on market terms.

     Sales and Distribution of Branded Products

      In connection with our acquisition of the M.V.I. and Aquasol product lines, we engaged Ventiv Health U.S. Sales, Inc., a national pharmaceutical sales organization, to provide us with a dedicated contract sales force of 20 sales representatives and two sales managers. In addition, we have approximately 11 employees marketing and promoting our branded products in support of our sales force. Our agreement with Ventiv is terminable on 90 days’ notice, and in April 2002, we provided notice of our intent to terminate this agreement, effective July 2002. We plan to directly hire and manage our sales force going forward. As permitted by our agreement with Ventiv, we intend to hire 10 of the sales representatives currently working on our account. When we employ any contract personnel provided by Ventiv during or within one year of termination of this agreement with Ventiv, we must pay Ventiv fees ranging from $5,000 to $10,000 per person depending on the employment level of that person. In addition, we plan to expand the size of our sales force to 50 people and the sales management team to five during 2002. Ventiv provides over 2,500 sales representatives to pharmaceutical clients, with each sales representative dedicated exclusively to one pharmaceutical company pursuant to contract. Our relationship with Ventiv has enabled us to ramp up our sales staff quickly and economically in connection with our product line acquisitions.

      Similarly, we have also contracted with Integrated Commercialization Solutions, Inc., or ICS, to provide warehousing, distribution, inventory tracking, customer service and financial administrative assistance related to the distribution program (including management of applicable rebates, chargebacks and accounts receivable collection).

     Small Volume Manufacturing

      We currently manufacture certain high-potency and high-toxicity drug products, along with controlled substance products, for clients in our manufacturing facility in Wilmington, North Carolina. Our manufacturing generally covers small volume products. We also manufacture certain drugs developed on behalf of clients for commercial sale while client production facilities are being built and validated. We recently acquired a 48,000 square foot sterile facility in Charleston, South Carolina where we manufacture sterile products. Our manufacturing facilities and equipment are qualified and validated to operate under current Good Manufacturing Practice regulations. We also provide manufacturing, packaging and labeling of non-parenteral clinical trial materials.

aaiResearch — Our Product Development Business

      aaiResearch provides research and development expertise and a portfolio of proprietary and in-licensed drug-delivery technologies and intellectual property rights, which we use to enhance and develop products that are innovative, safer, or more effective, convenient or cost-efficient. This can result in renewed regulatory or patent exclusivity, adding to the commercially valuable life of the product. We offer these product improvement, or life cycle management, activities to our customers for royalties, milestone payments and fees. In addition, we apply this expertise to improve our acquired products and internally develop our own new products. Net revenues for aaiResearch in 2001 were $20.4 million.

      In addition to product development, aaiResearch seeks to develop proprietary drug delivery technologies for licensing to our clients. We have historically dedicated a portion of our technical resources and operating capacity to internal drug and technology development with the objective of licensing marketing rights to third parties. aaiResearch continues to pursue this strategy today.

      Our internal product and technology development program has resulted in multiple product applications filed with the FDA and European regulatory agencies. Many of these products have been licensed or sold. Others are still in development. The internal development program has also resulted in patents covering drugs and drug technology and numerous pending patent applications. During 2001, we filed 15 new patent applications with the U.S. Patent and Trademark Office, with international patent applications filed according to applicable conventions.

      We have significant experience in providing product life cycle management services to our clients, which we leverage to develop our own proprietary products. Product life cycle management offers product improvement and line extension opportunities to clients, generally for marketed products facing patent expiration and that could commercially benefit from improvements or line extensions. Product improvements and line extensions offer clients an opportunity to improve product or product delivery characteristics, thus enhancing and extending the commercial value of a branded product line. Improved product characteristics may include enhancement of product stability, creation of additional absorption profiles (e.g., quick or sustained release), higher drug absorption or bioavailability (permitting reduced drug loads per dose with the potential for lower costs and side effects), improved taste, more attractive appearance, or better dosage regimes (e.g., once a day versus multiple doses per day). Product line extensions may include new dosage forms, such as solids, liquids and chewables, to increase patient populations who can benefit from such drugs (e.g., pediatric or geriatric patient populations), as well as new dosage strengths that may be more convenient for doctors and patients under current treatment regimens. Product modifications and line extensions offer clients the opportunity to target new patient subpopulations and improve patient compliance and convenience. Product life cycle management activities also can lead to new inventions and discoveries in the course of the research and development work, providing new opportunities for long-term patent protection for the modified products and potential long-term value for licensees of our technologies.

     Our Drug-Delivery Technologies

      Our portfolio of internally developed and in-licensed drug-delivery technologies provide us with some opportunities for the expansion of a drug product’s effective market life. Our currently available technologies include:

•	ProCore — a patented multiparticulate technology for controlled release of a drug incorporated into a two-layer coated pellet. The first layer allows for control of the lag time before an active agent begins its release while the second layer controls the rate of release, and thus the duration of the sustained release effect for the product.

•	ProSorb — technologies designed to accelerate absorption rates and thus permit weakly acidic compounds to exhibit a longer duration and shorter onset of action relative to conventional dosage forms. The concept of the technology is that the acidic drugs incorporated into the technology form a dispersion pattern upon release in the stomach that allows faster and more complete absorption. ProSorb is a broad-based technology primarily used with liquid or encapsulated drug products. Using this technology with diclofenac, a non-steroidal anti- inflammatory drug, has resulted in our proprietary ProSorb-D product candidate, which is discussed below.

•	ProLonic — a drug-delivery technology specifically designed to release an active agent in the colon. This patented technology can be incorporated into a tablet, a pellet, or a capsule dosage form and uses conventional manufacturing equipment and processes. The advantage represented by this technology is the ability to control the location and timing of release.

•	ProMelt — a fine particle, rapidly disintegrating technology that allows for creation of a fast melt tablet dosage form while also permitting taste masking, targeted delivery or controlled release of the active agent. The technology is particularly applicable to pediatric and geriatric treatments for patients who have difficulty swallowing more traditional dosage forms such as tablets and capsules.

•	ProSpher — an injectable, depot formulation for controlled release of active agents from days to months. It is capable of delivering therapeutically important agents with reduced “burst effect,” or immediate release, upon administration, as compared to other depot technologies. The technology is designed to allow the development of convenient single does treatment for drug therapies lasting up to six months.

•	ProSLO and ProSLO II — an osmosis technology designed for combination product therapy. Osmotic action is the natural movement of water through a membrane and is used to make oral drug administration more accurate, precise and convenient. Our technology has an immediate release component in the outside layer of a laser drilled tablet. This tablet allows a controlled release of multiple active ingredients. The advantages over existing technologies are its easy scalability, the ability to use it with numerous active ingredients, the ability to create both a long- and short-acting drug combination, and its ability to handle what normally are insoluble active ingredients.

      The ProSLO and ProSLO II technologies are available for use by us and our clients in the U.S. through an exclusive cooperative agreement with Osmotica Corporation, provided that Osmotica must agree to the use of the technology with a particular drug product. Osmotica will receive royalties from the use of these technologies. In April 2002, Osmotica notified us that it intended to terminate this arrangement effective April 2007. Upon termination of this agreement with Osmotica, we cannot develop future products using Osmotica’s ProSLO or ProSLO II technologies unless Osmotica separately agrees to it. Additionally, the ProLonic, ProMelt and ProSpher technologies are available to us pursuant to a joint development agreement with Tanabe Seiyaku Co. Ltd. This agreement with Tanabe provides for the joint development by us and Tanabe of certain mutually agreeable drug technologies identified by Tanabe. Under this agreement, we have an exclusive worldwide license, other than in certain Asian countries, to the developed technologies and we are required to pay Tanabe a portion of all down payments and milestone payments, and all royalties, received by us in connection with the commercialization of products using these jointly developed technologies.

      aaiResearch has continued our internal development of products to be licensed to third parties that have additional marketing and distribution capabilities or a therapeutic focus different than ours. We have entered into multiple licensing agreements for products that are currently in development. The terms of the agreements vary as to amounts of milestone payments and fees, as well as methods and extent of revenue participation such as royalties. While we anticipate that most of our product licensing agreements will provide that prospective clients will ultimately sponsor the approved product, in certain instances we have made submissions for internally developed products in our own name.

     Our Internal Product Development Pipeline

      We have a number of proprietary pharmaceutical products under development, which include the products in the chart below. We are pursuing internal product development candidates in three primary categories:

•	existing active pharmaceutical ingredients or chemical compounds, where the development of product line extensions, new forms (such as different dosages, formulations or delivery mechanisms — e.g., liquids versus tablets), or combination drugs involving two known active ingredients, offer potential therapeutic or marketing advantages. Examples of this type of product development include ProSorb-D and our planned line extensions for most of our acquired branded drug products, as well as for a fexofenadine/ pseudoephedrine 24-hour combination allergy product that we have licensed to a third party;

•	new active ingredients or compounds that are chemically similar to currently marketed products with established therapeutic and safety profiles, and that offer improved characteristics over the marketed products. An example for this category of development includes 6-omeprazole; and

•	new active ingredients or chemical entities that fall within our targeted therapeutic classes, including some that are marketed in other countries but not currently marketed in the United States. An example for us in this category of product development is imidapril.

      Our product development strategy focuses on products that we expect will have some period of market exclusivity, such as through patent or regulatory exclusivity, without competition from generic substitutes or other third party products that infringe the patents covering our line extensions or other developed products.

Delivery
	Mechanism or		Stage of
Product	Technology	Therapeutic Class	Development	Marketing Rights

Aquasol D	Vial-injection	Critical Care/ Nutrition	Awaiting FDA approval	NeoSan

AzaSan	Tablet	Immunosuppression	Awaiting FDA approval	NeoSan

Imidapril	Tablet	Cardiovascular	Phase III protocol development	NeoSan

M.V.I. line extensions	Injection	Critical Care/ Nutrition	Stability(1)	NeoSan

M.V.I.-12 reformulation	Injection	Critical Care/ Nutrition	Stability(1)	NeoSan

M.V.I.-Pediatric	Liquid injectable	Critical Care/ Nutrition	Stability(1)	NeoSan

ProSorb-D	ProSorb oral softgel capsule	Central Nervous System/ Pain	Phase III	NeoSan

Darvon controlled release	ProCore	Central Nervous System/Pain	Initiating early development(2)	NeoSan

Darvon immediate release	ProSorb	Central Nervous System/Pain	Initiating early development(2)	NeoSan

Brethine	Vial-injection	Central Nervous System/ Asthma	Stability(1)	NeoSan

Brethine L.A.	ProCore	Central Nervous System/ Asthma	Prototype development(2)	NeoSan

6-Omeprazole	ProMelt	Gastrointestinal	Prototype development(2)	NeoSan

Fexofenadine/ pseudoephedrine 24 hour	ProSLO II	Central Nervous System/ Allergy	Phase III manufacturing scale-up	Customer (under contract)

(1)	These products are undergoing stability testing. Under FDA regulations, we believe that approval of these products will not require any clinical studies.

(2)	We plan to file for FDA approval pursuant to a 505(b)(2) application, a description of which is contained in “— Government Regulation — The Drug Development Regulatory Process — Referencing and Relying on New Drug Applications.”

      In addition to the line extensions to our acquired products discussed above in “— NeoSan Pharmaceuticals — Our Product Sales Business,” we are developing the following products.

      AzaSan. We are developing three line extensions to our current 50 milligram azathioprine tablet product: 25 milligram, 75 milligram and 100 milligram tablets. Azathioprine is an immunosuppression agent used in the prevention of organ rejection in kidney transplants and for the management of severe, active rheumatoid arthritis unresponsive to rest, aspirin or other nonsteroidal anti-inflammatory drugs, or NSAIDs. These azathioprine products are generic forms of Imuran, a branded product sold by Prometheus Laboratories, Inc., and will be sold by us as branded products under our AzaSan trademark. Our 50 milligram azathioprine tablet product was developed by us and launched in 1999, with sales to Geneva Pharmaceuticals, a division of Novartis, for resale into the marketplace. We are currently in the process of assuming direct promotion and sales of our 50 milligram product, and intend to sell the three line extensions directly, once approved by the FDA.

      On August 31, 2001, we filed an Abbreviated New Drug Application with the FDA for the 25 milligram azathioprine tablet, and on January 29, 2002, we filed Abbreviated New Drug Applications for the 75 milligram and 100 milligram tablets. These line extension products are intended to provide better patient compliance and convenience to the patients, as patients typically begin treatment with 25 milligram dosages of azathioprine and move up over time in dosages to 150 to 200 milligrams per day, and greater flexibility to the prescribing physician to tailor the dose for the patient.

      Based on Scott-Levin data, total U.S. sales for azathioprine were approximately $82 million in 2001.

      Imidapril. We are developing an imidapril tablet for sale in the United States. Imidapril is an angiotensin converting enzyme (ACE)-inhibitor for the treatment of cardiovascular disease. It has been sold in Japan since 1993 by Tanabe Seiyaku Co., Ltd. under the name Tanatril for the treatment of hypertension, or high blood pressure. In addition, Tanabe has recently obtained approval in Japan to market Tanatril for the treatment of kidney disease associated with Type I insulin dependent diabetes mellitus. We licensed the U.S. rights to this product from Tanabe in January 2002.

      Imidapril is also approved for sale in Europe for hypertension. We are presently reviewing the European dossier used by Tanabe to obtain approval for sale of imidapril in Europe as a basis for our regulatory filings with the FDA for approval to sell imidapril in the United States. Upon completion of our review, we anticipate meeting with the FDA in the second quarter of 2002 to review the findings and propose a program for the development and registration of the product in the United States.

      Based on Scott-Levin data, total U.S. sales for ACE inhibitors were $4.78 billion in 2001.

      ProSorb-D. ProSorb-D is a softgel capsule that combines diclofenac, a proven pain medication, with our ProSorb rapid-absorption technology. We are developing this product for the management of pain and have recently begun Phase III clinical trials. We have enrolled the first group of patients in our Phase III studies and expect the Phase III clinical trials to be completed by the end of 2002, with the filing of a New Drug Application, or NDA, with the FDA in early 2003.

      Our completed Phase II clinical studies involving ProSorb-D examined the reduction of pain in approximately 75 patients given either a single dose of ProSorb-D, a single dose of Cataflam, which is an established diclofenac branded product marketed by Novartis, or a placebo after the removal of three or more impacted third molars. The results of the study indicated that 50% of the subjects taking ProSorb-D reported the onset of meaningful analgesic activity, or pain relief, within 18 minutes, with a median duration of 302 minutes. By comparison, 50% of those taking Cataflam reported an onset of meaningful analgesic activity within 38 minutes, with a median duration of 272 minutes. After six hours from the time of molar removal, 72% of the patients given ProSorb-D rated the medication as a very good or excellent pain reliever, while only 45% of the subjects rated Cataflam with this mark.

      In accordance with FDA requirements agreed upon at a pre-Phase III meeting in 2001, our Phase III clinical studies will use two different pain models: post-operative dental pain and knee pain. In each model we are conducting two identical Phase III trials using separate groups of clinical investigators. We have completed the dental studies which evaluated the safety and efficacy of a single dose of ProSorb-D in the treatment of post-operative dental pain. We studied over 500 patients at 13 investigator sites. The studies of knee pain will evaluate the safety and efficacy of ProSorb-D in the treatment of arthroscopic knee surgery pain. We plan to study over 300 patients. These clinical trials have only recently begun enrollment, with full enrollment anticipated by the end of the third quarter 2002.

      We also will undertake Phase III studies to evaluate the safety and efficacy of ProSorb-D to treat orthodontic discomfort in patients eight to 16 years of age and conduct a food-effects study to evaluate the drug’s interaction in healthy patients with and without food in their stomachs.

      6-Omeprazole. We acquired the exclusive U.S. rights to the ProMelt technology in 2001 from Tanabe Seiyaku Co. Ltd. We are using this technology with an isomer of omeprazole patented by us to develop a convenient quick-dissolving tablet for the treatment of ulcers, heartburn and symptoms associated with gastroesophageal reflux disease. The ProMelt technology allows specially coated fine particles of omeprazole in a tablet dosage form to rapidly disintegrate in the mouth. Our patented isomer of omeprazole is potentially more stable than existing omeprazole products.

      Our licensing partner developed the initial prototype formulations. We are in the process of transferring the prototype technology to our manufacturing site and conducting other manufacturing scale-up activities to support a pilot “pharmacokinetic bioequivalence” study later this year. We intend to market this product under our own brand name.

      Based on Scott-Levin data, total U.S. sales for proton pump inhibitors were approximately $8.9 billion in 2001.

      Fexofenadine/pseudoephedrine. Using our ProSLO II technology licensed from Osmotica Corporation, we are developing a product that combines an immediate release of fexofenadine with a controlled release of pseudoephedrine. This new product will only require one dose per day as opposed to the currently approved product, which requires two doses per day. The currently approved product is indicated for the relief of symptoms associated with seasonal allergic rhinitis in adults and children age 12 and older.

      We have completed a prototype formulation of this product and have successfully conducted pharmacokinetic studies using the prototype formulation. We are in the process of assisting our client in the scale-up of the manufacturing process at its manufacturing facility. Pivotal batches of this product will be manufactured at our client’s facility, and we expect to place the manufactured product on stability studies in the third quarter of 2002. The pivotal batches will also be used for a clinical study comparing the pharmacokinetic effect of this product with fed and fasted persons. We do not believe that the FDA will require any additional clinical trials.

      We have licensed the rights to this fexofenadine/pseudoephedrine product to a client for milestones and royalty payments. The termination of our agreement with Osmotica will not adversely affect this license agreement. Based on Scott-Levin data, total U.S. sales for oral antihistamines were approximately $4.4 billion in 2001.

      Other Product Candidates. In addition to the specifically identified products named in the chart above, we have targeted and will target additional products to develop. As we continue our product development activities and evaluate our interim results and other information, we may decide to change the scope and direction of any of our development programs and projects and we may change how we allocate our research and development spending to pursue more promising product candidates. Moreover, we may not be able to successfully develop, commercialize or license any of the products discussed in this prospectus.

AAI International — Our Fee-for-Service Business

      AAI International offers a comprehensive range of pharmaceutical product development services to our customers on a worldwide basis. These services include formulation development, analytical, bioanalytical and stability testing services, production scale-up, human clinical trials, regulatory consulting, and manufacturing. These services generally are provided on a fee-for-service basis. Net revenues for AAI International were $93.2 million in 2001 and $87.0 million in 2000.

      Until our transition to a specialty pharmaceutical company, this fee-for-service business was the core of our operations. AAI International provides its services, both individually and in an integrated fashion, to

•	our customers, to help them develop, control, and improve their drug products;

•	NeoSan, to improve its acquired drug products; and

•	aaiResearch, to assist in its development of drugs and drug-delivery technologies and product life cycle management activities.

      We have a strong base of resources, expertise and ideas that allows us to develop and improve drug products and carry out product life cycle management activities both for our customers and ourselves. AAI International provides analytical, clinical and manufacturing services and expertise to our other business units, which do not have independent operations in these areas.

      We focus on our customers’ individual needs when marketing our services, often placing our technical personnel with our clients’ development teams to participate in planning meetings for the development or improvement of a product. We assign our sales and technical personnel as contacts for our larger clients, understanding that technical personnel may be better able to identify the full scope of our client’s needs and suggest innovative approaches. Additionally, we host several technical seminars each year to help our customers stay abreast of the latest developments in their industries.

      Our third-party product development contracts typically provide for upfront fees and milestone payments. The commercialization of the products on which AAI International works is the responsibility of our client. We typically provide signed service estimates estimating fees for specified services. During our performance of a project, clients often adjust the scope of services to be provided by us, at which time the amount of fees is adjusted accordingly. Generally, AAI International’s fee-for-service contracts are terminable by the client upon notice of 30 days or less. Although the contracts typically permit payment of certain fees for winding down a project, the loss of a large contract or the loss of multiple contracts could adversely affect our future revenue and profitability in our research revenues business. Contracts may be terminated for a variety of reasons, including the client’s decision to stop a particular study, the failure of product prototypes to satisfy safety requirements, and unexpected or undesired results of product testing.

      Since our founding in 1979, we have contributed to the submission, approval or continued marketing of many client products, encompassing a wide range of therapeutic categories and technologies. We believe that our ability to offer an extensive portfolio of high quality drug development and support services enables us to effectively compete as pharmaceutical and biotechnology companies look for a mixture of standalone and integrated drug development solutions that offer cost-effective results on an accelerated basis. AAI International’s core services are organized internally along pharmaceutical, analytical, biopharmaceutical, clinical and regulatory affairs lines to best address the product life cycle issues challenging a client.

     Pharmaceutical Services

      AAI International provides a variety of pharmaceutical services to its customers, including drug formulation development, niche manufacturing, and storage and distribution of clinical trial supplies. The services are organized to help clients from the pre-clinical to post-marketing stages.

      Formulation Development Services. AAI International provides integrated formulation development services for its customers’ pharmaceutical products, by which it takes a compound and works to develop a safe and stable product with desired characteristics. We believe that AAI International’s formulation expertise and significant analytical capabilities enable it to provide an efficient development program, with a dedicated project team tracking the product through all stages of formulation development. AAI International provides formulation development services during each phase of the drug development process, from new compounds to modifications of existing products. AAI International’s formulation development projects may support a small segment of critical development activities for a short duration or may last for several years, ranging from early formulation development to a validated, production-scale, commercial product.

      AAI International’s formulation development group’s expertise spans a broad spectrum of therapeutic classes. It works with clients, and its own product development personnel in the course of proprietary work, to develop products with desired characteristics, including dosage form, strength, release rate, absorption properties, stability and appearance. AAI International has developed significant product and process capabilities that enhance its ability to efficiently solve the complex problems that arise in developing formulations with targeted characteristics and has developed a range of proprietary product technologies that enhance its ability to efficiently achieve desired results in product design and development.

      In providing formulation services, AAI International works closely with clients to design and conduct feasibility studies to chart the potential of formulating a drug using a combination of active drug ingredients and inert materials called excipients. Using experimental designs, initial prototype formulations are prepared to identify potential problems in stability, bioavailability and manufacturing. Generally, formulation development is an iterative process, with numerous formulations being modified as problems are encountered or to provide our clients with viable options.

      We believe that AAI International’s experience and expertise in formulation development, as well as certain proprietary technologies, permit it to design efficient protocols for identifying and enhancing formulation prototypes with the greatest potential. Upon selection of the final product prototypes, AAI International develops protocols to scale the product batch size from development stage (e.g., hundreds or thousands of units) to clinical scale (e.g., thousands or millions of units). During the clinical phase, AAI International refines the formulation in response to clinical, bioanalytical and stability data. The manufacturing scale-up process involves identifying and resolving manufacturing problems to facilitate an efficient transfer to the full-scale production equipment of AAI International’s clients. Throughout the development process, AAI International develops and validates the analytical methods necessary to test the product to establish and confirm product specifications.

      In addition to new drug development, AAI International’s formulations team provides product modification and line extension services to clients through product life cycle management contracts it enters into by us, generally for marketed products facing patent expiration or that can benefit from formulation improvements. Modifications of existing products offer clients an opportunity to improve product characteristics, increasing product market viability. Improved product characteristics include enhancement of stability, absorption profiles (e.g., quick, controlled or sustained release), taste, and appearance. Product line extensions may include new dosage forms, such as solids, liquids and chewables, as well as new dosage strengths. Product modifications and line extensions offer clients the opportunity to target new patient sub-populations and improve patient acceptance of the product. AAI International’s product optimization services also cover investigation of impurities, contaminants and degradation, the updating of mature products to meet current regulatory standards and laboratory validation services.

      Manufacture of Clinical Trial Supplies.

      AAI International manufactures clinical trials materials for Phase I through IV drug-product clinical trials. It has expertise in manufacturing tablets, capsules, sachets, liquids and suspensions, creams, gels, lotions and ointments. We believe that outsourcing of clinical supply manufacturing is particularly attractive to pharmaceutical companies that maintain large, commercial-quantity, batch facilities, where clinical supply manufacturing would divert resources from revenue-producing manufacturing. AAI International has a dedicated 25,000 square foot facility in Wilmington, North Carolina and another facility in Neu-Ulm, Germany to distribute and track clinical trial materials used in clinical studies, with the capacity for controlled substance storage and handling. In addition, AAI International provides its clients with assistance in scaling up production of clinical supply quantities to commercial quantity manufacturing.

     Analytical Services

      AAI International provides a wide variety of analytical services, as well as services pertaining to method development and validation, drug product and active pharmaceutical ingredient characterization and control, microbiological support, stability storage and studies, and technical support and problem solving with respect to pharmaceuticals. In support of the drug development and compliance programs of its customers, AAI International offers laboratory services to characterize and measure drug components and impurities. We have more than two decades’ of experience in providing analytical testing services dedicated exclusively to the drug industry and have developed the scientific expertise, technologically advanced equipment, and broad range of scientific methods to accurately and quickly analyze almost any compound or product.

      Method Development and Validation. AAI International develops and validates methods used in a broad range of laboratory testing necessary to determine physical or chemical characteristics of compounds. Over the last 20 years, we have developed over ten thousand methods on behalf of clients to be applied to all types of dosage forms and drug substances. Analytical methods are developed to demonstrate potency, purity, stability, or other physical or chemical attributes. These methods are validated to ensure the data generated by these methods are accurate, precise, reproducible and reliable, and are used throughout the drug development process and in product support testing.

      Product Characterization. AAI International has the expertise and instruments required to identify and characterize a broad range of chemical entities. Characterization analysis identifies the chemical composition, structure, and physical properties of a compound, and characterization data forms a significant portion of an application to seek regulatory approval to market a new or modified drug. AAI International uses numerous techniques to characterize a compound, including spectroscopy, chromatographic analyses and other physical chemistry techniques. Additionally, it uses such information for control testing to be performed throughout development and marketing to confirm consistent drug composition. Once appropriate test methods are developed and validated, and appropriate reference standards are characterized and certified, AAI International can assist clients by routinely testing compounds for clinical and commercial use.

      Raw Materials and Product Release Testing. AAI International offers testing required by the FDA and other regulatory agencies to confirm that raw materials used in production of finished drug products, and the resulting finished products themselves, are consistent with established specifications. Due to the incorporation of “just-in-time” inventory control systems in client production schedules, release testing for both raw materials and the finished products often cannot be scheduled by clients in advance, yet must be performed immediately. AAI International believes that its internal scheduling systems, analytical laboratory expertise and systems for prompt testing provide it with a competitive advantage in providing both raw material and batch release testing. AAI International believes that this service enhances its clients’ confidence in adopting cost-saving “just-in-time” inventory control systems.

      Microbiological Testing. Microbiological testing is an essential indicator to ensure that a drug product, whether raw material or finished product, does not contain harmful microorganisms. AAI International performs sterility testing to ensure the absence of microorganisms from injection products. AAI International has significant experience conducting various microbial tests to identify and quantify micro-organisms that may be present, including limulus amebocyte lysate testing, which measures endotoxins (toxic byproducts of micro-organisms) and particulate matter testing, which determines the presence of foreign matter in injectable drug products. In addition, it performs tests to determine the effectiveness of antibiotics against microorganisms and the minimum levels of preservatives necessary in product formulations to ensure that they remain resistant to bacteria throughout their shelf life.

      AAI International also assists clients with environmental monitoring, including water and air systems testing, using an automated biochemical system to identify microorganisms that are present and determine whether such systems are within applicable microbial limits. It also assists clients in validating their environmental control systems to ensure compliance with the FDA’s current Good Manufacturing Practice regulations.

      Stability Studies. AAI International provides stability testing and secure storage facilities necessary to establish and confirm product purity, potency and other shelf-life characteristics. Stability testing is required at all phases of product development, from dosage form development through commercial production, to confirm the shelf life of each manufactured batch. AAI International maintains technologically advanced climate-controlled facilities in the United States and Germany to determine the impact of a range of storage conditions on product integrity. FDA regulations and the regulations of European regulatory authorities require that samples of clinical and commercial products placed in stability chambers be analyzed in a timely fashion after scheduled “pull points” occur, based on the date of manufacture.

     Biopharmaceutical Services

      AAI International integrates a Phase I clinical study capability with strong bioanalytical and biotechnology expertise to provide biopharmaceutical services to its customers. The analysis of drugs, metabolites and endogenous compounds in biological samples is a core service of AAI International.

      Phase I Clinical Services. AAI International has a 48-bed Phase I clinical trial facility located in Research Triangle Park, North Carolina, and a 76-bed facility in Neu-Ulm, Germany for conducting certain Phase I clinical trials. In Phase I clinical trials, drugs are administered to human volunteers pursuant to protocols approved by institutional review boards and blood samples are taken at the times prescribed in the study protocols for subsequent bioanalytical testing of the plasma samples.

      Bioanalytical Testing. AAI International offers bioanalytical testing services to support bioequivalence studies and Phase I through IV clinical trials for its clients’ pharmaceutical product development needs, analyzing plasma samples to characterize the metabolized forms of the drug and determine the rate of absorption. Bioanalytical studies of new drugs often present challenging and complex issues, with products being metabolized into multiple active and inactive forms, each of which must be measured. AAI International works with its clients to develop and validate analytical methods to permit detection and measurement of the various components to trace levels.

      Biotechnology Analysis and Synthesis. Although the types of analytical investigations of biotechnology products are similar to those required for more traditional pharmaceutical products, the complex molecular structure of many biotechnology products require different technology and expertise. AAI International provides a broad array of biotechnology services, including both analytical and biological testing and method development and validation. AAI International’s breadth of services allows it to rapidly deduce and characterize the complex structure of the biotechnology product and measure the molecule or its metabolites in human blood plasma to support clinical trial evaluation. It has expertise in a broad spectrum of biochemical and immunochemical methods for characterization and analysis of biotechnology drugs. These methods include amino acid sequencing, amino acid analysis, peptide mapping, carbohydrate and lipid analysis and electrophoresis. AAI International also has expertise in developing chromatographic methods that precisely evaluate the purity and stability of biotechnology products. This breadth and diversity of analytical skills and technologies enable AAI International to assist its clients from early product development through the investigational new drug application and product license application stages and commercial production.

     Phase I to IV Clinical Services

      In the late 1990’s, we expanded our Phase I clinical trial capabilities and added the ability to conduct and monitor Phase II to IV clinical studies and multi-center trials focused in niche therapeutic classes, including hepatic disease, chemotherapeutics and hormone replacement therapy.

      AAI International can provide a broad range of Phase I through IV clinical services to customers in the pharmaceutical, biotechnology and medical device industries for assistance in the drug development and regulatory approval process in North America. The clinical services include clinical trial management and monitoring, site selection, medical affairs (including safety surveillance and serious adverse event management), data management and statistics, with the core services focused on clinical monitoring and data management.

     Regulatory and Other Consulting Services

      AAI International provides consulting services with respect to regulatory affairs, quality compliance, and process validations. It assists in the preparation of regulatory submissions for drugs, devices and biologics, audits a client’s vendors and client operations, conducts seminars, provides training courses, and advises clients on applicable regulatory requirements. AAI International also assists clients in designing development programs for new or existing drugs intended to be marketed in the United States and Europe.

      At a client’s request, AAI International will review client-prepared submissions, draft and assemble regulatory submission packages, and attend FDA meetings with clients. AAI International assists clients in preparation for FDA inspections and in correcting any deficiencies noted in FDA inspections. In preparation for an FDA inspection, AAI International’s regulatory affairs specialists conduct mock inspections to anticipate FDA observations and advise clients of appropriate remedial actions.

      AAI International also audits manufacturers of active and excipient ingredients used in the drug product, as well as packaging components, on behalf of clients to ensure that the manufacturers’ facilities are in compliance with GMP regulations. Such audits generally include review of the vendor’s drug master files, analysis of written standard operating procedures, or SOPs, review of production records, and observation of operations to ensure that written SOPs are being followed. Audit reports include recommendations to address any deficiencies. In addition, AAI International advises clients on validation issues concerning their systems and processes and audits client facilities to assist them in validating their processes and their cleaning, water and air handling systems.

      AAI International organizes and conducts seminars worldwide on a number of topical industry issues. AAI International also leverages its in-house laboratory training programs by providing training to clients’ employees.

Information Technology

      We have made significant investments in information technology. Our customized data management system connects analytical instruments with multiple software architectures permitting automated data capture. We believe that information technology will enable us to expedite the development process by designing innovative services for individual client needs, providing project execution, monitoring and control capabilities that exceed a client’s internal capabilities, streamlining and enhancing data presentation to the FDA and enhancing our own internal operational productivity while maintaining quality.

      We are continuing the implementation of an enterprise wide financial and operational integrated management information system, including significant systems licensed from SAP, which began in 1998. Initial financial components became operational at year-end 1998, and other operational management systems followed later in 1999 and 2000. We continue to implement these systems company wide.

Customers

      Historically, our primary customers have been large and small pharmaceutical and biotechnology companies serviced by aaiResearch and AAI International. Significant research and development projects have a defined cycle, and accordingly the composition of our customer group in these areas of our business changes from year to year. In addition, because of the project nature of engagements in these segments of our business, we may have a concentration of business among some large customers in one period that we would not expect to continue into subsequent periods. We have experienced concentration in our business in the past, and we do not believe that this is unusual for companies in the same markets as aaiResearch and AAI International. During 2000 and 2001, net revenues from several product development agreements with AstraZeneca and its affiliates accounted for approximately 15% of our consolidated net revenues in each year. We cannot assure you that net revenues from our agreements with AstraZeneca and its affiliates will continue at this level in the future.

      NeoSan’s customers are primarily large well-established medical wholesalers and distributors. We anticipate that as NeoSan’s business expands as a result of the addition of our acquired product lines, some of these wholesalers and distributors may become significant customers accounting for 10% or more of our consolidated net revenues. Correspondingly, we do not believe that revenues from any large pharmaceutical company or other customer of aaiResearch or AAI International is likely to exceed 10% of our consolidated net revenues in future years.

Backlog

      Backlog consists of anticipated net revenues from signed service estimates and other fee-for-service contracts that have not been completed and provide for a readily ascertainable price. Once contracted work begins, net revenues are recognized as the service is performed. Occasionally, but infrequently, we begin work for a client before a contract is signed. Accordingly, backlog does not include anticipated net revenues for which we have begun work but for which we do not have a signed service estimate, or for any variable-priced contracts. In addition, during the course of a project, the client may substantially adjust the requested scope of services and corresponding adjustments are made to the price of services under the contract.

      We believe that our backlog as of any date is not a meaningful predictor of future results because the backlog can be affected by a number of factors, including variable size and duration of contracts and adjustments in the scope of a contracted project as interim results become available. Additionally, fee-for-service contracts generally are subject to termination by clients upon 30 days notice or less. Moreover, the scope of a contract can change over the course of a project. Our backlog was approximately $57.6 million at March 31, 2002 and approximately $66 million at December 31, 2001. Of the March 31, 2002 amount, we do not expect to fill approximately $14.2 million by March 31, 2003. Of the December 31, 2001 amount, we do not expect to fill approximately $17.7 million by December 31, 2002.

Competition

      We compete with companies and organizations in multiple segments of the pharmaceutical industry. The branded drug products of our NeoSan business unit are subject to competition from the branded and generic products of other pharmaceutical companies, ranging from other small specialty pharmaceutical companies to the large pharmaceutical companies who are among the customers of the fee-for-service business of AAI International.

      The main competition for M.V.I.-12 is Infuvite Adult, which is marketed by Baxter Healthcare Corporation. The main competition of M.V.I.-Pediatric is Infuvite Pediatric, which also is marketed by Baxter Healthcare Corporation. Aquasol A is the only injectable Vitamin A product on the market. Aquasol E competes with various other vitamin E products. If approved by the FDA, the main competition of Aquasol D is expected to be Calcijex and Zemplar, marketed by Abbott Laboratories, and Hectorol, marketed by Bone Care International, Inc. Aquasol D has been submitted for approval by the FDA as a generic substitute for Calcijex, although Aquasol D will be packaged in a vial, rather than an ampoule, form. Brethine competes in the market for the treatment of asthma and related bronchial ailments, which is a market led by Volmax, Proventil, and branded and generic forms of albuterol sulfate.

      Darvon and Darvocet compete primarily in the broad pain management market, especially with products indicated for the management of mild to moderate pain. Competitive products indicated for the management of mild to moderate pain include Ultram and other non-steroidal anti-inflammatory drugs such as ibuprofen. Additionally, major promotional efforts in the U.S. pain management market today involve a relatively new class of drugs, the cyclo-oxygenase 2, or the COX-2 enzyme, inhibitors. They are designed to work as effectively as Darvon and Darvocet and NSAIDs, but without side effects such as ulcers and gastrointestinal bleeding. These new COX-2 inhibitors are more selective than traditional NSAIDS. The non-selective inhibition of both COX-1 and COX-2 enzymes in other NSAIDs is responsible for the toxicities and side effects.

      The Darvon and Darvocet product lines no longer have patent exclusivity. While precise data on generic substitution for these products is not available, we believe a vast majority of the prescriptions written for Darvon and Darvocet are filled with generic products. These generic substitutes are sold at significantly lower prices, without the research, development and approval costs associated with the branded Darvon and Darvocet products. Two of the world’s largest manufacturers of generic products, Teva Pharmaceutical Industries Ltd. and Mylan Laboratories Inc., sell propoxyphene generic substitutes to Darvon and Darvocet.

      Sellers of generic products typically do not bear the related research and development costs associated with branded products and, thus, are able to offer their products at considerably lower prices. There are, however, a number of factors that enable branded products to remain profitable once patent protection has ceased. These include the establishment of a strong brand image with the prescriber or the consumer, supported by the development of improved products and line extensions to differentiate the branded products from the generic competition.

      Our AAI International and aaiResearch businesses compete primarily with in-house research, development, quality control, and other support service departments of pharmaceutical and biotechnology companies, as well as university research laboratories and other contract research organizations. In addition, we believe that although there are numerous fee-for-service competitors in our industry, there are few competitors that offer the depth or breadth of scientific capabilities that we provide. Some of our competitors, however, may have significantly greater resources than we do. Competitive factors generally include reliability, turn-around time, reputation for innovative and quality science, capacity to perform numerous required services, financial viability, and price. We believe that we compete favorably in each of these areas.

Government Regulation

      The services that we perform and the pharmaceutical products that we develop and manufacture are subject to various rigorous regulatory requirements designed to ensure the safety, effectiveness, quality and integrity of pharmaceutical products, primarily under the Federal Food, Drug, and Cosmetic Act, including current Good Manufacturing Practice regulations. These regulations are commonly referred to as the cGMP regulations and are administered by the FDA in accordance with current industry standards. Our services and development efforts performed outside the U.S. and products intended to be sold outside the U.S. are also subject to additional foreign regulatory requirements and government agencies.

      U.S. laws and regulations apply to all phases of the development, manufacturing, testing, promotion and distribution of drugs, including with respect to our personnel, record keeping, facilities, equipment, control of materials, processes, laboratories, packaging, labeling, storage and advertising. If we fail to comply with these laws and regulations, our drugs, drug improvements, and product line extensions will not be approved by the FDA, the data we collect may not be acceptable to the FDA, and we may not be permitted to market our products. Additionally, we could be subject to significant monetary fines, recalls and seizures of products, closing of our facilities, revocation of drug approvals previously granted to us, and criminal prosecution. Any of these regulatory actions could materially and adversely affect our business, financial condition and results of operations.

      To help assure our compliance with applicable laws and regulations, we have quality assurance controls in place at our facilities and we use FDA regulations and guidelines, as well as applicable international standards, as a basis for our standard operating procedures. We regularly audit test data and inspect our facilities and procedures. In addition, our facilities are inspected from time to time by the FDA. We also have in place a system for monitoring product-related complaints that we receive with respect to our products. Despite our efforts, however, the rigorous nature and extensive scope of the applicable regulatory requirements mean that the risk of regulatory citation or action by the FDA cannot be completely eliminated. In the event of any such citation or action of a material nature, the resulting restrictions on our business could materially and adversely affect our business, financial condition and operating results.

      All of our drugs must be manufactured in conformity with the FDA’s cGMP regulations, and drug products subject to an approved FDA-application must be manufactured, processed, packaged, held and labeled in accordance with information contained in the application. Additionally, modifications, enhancements, or changes in manufacturing sites of approved products are in many circumstances subject to FDA inspections and approvals that we may not be able to obtain and that may be subject to a lengthy application process. Our facilities, including the facilities used in our fee-for-service business, and those of our third-party manufacturers are periodically subject to inspection by the FDA and other governmental agencies, and operations at these facilities could be interrupted or halted for lengthy periods of time if such inspections prove unsatisfactory.

      Failure to comply with FDA or other governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production or distribution, suspension of the FDA’s review of our drug approval applications, termination of ongoing research, disqualification of data for submission to regulatory authorities, enforcement actions, injunctions and criminal prosecution. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Although we have instituted internal compliance programs, if these programs do not meet regulatory agency standards or if compliance is deemed deficient in any significant way, it could have a material adverse effect on us. Most of our vendors are subject to similar regulations and periodic inspections.

      Some of our development and testing activities (which will include the manufacture, development and testing of the Darvon and Darvocet products) are subject to the Controlled Substances Act, administered by the Drug Enforcement Administration, or the DEA, which strictly regulates all narcotic and habit-forming substances. We maintain separate, restricted-access facilities and heightened control procedures for projects involving such substances due to the level of security and other controls required by the DEA.

      Additionally, our business involves the controlled storage, use and disposal of hazardous materials and biological hazardous materials. We are subject to numerous federal, state, local and foreign environmental regulations governing the use, storage, handling and disposal of these materials. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply in all material respects with the standards prescribed by law and regulation in each of our locations, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. We maintain liability insurance for some environmental risks that our management believes to be appropriate and in accordance with industry practice. However, we may not be able to maintain this insurance in the future on acceptable terms. In the event of an accident, we could be held liable for damages that are in excess or outside of the scope of our insurance coverage or that deplete all or a significant portion of our resources.

      We are also governed by federal, state and local laws of general applicability, such as laws regulating intellectual property, including patents and trademarks, working conditions, equal employment opportunity, and environmental protection.

      In connection with our activities outside the U.S., we also are subject to foreign regulatory requirements governing the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical products, which requirements vary from country to country. Whether or not FDA approval has been obtained for a product, approval by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. For example, some of our foreign operations are subject to regulations by the European Medicines Evaluations Agency and the U.K. Medicines Control Agency. The approval process may be more or less rigorous from country to country, and the time required for approval may be longer or shorter than that required in the U.S. No assurance can be given that clinical studies conducted outside of any country will be accepted by that particular country, and the approval of a pharmaceutical product in one country does not assure that the product will be approved in another country. In addition, regulatory agency approval of pricing is required in many countries and may be required for the marketing in those countries of any drug that we develop.

     The Drug Development Regulatory Process

      New Drug Approval Process. FDA approval is required before any new drug can be marketed and sold in the U.S. This approval is obtained through the new drug application process, which involves the submission to the FDA of complete pre-clinical data about new compounds and their characteristics and then clinical data obtained from studies in humans showing the safety and effectiveness of the drug for the proposed therapeutic use.

      Before introducing a new drug into humans, stringent government requirements for pre-clinical data must be satisfied. The pre-clinical data is obtained from laboratory studies, and tests performed on animals, which are submitted to the FDA in an investigational new drug application, or an IND. The pre-clinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initiation of clinical trials of the new drug in humans. Pursuant to the IND, the new drug is tested in humans for safety, adverse effects, dosage, tolerance absorption, metabolism, excretion and other elements of clinical pharmacology, and for effectiveness for the proposed therapeutic use.

      Clinical trials typically are conducted in three sequential phases, although the phases may overlap. The process of completing clinical trials for a new drug may take several years and require the expenditure of substantial operational and financial resources.

•	Phase I clinical trials frequently begin with the initial introduction of the compound into healthy humans and test primarily for safety.

•	Phase II clinical trials typically involve a small sample of the intended patient population to assess the efficacy of the compound for a specific indication, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects.

•	Phase III clinical trials are undertaken to further evaluate clinical safety and efficacy in a much larger patient population at different study sites to determine the overall risk-benefit ratio of the drug and provide an adequate basis for product labeling.

      Each clinical trial is conducted in accordance with rules, or protocols, that are developed to detail the objectives of the study, including methods to monitor safety and efficacy and the precise criteria to be evaluated. These protocols must be submitted to the FDA as part of the IND. In some cases, the FDA allows a company to rely on data developed in foreign countries, or previously published data, which eliminates the need to independently repeat some or all of the studies.

      Once sufficient data have been developed pursuant to the IND, the new drug application, or NDA, is submitted to the FDA to request approval to market the new drug. Preparing an NDA involves substantial data collection, verification and analysis, and expense, and there is no assurance that FDA approval of an NDA can be obtained on a timely basis, if at all. The approval process is affected by a number of factors, primarily the risks and benefits demonstrated in clinical trials as well as the severity of the disease and the availability of alternative treatments. The FDA will deny an NDA if the regulatory criteria are not satisfied or, alternatively, may require additional testing or information before approving an NDA.

      Referencing and Relying on New Drug Applications. With respect to the branded pharmaceutical products that we acquire, we are often able to reference the original NDA that we acquired along with the marketing rights to the products. As a result, when improving these products or developing product line extensions, we are permitted to file a supplemental new drug application, or a separate new drug application, that directly references all of the data in the original NDA. The ability to reference data in an NDA may allow us to shorten our development process for improvements and line extensions. For example, we may be able to begin the development process with Phase III or late-stage Phase II clinical trials, or begin with Phase I trials but with less extensive, less time-consuming, and less costly Phase II and Phase III testing, with respect to any new products that we may select to develop.

      The FDA also permits us to submit NDAs that rely on NDAs that we do not own and are not authorized to reference directly, or on other data, such as published scientific studies. These so-called “505(b)(2) applications” may, in certain cases, permit us to meet NDA approval requirements with less original scientific data than would normally be required. As with supplements and NDAs that directly reference original NDAs, 505(b)(2) applications may allow us to begin drug development in a later phase, or to reduce the time and expense involved in any particular phase, for any new products we select to develop. Applications under 505(b)(2) are subject to certain patent and non-patent exclusivity rights applicable to the NDAs on which they rely, if such rights remain in effect when such applications are submitted. If we are unable to proceed with anticipated 505(b)(2) applications for several of the products that we are developing, our FDA approval costs will increase.

      Abbreviated New Drug Application Process for Generic Products. A generic drug contains the same active ingredient as a specified brand name drug and usually can be substituted for the brand name drug by the pharmacist. FDA approval is required before a generic drug can be marketed. Approval of a generic drug is obtained through the filing of an abbreviated new drug application, or an ANDA. Submission and approval of an ANDA is subject to certain patent and non-patent exclusivity rights applicable to the brand name drug, if such rights remain in effect when the ANDA is submitted. When processing an ANDA, the FDA waives the requirement of conducting full clinical studies, although it normally requires bioequivalence studies. Bioavailability relates to the rate and extent of absorption and levels of concentration of a drug active ingredient in the blood stream needed to produce a therapeutic effect. Bioequivalence compares the bioavailability of one drug with another that contains the same active ingredient, and when established, indicates that the rate and extent of absorption and levels of concentration of a generic drug in the body are the same as the previously approved brand name drug. An ANDA may be submitted for a drug on the basis that it is the equivalent to a previously approved drug or, in the case of a new dosage form or other close variant, is suitable for use under the conditions specified.

      The timing of final FDA approval of ANDAs depends on a variety of factors, including whether the applicant challenges any listed patents for the brand name drug and whether the brand-name manufacturer is entitled to one or more non-patent statutory exclusivity periods, during which the FDA is prohibited from accepting or approving applications for generic drugs.

      The FDA may impose debarment and other penalties on individuals and companies that commit certain illegal acts relating to the generic drug approval process. In some situations, the FDA is required not to accept or review ANDAs for a period of time from a company or an individual that has committed certain violations. The FDA may temporarily deny approval of ANDAs during the investigation of certain violations that could lead to debarment and also, in more limited circumstances, suspend the marketing of approved generic drugs by the affected company. The FDA also may impose civil penalties and withdraw previously approved ANDAs. Neither we nor any of our employees have ever been the subject of debarment procedures.

      Manufacturing Requirements. Before approving a drug, the FDA also requires that our procedures and operations conform to the cGMP regulations. We must follow the cGMP regulations at all times during the manufacture of our products. To help insure compliance with the cGMP regulations, we must continue to spend time, money and effort in the areas of production and quality control to ensure full technical compliance. If the FDA believes a company is not in compliance with cGMP, it may withhold new drug approvals, as well as approvals for supplemental changes to existing approvals, preventing the company from exporting its products. It may also classify the company as an unacceptable supplier, thereby disqualifying the company from selling products to federal agencies. We believe we are currently in compliance with the cGMP regulations.

      Post-approval Requirements. After initial FDA approval for the marketing of a drug has been obtained, further studies, including Phase IV post-marketing studies, may be required to provide additional data on safety or effectiveness. Also, the FDA may require post-marketing reporting to monitor the adverse effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the drug. Further, if there are any modifications to the drug, including changes in indication, manufacturing process, or manufacturing facility, an application seeking approval of the modifications must be submitted to the FDA or other regulatory authority. Additionally, the FDA regulates post-approval promotional labeling and advertising activities to assure that such activities are being conducted in conformity with statutory and regulatory requirements.

     Health Care Fraud and Abuse Laws

      Federal and state health care fraud and abuse laws have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. These laws include antikickback statutes and false claims statutes. The federal health care program antikickback statute makes it illegal for anyone to knowingly and willfully make or receive “kickbacks” in return for any health care item or service reimbursed under any federally financed healthcare program. This statute applies to arrangements between pharmaceutical companies and the persons to whom they market, promote, sell and distribute their products. In August 1994, the Office of the Inspector General of the Department of Health and Human Services issued a “Special Fraud Alert” describing pharmaceutical companies’ activities that may violate the statute. There are a number of exemptions and safe harbors protecting certain common marketing activities from prosecution. These include exemptions or safe harbors for product discounts, payments to employees, personal services contracts, warranties, and administrative fees paid to group purchasing organizations. These exemptions and safe harbors, however, are drawn narrowly.

      Federal false claims laws prohibit any person from knowingly making a false claim to the federal government for payment. Recently, several pharmaceutical companies have been investigated or prosecuted under these laws, even though they did not submit claims to government healthcare programs. The prosecutors alleged that they were inflating drug prices they report to pricing services, which are in turn used by the government to set Medicare and Medicaid reimbursement rates. Pharmaceutical companies also have been prosecuted under these laws for allegedly providing free products to customers with the expectation that the customers would seek reimbursement under federal programs for the products.

      Additionally, the majority of states have laws similar to the federal antikickback law and false claims laws. Sanctions under these federal and state laws include monetary penalties, exclusion from reimbursement for products under government programs, criminal fines and imprisonment.

      We have internal policies and practices requiring and detailing compliance with the health care fraud and abuse laws and false claims laws. Because of the breadth of these laws and the narrowness of the safe harbors, however, it is possible that some of our business practices could be subject to challenge under one or more of these laws, which could have a material adverse effect on our business, financial condition and results of operations.

Employees

      At December 31, 2001, we had approximately 1,200 full-time equivalent employees, of which 95 hold Ph.D. or M.D. degrees, or the foreign equivalent. We believe that our relations with our employees are good. None of our employees in the U.S. are represented by a union. German and French law provide certain representative rights to our employees in those jurisdictions.

      Our continued performance depends on our ability to attract and retain qualified professional, scientific and technical staff. The level of competition among employers for these skilled personnel is high. We believe that our employee benefit plans enhance employee morale, professional commitment and work productivity and provide an incentive for employees to remain with aaiPharma. We have experienced difficulty in attracting and retaining qualified staff in our Research Triangle Park and Natick, Massachusetts locations where competition for trained personnel is particularly strong. It is possible that as competition for these skilled employees increases at our other locations, we could experience similar problems there as well.

Intellectual Property

      Our ability to successfully commercialize new branded products or technologies is significantly enhanced by our ability to secure strong intellectual property rights — generally patents — covering these products and technologies. We intend to seek patent protection in the United States and selected foreign countries and to vigorously prosecute patent infringements, as we deem appropriate. We currently own 28 patents issued by the U.S. Patent and Trademark Office, and we currently have 15 patent applications filed and pending with the Patent and Trademark Office. Additionally, we have assigned or transferred an additional six of our patents to third parties for value.

      Our patents cover proprietary processes and techniques, or formulation technologies, that may be applied to both new and existing products and chemical compounds. Our patents also cover new chemical entities or compounds, pharmaceutical formulations, and methods of using certain compounds. We also seek to patent discoveries of new structures of known compounds, new physical and chemical characteristics of known compounds, and previously unknown compounds.

      We have two exclusive licenses in the U.S. and some other countries to use the patents, patent applications, and know-how associated with four pharmaceutical formulation technologies for mutually acceptable drug candidates. The ProSLO and ProSLO II technologies are licensed from Osmotica Corporation. The other three technologies, ProLonic, ProMelt and ProSpher are licensed from Tanabe

Seiyaku. Like our own formulation technologies mentioned above, these technologies may be used to develop mutually acceptable new drug products or improve the physical characteristics of mutually acceptable existing products and compounds.

      In addition to our patents, we rely upon trade secrets and unpatented proprietary know-how where we believe the public disclosures and limited patent life associated with obtaining patent protection would not be in our best strategic interest. We seek to protect these assets as permitted under state or federal law and by requiring our employees, consultants, licensees, and other companies to enter into confidentiality and nondisclosure agreements and, when appropriate, assignment of invention agreements.

      In the case of strategic partnerships or collaborative arrangements requiring the sharing of data, our policy is to disclose to our partner only such data as relevant to the partnership or arrangement during its term and so long as our partner agrees to keep that data confidential.

Legal Proceedings

      We are party to lawsuits and administrative proceedings incidental to the normal course of our business. We do not believe that any liabilities related to such lawsuits or proceedings will have a material adverse effect on our financial condition, results of operations or cash flows. While we cannot predict the outcomes of these suits, we intend to vigorously pursue all defenses available. In cases where we have initiated an action, we intend to prosecute our claims to the full extent of our rights under the law.

      We are a party to a number of legal actions with generic drug companies. We filed three cases in the United States District Court for the Eastern District of North Carolina claiming infringement of certain of our fluoxetine hydrochloride patents. Fluoxetine hydrochloride is an active ingredient in the drug marketed by Eli Lilly as Prozac. Each of the defendants in these three actions, Dr. Reddy’s Laboratories Ltd., a pharmaceutical company based in India, and its U.S. affiliate, Dr. Reddy’s Laboratories, Inc. (formerly Reddy-Cheminor, Inc.), Barr Laboratories, Inc., and PAR Pharmaceuticals, Inc. sells a generic fluoxetine hydrochloride product in the United States.

      In the first action, filed in August 2001, we alleged that the defendants are infringing our fluoxetine hydrochloride Form A patent (U.S. Patent No. 6,258,853) and are seeking an injunction to prevent the sale of products that infringe this patent, as well as compensatory and punitive damages and attorney’s fees. In the second case, filed in October 2001, we alleged that the defendants are infringing three additional fluoxetine patents (U.S. Patent Nos. 6,310,250, 6,310,251 and 6,313,350) and are seeking an injunction to prevent the defendants from selling infringing fluoxetine products, and monetary damages. In the third action, filed in November 2001, we have brought similar claims against the defendants regarding a fifth fluoxetine patent (U.S. Patent No. 6,316,672). In each case, the defendants have filed counterclaims alleging patent invalidity, violations of the North Carolina Unfair Trade Practices Act and tortious interference with the defendants’ distribution agreements. We have denied the substantive allegations of their claims. These cases are all in the initial stages and discovery is just beginning. It is possible that the patents subject to these lawsuits will be found invalid or unenforceable.

      We are also involved in three actions centered on our omeprazole-related patents. Omeprazole is the active ingredient found in Prilosec, a drug sold by AstraZeneca. Two cases have been filed against us by Dr. Reddy’s Laboratories Ltd. and Dr. Reddy’s Laboratories, Inc. in the United States District Court for the Southern District of New York in July 2001 and November 2001. These plaintiffs have sought but, as of April 30, 2002 have not obtained, approval from the FDA to market a generic form of Prilosec. The plaintiffs in these cases are challenging the validity of five patents that we have obtained relating omeprazole (U.S. Patent Nos. 6,262,085, 6,262,086, 6,268,385, 6,312,712 and 6,312,723) and are seeking a declaratory judgment that their generic form of Prilosec does not infringe these patents. Additionally, they have alleged misappropriation of trade secrets, tortious interference, unfair competition and violations of the North Carolina Unfair Trade Practice Act. We have denied the substantive allegations made in these cases. Both cases are in the initial stages and discovery is just beginning.

      The third case involving our omeprazole patents was brought in August 2001 by Andrx Pharmaceuticals, Inc. in the United States District Court for the Southern District of New York. Andrx has received FDA approval for its generic omeprazole product. However, to our knowledge, it is not currently marketing this drug in the U.S. Andrx is challenging the validity of three of our omeprazole patents (U.S. Patent Nos. 6,262,085, 6,262,086, and 6,268,385) and is also seeking a declaratory judgment that its generic omeprazole product does not infringe these patents. Furthermore, Andrx claims violations of federal and state antitrust laws with respect to the licensing of these omeprazole patents and is seeking injunctive relief and unspecified treble damages. We have denied the substantive allegations made by Andrx. This case is in the initial stages of discovery. It is possible that the patents subject to these lawsuits will be found invalid or unenforceable.

Properties

      Our principal executive offices are located in Wilmington, North Carolina, in a 73,000-square foot owned facility. Our primary U.S. facilities are located in Wilmington, North Carolina; Research Triangle Park, North Carolina; North Brunswick, New Jersey; Natick, Massachusetts; Charleston, South Carolina; and Shawnee, Kansas. These facilities provide approximately 430,000 square feet of total operational and administrative space. Our primary European facilities are located in Neu-Ulm, Germany and include approximately 112,000 square feet of operational and administrative space. This German facility is leased under a renewable lease expiring in 2008. We also have U.S. sales representatives based in California, Illinois, Maine, Massachusetts, New Jersey and North Carolina and foreign sales representatives based in Belgium, Canada, Italy, Japan, Switzerland, Germany and the U.K. We believe that our facilities are adequate for our current operations and that suitable additional space will be available when needed.

Primary Operating Facilities

		Approximate
		Square
Location	Primary Use	Footage	Leased/Owned

Wilmington, N.C.	Corporate Headquarters	73,000	Owned
Wilmington, N.C.	Manufacturing/ Warehouse/ Office	45,200	Owned
Wilmington, N.C.	Laboratory/ Office	20,000	Leased; lease expires October 2006
Wilmington, N.C.	Storage for Stability Studies	4,000	Owned
Wilmington, N.C.	Laboratory/ Office	33,000	Owned
Wilmington, N.C.	Clinical Distribution Warehouse	25,600	Leased; lease expires September 2008
Chapel Hill, N.C.	Laboratory/ Clinic	31,000	Owned
North Brunswick, N.J.	Laboratory/ Office/ Warehouse	74,600	Leased; lease expires August 2010
Shawnee, Kansas	Laboratory/ Office/ Warehouse	31,500	Leased; lease expires December 2005
Natick, Mass.	Office	50,400	Leased; lease expires March 2004
Charleston, S.C.	Sterile Manufacturing/ Office	48,000	Leased; lease expires July 2011
Neu-Ulm, Germany	European Headquarters/ Laboratory/ Clinic	112,400	Leased; lease expires December 2008

MANAGEMENT

      Our directors and executive officers and certain biographical information about each of these individuals are set forth below:

Name	Age	Position

Frederick D. Sancilio, Ph.D.	52	Chairman of the Board, Director, and Chief Executive Officer
Philip S. Tabbiner, D.B.A.	46	President and Chief Operating Officer
Gregory S. Bentley	52	Executive Vice President and General Counsel
William L. Ginna, Jr.	49	Executive Vice President and Chief Financial Officer
David M. Hurley	43	Executive Vice President of aaiPharma and President of NeoSan Pharmaceuticals
Vijay Aggarwal, Ph.D.	53	Executive Vice President of aaiPharma and President of AAI International
George E. Van Lear, Ph.D.	61	Executive Vice President of aaiPharma and President of aaiResearch
John D. Hogan	41	Vice President of aaiPharma, Principal Accounting Officer and Controller
William H. Underwood	54	Executive Vice President and Director
John E. Avery	73	Director
Joseph H. Gleberman	44	Director
Kurt M. Landgraf	55	Director
James G. Martin, Ph.D.	66	Director
Richard G. Morrison, Ph.D.	65	Director
John M. Ryan	57	Director
James L. Waters	76	Director

      Frederick D. Sancilio, Ph.D. has been a Director since 1979, and is currently Chairman of the Board of Directors and Chief Executive Officer of aaiPharma. Before founding aaiPharma in 1979, Dr. Sancilio’s experience in the pharmaceutical industry included various positions with Burroughs-Wellcome Co., Schering-Plough Corporation, and Hoffmann-LaRoche, Inc. Our board of directors has adopted a resolution appointing Dr. Sancilio as Executive Chairman of the Board of Directors and Chief Scientific Officer of aaiPharma effective July 1, 2002.

      Philip S. Tabbiner, D.B.A. has served as President and Chief Operating Officer of aaiPharma since February 2002, having previously served as Executive Vice President of aaiPharma and President of NeoSan Pharmaceuticals from November 2000 to January 2002. Prior to joining aaiPharma, Dr. Tabbiner held various positions in the pharmaceutical industry over a twenty year career. Dr. Tabbiner served from December 1998 to November 2000 as a Senior Vice President at Bayer Diagnostics, Bayer Corporation, a manufacturer of medical instruments, and as President of International at Chiron Diagnostics, a manufacturer of medical instruments, from 1997 until Bayer acquired Chiron Diagnostics in 1998. Prior to joining Chiron Diagnostics, Dr. Tabbiner served from 1995 to 1997 as Vice President of Worldwide Sales and Marketing at the Dupont Merck Pharmaceutical Company — Radiopharm Division. Our board of directors has adopted a resolution appointing Dr. Tabbiner as Chief Executive Officer of aaiPharma effective July 1, 2002.

      Gregory S. Bentley has served as Executive Vice President and General Counsel of aaiPharma since June 1999. Mr. Bentley served as Secretary of aaiPharma from June 1999 to April 2002. Prior to joining

aaiPharma, Mr. Bentley served from 1994 to 1999 as Vice President, Regulatory and Quality for Siemens Medical Systems, Inc., a leading medical device company and a subsidiary of Siemens Corporation. Prior to joining Siemens Corporation as Associate General Counsel in 1986, Mr. Bentley practiced law with the law firm of Shearman & Sterling in New York.

      William L. Ginna, Jr. has served as Executive Vice President and Chief Financial Officer of aaiPharma since February 2000. Prior to joining aaiPharma, Mr. Ginna served from 1995 to 1999 as Vice President and Chief Financial Officer for London International Group, a medical and consumer products distributor. Mr. Ginna, a Certified Public Accountant, also spent ten years with Athlone Industries, Inc., a listed New York Stock Exchange manufacturer of specialty steels and consumer products, where he most recently served as Vice President and Controller.

      David M. Hurley has served as Executive Vice President of aaiPharma and President of NeoSan Pharmaceuticals since February 2002. Prior to joining aaiPharma, Mr. Hurley served from June 2000 to January 2002 as Chief Executive Officer of HealthNexis, a healthcare exchange company. Prior to joining HealthNexis, Mr. Hurley held executive level positions from 1994 to 2000 at two subsidiary companies of Novartis Corporation, serving from December 1998 to June 2000 as President, Chief Executive Officer, and as a Director of Geneva Pharmaceuticals, Inc., a specialty pharmaceutical company, and as President, Chief Executive Officer, and as a Director from December 1997 to December 1998 and as Executive Vice President from November 1994 to December 1997 at Novartis Nutrition Corporation, a medical nutrition company. Mr. Hurley serves as a director of LifeStream Technologies, Inc.

      Vijay Aggarwal, Ph.D. has served as Executive Vice President of aaiPharma and as President of AAI International since April 2002. Prior to joining aaiPharma, Mr. Aggarwal served from August 1999 to January 2001 as the President of the Quest Diagnostic Ventures division of Quest Diagnostics Inc., a provider of diagnostic testing, information and services. From 1985 to 1999, Mr. Aggarwal served in various positions at Smithkline Beecham Clinical Laboratories, Inc., an independent clinical laboratory, including as the Vice President and Director of US Laboratories from July 1998 to August 1999 and as the Vice President and Director of Managed Care from 1994 to 1998.

      George E. Van Lear, Ph.D. has served as Executive Vice President of aaiPharma and as President of aaiResearch since June 2000, having previously worked for aaiPharma in the 1980’s. Dr. Van Lear has over 30 years of experience in the pharmaceutical industry, most recently serving as President of Senetek PLC, a biotech company, from April 1999 to June 2000 and as Vice President of Research and Development from 1996 to 1999 at DPT Technologies, Inc, a healthcare company.

      John D. Hogan has served as Controller and Principal Accounting Officer of aaiPharma since May 2000 and Vice President of aaiPharma since April 2002. Prior to joining aaiPharma, Mr. Hogan served from November 1998 to May 2000 as the Controller of SSL Americas, a manufacturer and distributor of consumer healthcare products, medical products and household and industrial gloves. Mr. Hogan also worked for Salant Corporation, a company that designs, produces, imports, and markets menswear apparel products, having served as the Director of Budgeting, Financial Analysis and SEC Reporting from August 1992 to November 1998 and as the Assistant Controller from May 1990 to August 1992.

      William H. Underwood is a Director and Executive Vice President — Corporate Development of aaiPharma. He has served as a Director since 1996, as Chief Operating Officer from 1995 to 1997, as Executive Vice President since 1992, and as Vice President from 1986 to 1992. Mr. Underwood held various positions in the pharmaceutical and cosmetic industries prior to joining aaiPharma in 1986, including Director of Quality Assurance and Director of Manufacturing at Mary Kay Cosmetics, Inc. and Group Leader of Bacteriological Quality Control at Burroughs-Wellcome Co.

      John E. Avery joined the Board of Directors of aaiPharma in 2000. Mr. Avery is a retired senior executive of Johnson & Johnson, a leading multinational healthcare products company, having served as Company Group Chairman of all operations in Latin America and the Caribbean. Mr. Avery served from 1993 to 1996 as Chairman of each of the Americas Society and the Council of the Americas, each a nonprofit organization.

      Joseph H. Gleberman joined the Board of Directors of aaiPharma in 1995. Mr. Gleberman has been employed by Goldman, Sachs & Co., an investment-banking firm, since 1982, serving as Managing Director since 1996 and as a Partner since 1990. Mr. Gleberman serves as a director of BackWeb Technologies Ltd., Dade Behring Holdings, Inc., IPC Communications, Inc. and MCG Capital, Inc.

      Kurt M. Landgraf joined the Board of Directors of aaiPharma in September 2001. Mr. Landgraf has served since August 2000 as the President and Chief Executive Officer of the Educational and Testing Service in Princeton, New Jersey, the world’s largest private educational testing and measurement organization. He served in various positions at E.I. Dupont de Nemours Company and its affiliates from 1980 until 2000, including Chairman and Chief Executive Officer of Dupont Pharmaceuticals Company from January 2000 to May 2000, Executive Vice President and Chief Operating Officer from April 1998 to August 2000, Executive Vice President from November 1997 to April 1998, and Chief Financial Officer from December 1996 to October 1997 of E.I. Dupont de Nemours and Company. Mr. Landgraf serves as a director of IKON Office Solutions, Inc. and NDC Health Corporation.

      James G. Martin, Ph.D. joined the Board of Directors of aaiPharma in 1999. Dr. Martin has served since 1995 as Corporate Vice President and since 1993 as Chairman of the Research Development Board of Carolinas HealthCare System, a regional healthcare system. Prior to joining Carolinas HealthCare, Dr. Martin served as Governor of the State of North Carolina from 1984 to 1992. Dr. Martin also serves as a director of Duke Energy Corporation, Palomar Medical Technologies, Inc., and Family Dollar Stores, Inc.

      Richard G. Morrison, Ph.D. joined the Board of Directors of aaiPharma in 1999. Prior to his retirement in May 2001, Dr. Morrison was an Adjunct Professor of Business at the Cameron School of Business, University of North Carolina at Wilmington for over six years. Dr. Morrison also has more than 30 years of pharmaceutical industry experience, recently acting as a private consultant for medium-sized international pharmaceutical businesses, and having served as General Manager and President of Eli Lilly’s operations in Venezuela, Mexico and Brazil.

      John M. Ryan joined the Board of Directors of aaiPharma in 1996. Mr. Ryan serves as Managing Partner of Ryan Partners, a business advisory and venture capital firm he founded in July 1996 and as Vice President of Cetek Corporation, a drug discovery company. Prior to founding Ryan Partners, Mr. Ryan served as a Partner of Coopers & Lybrand, LLP (now PricewaterhouseCoopers LLP), an accounting firm, with which he was associated from 1972 to 1996. Mr. Ryan has served as a director of numerous private companies and as an officer and director of several not-for-profit corporations.

      James L. Waters joined the Board of Directors of aaiPharma in 1981. Since 1980, Mr. Waters has been a private investor in numerous companies. He is president of Cetek Corporation, a drug discovery company, Secretary of Trans-Tek, Inc., an instrument measurement company, and the founder of Waters Associates, Inc., now known as Waters Corporation, a scientific instrumentation manufacturer.

Board of Directors

      Our certificate of incorporation provides for a board of directors consisting of three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire board. The term of the first class of directors, Joseph H. Gleberman, Richard G. Morrison, Ph.D. and John M. Ryan, will expire at our 2005 annual meeting of stockholders; the term of the next class of directors, John E. Avery, Frederick D. Sancilio, Ph.D. and William H. Underwood, will expire at our 2003 annual meeting of stockholders; and the term of the last class of directors, Kurt M. Landgraf, James G. Martin, Ph.D. and James L. Waters, will expire at our 2004 annual meeting of stockholders. We expect Philip S. Tabbiner, D.B.A. to be appointed to our board of directors in July 2002, after he assumes the position of Chief Executive Officer of aaiPharma. Our shareholders approved an increase in the size of our board of directors by one at our 2002 annual meeting. A director may be removed only for cause by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote in the election of directors.

      Our board of directors has established an audit committee, consisting of Mr. Ryan and Drs. Martin and Morrison, and a compensation committee, consisting of Mr. Ryan, Mr. Landgraf, Mr. Avery and Dr. Martin. The audit committee oversees the reporting of our finances, recommends the selection of our independent auditors, consults with the auditors about our internal accounting controls, and reviews the scope and results of audits and other services provided by our independent auditors. The compensation committee reviews and makes certain determinations with respect to executive compensation and our general policies relating to compensation and employee benefits and administers our stock option plans.

Director Compensation

      All of our non-employee directors receive $3,000 per meeting for attending in person meetings of the board of directors and meetings of board committees not held in connection with a regular board meeting. Non-employee directors also receive $500 per meeting lasting longer than one hour for participating in telephonic meetings of the board of directors and board committees or for attending in person board committee meetings held in conjunction with full board meetings. We also reimburse our directors for expenses incurred in connection with attending meetings.

Executive Compensation

      The following table sets forth information concerning compensation earned in 2001, 2000 and 1999 by our Chief Executive Officer and the other four most highly compensated executive officers as of the end of 2001.

Summary Compensation Table

				Long-Term
				Compensation
				Awards
		Annual Compensation
				Securities Underlying	All Other
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Options/SARs(#)	Compensation($)(3)

Frederick D. Sancilio, Ph.D.(4)	2001	400,000	0	45,000	13,047	(5)
Chief Executive Officer	2000	400,000	24,000	45,000	9,750	(5)
	1999	395,385	0	0	34,072	(5)
Philip S. Tabbiner, D.B.A.(6)	2001	285,000	0	8,000	71,160	(7)
President and Chief Operating	2000	30,692	0	80,000	1,400	(8)
Officer	1999	—	—	—	—
William L. Ginna, Jr.(9)	2001	209,750	0	0	9,000	(10)
Executive Vice President and	2000	180,000	33,000	75,000	16,998	(11)
Chief Financial Officer	1999	—	—	—	—
David Johnston, Ph.D.(12)	2001	209,750	0	0	9,000	(13)
Executive Vice President and	2000	200,000	33,000	45,000	65,802	(14)
President of AAI International	1999	3,846	0	35,000	0
Gregory S. Bentley(15)	2001	184,750	0	0	17,243	(16)
Executive Vice President	2000	175,000	19,250	30,000	5,500	(17)
and General Counsel	1999	100,288	22,750	40,000	918	(18)

(1)	Includes salary amounts deferred pursuant to our 401(k) plan.

(2)	In addition, the following executives were granted discretionary bonuses in March 2002 in the following amounts: Dr. Sancilio, $140,000; Dr. Tabbiner, $99,750; Mr. Ginna, $75,250; Dr. Johnston, $21,500; and Mr. Bentley, $66,500. The bonuses were paid in April 2002, unless the executive elects to defer receipt of the bonus until the future. If the deferral election is made, the executive will receive 100% of the bonus in January 2003 and an additional 100% of the bonus in January 2004 unless the deferring executive voluntarily leaves our employment prior to those dates. Dr. Sancilio, Dr. Tabbiner, Mr. Ginna, and Mr. Bentley each elected to defer the bonus payment.

(3)	These amounts include the contributions by us for the account of the named executives under our 401(k) and profit-sharing plans in the following amounts: Dr. Sancilio, $3,000 in 1999 and zero in 2000 and 2001; Dr. Tabbiner, zero in 1999, 2000 and 2001; Mr. Ginna, zero in 1999 and 2000 and $3,000 in 2001; Dr. Johnston, zero in 1999 and 2000 and $3,000 in 2001; and Mr. Bentley, zero in 1999, $3,000 in 2000 and $3,000 in 2001.

(4)	In April 2002, our board of directors appointed Dr. Sancilio as Executive Chairman of the Board of Directors and Chief Scientific Officer of aaiPharma, effective July 1, 2002, at which time he will cease serving as Chief Executive Officer of aaiPharma.

(5)	This amount represents reimbursement for expenses paid under Dr. Sancilio’s employment agreement with us.

(6)	Dr. Tabbiner commenced employment with us on November 15, 2000. In April 2002, our board of directors appointed Dr. Tabbiner to also serve as Chief Executive Officer of aaiPharma, effective July 1, 2002.

(7)	Includes a car allowance of $6,000 and $65,160 in reimbursed relocation expenses.

(8)	This amount represents reimbursement for relocation expenses.

(9)	Mr. Ginna commenced employment with us on February 1, 2000.

(10)	This amount includes a car allowance of $6,000.

(11)	Includes a car allowance of $2,500 and $13,998 in reimbursed relocation expenses.

(12)	Dr. Johnston commenced employment with us on December 20, 1999 and ceased his employment with us in April 2002.

(13)	This amount includes a car allowance of $6,000.

(14)	Includes a car allowance of $2,500 and $63,302 in reimbursed relocation expenses.

(15)	Mr. Bentley commenced employment with us on June 1, 1999.

(16)	Includes a car allowance of $6,000, $8,036 of reimbursed child educational expenses and $207 for an executive medical program.

(17)	This amount represents a car allowance.

(18)	This amount represents reimbursement for relocation expenses.

      The following table sets forth information with respect to options granted during 2001 to the executive officers named in the Summary Compensation Table.

Stock Option Grants in 2001

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of
	Securities	Total			Stock Price
	Underlying	Options/SARs			Appreciation for
	Options	Granted to	Exercise		Option Term(2)
	Granted	Employees in	Price	Expiration
Name and Principal Position	(#)(1)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Frederick D. Sancilio, Ph.D.	45,000	10.1%	11.13	1/12/11	315,067	798,441
Philip S. Tabbiner, D.B.A.	8,000	1.8%	16.50	6/29/11	83,014	210,374
William L. Ginna, Jr.	0	0	0	0	0	0
David Johnston, Ph.D.	0	0	0	0	0	0
Gregory S. Bentley	0	0	0	0	0	0

(1)	The options vest in 33 1/3% increments twelve, twenty-four and thirty-six months after the grant date.

(2)	Potential realizable value is based on an assumption that the price of our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

      The following table sets forth information with respect to the value of options held at the end of 2001 by the executive officers named in the Summary Compensation Table.

Aggregated 2001 Year-End Option Values

				Value of
			Number of	Unexercised
			Securities Underlying	In-the-Money
			Unexercised Options	Options at
			at Fiscal Year-End(#)	Fiscal Year-End($)(1)
	Shares
	Acquired on	Value	Exercisable/	Exercisable/
Name and Principal Position	Exercise(#)	Realized($)	Unexercisable	Unexercisable

Frederick D. Sancilio, Ph.D.	0	0	9,000/81,000	156,375/1,215,765
Philip S. Tabbiner, D.B.A.	0	0	28,400/59,600	434,600/897,400
William L. Ginna, Jr.	0	0	20,968/54,032	312,806/835,549
David Johnston, Ph.D.	5,300	78,350	28,984/45,716	473,344/758,639
Gregory S. Bentley	0	0	33,318/36,682	499,603/591,762

(1)	Reflects the market value of our common stock at the end of 2001 minus the exercise price of “in-the-money” options.

Employment and Compensation Agreement

      On November 17, 1995, we entered into an employment agreement with Dr. Frederick D. Sancilio. The employment agreement renews automatically for successive one-year periods unless either party notifies the other party of an intention not to extend the term. Dr. Sancilio currently serves as our Chairman of the Board and Chief Executive Officer. In July 2002, he will become Executive Chairman of the Board of Directors and Chief Scientific Officer of aaiPharma and will cease to serve as Chief Executive Officer. We are required under this agreement to use our best efforts to cause Dr. Sancilio to be elected to our board of directors, the boards of directors of any of our affiliated corporations on which Dr. Sancilio served on November 17, 1995, and the board of directors of any majority-owned subsidiary of ours acquired after November 17, 1995.

      The employment agreement was amended in March 1999 to increase Dr. Sancilio’s annual salary from $350,000 to $400,000. The salary paid to Dr. Sancilio may be increased but not reduced below $350,000 by our board of directors. In April 2002, our board of directors approved an increase in Dr. Sancilio’s annual salary to $440,000 which will be adjusted to $350,000 in July 2002. The employment agreement provides that Dr. Sancilio will be eligible to receive bonus compensation of up to 50% of his annual salary if we attain performance objectives set jointly by the board of directors and Dr. Sancilio. In addition, Dr. Sancilio is eligible to participate in our employee benefit plans made available generally to our executive officers and any other of our compensation or incentive plans, to receive an automobile allowance, and to receive other perquisites not to exceed, in the aggregate, $35,000 per year.

      The employment agreement permits us to terminate Dr. Sancilio’s employment at any time, with or without cause. However, if we terminate Dr. Sancilio’s employment without cause or if Dr. Sancilio terminates his employment within 90 days after a “constructive discharge,” Dr. Sancilio would be entitled to receive payments aggregating three times his then current annual salary. These payments would be made by us in monthly installments over two years, during which time Dr. Sancilio would continue to receive his medical and life insurance benefits. Under the employment agreement, a “constructive discharge” includes, among other things, the removal of Dr. Sancilio from the positions of Chairman of the Board or Chief Executive Officer, a reduction in Dr. Sancilio’s responsibilities, or the relocation of our principal executive offices by more than 30 miles from its current location. The employment agreement requires Dr. Sancilio to refrain from certain activities in competition with us for a period of two years after the termination of his employment for any reason.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of April 30, 2002 by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and executive officers, and (iii) all executive officers and directors as a group.

	Number of
	Shares
	Beneficially	Percent of
Name and Address	Owned(1)	Shares(2)

Frederick D. Sancilio, Ph.D.(3)	4,174,045	22.9%
Brown Capital Management, Inc. (4)	3,055,100	16.8%
James L. Waters(5)	2,196,783	12.1%
The Goldman Sachs Group, L.P.(6)	2,276,832	12.5%
John E. Avery	46,668	*
Joseph H. Gleberman(7)	0	—
Kurt M. Landgraf	0	—
James G. Martin, Ph.D.	61,501	*
Richard G. Morrison, Ph.D.	38,334	*
John M. Ryan	67,668	*
William H. Underwood(8)	218,580	1.2%
Phillip S. Tabbiner, D.B.A.	30,900	*
Gregory S. Bentley	58,319	*
William L. Ginna, Jr.	38,636	*
David M. Hurley	0	—
George E. Van Lear, Ph.D.	22,450	*
Vijay Aggarwal, Ph.D.	0	—
John D. Hogan	4,317	*
All executive officers and directors as a group (16 persons)	6,958,201	37.27%

*	Less than 1%

(1)	Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Information in the table reflects options granted under the Company’s 1995 Stock Option Plan, 1996 Stock Option Plans, 1997 Stock Option Plan and the 2000 Non Employee Director Stock Option Plan to the extent such options are or become exercisable within 60 days. Accordingly, the totals for the following executive officers and directors and all executive officers and directors as a group includes the following shares represented by options: Mr. Ryan, 66,668 shares; Mr. Underwood, 69,682 shares; Dr. Martin, 60,001 shares; Dr. Morrison, 38,334 shares; Mr. Bentley, 43,319 shares; Dr. Sancilio, 33,000 shares; Mr. Waters, 0 shares; Mr. Avery, 26,668 shares; Mr. Gleberman, 0 shares; Mr. Landgraf, 0 shares; Mr. Ginna, 38,636 shares; Dr. Tabbiner, 28,400 shares; Dr. Van Lear, 22,450 shares; Dr. Aggarwal, 0 shares; and Mr. Hogan, 4,317 shares, and all executive officers and directors as a group, 431,475 shares.

(2)	Calculations are based on an aggregate of 18,237,917 shares issued and outstanding as of April 30, 2002. Options to purchase shares held by a person that are exercisable or become exercisable within the 60-day period are deemed to outstanding for the purpose of calculating the percentage of outstanding shares owned by that person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(3)	Dr. Sancilio’s address is 2320 Scientific Park Drive, Wilmington, North Carolina 28405.

(4)	Based on Schedule 13G filed by Brown Capital Management, Inc. with the Securities and Exchange Commission dated February 5, 2002. The address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202. This Schedule 13G indicates that Brown Capital

Management, Inc. has sole dispositive power for 3,055,100 shares and sole voting power for 2,582,246 shares.

(5)	Includes 431,257 shares of Common Stock beneficially owned by Mr. Waters’ spouse. Mr. Waters’ address is 47 New York Avenue, Framingham, Massachusetts 01701.

(6)	Goldman, Sachs & Co. (“GS”) is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GSG”). GS, an NASD member, is an investment banking firm that regularly performs services such as acting as a financial advisor and serving as principal or agent in the purchase and sale of securities. GSG and GS may be deemed to own beneficially and indirectly in the aggregate 2,276,832 shares of the Company’s common stock through certain investment partnerships of which affiliates of GS and GSG are the general partner, managing general partner or managing partner. GS is the investment manager of one or more of the investment partnerships. The address of GS is 85 Broad Street, New York, New York 10004.

(7)	Mr. Gleberman, a managing director of Goldman, Sachs & Co., disclaims beneficial ownership of the 2,276,832 shares which may be deemed beneficially owned by GSG as described in note (6) above. Mr. Gleberman, a managing director of GS, disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.

(8)	Includes 925 shares beneficially owned by Mr. Underwood’s children.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have certain relationships, and have engaged in transactions, with related parties. These transactions may raise conflicts of interest and, although we do not have a formal policy to address conflicts of interest, we evaluate relationships and transactions involving conflicts of interest on a case by case basis.

      In November 1995, GS Capital Partners II, L.P., G.S. Capital Partners II Offshore, L.P., Bridge Street Fund 1995, L.P., Stone Street Fund 1995, L.P. and GS Capital Partners II (Germany) Civil Law Partnership (through its nominee, Goldman Sachs & Co. Verwaltungs GmbH), each an investment partnership managed by an affiliate of The Goldman Sachs Group, Inc., purchased shares of preferred stock of aaiPharma. All outstanding shares of preferred stock were converted into aaiPharma common stock in conjunction with our public offering of common stock in September 1996. These Goldman Sachs investment partnerships own 2,276,832 shares of our common stock. Pursuant to a stockholder agreement entered into in connection with their 1995 investment, the Goldman Sachs investment partnerships have the right to designate one member of our board of directors for so long as they and their affiliates (which include Goldman, Sachs & Co.) beneficially own 10% or more of the outstanding shares of our common stock. Pursuant to the stockholders agreement, Joseph Gleberman, a managing director of Goldman, Sachs & Co., serves as one of our directors.

      In connection with the 1995 investment, we agreed that so long as the Goldman Sachs investment partnerships beneficially own 5% or more of the outstanding shares of our common stock, we will retain Goldman, Sachs & Co. or an affiliate to perform all investment banking services for us for which an investment banking firm is retained, and to serve as managing underwriter of any offering of our capital stock on customary terms, consistent with an arm’s-length transaction. If we cannot agree to the terms of an engagement with Goldman, Sachs & Co. or their affiliates after good faith discussions, the agreement permits us to engage any other investment banking firm. However, Goldman, Sachs & Co. would be entitled to serve as co-managing underwriter in any underwritten offering of our capital stock.

      In addition, in that 1995 investment transaction, we granted to the Goldman Sachs investment partnerships, and other stockholders including Frederick Sancilio, James Waters and William Underwood, all current directors of aaiPharma, rights to cause us to register for sale the shares of common stock they beneficially owned at that time.

      In 1994, as part of our internal development program, we organized Endeavor Pharmaceuticals, Inc. to continue development of products that we had been developing on our own. We assigned our rights to these products to Endeavor in return for approximately 47% of Endeavor’s fully diluted equity. We also entered into a contract with Endeavor to continue product development and clinical supply manufacture and granted to Endeavor, under certain circumstances, the first right to purchase additional proprietary hormone pharmaceutical products that we develop. Although this contract terminated in April 2001, Endeavor’s right to purchase internally developed hormone products that we develop survives through April 2004. As the result of subsequent investment in Endeavor by third parties, including the Goldman Sachs investment partnerships, our ownership interest in Endeavor has been diluted to approximately 13% of the common stock of Endeavor outstanding on a fully diluted basis at December 31, 2001. At December 31, 2001, the Goldman Sachs investment partnerships beneficially owned approximately 13.9% of Endeavor’s common stock on a fully diluted basis, while we owned 13.2%, Dr. Frederick D. Sancilio owned 0.8% and the Waters Foundation, an affiliate of James L. Waters, one of our directors, owned 0.6%. Pursuant to an agreement among the Endeavor stockholders, we have the right to designate one of the eight members of Endeavor’s board of directors. Currently, we do not have a designee serving on Endeavor’s board.

      Pursuant to our product development and supply agreements with Endeavor, we had net sales to Endeavor of approximately $0.2 million in 2001, $0.7 million in 2000 and $2.8 million in 1999. These amounts were charged at our commercial rates similar to those charged to other clients. We had approximately $79,000 and $147,000 in related accounts receivable from Endeavor at December 31, 2001 and 2000, respectively. In February 2000, we purchased product rights to an estradiol product and validated manufacturing equipment from Endeavor as consideration for reducing Endeavor’s outstanding receivable and work-in-progress balances. Endeavor assigned to us the rights to this estradiol product, a generic version of estradiol approved by the FDA, and the related commercialization contract between Endeavor and a third party. Under the commercialization agreement, we will be entitled to certain minimum royalties if the third party manufactures and distributes estradiol. Endeavor also sold a piece of manufacturing equipment and related accessories to us. As consideration for these product and contract rights and equipment, we agreed to reduce Endeavor’s outstanding receivable balance from approximately $2.9 million, including work-in-progress, to $950,000. The terms of this transaction resulted from negotiations between Endeavor and us. We believe this transaction was fair to us based on our estimate of the value of the outstanding receivable and work-in-process balances we reduced compared to the value of the rights and equipment we acquired.

      We organized Aesgen, Inc. with an affiliate of the Mayo Clinic in 1994 and funded it in 1995 with an affiliate of the Mayo Clinic, MOVA Pharmaceutical Corporation and certain other investors. Our initial common stock investment in Aesgen was distributed to our shareholders prior to our initial public offering in 1996. As a result, our directors and executive officers beneficially own the following percentages of the fully diluted common equity of Aesgen as of January 31, 2002: Dr. Sancilio, 4.1%, Mr. Waters, 5.0% and Mr. Underwood, 0.3%. In addition, the Goldman Sachs investment partnerships own 1.8% of the fully diluted common equity of Aesgen as of January 31, 2002. In January 2001, the terms of the non-convertible, redeemable preferred stock we received in connection with our 1995 investment in Aesgen were amended to make that class of stock convertible into Aesgen common stock. In October 2001, we agreed to provide research services to Aesgen, through AAI International, in exchange for up to $1.1 million of Aesgen convertible preferred stock. Through December 31, 2001, the Company has performed $86,000 of services under the agreement but had not been issued any shares of convertible preferred stock. As of January 31, 2002, we owned approximately 3.8% of the common equity of Aesgen on a fully diluted basis. If all $1.1 million of services are performed, we expect to own 14.2% of Aesgen on a fully diluted basis.

      At the time of our 1995 investment in Aesgen, we entered into a development agreement with Aesgen. Under this agreement, we had the right to provide product development and support services to Aesgen with respect to the generic drugs being developed by Aesgen, provided that our fees for such services were comparable to those of a competitor. In addition, we were obligated not to develop for our own account or for any other person, any formulation of the generic products then under development by Aesgen. In 1996, we sold to Aesgen marketing rights to a pharmaceutical product that we were developing. Under the agreement, Aesgen paid a license fee and will pay additional royalties upon marketing the product. In December 2001 we agreed to purchase from Aesgen a number of generic product development projects including the rights to associated abbreviated new drug applications that have been filed with or approved by the FDA. In exchange for the rights to these products, we agreed to terminate the 1995 development agreement and the 1996 license agreement with Aesgen described above, and to release Aesgen from any and all liabilities owed to us under these contracts, including approximately $0.7 million of work in progress and accounts receivable. Furthermore, as a result of this transaction, we will have the right to receive royalties that were formerly payable to Aesgen by MOVA Pharmaceutical Corporation with respect to the abbreviated new drug applications we acquired from Aesgen. The terms of this transaction resulted from negotiations between Aesgen and us. We believe this transaction was fair to us.

      In February 2002, we purchased a generic injectable vitamin D product from Aesgen that we intend to market and promote under our Aquasol brand name as Aquasol D. We made an initial payment of $1.0 million for this product and agreed to make additional contingent milestone payments of up to $1.5 million and royalty payments equal to 30% of the net sales of Aquasol D, less costs incurred in its manufacture and marketing, for the eight-year period following the first commercial sale of this product.

      We recognized net revenues of approximately $86,000, $100,000, and $100,000 from Aesgen in 2001, 2000, and 1999, respectively. We had no accounts receivable or work-in-progress at December 31, 2001, and had approximately $248,000 of accounts receivable and $377,000 of work-in-progress at December 31, 2000.

      In 1999, we advanced $300,000 to Cetan Technologies, Inc., formerly PharmComm, Inc., a company whose principal stockholders include Dr. Sancilio, Mr. Waters and Mr. Underwood. The advance payment was for scanning and indexing services to be rendered by Cetan Technologies during 1999 and 2000 as required as part of our regulatory compliance and record retention policies. The services were performed by Cetan Technologies at market rates after considering the timing of the advance payment. We have engaged Cetan Technologies to perform these services since 1996 and have compensated Cetan Technologies pursuant to written agreements for the services. Cetan Technologies also provides computer validation services to us at market rates. These validation services are required for compliance with regulatory requirements. We stopped using the services of Cetan Technologies in 2001. Total payments for scanning and validations services provided to us by Cetan Technologies were approximately $277,000 in 1999, $308,000 in 2000 and $4,000 in 2001 respectively. At December 31, 2001, the $300,000 advance had been fully utilized. In addition, two of our directors serve as directors of Cetan Technologies, Inc.

      Mr. Waters and Dr. Sancilio have agreed to sell us up to a total of 242,539 shares of our common stock to provide the shares for issuance pursuant to our 1995 Stock Option Plan. Upon the exercise of a stock option awarded under the 1995 plan, we are entitled to purchase from them the same number of shares at the exercise price of the option, $8.35 per share. As of December 31, 2001, options to acquire 6,225 shares of our common stock were outstanding under our 1995 Stock Option Plan. We acquired from Mr. Waters 26,132 shares in 2001 for $218,202, 2,778 shares in 2000 for $23,296, and 3,154 shares in 1999 for $26,336, and we acquired from Dr. Sancilio 31,940 shares in 2001 for $266,699, 3,396 shares in 2000 for $28,356, and 3,856 shares in 1999 for $32,198.

DESCRIPTION OF SENIOR CREDIT FACILITIES

      In connection with our acquisition of the Darvon and Darvocet branded product lines, on March 28, 2002 we entered into new $175 million senior credit facilities. Our $175 million senior secured credit facilities consist of a $75 million five-year revolving credit facility and a $100 million five-year term loan facility.

Revolving Credit Facility

      Approximately $42.4 million of our revolving credit facility was drawn on March 28, 2002 to pay a portion of the purchase price for the Darvon and Darvocet acquisition, to refinance a portion of our prior senior credit facilities and our existing tax retention operating lease and to pay transaction costs. The proceeds of our revolving credit facility are also available for permitted acquisitions, for working capital and general corporate purposes and, subject to a minimum liquidity requirement and conditions set forth in the credit agreement for our senior credit facilities, to fund all or a portion of the $43.5 million contingent payment that may be due in 2004 pursuant to the purchase agreement for the M.V.I. and Aquasol acquisition. The revolving credit facility includes a $2.5 million sublimit for the issuance of standby and commercial letters of credit, as well as a $5 million sublimit for swing line loans.

Term Loan Facility

      The term loan facility was fully drawn on March 28, 2002 to pay a portion of the purchase price for the Darvon and Darvocet acquisition, to refinance a portion of our existing senior credit facilities and our existing tax retention operating lease and to pay transaction costs. The term loan facility will be amortized in accordance with the following five-year schedule:

Loan Year 1	$5.0 million
Loan Year 2	$15.0 million
Loan Year 3	$20.0 million
Loan Year 4	$25.0 million
Loan Year 5	$35.0 million

Interest Rate and Fees

      The interest rates per annum applicable to our senior credit facilities are LIBOR plus the applicable margin (as defined below) or, at our option, the alternate base rate (which is the higher of (i) the Bank of America, N.A. prime rate and (ii) the federal funds rate plus 0.50%), plus the applicable margin. The applicable margin for revolving credit loans will be, until November 2002, 3.75% per annum in the case of LIBOR rate advances and 2.75% per annum in the case of alternate base rate advances and, thereafter, shall be determined by a performance pricing grid based on our total leverage ratio. The applicable margin for term loans is 4.50% per annum in the case of LIBOR rate advances and 3.50% per annum in the case of alternate base rate advances over the life of the facility. Until the aggregate principal amount of the term loan facility is reduced by at least the sum of $50.0 million plus, with respect to any date after December 31, 2002, the aggregate amount of all scheduled amortization of the term loan for the period from January 1, 2003 through the relevant measurement date, (i) we are obligated to pay, on December 31, 2002 and on each six-month anniversary thereafter occurring before the term loans are so reduced, a fee of 0.25% per annum on the entire amount of the proposed senior credit facilities on such date and (ii) the applicable interest rates increase by 0.25% per annum on December 31, 2002 and each six-month anniversary thereafter occurring before the term loans are so reduced. We are obligated to pay a commitment fee of 0.5% per annum on the unused portion of the revolving credit facility.

Prepayments

      Subject to exceptions set forth in the credit agreement, loans under our senior credit facilities are required to be prepaid with:

•	100% of the net cash proceeds of (i) non-ordinary course asset sales by us or our subsidiaries and (ii) issuances of debt securities by us or our subsidiaries (excluding the notes);

•	100% (if the total leverage ratio is equal to or greater than 2.5 to 1.0) or 50% (if the total leverage ratio is less than 2.5 to 1.0) of the net cash proceeds of issuances of equity securities by us or our subsidiaries;

•	75% (if the total leverage ratio is equal to or greater than 3.25 to 1.0) or 50% (if the total leverage ratio is less than 3.25 to 1 but equal to or greater than 2.5 to 1.0) of (i) excess cash flow, as defined in the new senior credit facilities and (ii) royalty payments, net of associated taxes, in connection with our or our subsidiaries’ contracts related to U.S. patents for omeprazole and fluoxetine hydrochloride Form A; and

•	100% of any purchase price reduction or true-up payment in excess of $100,000 received by us in connection with the Darvon and Darvocet acquisition.

      We may prepay our senior credit facilities at any time, in whole or in part, without premium or penalty, except that any prepayment of LIBOR rate advances other than at the end of the applicable interest periods shall be made with reimbursement for any funding losses and redeployment costs of the lenders resulting therefrom.

Covenants

      Our senior credit facilities contain customary affirmative and negative covenants, including limitations on liens, limitations on mergers, consolidations and dispositions of assets (including equity of subsidiaries), limitations on acquisitions, limitations on incurrence of debt, limitations on dividends, redemptions or other acquisitions of capital stock and the redemption or prepayment of other debt, limitations on investments, limitations on transactions with affiliates, limitations on the nature of business conducted, limitations on capital expenditures, limitations on payment and other restrictions affecting subsidiaries, limitations on sale and leaseback transactions and limitations on operating lease obligations, in each case subject to exceptions set forth in the credit agreement for our senior credit facilities. In addition, our senior credit facilities include the following financial covenants: (i) a maximum senior leverage ratio, (ii) a maximum total leverage ratio, (iii) a minimum interest coverage ratio, (iv) a minimum fixed charge coverage ratio, (v) a minimum net worth covenant and (vi) for our fiscal quarter ending June 30, 2002 only, a minimum EBITDA covenant.

Events of Default

      Events of default under our senior credit facilities include, among others, nonpayment of principal, interest or fees, violations of covenants, inaccuracy of representations and warranties, a cross-default to the notes and other material indebtedness and agreements, bankruptcy events, and a change in control.

Security and Guarantees

      Our obligations under our senior credit facilities and any interest rate protection and other hedging agreements with any lender party to our senior credit facilities (or any affiliate thereof) will be guaranteed by all of our existing and future direct and indirect U.S. domestic subsidiaries.

      All obligations under our senior credit facilities, the guarantees and any interest rate protection and other hedging agreements with any lender party to our senior credit facilities (or any affiliate thereof) will be secured by the following, subject to exceptions set forth in our senior credit facilities:

•	100% of the capital stock of our existing and future direct and indirect U.S. domestic subsidiaries;

•	65% of the capital stock of our existing and future material foreign subsidiaries that are directly owned by us or our U.S. domestic subsidiaries; and

•	all of our assets and the assets of our existing and future direct and indirect U.S. domestic subsidiaries.

      This summary description of our senior credit facilities is not complete. A copy of the credit agreement for our senior credit facilities is filed as an exhibit to our registration statement on Form S-1 filed with the SEC on April 5, 2002. This document may be accessed through the SEC’s website at http://www.sec.gov.

DESCRIPTION OF NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to aaiPharma Inc. and not to any of its subsidiaries.

      The original notes were, and the exchange notes will be issued under an Indenture, dated as of March 28, 2002 (the “Indenture”), among the Company, the Guarantors and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee (the “Trustee”). As used herein, the term “Notes” shall refer collectively to the original notes and the exchange notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

      The terms of the exchange notes are identical to the terms of the original notes in all material respects, including interest rate and maturity, except that the exchange notes will not be subject to:

•	the restrictions on transfer applicable to the original notes; and

•	the registration rights agreement’s covenants regarding registration.

      The following description is a summary of the material provisions of the Indenture and the related Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. Copies of the Indenture and the related Registration Rights Agreement are filed as exhibits to the registration statement on Form S-1 filed with the SEC on April 5, 2002. These documents may be accessed through the SEC’s website at http://www.sec.gov. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

Brief Description of the Notes and the Guarantees

     The Notes

      The Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of the Company; and

•	are guaranteed by the Guarantors.

     The Guarantees

      The Notes will be initially guaranteed by all of the Domestic Subsidiaries of the Company. As of the date of the Indenture, all of our subsidiaries, other than Applied Analytical Industries Deutschland GmbH, AAI Applied Analytical Industries Deutschland Verwaltungsgesellschaft mbH, AAI Applied Analytical Industries Deutschland GmbH & Co., KG, Applied Analytical Industries Holding Limited, Applied Analytical Industries Italy, S.r.l., AAI UK Ltd., AAI Benelux B.V., AAI Applied Analytical Industries France S.A.R.L., NEOSAN Arzneimittel-Vertriebsgesellschaft mbH, Proscientia Holding AG, L.A.B. (Great Britain) Limited and Technopharm S.A., were “Domestic Subsidiaries.” In the future, we may have additional subsidiaries which are not “Domestic Subsidiaries.” Any future Domestic Subsidiary the Equity Interests of which are 80% or more owned by the Company and/or a Restricted Subsidiary of the Company will also guarantee the Notes.

      Each Guarantee of the Notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all Indebtedness under the Credit Agreement and all other existing and future Senior Debt of the Guarantor; and

•	is pari passu in right of payment with any future senior subordinated Indebtedness of the Guarantor.

      As of the date of the Indenture, all of our subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

      The Company will issue exchange notes with a maximum aggregate principal amount of up to $175.0 million. The Indenture provides for the issuance by the Company of Notes with a maximum aggregate principal amount of $300.0 million. The Company may issue additional notes (the “Additional Notes”) from time to time after this offering; however, no offering of any such Additional Notes is being or shall in any manner be deemed to be made by this prospectus. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on April 1, 2010.

      Interest on the Notes will accrue at the rate of 11% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2002. The Company will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15.

      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a Holder has given wire transfer instructions to the Company, the Company, through the Paying Agent, will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

      The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

      A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

      The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

      The Guarantors will jointly and severally guarantee the Company’s obligations under the Notes. Each Note Guarantee will be subordinated to the prior payment in full of all Indebtedness under the Credit Agreement and all other Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state laws permit a court to void the subsidiary guarantees under certain circumstances.”

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation organized or existing under the laws of the U.S., any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom.

      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale of all such Capital Stock of that Guarantor complies with the “Asset Sale” provisions of the Indenture;

(3) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(4) in connection with any sale of Capital Stock of a Guarantor to a Person that results in the Guarantor no longer being a Subsidiary of the Company, if the sale of such Capital Stock of that Guarantor complies with the covenant “— Repurchase at the Option of Holders — Asset Sales”; or

(5) upon the legal defeasance of the Notes as described under “— Legal Defeasance and Covenant Defeasance” below.

Subordination

      The payment of principal, interest and premium and Liquidated Damages, if any, and other payment obligations on, or with respect to, the Notes (including any obligation to repurchase the Notes) will be subordinated to the prior payment in full in cash of all Senior Debt of the Company, including Senior Debt of the Company incurred after the date of the Indenture.

      The holders of Senior Debt of the Company will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of the Company) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “— Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s assets and liabilities.

      The Company also may not make any payment in respect of the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “— Legal Defeasance and Covenant Defeasance”) if:

(1) a payment default on Designated Senior Debt of the Company occurs; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or (a) with respect to Designated Senior Debt arising under the Credit Agreement, the agent for the lenders thereunder or (b) with respect to any other Designated Senior Debt, the holders of any such Designated Senior Debt of the Company (a “nonpayment default”).

      Payments on the Notes may and shall be resumed:

(1) in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of such Designated Senior Debt of the Company has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

      If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Company. Upon the proper written request of the holders of Senior Debt of the Company, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the Company or their proper representative.

      The Company must promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt of the Company.

      Payments under the Note Guarantee of each Guarantor will be subordinated to the prior payment in full in cash of all Indebtedness under the Credit Agreement and all other Senior Debt of such Guarantor, including Senior Debt of such Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the Company to the prior payment in full in cash of Senior Debt of the Company. See “Risk Factors — Your right to receive payment on the notes may be adversely affected by the rights of our senior creditors.”

      “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) after payment in full in cash of all Obligations under the Credit Agreement, any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

      “Permitted Junior Securities” means:

(1) Equity Interests in the Company or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the Indenture.

      “Senior Debt” means:

(1) all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities (including the Credit Agreement) and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company;

(2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the Indenture.

Optional Redemption

      At any time prior to April 1, 2005, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Issuances; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption must occur within 60 days of the date of the closing of such Equity Issuance.

      Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Company’s option prior to April 1, 2006.

      On or after April 1, 2006, the Company may redeem all or a part of the Notes on one or more occasions upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on                               of the years indicated below:

Year	Percentage

2006	105.500%
2007	103.667%
2008	101.833%
2009 and thereafter	100.000%

Mandatory Redemption

      Except as set forth below under “— Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

     Change of Control

      If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

      The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

      Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing any such outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The Credit Agreement governing the Company’s senior credit facilities generally prohibits the Company from purchasing any Notes, and provides that certain change of control events with respect to the Company constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

      Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      If the Company effects legal defeasance or covenant defeasance of the Notes under the Indenture prior to the occurrence of a Change of Control, the Company will not be obligated to make a Change of Control Offer as a result of that Change of Control. See “— Legal Defeasance and Covenant Defeasance” below. The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     Asset Sales

      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (including the value of all non-cash consideration) of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee (or determined by the Company and evidenced by an Officers’ Certificate delivered to the Trustee in the case of an Asset Sale with a fair market value of less than $2.5 million); and

(3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of (i) cash or Cash Equivalents or (ii) Replacement Assets or a combination thereof. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion).

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1) to repay Senior Debt and to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure in or that is used or useful in a Permitted Business; or

(4) to acquire other long-term assets in or that are used or useful in a Permitted Business.

      Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (or, in respect of such other pari passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), and will be payable in cash (or, in respect of such other pari passu Indebtedness, in cash and/or such other property, if any, as may be provided for or permitted by the terms of such Indebtedness). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale

Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

      The Credit Agreement governing the Company’s senior credit facility prohibits the Company from purchasing any Notes, and provides that certain asset sale events with respect to the Company constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Selection and Notice

      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

     Restricted Payments

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, any direct or indirect parent of the Company or any Subsidiary of the Company (other than a Wholly Owned Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase or other acquisition of any such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses(2) and (3) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which financial statements have been filed with the Commission in compliance with the covenant described below under the caption “— Reports” at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) $10.0 million.

      So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by employees, former employees, officers, former officers, directors or former directors of the Company or any of its Subsidiaries (or the estates or beneficiaries of the estates of such employees, former employees, officers, former officers, directors or former directors), pursuant to any equity subscription agreement, stock option agreement, employment agreement, stock compensation plan or similar agreement approved by the Board of Directors, in an amount not to exceed $1.0 million in any calendar year; provided that the Company may carry over and make in a subsequent calendar year, in addition to the $1.0 million otherwise permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year; provided that the aggregate repurchases, redemptions or other acquisitions or retirements for value does not exceed $2.0 million in any calendar year;

(6) repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to any employee to pay for the taxes payable by such employee upon such grant or award; and

(7) the repurchase of any subordinated Indebtedness of the Company or any Guarantor at a purchase price not greater than 101% of the principal amount (or accreted value, if applicable) of such subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the “Change of Control” covenant under the Notes; provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     Incurrence of Indebtedness and Issuance of Preferred Stock

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt), and the Company may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements have been filed with the Commission in compliance with the covenant described below under the caption “— Reports” immediately preceding the date on which such additional Indebtedness is incurred, or such Disqualified Stock is issued, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, at the beginning of such four-quarter period.

      Notwithstanding the foregoing, so long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Guarantor of Indebtedness under the Credit Agreement, in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum principal liability thereunder) not to exceed the amount of all borrowings and commitments thereunder on the Closing Date, plus $10 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to repay such Indebtedness and to effect a corresponding commitment reduction thereunder pursuant to the covenant “— Repurchase at the Option of Holders — Asset Sales”;

(2) the incurrence by the Company and any Restricted Subsidiary of the Existing Indebtedness (including, without limitation, deferred purchase price obligations (whether or not contingent) under acquisition agreements in effect on the date of the Indenture);

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(4) the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), or (14) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations under or with respect to (a) Interest Rate Agreements not for the purpose of speculation and (b) Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation;

(8) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(9) the accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of reasonable dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock, will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(10) the incurrence of Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds and surety or appeal bonds entered into by the Company or such Restricted Subsidiary in the ordinary course of business;

(11) the incurrence of Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is satisfied within 3 business days of incurrence;

(12) the incurrence of Indebtedness of the Company or any Restricted Subsidiary represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance programs or similar requirements in the ordinary course of business;

(13) endorsements in the ordinary course of business of negotiable instruments for deposit or collection; and

(14) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence and, from time to time, reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Notwithstanding the foregoing, Indebtedness under Credit Facilities outstanding on the date on which original notes were first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

     Limitation on Senior Subordinated Debt

      The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Note Guarantee.

     Liens

      The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness, including the Credit Agreement, as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings, in the good faith judgment of the Board of Directors, are no more restrictive, taken as a whole, than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Note Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired or constructed in the ordinary course of business that impose restrictions on the property so acquired or constructed of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness, in the good faith judgment of the Board of Directors, are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10) customary provisions with respect to the disposition or distribution of assets or property in joint venture, limited liability company, operating, partnership, shareholder and other similar agreements entered into in the ordinary course of business with other significant equity investors in such entities;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; provided that the Company in good faith determines that such restrictions will not have a material adverse effect on the ability of the Company to pay principal, interest and premium on the Notes; and

(12) Indebtedness of a Restricted Subsidiary that is a Guarantor, permitted to be incurred under the covenant under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such encumbrance or restriction is not applicable to the properties or assets of any Person other than such Guarantor.

     Merger, Consolidation or Sale of Assets

      The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the U.S., any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

(a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

(b) will, on the date of such transaction after giving pro forma effect thereto and any related financings as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

      In addition, neither the Company nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

     Transactions with Affiliates

      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions solely between or among the Company and/or its Restricted Subsidiaries;

(2) payment of reasonable directors fees;

(3) transactions provided for in the Approved Affiliate Agreements as in effect on the Closing Date;

(4) the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Company;

(5) the payment of fees, compensation or employee benefits to, and indemnity provided for the benefit of, directors, officers or employees of the Company or any Restricted Subsidiary (other than the Principal or a Related Party of the Principal) in the ordinary course of business if approved by a majority of the disinterested members of the Board of Directors or the Compensation Committee thereof; and

(6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments.”

     Additional Note Guarantees

      If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the Indenture and 80% or more of the Equity Interests of such newly acquired or created Domestic Subsidiary is owned by the Company and/or any of its Restricted Subsidiaries, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created. The Note Guarantee of such Guarantor will be subordinated to all Indebtedness under the Credit Agreement and all other Senior Debt of such Guarantor to the same extent as the Notes are subordinated to the Senior Debt of the Company.

     Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     Sale and Leaseback Transactions

      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction other than among the Company and its Wholly-Owned Restricted Subsidiaries; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee (or as determined in good faith by the Company in the case of a sale and leaseback transaction resulting in gross cash proceeds of less than $2.5 million), of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

     Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person

(other than the Company or a Wholly Owned Restricted Subsidiary of the Company); provided, however, that this covenant will not prohibit:

(1) the sale or other disposition of all, but not less than all, of the issued and outstanding Equity Interests of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries, if such owner applies the Net Cash Proceeds of any such sale in accordance with the “— Repurchase at the Option of Holders — Asset Sales” covenant;

(2) the sale or other disposition of a portion of the issued and outstanding Equity Interests of a Restricted Subsidiary (provided that, with respect to any Guarantor, such Equity Interests are in the form of Common Stock), whether or not as a result of such sale or disposition such Restricted Subsidiary continues or ceases to be a Restricted Subsidiary, if (A) at the time of such sale or disposition, the Company could make an Investment in the remaining Equity Interests held by it or one of its Restricted Subsidiaries in an amount equal to the amount of its remaining Investment in such Person pursuant to the covenant entitled “— Restricted Payments” and (B) the Company and/or such Restricted Subsidiaries applies the Net Cash Proceeds of any such sale in accordance with the “— Repurchase at the Option of Holders — Asset Sales” covenant; or

(3) transfers, conveyances, sales or other dispositions (A) to directors of director’s qualifying shares or (B) of shares of Restricted Subsidiaries required by applicable law to be owned by foreign nationals.

     Limitations on Issuances of Guarantees of Indebtedness

      The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt.

      Notwithstanding the preceding paragraph, any Note Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “— Note Guarantees.” The form of the Note Guarantee will be attached as an exhibit to the Indenture.

     Business Activities

      The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

     Payments for Consent

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Reports

      Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

      In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Note Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after receipt of notice from the Trustee or holders of at least 25% in principal amount of the Notes then outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) and the amount of such Indebtedness aggregates $5.0 million or more; or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in either case, the principal amount of such Indebtedness the maturity of which has been accelerated, together with the amount of any Payment Default, exceeds $5.0 million;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (other than judgments which are covered by enforceable insurance policies issued by reputable carriers and as to which such insurers have acknowledged liability in writing) aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

      The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

     No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Exchange Notes, or the Registration Rights Agreement, or for any

claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

     Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders — Asset Sales” covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders — Change of Control” covenant, including, in each case, amending, changing or modifying any definition relating thereto;

(10) except as otherwise permitted under the “Merger, Consolidation and Sale of Assets” covenant, consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture;

(11) amend or modify any of the provisions of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee; or

(12) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

      In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      Wachovia Bank, National Association (formerly known as First Union National Bank), the Trustee under the Indenture, is also a lender under our senior credit facilities. As such, Wachovia Bank, National Association could be faced with potential conflicts of interest and conflicting obligations in the event of a default under any or all of this indebtedness.

      If the Trustee is a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

      Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to 2320 Scientific Park Drive, Wilmington, North Carolina 28405, Attention: Investor Relations.

Book-Entry, Delivery and Form

      The exchange notes will be represented by one or more notes in registered, global form (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of Cede & Co., as nominee of DTC, for credit to an account of a direct or indirect participant in DTC, including Euroclear and Clearstream Clearstream.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

      Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which my change from time to time.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      The Company understands that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      The Company also understands that, pursuant to procedures established by DTC:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the

Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      The Company understands that DTC’s current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      The Company understands that DTC will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

      The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. [The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.] The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Liquidated Damages

      The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines the registration rights of the Holders of the Notes. The Registration Rights Agreement is attached as an exhibit to the registration statement on Form S-1 filed with the SEC on April 5, 2002.

      The Company, the Guarantors and the initial purchasers of the original notes entered into the Registration Rights Agreement on March 28, 2002. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the Commission the Registration Statement of which this prospectus is a part (the “Exchange Offer Registration Statement”). Upon the effectiveness of the

Exchange Offer Registration Statement, the Company and the Guarantors will offer to the Holders of original notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their original notes for exchange notes.

      If:

(1) the Company and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(2) any Holder of original notes notifies the Company prior to the 20th day following consummation of the Exchange Offer that:

(a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

(b) that it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) that it is a broker-dealer and owns original notes acquired directly from the Company or an affiliate of the Company,

the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the original notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

      The Company and the Guarantors will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

      The Registration Rights Agreement provides:

(1) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after March 28, 2002, the date of issuance of the original notes;

(2) the Company and the Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after March 28, 2002;

(3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will

(a) commence the Exchange Offer; and

(b) issue exchange notes in exchange for all original notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and use their best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after such obligation arises.

      If:

(1) the Company and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) the Company and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of original notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Company and the Guarantors will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of original notes held by such Holder.

      The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of original notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of original notes.

      All accrued Liquidated Damages will be accrued or paid by the Company and the Guarantors to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

      Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

      Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their original notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring original notes, a Holder is deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of original notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

      “Approved Affiliate Agreements” means: (i) the Preferred Stock Purchase Agreement by and among Applied Analytical Industries, Inc., GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 1995, L.P., Bridge Street Fund 1995, L.P., Noro-Moseley Partners III, L.P., Wakefield Group Limited Partnership and James L. Waters, dated as of November 17, 1995; (ii) Stockholder Agreement by and among Applied Analytical Industries, Inc., GS Capital Partners II, L.P., GS Capital Partners Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 1995, L.P., Bridge Street Fund 1995, L.P., Noro-Moseley Partners III, L.P., Wakefield Group Limited Partnership, James L. Waters, Frederick D. Sancilio, and the parties set forth on Schedule 1 thereto, dated as of November 17, 1995; (iii) Registration Rights Agreement among Applied Analytical Industries, Inc., GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 1995, L.P., Bridge Street Fund 1995, L.P., Noro-Moseley Partners III, L.P., Wakefield Group Limited Partnership, James L. Waters and Frederick D. Sancilio, dated as of November 17, 1995; (iv) Technology Assignment Agreement by and between Applied Analytical Industries, Inc. and GenerEst, Inc., dated as of April 25, 1994; (v) Development Agreement by and between Applied Analytical Industries, Inc. and GenerEst, Inc., dated as of April 25, 1994; (vi) Securityholders Agreement among Endeavor Pharmaceuticals, Inc. and the securityholders named therein, dated as of August 8, 2000; (vii) Accord and Satisfaction Letter Agreement: Payment for Services Rendered Through January 31, 2000 by and between Applied Analytical Industries, Inc. and Endeavor Pharmaceuticals, Inc. dated as of February 22, 2000; (viii) License, Commercialization and Manufacturing Agreement between Endeavor Pharmaceuticals, Inc. and Zenith Goldline Pharmaceuticals, Inc., dated as of September 30, 1999; (ix) Subscription Agreement by and between Aesgen, Inc. and aaiPharma Inc., dated as of October 19, 2001; (x) Project Sales Agreement by and between Aesgen, Inc. and aaiPharma Inc., dated as of December 21, 2001; (xi) Document Imaging of Data Packages and Laboratory Notebooks by and between PharmComm and Applied Analytical Industries, Inc., dated as of August 13, 1999; (xii) Stockholders’ Agreement by and among Aesgen, Inc., Applied Analytical Industries, Inc., Mayo Foundation for Medical Education and Research, Medical Innovation Fund II, a Limited Partnership, Mova Pharmaceutical Corporation, Noro-Moseley Partners III, L.P., Wakefield Group Limited Partnership and the individuals listed on Schedule 1 attached thereto, dated as of April 4, 1995; and (xiii) Product Sales Agreement by and between Aesgen, Inc. and aaiPharma Inc., dated as of February 12, 2002, in each case as in effect on the Closing Date.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “ — Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease, license or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale, lease, license or other disposition of intellectual property, know-how, developed pharmaceutical products, drug-delivery technologies and pharmaceutical product development research and testing results in the ordinary course of business;

(6) the sale or other disposition of cash or Cash Equivalents;

(7) the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case in the ordinary course of business; and

(8) any Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      Unless otherwise specified, “Board of Directors” refers to the Company’s board of directors.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) U.S. dollars;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of the U.S. is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or Related Parties of the Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal and Related Parties thereof, becomes the Beneficial Owner, directly or indirectly, of 35% or more of the voting power of all classes of Voting Stock of the Company;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principal and Related Parties thereof, becomes, directly or indirectly, the Beneficial Owner of 35% or more of the voting power of all classes of Voting Stock of the Company.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, unless distributed to the specified Person or one of its Subsidiaries.

      “Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was nominated by the Principal or Related Parties thereof.

      “Credit Agreement” means that certain Credit Agreement, dated as of March 28, 2002, by and among the Company, the guarantor subsidiaries named therein, Bank of America, N.A., as Agent and the other Lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

      “Credit Facilities” means, one or more debt facilities (including, without limitation, the credit facility provided under the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      “Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or beneficiary.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the U.S. or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Issuance” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company.

      “Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than revolving credit borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio;

(1) acquisitions and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

provided, however, that Fixed Charges will not include any extraordinary gain or loss from extinguishment of Indebtedness, including the write-off of debt issuance costs.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Guarantors” means:

(1) each direct or indirect Domestic Subsidiary of the Company; and

(2) any other subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under Currency Agreements and Interest Rate Agreements.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations relating to Indebtedness;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

      “Interest Rate Agreement” means, in respect of a Person, any interest swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, moving and similar advances to officers, directors and employees made consistent with past practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

      “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP or against any liabilities associated with the Asset Sale, or the assets subject thereto, and retained by the Company or any Restricted Subsidiary.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have agreed in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs and expenses and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Business” means any business conducted or proposed to be conducted (as described in the offering memorandum) by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.

      “Permitted Investments” means:

(1) any Investment in the Company or in a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) notes with a maximum aggregate principal amount of $5.0 million issued to the Company or any Restricted Subsidiary of the Company as consideration in connection with an Asset Sale;

(7) Hedging Obligations;

(8) Investments existing on the date of the Indenture;

(9) Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers that do not exceed $1.0 million in the aggregate at any one time outstanding;

(10) Investments consisting of equity securities listed on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotations System; provided that the purchase price paid for all such equity securities held at any time shall not exceed $250,000;

(11) any Investment received in compromise or settlement of obligations of any Person incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(12) Investments in Restricted Subsidiaries of the Company that are not Guarantors; provided that such Investment is reasonably related to the business of such Restricted Subsidiary, as determined in good faith by the Board of Directors; and

(13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13), not to exceed $10 million at any one time outstanding (excluding Investments existing on the date of the Indenture).

      “Permitted Liens” means:

(1) Liens on the assets of the Company or any Guarantor securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of the Company or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(6) Liens existing on the date of the Indenture;

(7) Liens incurred or deposits made by the Company or any Restricted Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money).

(8) any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by the Indenture;

(9) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(10) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(11) Liens of sellers of goods to the Company or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(12) Liens for taxes, assessments or governmental charges or claims not more than 30 days past due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently contested;

(13) Liens which arise out of judgments or attachments that do not result in an Event of Default under the Indenture;

(14) Liens consisting of easements, rights-of-way, restrictions (including zoning restrictions), licenses, leases or subleases, or other similar encumbrances on the use of real property, and minor defects or irregularities in title, in each case not interfering in any material respect with the ordinary conduct of the business;

(15) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title, in each case incurred in the ordinary course of business for sums not more than 30 days past due or being contested in good faith by appropriate proceedings promptly instituted and diligently contested; and

(16) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Principal” means Dr. Frederick D. Sancilio.

      “Public Equity Offering” means an offer and sale of common stock (other than Disqualified Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

      “Related Party” means:

(1) any 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

      “Replacement Assets” means, on any date, property or assets, including a licensing of rights relating to property or assets, of a nature or type or that are used or useful in a Permitted Business.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date hereof, using 10% instead of 20%.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only if such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

      Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares required by local law to be owned by foreign nationals) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General

      The following summary describes the material United States federal income tax consequences relevant to the exchange of original notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes. Except where indicated, this summary deals only with United States holders and non-United States holders who exchange original notes for exchange notes pursuant to the exchange offer and who hold the exchange notes as capital assets. This discussion does not describe all the tax consequences that may be relevant to such holders in light of their particular circumstances or to holders subject to special rules, such as:

•	dealers in securities or currencies;

•	financial institutions;

•	investors in pass-through entities;

•	partnerships or other entities classified as partnerships for United States federal income tax purposes;

•	tax-exempt organizations or pension plans;

•	insurance companies;

•	persons holding notes as a part of a hedging, conversion, straddle or other integrated transaction;

•	United States holders whose “functional currency” is not the U.S. dollar; and

•	persons subject to the alternative minimum tax.

      The following discussion, as well as the conclusions regarding certain issues of United States federal income tax law that are reflected in such discussion, is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), and related regulations, rulings and judicial decisions, changes to which subsequent to the date hereof may affect the tax consequences described herein.

      As used in this section of the prospectus, a “United States holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States (including certain former citizens);

•	a corporation, a partnership or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; and

•	a trust, if a court within the Untied States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

      A “Non-United States holder” means a beneficial owner of an exchange note that is not a United States holder.

      The United States federal income tax consequences to a beneficial owner of a note that is a partnership may depend on the status of its partner. Partnerships planning to exchange original notes for exchange notes are urged to consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situation.

The Exchange Offer

      An exchange of original notes for exchange notes pursuant to this exchange offer will not be a taxable event for United States federal income tax purposes. Consequently, United States holders and Non-United States holders will not recognize any taxable gain or loss as a result of exchanging original notes for exchange notes pursuant to this exchange offer. The holding period of the exchange notes will include the holding period of the original notes and the tax basis in the exchange notes will be the same as the basis in the original notes immediately before the exchange.

United States Holder

     Payments of Interest

      Interest on the exchange notes generally will be taxable to any United States holder as ordinary income at the time it is paid or accrued in accordance with the United States holder’s regular method of accounting for United States federal income tax purposes.

     Sale, Exchange and Retirement of Exchange Notes

      Upon the sale, exchange or retirement of an exchange note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued but unpaid interest, which will be taxable as such) and the adjusted tax basis of the exchange note. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the exchange note has been held for more than one year. Under current law, net capital gains of non-corporate taxpayers (including individuals) are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to significant limitations under the Code.

     Backup Withholding and Information Reporting

      In general, information reporting will apply to certain payments of principal and interest on the notes and to the proceeds from the sale of an exchange note paid to United States holders other than certain exempt recipients. Additionally, a backup withholding tax (presently 30%) will apply to such payments if a United States holder, other than an exempt recipient, fails to provide a correct taxpayer identification number or fails to report in full dividend and interest income or otherwise fails to comply with applicable requirements of the backup withholding rules. An exempt recipient may be required to demonstrate its exempt status in order to avoid the backup withholding tax.

      If the backup withholding tax applies to a United States holder, the United States holder may use the amounts withheld as a refund or credit against the United States holder’s United States federal income tax liability as long as the United States holder provides certain information to the Internal Revenue Service.

Non-United States Holder

     Payments of Interest

      Subject to the discussion below concerning the backup withholding tax, payments of interest on the exchange notes to any non-United States holder will not be subject to United States federal income, or withholding tax, provided that:

(i) the interest is not effectively connected with the conduct by the non-United States holder of a trade or business in the United States;

(ii) the non-United States holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

(iii) the non-United States holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us through stock ownership, and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

(iv) the certification requirements required to claim the portfolio interest exemption set forth in Section 871(h) or Section 881(c) of the Code have been fulfilled with respect to the beneficial owner. Generally, to satisfy the certification requirements set forth in Section 871(h) or Section 881(c) of the Code, either (a) the beneficial owner of an exchange note must certify under penalty of perjury on Internal Revenue Service Form W-8BEN, or appropriate successor form, that the non-United States holder is not a United States person; or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the exchange notes on behalf of the non-United States holder must certify, under penalties of perjury that it, or the financial institution between it and the non-United States holder, has received from the non-United States holder a statement, under penalties of perjury, that it is not a United States person and provides us or our paying agent with a copy of this statement.

      The interest on the exchange notes will be taxed to a non-United States holder at regular United States federal income tax rates if: (i) the interest constitutes income that is effectively connected with the conduct of a United States trade or business, and (ii) if an applicable income tax treaty applies, the interest is attributable to a United States permanent establishment or fixed base under the terms of such treaty (“United States trade or business income”). In addition, if the non-United States holder is a foreign corporation, such income may also be subject to the “branch profits tax” at a rate of 30% or, if applicable, a lower rate determined by an income tax treaty. Interest that neither qualifies as portfolio interest nor constitutes United States trade or business income will be subject to United States federal withholding tax at the rate of 30%, unless the rate of such withholding tax is reduced or eliminated by an applicable income tax treaty.

     Sale, Exchange and Retirement of Notes

      Subject to the discussion below concerning backup withholding, gain that is realized by a non-United States holder on the sale, exchange or retirement of exchange notes generally will not be subject to United States federal income tax, including withholding tax, unless the gain is effectively connected with the conduct by such holder of a trade or business within the United States; or in the case of an individual, the non-United States holder has been present in the United States for 183 days or more during the taxable year of the sale, exchange or retirement and certain other conditions are satisfied.

     Backup Withholding and Information Reporting

      Information reporting and backup withholding generally will not apply to payments of principal and interest on the notes made by a United States paying agent to a non-United States holder of an exchange note, provided that: (1) the beneficial owner of such exchange note certifies, under penalties of perjury, that it is not a United States holder and provides its name and address; or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the exchange notes certifies, under penalties of perjury, that such statement has been received from the beneficial owner of such note by it or by a financial institution between it and the beneficial owner and furnishes such paying agent with a copy thereof. Additionally, such paying agent must not have actual knowledge that such beneficial owner is a United States person. The certification procedures required to claim the portfolio interest exemption described under the heading “Non-United States Holder — Payments of Interest” above generally will satisfy the requirements necessary to avoid backup withholding tax (currently 30%).

      Proceeds received from the sale of an exchange note by a non-United States holder to or through the United States office of a broker generally are subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

      If backup withholding tax applies to a non-United States holder, the holder may use the amounts withheld as a refund or credit against the holder’s United States federal income tax liability as long as the non-United States holder provides certain information to the Internal Revenue Service.

PERSONS CONSIDERING THE EXCHANGE OFFER SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION.

PLAN OF DISTRIBUTION

      Based on interpretations by the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker-dealer registered under the Exchange Act that purchases notes from us to resell pursuant to Rule 144A under the Securities Act or any other exemption, that exchanges original notes for exchange notes in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff enunciated in Exxon Capital Holdings Corporation or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of exchange notes obtained by such holder in exchange for original notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

      As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that they:

•	are not an affiliate of ours;

•	are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the original notes or the exchange notes;

•	are acquiring the exchange notes in the ordinary course of business; and

•	if they are a broker-dealer, they will receive the exchange notes for their own account in exchange for the original notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of 60 days from the date on which the Exchange Offer registration statement is declared effective and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other activities. In addition, dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period ending on the earlier of 60 days from the date on which the Exchange Offer registration statement is declared effective and the date on which any broker-dealer is no longer required to deliver a prospectus in connection with market-making or other activities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, will pass upon certain legal matters relating to the issuance of the exchange notes.

EXPERTS

      The consolidated financial statements of aaiPharma Inc. at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in the back of this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing in the back of this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The Statements of Revenues and Direct Expenses for the Multivitamins Product Line of AstraZeneca LP for the period from January 1, 2001 to August 17, 2001 and the years ended December 31, 2000 and 1999 included in the back of this prospectus have been audited by KPMG LLP, independent auditors, as set forth in their report on such statements appearing in the back of this prospectus, and are upon the authority of said firm as experts in accounting and auditing. The special purpose statements of product contribution for the Brethine Product Line of Novartis Pharmaceuticals Corporation for the period January 1, 2001 to December 13, 2001 and the year ended December 31, 2000 included in the back of this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports on such statements appearing in the back of this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The special purpose statements of product contributions for the Darvon and Darvocet Product Line of Eli Lilly and Company for the years ended December 31, 2001, 2000 and 1999 included in the back of this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports on such statements appearing in the back of this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-4 under the Securities Act to register the exchange notes offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. We encourage you to read carefully the registration statement and its exhibits and schedules. Statements made in this prospectus about any contract or other document filed as an exhibit to the registration statement are not complete, and, in each instance, we refer you to the copy of that contract or other document filed as an exhibit to the registration statement. We also file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at 500 West Madison Street, Chicago, Illinois 60661. You can also obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders

aaiPharma Inc.

      We have audited the accompanying consolidated balance sheets of aaiPharma Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of aaiPharma Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

      As disclosed in Note 1 to the consolidated financial statements, as of January 1, 2000 the Company changed its method of recognizing revenue for certain up-front fees and milestone payments.

Raleigh, North Carolina

February 18, 2002

aaiPharma Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended December 31,

	2001	2000	1999

Net revenues (includes related party net revenues of $323, $761, and $2,900)	$141,073	$104,245	$102,175

Operating costs and expenses:
Direct costs	70,372	50,955	56,139
Selling	13,974	11,891	12,160
General and administrative	30,524	27,144	25,186
Research and development	10,851	12,221	11,072
Direct pharmaceutical start-up costs	2,123	—	—
Transaction, integration and restructuring costs	—	—	6,400

	127,844	102,211	110,957

Income (loss) from operations	13,229	2,034	(8,782)
Other income (expense):
Interest, net	(3,646)	(2,134)	(1,256)
Other	(444)	218	(153)

	(4,090)	(1,916)	(1,409)

Income (loss) before income taxes and cumulative effect of accounting change	9,139	118	(10,191)
Provision for (benefit from) income taxes	3,199	(441)	(2,278)

Income (loss) before cumulative effect of accounting change	5,940	559	(7,913)
Cumulative effect of a change in accounting principle, net of a tax benefit of $495	—	(961)	—

Net income (loss)	$5,940	$(402)	$(7,913)

Basic earnings (loss) per share:
Income (loss) before cumulative effect	$0.33	$0.03	$(0.46)
Cumulative effect of accounting change	—	(0.05)	—

Net income (loss)	$0.33	$(0.02)	$(0.46)

Weighted average shares outstanding	17,794	17,488	17,204

Diluted earnings (loss) per share:
Income (loss) before cumulative effect	$0.32	$0.03	$(0.46)
Cumulative effect of accounting change	—	(0.05)	—

Net income (loss)	$0.32	$(0.02)	$(0.46)

Weighted average shares outstanding	18,308	17,771	17,204

The accompanying notes are an integral part of these financial statements.

aaiPharma Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,

	2001	2000

ASSETS
Current assets:
Cash and cash equivalents	$6,371	$1,225
Accounts receivable, net	26,594	27,779
Work-in-progress	10,464	13,127
Inventories	9,057	3,605
Prepaid and other current assets	5,972	9,141

Total current assets	58,458	54,877
Property and equipment, net	37,035	42,161
Goodwill and other intangibles, net	88,504	11,266
Other assets	12,289	3,847

Total assets	$196,286	$112,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,444	$8,850
Customer advances	13,349	11,920
Accrued wages and benefits	3,879	2,710
Other accrued liabilities	5,293	3,955
Current maturities of long-term debt and short-term debt	—	16,884

Total current liabilities	37,965	44,319
Long-term debt, less current portion	78,878	509
Other liabilities	224	1,602
Commitments and contingencies	—	—
Redeemable warrants	2,855	—
Stockholders’ equity:
Preferred stock, $.001 par value, 5 million shares authorized, none outstanding in 2001 or 2000	—	—
Common stock, $.001 par value; 100 million shares authorized, 17,997,524 outstanding — 2001; 17,631,385 outstanding — 2000	18	18
Paid-in capital	75,233	70,361
Retained earnings (accumulated deficit)	3,278	(2,662)
Accumulated other comprehensive losses	(2,165)	(1,974)
Stock subscriptions receivable	—	(22)

Total stockholders’ equity	76,364	65,721

Total liabilities and stockholders’ equity	$196,286	$112,151

The accompanying notes are an integral part of these financial statements.

aaiPharma Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,

	2001	2000	1999

Cash flows from operating activities:
Net income (loss)	$5,940	$(402)	$(7,913)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,755	7,253	7,248
Deferred income taxes	—	—	653
Restructuring costs	—	—	699
Other	1,265	463	54
Changes in operating assets and liabilities:
Trade and other receivables	856	6,718	(6,307)
Work-in-progress	2,534	(300)	913
Inventories	(5,452)	(1,939)	421
Prepaid and other assets	(2,232)	937	(5,719)
Accounts payable	6,673	1,964	67
Customer advances	1,522	2,943	(1,473)
Accrued wages and benefits and other accrued liabilities	1,490	(2,933)	(1,387)

Net cash provided by (used in) operating activities	20,351	14,704	(12,744)

Cash flows from investing activities:
Purchases of property and equipment	(6,315)	(4,586)	(13,487)
Proceeds from sales of property and equipment	3,513	307	—
Acquisitions	(79,100)	—	—
Other	151	334	(153)

Net cash used in investing activities	(81,751)	(3,945)	(13,640)

Cash flows from financing activities:
Net payments on short-term debt	(16,272)	(10,655)	18,204
Proceeds from long-term borrowings	78,878	—	—
Payments on long-term borrowings	(1,024)	(673)	(2,279)
Issuance of common stock	5,123	405	—
Other	(152)	(577)	275

Net cash provided by (used in) financing activities	66,553	(11,500)	16,200

Net increase (decrease) in cash and cash equivalents	5,153	(741)	(10,184)
Effect of exchange rate changes on cash	(7)	(22)	(127)
Cash and cash equivalents, beginning of year	1,225	1,988	12,299

Cash and cash equivalents, end of year	$6,371	$1,225	$1,988

Supplemental information, cash paid for:
Interest	$2,719	$2,312	$1,264

Income taxes	$370	$67	$124

The accompanying notes are an integral part of these financial statements.

aaiPharma Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

				Retained	Accumulated
	Common Stock			Earnings	Other	Stock
			Paid-in	(Accumulated	Comprehensive	Subscriptions
	Shares	Amount	Capital	Deficit)	Income (Loss)	Receivable	Total

Balance, December 31, 1998	17,192	$17	$69,570	$5,653	$(53)	$(65)	$75,122
Stock options exercised	13	—	162	—	—	—	162
Currency translation adjustment	—	—	—	—	(853)	—	(853)
Payments on stock subscriptions	—	—	—	—	—	40	40
Net loss	—	—	—	(7,913)	—	—	(7,913)

Balance, December 31, 1999	17,205	17	69,732	(2,260)	(906)	(25)	66,558
Stock options exercised	426	1	629	—	—	—	630
Currency translation adjustment	—	—	—	—	(477)	—	(477)
Unrealized loss on investments	—	—	—	—	(591)	—	(591)
Payments on stock subscriptions	—	—	—	—	—	3	3
Net loss	—	—	—	(402)	—	—	(402)

Balance, December 31, 2000	17,631	18	70,361	(2,662)	(1,974)	(22)	65,721
Stock options exercised	367	—	4,872	—	—	—	4,872
Currency translation adjustment	—	—	—	—	(672)	—	(672)
Unrealized gain on investments	—	—	—	—	481	—	481
Payments on stock subscriptions	—	—	—	—	—	22	22
Net income	—	—	—	5,940	—	—	5,940

Balance, December 31, 2001	17,998	$18	$75,233	$3,278	$(2,165)	$—	$76,364

The accompanying notes are an integral part of these financial statements.

aaiPharma Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Years Ended December 31,

	2001	2000	1999

Net income (loss)	$5,940	$(402)	$(7,913)
Currency translation adjustments	(672)	(477)	(853)
Unrealized loss on investments	—	(591)	—
Losses reclassified into earnings from other comprehensive income	481	—	—

Comprehensive income (loss)	$5,749	$(1,470)	$(8,766)

The accompanying notes are an integral part of these financial statements.

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001

1.     Significant Accounting Policies and Other Matters

     Organization

      aaiPharma Inc. (“aaiPharma” or the “Company”) is a specialty pharmaceutical company focused on the development, acquisition, enhancement and commercialization of branded pharmaceutical products. The Company also has a comprehensive range of pharmaceutical development capabilities primarily in the United States and Europe. Historically, the majority of the Company’s net revenues have been earned in the fee-for-service business as explained in note 13, with an increasing portion of the Company’s resources devoted to the sale of commercial pharmaceutical products and to developing new products or improving existing products. Major customers for the Company’s pharmaceutical products are large, well-established medical wholesalers and distributors. Major customers for the fee-for-service and product development businesses are large and small pharmaceutical and biotechnology companies.

 Basis of Presentation and Consolidation

      The consolidated financial statements include the accounts of aaiPharma Inc. and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated. The Company has ownership of approximately 13%, on a fully diluted basis, of Endeavor Pharmaceuticals, Inc. (“Endeavor”) which is accounted for under the cost method and had no carrying value at December 31, 2001 and 2000. Certain balances in the prior year’s consolidated balance sheet have been reclassified to conform to the December 31, 2001 presentation.

     Revenue Recognition

      Revenues for product sales are recognized at the time the products are shipped. Research revenues from fee-for-service contracts are recognized on a percentage-of-completion basis as the work is performed or on a time and materials basis in accordance with the specific contract terms. Product development revenues consist of licensing revenues and royalty revenues. Licensing revenues are recognized upon completion of interim contract milestones. Royalty revenues are recognized as earned in accordance with contract terms. Revenues from upfront licensing fees are deferred and amortized over the term of the relevant agreement or as on-going services are performed. Contract milestones based on product approval are recognized when the applicable product is approved. Work-in-progress represents revenues recognized prior to contract billing terms. Provisions for losses on contracts, if any, are recognized when identified.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements”. SAB 101 specifically addresses revenue recognition issues related to certain upfront payments or fees. Under SAB 101, certain upfront fees and payments recognized as income in prior periods are required to be deferred and amortized into revenue over the terms of the relevant agreements or as the on-going services are performed. Although the Company implemented SAB 101 in the fourth quarter of 2000, the cumulative effect of a change in accounting principle has been retroactively adopted as of the beginning of the first quarter of 2000. For the year 2000, the Company recorded a charge of $1,456,000 ($961,000 after tax) for the cumulative effect of this change in accounting principle. In 2001 and 2000, the Company recognized $500,000 and $733,000, respectively, of revenue related to the amortization of these deferred amounts.

     Income Taxes

      Income taxes have been accounted for using the liability method in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the expected tax

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

     Research and Development Costs

      The Company engages in numerous research and development (“R&D”) projects with the objective of growth and utilization of a portfolio of proprietary technologies and patent and intellectual property rights to bring products to market or to license or sell these technologies to others. R&D expenses represent direct salaries of R&D personnel, raw material expenses, third-party consulting and testing costs, along with an allocation of indirect costs such as management and administrative overhead costs and facilities costs. R&D costs are charged to expense as incurred. Although there is a risk that any specific R&D project may not produce revenues, the Company believes that the potential profit margins from successful development projects will compensate for costs incurred for unsuccessful projects. The Company is currently involved in many pharmaceutical and technology development projects and believes that these activities help to diversify its R&D portfolio and manage its risk.

     Earnings (Loss) per Share

      Basic earnings (loss) per share are based on the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share are computed assuming that the weighted average number of common shares was increased by the conversion of stock options issued to employees and members of the Company’s Board of Directors. The diluted per share amounts reflect a change in the number of shares outstanding (the “denominator”) to include the options as if they were converted to shares and issued. In each year presented, the net income (loss) (the “numerator”) is the same for both basic and diluted per share computations. The following table provides a reconciliation of the denominators for the basic and diluted earnings (loss) per share computations:

	Years Ended December 31,

	2001	2000	1999

	(In thousands)
Basic earnings (loss) per share:
Weighted average number of shares	17,794	17,488	17,204
Effect of dilutive securities:
Stock options and redeemable warrants	514	283	—

Diluted earnings (loss) per share:
Adjusted weighted average number of shares and assumed conversions	18,308	17,771	17,204

Weighted average number of shares not included in diluted EPS since antidilutive	—	—	535

     Concentration of Credit Risk

      The Company is subject to a concentration of credit risk with respect to its accounts receivable balance, all of which is due from wholesalers, distributors and large and small pharmaceutical and biotechnology companies. Approximately 19% of the accounts receivable balance at December 31, 2000 represented amounts due from one customer. At December 31, 2001, no single customer accounted for more than 10% of the Company’s accounts receivable balance. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential uncollectible accounts. Actual losses from uncollectible accounts have been minimal.

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      One customer accounted for approximately 15% of the Company’s revenue in both 2001 and 2000. No single customer accounted for more than 10% of the Company’s revenue in 1999.

     Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Work-in-Progress

      Work-in-progress represents revenues recognized prior to contract billing terms.

     Inventories

      Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

     Property and Equipment

      Property and equipment is recorded at cost. Depreciation is recognized using the straight-line method over the estimated useful lives of the assets. Depreciable lives are 31.5 years for buildings and improvements and 3 to 15 years for equipment. Leasehold improvements are amortized over the lesser of the asset life or the lease term.

     Goodwill and Other Intangibles, Net

      Goodwill, the excess of the purchase price over the fair value of the net assets of acquired businesses, is amortized over 20 years for purchase business combinations consummated prior to June 30, 2001. For purchase business combinations consummated subsequent to June 30, 2001, goodwill is not amortized, but is evaluated for impairment on an annual basis or as impairment indicators are identified, in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”). At December 31, 2001 and 2000, the amounts for accumulated amortization of goodwill were approximately $2.9 million and $2.5 million, respectively. Other identifiable intangible assets are amortized, if applicable (see note 2), on a straight-line basis over their estimated useful lives, which range from 3 to 20 years. At December 31, 2001 and 2000, the amounts of accumulated amortization of other intangibles were approximately $0.8 million and $0.7 million, respectively.

      On an ongoing basis, the Company assesses the recoverability of its goodwill, intangibles and other assets by determining its ability to generate future cash flows sufficient to recover the unamortized balances over the remaining useful lives. Goodwill, intangibles and other long-lived assets determined to be unrecoverable based on future cash flows would be written-off in the period in which such determination is made.

     Foreign Currency Translation

      The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with FASB Statement No. 52 “Foreign Currency Translation”. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet dates. Income statement amounts have been translated using the average exchange rates for the respective years. The gains and losses resulting from the changes in exchange rates from year to year have been reported in accumulated other comprehensive income (loss) included in the consolidated statements of stockholders’ equity.

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Impact of Recently Issued Accounting Standards

      In July 2001, the FASB issued SFAS No. 141 and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 141 requires that all business combinations be accounted for under the purchase method only, and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 141 is effective for all business combinations subsequent to June 30, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but must be reviewed at least annually for impairment. SFAS No. 142 also states that goodwill and intangible assets with indefinite lives acquired after June 30, 2001 should not be amortized. The statement is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 142 in fiscal year 2002 and is in the process of assessing the impact that it will have on the results of its operations and consolidated financial position. During 2001, the Company’s business combinations consummated subsequent to June 30, 2001 were accounted for in accordance with SFAS No. 141 and SFAS No. 142.

      In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 provides guidance and addresses significant implementation questions on the accounting for the impairment or disposal of long-lived assets. The statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect that the adoption of SFAS No. 144 will have a significant impact on its results of operations, consolidated financial position or cash flows.

     Employee Stock-Based Compensation

      The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related Interpretations in accounting for its employee stock options as permitted by SFAS No. 123 “Accounting for Stock-Based Compensation” and make the required pro forma disclosures required by SFAS No. 123 (see note 8). Under APB No. 25, if the exercise price of the Company’s stock options is not less than the estimated fair market value of the underlying stock on the date of grant, no compensation expense is recognized.

     Fair Value of Financial Instruments

      The carrying values of cash and cash equivalents, accounts receivable, work-in-progress, current liabilities and long-term debt approximate fair values as of December 31, 2001 and 2000.

     Use of Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from such estimates and changes in such estimates may affect amounts reported in future periods.

2.     Business Combinations

      In August 2001, the Company completed the acquisition of a line of critical care injectable and oral nutrition products from AstraZeneca AB, an affiliate of AstraZeneca PLC, in a business combination accounted for as a purchase. The product lines acquired are marketed under the M.V.I. and Aquasol brand names. The Company acquired these product lines and related intangible assets for payments of up to $100 million over three years. To finance the initial payment for this acquisition of $52.5 million, which included $3.7 million of inventory, the Company used the proceeds from the term loan, as described in note 7. Future guaranteed payments of $1.0 million each are due in August 2002 and 2003. Future

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contingent payments of $2.0 million and $43.5 million are potentially due in August 2003 and 2004, respectively, but are contingent upon certain obligations being completed by AstraZeneca, and have not yet been recorded as a liability on the Company’s balance sheet. Revenues from the sales of these products are included in the Company’s results of operations beginning on the acquisition date. The M.V.I. and Aquasol product lines did not have separable assets and liabilities associated with them, therefore the Company allocated the purchase price, including acquisition related expenses, to acquired identifiable intangible assets in the amount of $32.0 million, with the excess of the purchase price over the identifiable intangible assets recorded as goodwill in the amount of $19.2 million.

      In December 2001, the Company acquired from Novartis Pharmaceutical Corporation and Novartis Corporation a line of asthma products used in the prevention and reversal of bronchospasm in patients age 12 and older with asthma and reversible bronchospasm associated with bronchitis and emphysema, in a business combination accounted for as a purchase. The product line acquired is marketed under the Brethine brand name. The Company acquired this product line and related intangible assets for $26.6 million. To finance this acquisition, the Company used the proceeds from the additional $25 million term loan, as described in note 7, and used working capital to pay the remainder of the purchase price. Revenues from the sales of these products are included in the Company’s results of operations beginning on the acquisition date. The Brethine product line did not have separable assets and liabilities associated with it, therefore the Company allocated the purchase price, including acquisition related expenses, to acquired identifiable intangible assets in the amount of $9.9 million, with the excess of the purchase price over the identifiable intangible assets recorded as goodwill in the amount of $16.7 million.

      The acquisitions of these product lines were the first steps taken by the Company toward achieving its goal of acquiring, improving, and marketing branded pharmaceutical products.

      In connection with the M.V.I. and Aquasol acquisition, the Company recorded $32.0 million in intangible assets which meet the criteria for having an indefinite life. In accordance with SFAS No. 142, these intangible assets are not being amortized. The intangible assets recorded in connection with this acquisition represents the trademarks, technology and know-how associated with the product lines. In addition, the value recorded as goodwill is not being amortized and will be evaluated for impairment on an annual basis in accordance with SFAS No. 142.

      During July 2001, the Company made an initial payment of $0.9 million to acquire a sterile manufacturing facility located in Charleston, South Carolina. Additional contingent payments of up to $5.0 million plus additional royalties may become due in increments through June 30, 2006 based on the level of manufacturing revenues at the Charleston facility during this period. These contingent payment obligations have not yet been recorded as a liability on our consolidated balance sheet.

     Pro Forma Financial Information

      The following unaudited pro forma consolidated financial information reflects the results of operations for the years ended December 31, 2001 and 2000 as if the above acquisitions had occurred on January 1, 2000.

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended
	December 31,

	2001	2000

	(In thousands, except per
	share data)
Net revenues	$180,820	$160,576
Income before cumulative effect	14,179	9,930
Net income	14,179	8,969
Basic earnings per share:
Income before cumulative effect	$0.80	$0.57
Net income	$0.80	$0.51
Diluted earnings per share:
Income before cumulative effect	$0.77	$0.56
Net income	$0.77	$0.50

      These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions taken place on January 1, 2000. In addition, these results are not intended to be a projection of future results and do not reflect any synergies that might be achieved from the combined operations.

     Medical & Technical Research Associates, Inc.

      In March 1999, the Company merged with Medical & Technical Research Associates, Inc. (“MTRA”), a clinical research organization located near Boston, Massachusetts, in exchange for approximately 1.3 million shares of aaiPharma stock, including conversion of MTRA stock options. The MTRA merger was accounted for as a pooling-of-interests, and accordingly, all prior period consolidated financial statements have been restated to include the results of operations, financial position, and cash flows of MTRA as though MTRA had always been a part of aaiPharma.

3.     Transaction, Integration and Restructuring Costs

      In connection with the MTRA merger in March 1999, the Company recorded a $6.4 million nonrecurring charge to operating income reflecting the costs to complete the transaction, integrate the businesses and realign its workforce to its combined operating structure.

      Transaction costs were comprised of amounts owed to investment bankers and advisors as a percentage of the total merger consideration and other expenses directly related to the completion of the transaction, including financial reviews and legal fees. Personnel costs included the separation of approximately 58 employees in the U.S. and Europe to combine the clinical operations of the companies and realign the workforce in the combined organization. Facility and equipment costs included lease payments required under non-cancelable leases for vacant properties and the write-off of leasehold improvements and equipment that became redundant or obsolete due to the transaction.

      Other costs included integration costs directly related to the merger and costs resulting from actions taken to merge the operations.

      All transaction, integration and restructuring costs were incurred in 1999 and settled prior to January 1, 2001.

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Accounts Receivable, Net

      The following table presents the components of accounts receivable:

	December 31,

	2001	2000

	(In thousands)
Trade	$27,559	$28,212
Related parties	79	396

Total accounts receivable	27,638	28,608
Allowance for doubtful accounts	(1,044)	(829)

Total accounts receivable, net	$26,594	$27,779

5.     Inventories

      The following table presents the components of inventories:

	December 31,

	2001	2000

	(In thousands)
Finished goods	$5,478	$—
Work-in-process	1,069	661
Raw materials and supplies	2,510	2,944

Inventories	$9,057	$3,605

6.     Property and Equipment, Net

      The following table presents the components of property and equipment:

	December 31,

	2001	2000

	(In thousands)
Land and improvements	$968	$923
Buildings and improvements	17,554	17,456
Machinery and equipment	57,990	59,937
Construction-in-progress	2,373	1,069

Total cost of property and equipment	78,885	79,385
Less accumulated depreciation	(41,850)	(37,224)

Property and equipment, net	$37,035	$42,161

      Depreciation expense was approximately $7.0 million, $6.6 million, and $6.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Debt and Credit Line

      The following table presents the components of current maturities of long-term debt and short-term debt:

	December 31,

	2001	2000

	(In thousands)
U.S. revolving credit facility	$—	$9,403
U.S. bank debt	—	5,250
German revolving credit facility	—	1,716
Current maturities of long-term debt	—	515

Current maturities of long-term debt and short-term debt	$—	$16,884

      The following table presents the components of long-term debt:

	December 31,

	2001	2000

	(In thousands)
U.S. bank term loans	$78,000	$1,024
Obligations under asset purchase agreement	878	—
Less current maturities of long-term debt	—	(515)

Total long-term debt due after one year	$78,878	$509

      In August 2001, the Company entered into the Second Amended and Restated Loan Agreement (the “Loan Agreement”), which expires in January 2003. The Company has the option to extend the Loan Agreement to December 31, 2006, subject to certain financial conditions. The Loan Agreement provides for borrowings of up to $85 million, consisting of a term loan of $60 million and a revolving credit facility of up to $25 million. In December 2001, the Company amended the Loan Agreement to provide for an additional $25 million term loan. In December 2001, the Company re-paid $7 million of the initial term loan. The revolving credit amount is based upon a borrowing base consisting of portions of accounts receivable and inventories. The Loan Agreement provides for variable interest rates based on LIBOR and is secured by a security interest on substantially all assets of the Company. At December 31, 2001, 30-day LIBOR was 1.87% and the interest rate applicable to borrowings under the Loan Agreement was 6.62%. If the Loan Agreement is not refinanced or extended by December 31, 2002, the Company is obligated to pay additional fees up to 2.0% of the outstanding balances under this term loan and the revolving credit facility. If the extension option has not been exercised by the end of the credit period, any outstanding balances under this facility must be repaid. Scheduled maturities of long-term debt in 2003 are $78.9 million. If the Loan Agreement is extended, quarterly principal payments on the term loans will begin in March 2003. The Loan Agreement requires the payment of certain commitment fees based on the unused portion of the line of credit. At December 31, 2001, the Company qualified for the entire $25.0 million borrowing base of the revolving credit facility.

      Under the terms of the Loan Agreement, the Company is required to comply with various covenants including, but not limited to, those pertaining to maintenance of certain financial ratios, and incurring additional indebtedness. The Company was in compliance with the financial covenants at December 31, 2001.

      The bank term loans include $78.0 million and $1.0 million with U.S. banks as of December 31, 2001 and 2000, respectively. The loans have variable interest rates based on LIBOR. The weighted average interest rate on these loans was approximately 7.5% and 8.7% for 2001 and 2000, respectively.

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Scheduled maturities of long-term debt as of December 31, 2001, if the Company exercises the extension option under the Loan Agreement, would be as follows:

2002	$—
2003	16,478
2004	16,575
2005	20,475
2006	25,350

Total	$78,878

      Under the Loan Agreement, the Company placed in escrow redeemable warrants to purchase 186,372 shares of common stock. The warrants are issued to the lenders or may be returned to the Company depending upon the occurrence of certain events, including the Company’s exercise of its extension option or obtaining alternate financing and the full payment of its outstanding obligations under the Loan Agreement. The warrants have an exercise price of $0.001 per share, are issued in tranches through June 2002 and expire ten years from date of issuance. The fair value of the warrants at the time of issuance was recorded as additional financing costs to be amortized over the remaining term of the loan. These warrants contain certain “put” rights providing the holder with an option to require the Company to redeem the warrants, in part or in their entirety, at any time after the date of issuance unless the Company maintains an effective registration statement to cover the resale of the shares of common stock available under these warrants. If the holder exercises the put option, the warrants are redeemable at a value based on the current fair market value of the Company’s common stock. The carrying value of the warrants is adjusted to market value each reporting period. At December 31, 2001, the Company had issued warrants to purchase 114,905 shares that were exercisable and represented a potential redemption value of $2.9 million.

8.     Stockholders’ Equity

      The authorized capital stock of the Company at December 31, 2001 and 2000 was 100 million shares of voting common stock, $0.001 par value per share, and 5 million shares of preferred stock, $0.001 par value per share. The preferred stock is issuable in one or more series by the Company’s Board of Directors without further stockholder approval. No preferred stock was outstanding at December 31, 2001 or 2000. The Company has reserved 3,244,402 shares of common stock for issuance under the stock option plans at December 31, 2001.

Stock Option and Award Plans

      The Company has five stock option plans: the 2000 Stock Option Plan for Non-Employee Directors (the “2000 Plan”), the 1997 Stock Option Plan (the “1997 Plan”), the 1996 Stock Option Plan (the “1996 Plan”), the 1995 Stock Option Plan (the “1995 Plan”) and the 1996 Incentive and Non-Qualified Stock Option Plan (the “MTRA Plan”). Under the 1995 Plan, the Board of Directors initially could grant options to purchase up to 242,538 shares of common stock. However, the Company has no obligation to issue the shares upon exercise of such options until it has purchased an equal number of shares from certain existing stockholders. Under the 2000 Plan, the 1997 Plan and the 1996 Plan, the Board of Directors initially could grant options to purchase up to 410,000, 2,644,000 and 495,627, respectively, of newly issued shares of common stock. aaiPharma adopted the MTRA Plan in March 1999 after the MTRA merger (see note 2). aaiPharma’s Board of Directors reserved 517,500 shares to cover the exercise of the options under the MTRA Plan. The plans require that the exercise price of options cannot be less than either 100% (2000 Plan, 1997 Plan and MTRA Plan) or 75% (1996 and 1995 Plans) of the estimated fair market value of the Company’s shares of common stock on the date of grant.

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The combined activity from all plans is presented in the following table:

		Weighted Average
	Shares	Exercise Price

Outstanding, December 31, 1998	1,900,959	$12.61
Granted	474,600	11.72
Exercised	(28,949)	7.83
Forfeited	(194,410)	12.81

Outstanding, December 31, 1999	2,152,200	9.60
Granted	832,132	7.82
Exercised	(387,025)	0.87
Forfeited	(222,805)	12.05

Outstanding, December 31, 2000	2,374,502	10.17
Granted	571,832	15.91
Exercised	(396,016)	9.64
Forfeited	(219,665)	12.17

Outstanding, December 31, 2001	2,330,653	11.47

      Information regarding stock options outstanding and options exercisable at December 31, 2001 is summarized in the table below:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
	Shares	Remaining	Exercise	Shares	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$ 0.72 - $ 8.00	605,936	7.76	$6.34	179,108	$4.74
$ 8.13 - $12.72	577,851	8.08	9.76	228,861	9.78
$12.81 - $14.03	662,349	6.60	13.23	462,181	13.21
$14.63 - $22.00	484,517	9.08	17.53	49,185	18.61

$ 0.72 - $22.00	2,330,653	7.78	11.47	919,335	10.99

      The Company has adopted the disclosure-only provisions of SFAS No. 123. The fair value for stock options was estimated at the date of grant using a Black-Scholes pricing model with the following weighted average assumptions:

	Years Ended
	December 31,

	2001	2000	1999

Expected dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	4.6%	5.9%	5.8%
Expected volatility	120.0%	67.0%	180.0%
Expected life (in years from vesting)	5	5	5

      For purposes of pro forma disclosures, the estimated fair value of the stock options is amortized to expense over the vesting period. The grant date Black-Scholes weighted average fair value of options was $13.35, $4.93 and $11.28 per share for 2001, 2000 and 1999, respectively.

      The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans; therefore, compensation expense has not been recognized for options granted at fair value. If compensation cost for the Company’s plans had been determined based on the fair value at the grant dates

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for awards under those plans consistent with the method of SFAS No. 123, the Company’s net income (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below:

	Years Ended December 31,

	2001	2000	1999

	(In thousands, except per share data)
Net income (loss):
As reported	$5,940	$(402)	$(7,913)
Pro forma	3,574	(2,469)	(10,162)
Earnings (loss) per share:
As reported —
Basic	$0.33	$(0.02)	$(0.46)
Diluted	$0.32	$(0.02)	$(0.46)
Pro forma —
Basic	$0.20	$(0.14)	$(0.59)
Diluted	$0.20	$(0.14)	$(0.59)

9.     Related Party Transactions

      Prior to the Company’s merger with MTRA in March 1999, MTRA’s president was the recipient of two loans from MTRA totaling $680,000. A promissory note, which accrued interest at 6%, was secured by shares of the Company’s common stock owned by this executive. In 2001, the loans were fully repaid.

Cetan Technologies, Inc.

      In 1999, the Company advanced $300,000 to Cetan Technologies, Inc. (“Cetan”), formerly known as PharmComm, Inc., a company whose principal stockholders include Dr. Frederick Sancilio, Mr. James Waters and Mr. William Underwood, all directors of aaiPharma. One other stockholder of Cetan is a member of aaiPharma management.

      The advance payment was for services to be rendered by Cetan during 1999 and 2000 for scanning and indexing services required as part of aaiPharma’s regulatory compliance and record retention policies. aaiPharma has engaged Cetan to perform these services since 1996 and has compensated Cetan pursuant to written agreements for the services. Cetan also provides computer validation services to aaiPharma, which are required for compliance with regulatory requirements.

      Total payments for scanning and validation services provided to aaiPharma by Cetan were approximately $4,000, $308,000, and $277,000 (excluding the advance payment) for the years ended December 31, 2001, 2000 and 1999, respectively. At December 31, 2000, the advance payment had been fully utilized.

Endeavor Pharmaceuticals, Inc.

      In 1994, aaiPharma organized Endeavor Pharmaceuticals, Inc. with Berlex Laboratories, Inc. and several other investors to fund the development of hormone pharmaceutical products, initially focusing on several generic hormone products already under development by the Company. The Company has also agreed to permit Endeavor, under certain circumstances, the first right to purchase additional proprietary hormone pharmaceutical products developed by aaiPharma. aaiPharma obtained a 47% equity interest in Endeavor through the contribution of its accumulated product research and development and technical know-how. The other investors contributed cash in exchange for their interests which, for all investors, was in the form of convertible preferred stock. Based on a subsequent cash infusion by a new investor in 1995, the Company’s interest in Endeavor was reduced to approximately 35%, on a fully diluted basis. In November 2000, Endeavor raised $46 million through the issuance of additional convertible preferred

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock. At December 31, 2001, aaiPharma owned approximately 13% of the fully diluted common equity of Endeavor. Subsequent to the reduction in ownership percentage and its reduced influence over the Endeavor operations, the Company ceased accounting for this as an equity method investment and began to account for it under the cost method.

      Endeavor has accumulated significant losses since inception and this investment has been recorded at zero value since 1995.

      The Company had net sales to Endeavor for product development services of approximately $0.2 million, $0.7 million, and $2.8 million for the years ended December 31, 2001, 2000 and 1999, respectively. aaiPharma had approximately $79,000 and $147,000 in related accounts receivable at December 31, 2001 and 2000, respectively.

Aesgen, Inc.

      Aesgen, Inc. (“Aesgen”) was formally organized with an affiliate of the Mayo Clinic and MOVA Pharmaceutical Corporation and funded in 1995 through the issuance of approximately $11 million of nonconvertible, nonvoting, mandatorily redeemable, preferred stock. The Company made a cash investment of $1.6 million in such preferred stock, which is carried at cost, and is included in other noncurrent assets on the consolidated balance sheets.

      In October 2001, the Company entered into a Service Agreement and a Subscription Agreement with Aesgen, whereby the Company will perform certain clinical work for Aesgen and has agreed to receive Aesgen preferred stock in lieu of cash for the services performed. The Company has subscribed to $1.1 million of preferred stock, and will receive up to 10,829 shares of such stock, in lieu of cash. Through December 31, 2001, the Company has performed services under the agreement of $86,000. The preferred shares are to be issued in accordance with a timetable established by the Subscription Agreement.

      In December 2001, the Company entered into a Product Sales Agreement with Aesgen. Under this agreement, Aesgen sold its rights, title and interest to certain products to the Company. These products include five products for which abbreviated new drug applications have been filed with the United States Food and Drug Administration, and two products under development. As consideration for the purchase of these products, the Company waived all claims to amounts due from Aesgen and terminated the development and licensing agreement, as described below. At December 31, 2001, the approximate book value of these assets was $700,000.

      In February 2002, the Company purchased a proprietary product from Aesgen for payments of $1.0 million in cash and additional contingent milestone payments of up to $1.5 million. The Company intends to market this product as an extension of the Aquasol product line. Under this agreement, the Company is obligated to pay royalty payments, equal to 30% of the net revenues of this product less certain costs incurred in its manufacture and marketing, for the eight-year period following the first commercial sale of the product.

      In 1996, the Company sold to Aesgen marketing rights to a product under development by the Company. Under the agreement, Aesgen paid a license fee and would have paid additional royalties upon marketing the product. aaiPharma recognized net revenues of approximately $86,000, $100,000 and $100,000 from Aesgen for the years ended December 31, 2001, 2000 and 1999, respectively. aaiPharma had no related accounts receivable or work-in-progress at December 31, 2001, and had approximately $248,000 of related accounts receivable and $377,000 of related work-in-progress at December 31, 2000. aaiPharma had the right, under its development agreement with Aesgen, to provide certain product development and support services to Aesgen with respect to some generic drugs currently being developed by Aesgen, provided that aaiPharma’s fees for such services were comparable to those of a competitor. In addition, under such development agreement, the Company had agreed not to develop, for its own account

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or any other person, a formulation of any of the generic products currently under development for Aesgen and any additional drugs that aaiPharma agrees to develop in the future for Aesgen.

10.     Income Taxes

      The following table presents the components for the provision for (benefit from) income taxes:

	Years Ended December 31,

	2001	2000	1999

	(In thousands)
Income (loss) before income taxes:
United States	$9,096	$(5,199)	$(9,432)
Non-U.S.	43	5,317	(759)

Income (loss) before taxes	$9,139	$118	$(10,191)

Provision for (benefit from) income taxes:
Current:
Federal	$1,654	$—	$(1,037)
State	1,397	—	—
Non-U.S.	—	—	5

Total current taxes	3,051	—	(1,032)

Deferred:
Federal	1,067	(882)	(897)
State	(919)	441	(349)
Non-U.S.	—	—	—

Total deferred taxes	148	(441)	(1,246)

Provision for (benefit from) income taxes	$3,199	$(441)	$(2,278)

      The following table presents the reconciliation of the provision for income taxes to the amount computed by applying the U.S. federal statutory income tax rate:

	Years Ended December 31,

	2001	2000	1999

	(In thousands)
Income (loss) before income taxes	$9,139	$118	$(10,191)

Tax expense (benefit) using U.S. statutory income tax rate of 34%	$3,107	$40	$(3,465)
State income taxes, net	(11)	461	(349)
Permanent items, net	395	1,160	1,504
Non-U.S. operations, net	(53)	—	126
Tax credits	(369)	(100)	(230)
Change in reserve for deferred tax assets	129	(2,002)	136
Other, net	1	—	—

Provision for (benefit from) income taxes	$3,199	$(441)	$(2,278)

      Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred taxes are included in prepaids and other

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

current assets and other accrued liabilities. The following table presents the deferred tax assets and deferred tax liability:

	December 31,

	2001	2000

	(In thousands)
Deferred tax assets, resulting from:
Accrued liabilities	$1,202	$325
Accounts receivable	825	818
Deferred revenue	4,667	—
Tax credits	518	614
U.S. net operating loss carryforwards	1,801	2,857
Non-U.S. net operating losses	2,539	2,520
Other items	(92)	548

Deferred tax assets	11,460	7,682
Deferred tax liability, resulting from property and equipment	(5,253)	(2,656)
Valuation allowances on tax assets	(2,649)	(2,520)

Net deferred tax assets	$3,558	$2,506

      Valuation allowances have been provided for certain assets resulting from accumulated net operating losses from foreign entities since realization of such assets cannot be predicted with reasonable certainty at this time. As of December 31, 2001, the Company had approximately $40.0 million of state net operating loss carryforwards with the following expirations: $4.7 million in 2011, $10.5 million in 2014, $12.8 million in 2015, and $12.0 million in 2016.

11.     Employee Benefit Plan

      The Company provides retirement benefits for all domestic aaiPharma employees with one year of service through a defined contribution plan qualified under section 401(k) of the Internal Revenue Code of 1986, as amended. Participants may elect to contribute a portion of their annual compensation, subject to limitations. The Company makes matching contributions in aaiPharma stock equal to 50% of a participant’s contribution up to a certain amount. Additionally, the Company makes profit-sharing contributions at the discretion of the Board of Directors. The Company has expensed $788,000, $880,000, and $607,000 for the years ended December 31, 2001, 2000 and 1999, respectively, for this benefit plan.

12.     Commitments and Contingencies

      The Company leases land, buildings and equipment under renewable lease agreements classified as operating leases. Rent expense under these agreements for the years ended December 31, 2001, 2000 and 1999 was $6.9 million, $4.9 million, and $4.3 million, respectively. As of December 31, 2001, future minimum rentals due under non-cancelable operating lease agreements with initial terms of one year or more are: $7.1 million — 2002; $5.6 million — 2003; $5.6 million — 2004; $5.2 million — 2005; $3.7 million in 2006 and $12.7 million — thereafter.

      The Company currently leases two significant facilities, including its headquarters facility in Wilmington, North Carolina, under the terms of a tax retention operating lease. The lease for these facilities covered an initial period of three years with two one-year renewal periods. At the end of the initial period, the Company elected to extend the lease under the first renewal period. At the end of the

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

renewal term, the Company may elect to purchase the facilities at fair market value, extend the lease or the properties may be sold.

      The Company is party to a number of legal actions with companies that market generic drugs. The Company filed three cases in the United States District Court for the Eastern District of North Carolina claiming infringement of certain of its fluoxetine hydrochloride patents. Fluoxetine hydrochloride is an active ingredient in the drug marketed by Eli Lilly as Prozac. Each of the defendants in these three actions, Dr. Reddy’s Laboratories Ltd., a pharmaceutical company based in India, and its U.S. affiliate, Dr. Reddy’s Laboratories, Inc. (formerly Reddy-Cheminor, Inc.), Barr Laboratories, Inc., and PAR Pharmaceuticals, Inc. sell a generic fluoxetine hydrochloride product in the United States.

      The Company is also involved in three actions centered on its omeprazole-related patents. Omeprazole is the active ingredient found in Prilosec, a drug sold by AstraZeneca AB. Two cases have been filed against the Company by Dr. Reddy’s Laboratories Ltd. and Dr. Reddy’s Laboratories, Inc. in the United States District Court for the Southern District of New York. In these cases, the plaintiffs are seeking a declaratory judgment that their omeprazole products do not infringe the Company’s patents and in addition, they are challenging the validity of five of the Company’s omeprazole patents. They also seek to recover costs and attorney’s fees. Furthermore, in the second case, filed in November 2001, the plaintiffs are seeking damages for alleged misappropriation of trade secrets, tortious interference, unfair competition and violations of the North Carolina Unfair Trade Practice Act.

      The third case involving the Company’s omeprazole patents was brought in August 2001 by Andrx Pharmaceuticals, Inc. (“Andrx”) in the United States District Court for the Southern District of New York. Andrx is challenging the validity of three of the Company’s omeprazole patents, and is also seeking a declaratory judgment that its generic omeprazole product does not infringe these patents. Furthermore, Andrx claims violations of federal and state antitrust laws with respect to the licensing of these omeprazole patents and is seeking injunctive relief and unspecified treble damages.

      The Company may be party to other lawsuits and administrative proceedings incidental to the normal course of its business which are not considered material.

13.     Financial Information by Business Segment and Geographic Area

      The Company operates in three business segments consisting of a product sales business, primarily comprised of the NeoSan Pharmaceuticals business unit, a product development business, primarily the aaiResearch business unit, and a fee-for-service business, primarily the AAI International business unit. The product sales business provides for the sales of M.V.I., Aquasol and Brethine product lines and for the commercial manufacturing of small quantity products outsourced by other pharmaceutical companies. In the product development segment, the Company internally develops drugs and technologies with the objective of licensing marketing rights to third parties in exchange for license fees and royalties. The core services provided on a fee-for-service basis to pharmaceutical and biotechnology industries worldwide include comprehensive formulation, testing and manufacturing expertise, in addition to the ability to take investigational products into and through human clinical trials. The majority of the Company’s non-U.S. operations are located in Germany.

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Corporate income (loss) from operations includes general corporate overhead costs and goodwill amortization, which are not directly attributable to a business segment. Financial data by segment and geographic region are as follows:

	Years Ended December 31,

	2001	2000	1999

	(In thousands)
Net revenues:
Product sales	$27,448	$7,341	$12,726
Product development	20,426	9,896	10,065
Research revenues:
Non-clinical	64,262	62,821	51,652
Clinical	28,937	24,187	27,732

	93,199	87,008	79,384

	$141,073	$104,245	$102,175

United States	$129,464	$88,077	$85,289
Germany	15,442	17,888	17,934
Other	916	1,554	2,132
Less intercompany	(4,749)	(3,274)	(3,180)

	$141,073	$104,245	$102,175

Income (loss) from operations:
Product sales	$7,691	$257	$1,266
Product development	9,819	(3,479)	(2,048)
Research revenues:
Non-clinical	4,639	15,661	5,353
Clinical	4,037	934	(466)

	8,676	16,595	4,887

Corporate	(12,957)	(11,339)	(6,487)
Corporate restructuring charges	—	—	(6,400)

	$13,229	$2,034	$(8,782)

United States	$13,095	$(3,504)	$(8,726)
Germany	440	6,079	71
Other	(306)	(541)	(127)

	$13,229	$2,034	$(8,782)

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,

	2001	2000	1999

	(In thousands)
Total assets:
Product sales	$105,541	$5,673	$10,275
Product development	7,832	4,856	5,392
Research revenues	55,555	78,505	84,641
Corporate	27,358	23,117	23,250

	$196,286	$112,151	$123,558

United States	$176,518	$90,037	$99,543
Germany	18,794	21,067	22,559
Other	974	1,047	1,456

	$196,286	$112,151	$123,558

14.     Financial Results by Quarter (Unaudited)

	Quarter

	First	Second	Third	Fourth

	(In thousands, except per share amounts)
2001
Net revenues	$30,197	$29,884	$34,908	$46,084
Gross margin	14,748	14,608	16,587	24,758
Net income	816	1,014	708	3,402
Basic earnings per share	$0.04	$0.06	$0.04	$0.19
Diluted earnings per share:	$0.04	$0.06	$0.04	$0.18
2000
Net revenues	$25,089	$27,959	$24,083	$27,114
Gross margin	12,733	15,335	11,739	13,483
Income (loss) before cumulative effect of accounting change	707	1,718	(537)	(1,329)
Net income (loss)	(254)	1,718	(537)	(1,329)
Basic earnings (loss) per share:
Income (loss) before cumulative effect	$0.04	$0.10	$(0.03)	$(0.08)
Net income (loss)	$(0.01)	$0.10	$(0.03)	$(0.08)
Diluted earnings (loss) per share:
Income (loss) before cumulative effect	$0.04	$0.10	$(0.03)	$(0.08)
Net income (loss)	$(0.01)	$0.10	$(0.03)	$(0.08)

15.     Subsequent Event

      On February 18, 2002, the Company entered into an agreement with Eli Lilly and Company to acquire the U.S. rights to the Darvon and Darvocet branded product lines for the treatment of mild to moderate pain for $211.4 million in cash, subject to reduction based on net sales of these products before and after the closing of the acquisition. The Company anticipates completing this acquisition by the end of

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the first half of 2002. The Company is currently seeking senior secured and senior subordinated debt financing of an aggregate of $350 million to fund the acquisition of these product lines, to repay indebtedness outstanding under its existing loan agreement, to terminate its outstanding tax retention operating lease, as discussed in note 12, and purchase the underlying properties, and related fees and expenses.

16.     Financial Information for Subsidiary Guarantors and Non-Guarantors

      The Company intends to issue, late in the first quarter of 2002, senior secured notes and subordinated debentures (the “Notes”), as discussed in note 15, which will be guaranteed by the Company’s domestic subsidiaries.

      The following presents condensed consolidating financial information for the Company, segregating: (1) aaiPharma Inc., which will issue the Notes (the “Issuer”); (2) the domestic subsidiaries which will guarantee the Notes (the “Guarantor Subsidiaries”); and (3) all other subsidiaries (the “Non-Guarantor Subsidiaries”). The guarantor subsidiaries are wholly-owned direct subsidiaries of the Company and their guarantees are full, unconditional and joint and several. Wholly-owned subsidiaries are presented on the equity basis of accounting. Certain reclassifications have been made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and inter-company balances and transactions.

      The following information presents consolidating statements of operations, balance sheets and cash flows for the periods and as of the dates indicated:

	Year Ended December 31, 2001

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net revenues	$57,842	$71,622	$16,357	$(4,748)	$141,073
Equity earnings from subsidiaries	22,419	—	—	(22,419)	—

Total revenues	80,261	71,622	16,357	(27,167)	141,073
Operating costs and expenses:
Direct costs	36,835	27,541	10,744	(4,748)	70,372
Selling	7,371	5,213	1,390	—	13,974
General and administrative	20,127	6,308	4,089	—	30,524
Research and development	1,757	9,094	—	—	10,851
Direct pharmaceutical start-up costs	—	2,123	—	—	2,123

	66,090	50,279	16,223	(4,748)	127,844

Income (loss) from operations	14,171	21,343	134	(22,419)	13,229
Other income (expense):
Interest, net	(1,377)	(2,123)	(146)	—	(3,646)
Net intercompany interest	(3,621)	3,781	(160)	—	—
Other	(182)	(477)	215	—	(444)

	(5,180)	1,181	(91)	—	(4,090)

Income (loss) before income taxes	8,991	22,524	43	(22,419)	9,139
Provision for (benefit from) income taxes	3,051	153	(5)	—	3,199

Net income (loss)	$5,940	$22,371	$48	$(22,419)	$5,940

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2000

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net revenues	$59,960	$28,119	$19,441	$(3,275)	$104,245
Equity earnings from subsidiaries	12,841	—	—	(12,841)	—

Total revenues	72,801	28,119	19,441	(16,116)	104,245
Operating costs and expenses:
Direct costs	28,640	17,566	8,024	(3,275)	50,955
Selling	8,081	2,380	1,430	—	11,891
General and administrative	17,875	6,447	2,822	—	27,144
Research and development	10,040	554	1,627	—	12,221

	64,636	26,947	13,903	(3,275)	102,211

Income (loss) from operations	8,165	1,172	5,538	(12,841)	2,034
Other income (expense):
Interest, net	(1,656)	19	(497)	—	(2,134)
Net intercompany interest	(6,476)	6,476	—	—	—
Other	85	(143)	276	—	218

	(8,047)	6,352	(221)	—	(1,916)

Income (loss) before income taxes and cumulative effect of accounting change	118	7,524	5,317	(12,841)	118
Provision for (benefit from) income taxes	(441)	—	—	—	(441)

Income (loss) before cumulative effect of accounting change	559	7,524	5,317	(12,841)	559
Cumulative effect of a change in accounting principle, net of a tax benefit of $495	(961)	—	—	—	(961)

Net income (loss)	$(402)	$7,524	$5,317	$(12,841)	$(402)

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 1999

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net revenues	$60,297	$24,993	$20,066	$(3,181)	$102,175
Equity earnings from subsidiaries	2,519	—	—	(2,519)	—

Total revenues	62,816	24,993	20,066	(5,700)	102,175
Operating costs and expenses:
Direct costs	31,541	15,837	11,654	(2,893)	56,139
Selling	7,942	2,158	2,060	—	12,160
General and administrative	15,565	5,052	4,569	—	25,186
Research and development	9,119	401	1,840	(288)	11,072
Transaction, integration and restructuring costs	6,400	—	—	—	6,400

	70,567	23,448	20,123	(3,181)	110,957

Income (loss) from operations	(7,751)	1,545	(57)	(2,519)	(8,782)
Other income (expense):
Interest, net	(584)	43	(715)	—	(1,256)
Net intercompany interest	(212)	212	—	—	—
Other	(2,416)	2,250	13	—	(153)

	(3,212)	2,505	(702)	—	(1,409)

Income (loss) before income taxes	(10,963)	4,050	(759)	(2,519)	(10,191)
Provision for (benefit from) income taxes	(3,050)	767	5	—	(2,278)

Net income (loss)	$(7,913)	$3,283	$(764)	$(2,519)	$(7,913)

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2001

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$5,301	$154	$916	$—	$6,371
Accounts receivable, net	13,189	8,415	2,690	2,300	26,594
Work-in-progress	3,871	5,099	3,794	(2,300)	10,464
Inventories	2,955	5,584	518	—	9,057
Prepaid and other current assets	3,081	2,640	251	—	5,972

Total current assets	28,397	21,892	8,169	—	58,458
Investments in and advances to subsidiaries	66,061	(46,202)	—	(19,859)	—
Property and equipment, net	27,724	5,841	3,470	—	37,035
Goodwill and other intangibles, net	1,071	79,383	8,050	—	88,504
Other assets	7,372	4,836	81	—	12,289

Total assets	$130,625	$65,750	$19,770	$(19,859)	$196,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,626	$10,236	$1,582	$—	$15,444
Customer advances	3,883	6,874	2,592	—	13,349
Accrued wages and benefits	2,040	958	881	—	3,879
Other accrued liabilities	2,821	2,572	302	(402)	5,293
Current maturities of long-term debt and short-term debt	—	14	—	(14)	—

Total current liabilities	12,370	20,654	5,357	(416)	37,965
Long-term debt, less current portion	—	78,878	—	—	78,878
Other liabilities	224	—	—	—	224
Investments in and advances to subsidiaries	79,157	(83,625)	4,052	416	—
Redeemable warrants	2,855	—	—	—	2,855
Stockholders’ equity	36,019	49,843	10,361	(19,859)	76,364

Total liabilities and stockholders’ equity	$130,625	$65,750	$19,770	$(19,859)	$196,286

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2000

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$639	$497	$89	$—	$1,225
Accounts receivable, net	17,404	4,157	6,218	—	27,779
Work-in-progress	8,230	2,606	2,291	—	13,127
Inventories	2,924	65	616	—	3,605
Prepaid and other current assets	7,295	1,681	165	—	9,141

Total current assets	36,492	9,006	9,379	—	54,877
Investments in and advances to subsidiaries	66,061	(46,202)	—	(19,859)	—
Property and equipment, net	33,810	4,798	3,553	—	42,161
Goodwill and other intangibles, net	814	1,355	9,097	—	11,266
Other assets	2,993	769	85	—	3,847

Total assets	$140,170	$(30,274)	$22,114	$(19,859)	$112,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,057	$3,408	$1,385	$—	$8,850
Customer advances	2,993	7,280	1,647	—	11,920
Accrued wages and benefits	967	921	822	—	2,710
Other accrued liabilities	2,446	772	737	—	3,955
Current maturities of long-term debt and short-term debt	15,111	57	1,716	—	16,884

Total current liabilities	25,574	12,438	6,307	—	44,319
Long-term debt, less current portion	494	15	—	—	509
Other liabilities	1,602	—	—	—	1,602
Investments in and advances to subsidiaries	65,379	(70,248)	4,869	—	—
Stockholders’ equity	47,121	27,521	10,938	(19,859)	65,721

Total liabilities and stockholders’ equity	$140,170	$(30,274)	$22,114	$(19,859)	$112,151

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2001

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net income (loss)	$5,940	$22,371	$48	$(22,419)	$5,940
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,661	2,764	1,330	—	7,755
Other	449	458	358	—	1,265
Changes in operating assets and liabilities:
Trade and other receivables	4,238	(6,559)	3,177	—	856
Work-in-progress	4,358	(192)	(1,632)	—	2,534
Inventories	(30)	(5,519)	97	—	(5,452)
Prepaid and other assets	3,380	(5,485)	(127)	—	(2,232)
Accounts payable	(430)	6,828	275	—	6,673
Customer advances	890	(406)	1,038	—	1,522
Accrued wages and benefits and other accrued liabilities	68	1,836	(12)	(402)	1,490
Intercompany receivables and payables	(9,099)	(12,917)	(819)	22,835	—

Net cash provided by operating activities	13,425	3,179	3,733	14	20,351

Cash flows from investing activities:
Purchases of property and equipment	(174)	(4,821)	(1,320)	—	(6,315)
Proceeds from sales of property and equipment	2,792	645	76	—	3,513
Acquisitions	(983)	(78,117)	—	—	(79,100)
Other	151	—	—	—	151

Net cash provided by (used in) investing activities	1,786	(82,293)	(1,244)	—	(81,751)

Cash flows from financing activities:
Net payments on short-term debt	(14,653)	—	(1,619)	—	(16,272)
Proceeds from long-term borrowings	—	78,878	—	—	78,878
Payments on long-term borrowings	(952)	(58)	—	(14)	(1,024)
Issuance of common stock	5,123	—	—	—	5,123
Other	(67)	(49)	(36)	—	(152)

Net cash (used in) provided by financing activities	(10,549)	78,771	(1,655)	(14)	66,553

Net increase (decrease) in cash and cash equivalents	4,662	(343)	834	—	5,153
Effect of exchange rate changes on cash	—	—	(7)	—	(7)
Cash and cash equivalents, beginning of year	639	497	89	—	1,225

Cash and cash equivalents, end of year	$5,301	$154	$916	$—	$6,371

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2000

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net income (loss)	$(402)	$7,524	$5,317	$(12,841)	$(402)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,892	967	1,394	—	7,253
Other	228	303	(68)	—	463
Changes in operating assets and liabilities:
Trade and other receivables	7,287	2,838	(3,407)	—	6,718
Work-in-progress	(952)	(1,548)	2,200	—	(300)
Inventories	(1,723)	(16)	(200)	—	(1,939)
Prepaid and other assets	(189)	944	182	—	937
Accounts payable	894	823	247	—	1,964
Customer advances	2,038	1,577	(672)	—	2,943
Accrued wages and benefits and other accrued liabilities	(71)	(1,617)	(1,245)	—	(2,933)
Intercompany receivables and payables	(5,307)	(10,245)	2,711	12,841	—

Net cash provided by operating activities	6,695	1,550	6,459	—	14,704

Cash flows from investing activities:
Purchases of property and equipment	(2,114)	(1,501)	(971)	—	(4,586)
Proceeds from sales of property and equipment	—	18	289	—	307
Other	(258)	—	592	—	334

Net cash used in investing activities	(2,372)	(1,483)	(90)	—	(3,945)

Cash flows from financing activities:
Net payments on short-term debt	(4,075)	—	(6,580)	—	(10,655)
Payments on long-term borrowings	(610)	(63)	—	—	(673)
Issuance of common stock	405	—	—	—	405
Other	(592)	(12)	27	—	(577)

Net cash used in financing activities	(4,872)	(75)	(6,553)	—	(11,500)

Net decrease in cash and cash equivalents	(549)	(8)	(184)	—	(741)
Effect of exchange rate changes on cash	—	—	(22)	—	(22)
Cash and cash equivalents, beginning of year	1,188	505	295	—	1,988

Cash and cash equivalents, end of year	$639	$497	$89	$—	$1,225

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 1999

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net income (loss)	$(7,913)	$3,283	$(764)	$(2,519)	$(7,913)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,610	1,027	1,611	—	7,248
Deferred income taxes	653	—	—	—	653
Restructuring costs	699	—	—	—	699
Other	3	—	51	—	54
Changes in operating assets and liabilities:
Trade and other receivables	(7,071)	454	202	108	(6,307)
Work-in-progress	3,309	(430)	(1,966)	—	913
Inventories	403	(49)	67	—	421
Prepaid and other assets	(6,371)	511	129	12	(5,719)
Accounts payable	(161)	641	(413)	—	67
Customer advances	(3,256)	1,176	607	—	(1,473)
Accrued wages and benefits and other accrued liabilities	(620)	—	(1,887)	1,120	(1,387)
Intercompany receivables and payables	10,578	(14,084)	1,136	2,370	—

Net cash (used in) provided by operating activities	(5,137)	(7,471)	(1,227)	1,091	(12,744)

Cash flows from investing activities:
Purchases of property and equipment	(10,825)	(1,908)	(754)	—	(13,487)
Other	(153)	—	—	—	(153)

Net cash used in investing activities	(10,978)	(1,908)	(754)	—	(13,640)

Cash flows from financing activities:
Net proceeds from (payments on) short-term debt	18,121	(352)	435	—	18,204
Payments on long-term borrowings	(911)	(1,368)	—	—	(2,279)
Other	301	—	1,065	(1,091)	275

Net cash provided by (used in) financing activities	17,511	(1,720)	1,500	(1,091)	16,200

Net increase (decrease) in cash and cash equivalents	1,396	(11,099)	(481)	—	(10,184)
Effect of exchange rate changes on cash	—	—	(127)	—	(127)
Cash and cash equivalents, beginning of year	(208)	11,604	903	—	12,299

Cash and cash equivalents, end of year	$1,188	$505	$295	$—	$1,988

aaiPharma Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,

	2002	2001

Net revenues	$45,620	$30,197

Operating costs and expenses:
Direct costs	22,224	15,449
Selling	4,317	2,838
General and administrative	9,543	7,743
Research and development	4,477	2,342
Direct pharmaceutical start-up costs	—	644

	40,561	29,016

Income from operations	5,059	1,181
Other expense:
Interest, net	(1,823)	(383)
Other	134	276

	(1,689)	(107)

Income before income taxes and extraordinary loss	3,370	1,074
Provision for income taxes	1,281	258

Income before extraordinary loss	2,089	816
Extraordinary loss, net of a tax benefit of $2,714	(5,339)	—

Net income (loss)	$(3,250)	$816

Basic earnings (loss) per share:
Income before extraordinary loss	$0.12	$0.05
Extraordinary loss	(0.30)	—

Net income (loss)	$(0.18)	$0.05

Weighted average shares outstanding	18,071	17,654

Diluted earnings (loss) per share:
Income before extraordinary loss	$0.11	$0.05
Extraordinary loss	(0.28)	—

Net income (loss)	$(0.17)	$0.05

Weighted average shares outstanding	19,059	17,758

The accompanying notes are an integral part of these financial statements.

aaiPharma Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2002	2001

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,551	$6,371
Accounts receivable, net	30,497	26,594
Work-in-progress	13,246	10,464
Inventories	7,966	9,057
Prepaid and other current assets	7,146	5,972

Total current assets	65,406	58,458
Property and equipment, net	50,998	37,035
Goodwill and other intangibles, net	299,920	88,504
Other assets	18,085	12,289

Total assets	$434,409	$196,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and short-term debt	$5,000	$—
Accounts payable	13,426	15,444
Customer advances	13,081	13,349
Accrued wages and benefits	5,162	3,879
Other accrued liabilities	3,470	5,293

Total current liabilities	40,139	37,965
Long-term debt, less current portion	319,152	78,878
Other liabilities	198	224
Commitments and contingencies	—	—
Redeemable warrants	—	2,855
Stockholders’ equity:
Common stock	18	18
Paid-in capital	77,214	75,233
Retained earnings	28	3,278
Accumulated other comprehensive losses	(2,340)	(2,165)

Total stockholders’ equity	74,920	76,364

Total liabilities and stockholders’ equity	$434,409	$196,286

The accompanying notes are an integral part of these financial statements.

aaiPharma Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2002	2001

Cash flows from operating activities:
Income before extraordinary loss	$2,089	$816
Adjustments to reconcile income before extraordinary loss to net cash used in operating activities:
Depreciation and amortization	1,801	1,796
Other	78	(145)
Changes in operating assets and liabilities:
Trade and other receivables	(3,951)	(1,238)
Work-in-progress	(2,850)	(200)
Inventories	1,082	1,172
Prepaid and other assets	(14,118)	(519)
Accounts payable	(1,991)	(2,475)
Customer advances	(222)	(725)
Accrued wages and benefits and other accrued liabilities	(1,523)	832

Net cash used in operating activities	(19,605)	(686)

Cash flows from investing activities:
Purchases of property and equipment	(1,549)	(1,038)
Purchase of property and equipment previously leased	(14,145)	—
Proceeds from sales of property and equipment	—	3,050
Acquisitions	(211,772)	—
Other	2	(76)

Net cash (used in) provided by investing activities	(227,464)	1,936

Cash flows from financing activities:
Net proceeds from (payments on) short-term borrowings	5,000	(679)
Proceeds from long-term borrowings	240,274	—
Payments on long-term borrowings	—	(182)
Issuance of common stock	1,980	38
Other	10	9

Net cash provided by (used in) financing activities	247,264	(814)

Net increase in cash and cash equivalents	195	436
Effect of exchange rate changes on cash	(15)	(6)
Cash and cash equivalents, beginning of year	6,371	1,225

Cash and cash equivalents, end of year	$6,551	$1,655

Supplemental information, cash paid for:
Interest	$1,776	$245

Income taxes	$1,687	$8

The accompanying notes are an integral part of these financial statements.

aaiPharma Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)
(Unaudited)

	Three Months
	Ended March 31,

	2002	2001

Net income (loss)	$(3,250)	$816
Currency translation adjustments	(175)	(766)
Unrealized gain on investments	—	69

Comprehensive income (loss)	$(3,425)	$119

The accompanying notes are an integral part of these financial statements.

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Basis of Presentation

      The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and applicable Securities and Exchange Commission regulations for interim financial information. These financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The consolidated financial information as of December 31, 2001 has been derived from audited financial statements; certain amounts from the three months ended March 31, 2001 have been reclassified for consistent presentation with current year financial statements. It is presumed that users of this interim financial information have read or have access to the audited financial statements for the preceding fiscal year. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included in these interim financial statements. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from such estimates and changes in such estimates may affect amounts reported in future periods.

      In December 1999, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements”. SAB 101 specifically addresses revenue recognition issues related to certain upfront payments or fees. Under SAB 101, certain upfront fees and payments recognized as income in prior periods are required to be deferred and amortized into revenue over the terms of the relevant agreements or as the on-going services are performed. In the first quarter of 2002 and 2001, the Company recognized $305,000 and $228,000, respectively, of revenue related to the amortization of these deferred amounts.

      In July 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Under SFAS No. 142, goodwill and indefinite lived intangible assets will no longer be amortized, but must be reviewed at least annually for impairment. SFAS No. 142 also states that goodwill and intangible assets acquired after June 30, 2001 should not be amortized. The statement was effective for fiscal years beginning after December 15, 2001. The Company has adopted SFAS No. 142 in fiscal year 2002 and is in the process of assessing the impact that it will have on the results of its operations and consolidated financial position.

      In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 provides guidance and addresses significant implementation questions on the accounting for the impairment or disposal of long-lived assets. The statement was effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 did not have a material impact on the Company’s consolidated results of operations, financial position or cash flows.

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Earnings (loss) per Share

      The following table provides a reconciliation of the denominators for the basic and fully diluted earnings per share computations (in thousands):

	Three Months
	Ended
	March 31,

	2002	2001

Basic earnings (loss) per share:
Weighted average number of shares	18,071	17,654
Effect of dilutive securities:
Stock options	988	104

Diluted earnings (loss) per share:
Adjusted weighted average number of shares and assumed conversions	19,059	17,758

3.     Financial Information by Business Segment and Geographic Area (in thousands)

	Three Months Ended
	March 31,

	2002	2001

Net revenues:
Product sales	$20,177	$2,454
Product development	2,135	3,731

	22,312	6,185

Research revenues:
Non-clinical	16,877	17,244
Clinical	6,431	6,768

	23,308	24,012

	$45,620	$30,197

United States	$43,349	$26,864
Germany	3,624	3,762
Other	199	310
Less intercompany	(1,552)	(739)

	$45,620	$30,197

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended
	March 31,

	2002	2001

Income (loss) from operations:
Product sales	$9,474	$(123)
Product development	(2,210)	1,452

	7,264	1,329

Research revenues:
Non-clinical	808	3,007
Clinical	432	117

	1,240	3,124

Corporate	(3,445)	(3,272)

	$5,059	$1,181

United States	$5,077	$963
Germany	76	305
Other	(94)	(87)

	$5,059	$1,181

	March 31,	December 31,
	2002	2001

Total assets:
Product sales	$348,453	$106,001
Product development	4,614	7,832
Research revenues	47,849	55,555
Corporate	33,493	27,358

	$434,409	$196,746

United States	$415,577	$176,978
Germany	17,806	18,794
Other	1,026	974

	$434,409	$196,746

4.     Transactions with Related Parties

      The Company has revenue, accounts receivables and work-in-progress with Aesgen, Inc. (“Aesgen”) and Endeavor Pharmaceuticals, Inc. (“Endeavor”). Both Endeavor and Aesgen were organized by aaiPharma Inc. and its principal shareholders and continue to be related parties. Revenues recognized from Aesgen and Endeavor totaled $418,000 and $122,000 for the three months ended March 31, 2002 and 2001, respectively. At March 31, 2002, we had no accounts receivable or work-in-progress related to Aesgen, and had approximately $376,000 of accounts receivable and work-in-progress related to Endeavor.

5.     Debt

	March 31,	December 31,
	2002	2001

	(In thousands)
Current maturities of long-term debt	$5,000	$—

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents the components of long-term debt:

	March 31,	December 31,
	2002	2001

	(In thousands)
U.S. bank term loan	$100,000	$78,000
U.S. revolving credit facility	49,400	—
11% Senior Subordinated Notes due 2010	173,856	—
Obligations under asset purchase agreement	896	878
Less current maturities of long-term debt	(5,000)	—

Total long-term debt due after one year	$319,152	$78,878

      On March 28, 2002, the Company entered into a new $175 million senior secured credit facility consisting of a $75.0 million five-year revolving credit facility and a $100 million five-year term loan facility. The term loan facility amortizes over the full five-year term, with amortization of $5.0 million, $15.0 million, $20.0 million, $25.0 million and $35.0 million, respectively, in years one through five. The availability of borrowings under the revolving credit facility is not limited by a borrowing base. The new senior credit facilities provide for variable interest rates based on LIBOR or an alternate base rate, at the Company’s option. Such facilities are guaranteed by all domestic subsidiaries and secured by a security interest on substantially all domestic assets, all of the stock of domestic subsidiaries and 65% of the stock of material foreign subsidiaries. The new senior credit facilities require the payment of certain commitment fees based on the unused portion of the revolving credit facility. These new senior credit facilities may be prepaid at any time without a premium.

      On March 28, 2002, the Company issued $175 million of senior subordinated notes due April 1, 2010. The proceeds from the issuance of these notes were $173.9 million, which was net of the original issue discount. This discount will be charged to interest expense over the term of the notes. These notes have a fixed interest rate of 11% per annum and are guaranteed on a subordinated basis by all existing domestic subsidiaries and all future domestic subsidiaries which are owned 80% or more by the Company. The notes are not secured. Prior to the third anniversary of the date of issuance of the notes, up to 35% of the notes are redeemable with the proceeds of qualified sales of equity at 111% of par value. The terms of the new senior credit facilities first require repayment of all of the indebtedness under these facilities before repurchase of any of the notes. On or after the fourth anniversary of the date of issuance of the notes, all or any portion of the notes are redeemable at declining premiums to par value, beginning at 105.5%.

      On March 28, 2002, the Company entered into an interest rate swap agreement to effectively convert interest rate expense on $140 million of senior subordinated notes for the term of the notes from an 11% fixed annual rate to a floating annual rate equal to 6-month LIBOR plus 4.78%. At March 31, 2002, 6-month LIBOR was 2.33%.

      Under the terms of the senior secured credit facility and the senior subordinated notes, the Company is required to comply with various covenants including, but not limited to, those pertaining to maintenance of certain financial ratios and incurring additional indebtedness. The Company was in compliance with the covenants at March 31, 2002.

6.     Acquisition

      On March 28, 2002, the Company acquired the U.S. rights to the Darvon and Darvocet-N branded product lines, which treat mild to moderate pain, and existing inventory from Eli Lilly and Company, in a business combination accounted for as a purchase. The Company acquired these product lines and related intangible assets for $211.4 million. To finance this acquisition, which included $1.8 million of inventory,

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company used the proceeds from the senior secured credit facilities and senior subordinated notes, as described in note 5. Due to the timing of the acquisition, no revenues from the sale of these products were included in the Company’s results of operations for the first quarter of 2002. The Darvon and Darvocet-N product lines did not have separable assets and liabilities associated with them, other than inventory, therefore the Company will allocate the purchase price, including acquisition related expenses, to acquired identifiable assets, with the excess of the purchase price over the identifiable intangible assets recorded as goodwill, which is not subject to amortization. The Company is finalizing a valuation of these product lines. Based on preliminary allocations, the Company has identified $55 million of intangible assets, which it will amortize over 20 years.

      The following unaudited pro forma consolidated financial information reflects the results of operations for the three months ended March 31, 2002 and 2001 as if the above acquisition had occurred on January 1, 2001.

	Three Months Ended
	March 31,

	2002	2001

	(In thousands, except
	per share data)
Net revenues	$55,352	$47,162
Income before extraordinary loss	2,618	3,055
Net income (loss)	(2,722)	3,055
Basic earnings (loss) per share:
Income before extraordinary loss	$0.14	$0.17
Net income (loss)	$(0.15)	$0.17
Diluted earnings (loss) per share:
Income before extraordinary loss	$0.14	$0.17
Net income (loss)	$(0.14)	$0.17

      These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions taken place on January 1, 2001. In addition, these results are not intended to be a projection of future results and do not reflect any synergies that might be achieved from the combined operations.

      As previously reported, the Company completed the acquisition of the M.V.I. and Aquasol branded product lines in August 2001 and the Brethine branded product line in December 2001. Revenues from the sales of these products are included in the Company’s results of operations beginning on their acquisition dates.

7.     Extraordinary Loss

      In March 2002, the Company recorded a charge of $5.3 million, net of a tax benefit of $2.7 million, to record the write-off of deferred financing and other costs related to its prior debt facilities and redeemable warrants.

8.	Financial Information for Subsidiary Guarantors and Non-Guarantors

      In the first quarter of 2002, the Company issued senior subordinated notes which are guaranteed by the Company’s subsidiaries.

      The following presents condensed consolidating financial information for the Company, segregating: (1) aaiPharma Inc., which issued the Notes (the “Issuer”); (2) the domestic subsidiaries, which

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

guarantee the Notes (the “Guarantor Subsidiaries”); and (3) all other subsidiaries (the “Non-Guarantor Subsidiaries”). The guarantor subsidiaries are wholly owned direct subsidiaries of the Company and their guarantees are full, unconditional and joint and several. Wholly owned subsidiaries are presented on the equity basis of accounting. Certain reclassifications have been made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and intercompany balances and transactions.

      The following information presents consolidating statements of operations, balance sheets and cash flows for the periods and as of the dates indicated:

	Three Months Ended March 31, 2002

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net revenues	$16,737	$26,612	$3,823	$(1,552)	$45,620
Equity earnings from subsidiaries	1,757	—	—	(1,757)	—

Total revenues	18,494	26,612	3,823	(3,309)	45,620
Operating costs and expenses:
Direct costs	10,260	10,960	2,556	(1,552)	22,224
Selling	1,692	2,228	397	—	4,317
General and administrative	6,045	2,610	888	—	9,543
Research and development	247	4,230	—	—	4,477

	18,244	20,028	3,841	(1,552)	40,561

Income (loss) from operations	250	6,584	(18)	(1,757)	5,059
Other income (expense):
Interest, net	(113)	(1,713)	3	—	(1,823)
Net intercompany interest	(564)	625	(61)	—	—
Other	107	(12)	39	—	134

	(570)	(1,100)	(19)	—	(1,689)

Income (loss) before income taxes and extraordinary loss	(320)	5,484	(37)	(1,757)	3,370
Provision for income taxes	1,281	—	—	—	1,281

Income (loss) before extraordinary loss	(1,601)	5,484	(37)	(1,757)	2,089
Extraordinary loss	(1,649)	(3,690)	—	—	(5,339)

Net income (loss)	$(3,250)	$1,794	$(37)	$(1,757)	$(3,250)

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended March 31, 2001

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net revenues	$15,058	$11,806	$4,072	$(739)	$30,197
Equity earnings from subsidiaries	2,229	—	—	(2,229)	—

Total revenues	17,287	11,806	4,072	(2,968)	30,197
Operating costs and expenses:
Direct costs	8,463	5,099	2,626	(739)	15,449
Selling	1,861	696	281	—	2,838
General and administrative	4,917	1,880	946	—	7,743
Research and development	879	1,463	—	—	2,342
Direct pharmaceutical start-up costs	—	644	—	—	644

	16,120	9,782	3,853	(739)	29,016

Income (loss) from operations	1,167	2,024	219	(2,229)	1,181
Other income (expense):
Interest, net	(216)	1	(168)	—	(383)
Net intercompany interest	—	—	—	—	—
Other	123	14	139	—	276

	(93)	15	(29)	—	(107)

Income (loss) before income taxes	1,074	2,039	190	(2,229)	1,074
Provision for income taxes	258	—	—	—	258

Net income (loss)	$816	$2,039	$190	$(2,229)	$816

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31, 2002

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$5,982	$147	$422	$—	$6,551
Accounts receivable, net	16,184	12,321	1,992	—	30,497
Work-in-progress	4,489	4,572	4,185	—	13,246
Inventories	2,535	4,922	509	—	7,966
Prepaid and other current assets	2,630	4,294	222	—	7,146

Total current assets	31,820	26,256	7,330	—	65,406
Investments in and advances to subsidiaries	66,061	(46,202)	—	(19,859)	—
Property and equipment, net	41,651	5,832	3,515	—	50,998
Goodwill and other intangibles, net	1,036	290,978	7,906	—	299,920
Other assets	6,806	11,198	81	—	18,085

Total assets	$147,374	$288,062	$18,832	$(19,859)	$434,409

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and short-term debt	$—	$5,000	$—	$—	$5,000
Accounts payable	4,627	7,460	1,339	—	13,426
Customer advances	3,598	6,945	2,538	—	13,081
Accrued wages and benefits	2,955	1,234	973	—	5,162
Other accrued liabilities	(572)	4,324	227	(509)	3,470

Total current liabilities	10,608	24,963	5,077	(509)	40,139
Long-term debt, less current portion	49,400	269,752	—	—	319,152
Other liabilities	198	—	—	—	198
Investments in and advances to subsidiaries	54,178	(58,279)	3,592	509	—
Redeemable warrants	—	—	—	—	—
Stockholders’ equity	32,990	51,626	10,163	(19,859)	74,920

Total liabilities and stockholders’ equity	$147,374	$288,062	$18,832	$(19,859)	$434,409

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2001

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$5,301	$154	$916	$—	$6,371
Accounts receivable, net	13,189	8,415	2,690	2,300	26,594
Work-in-progress	3,871	5,099	3,794	(2,300)	10,464
Inventories	2,955	5,584	518	—	9,057
Prepaid and other current assets	3,081	2,640	251	—	5,972

Total current assets	28,397	21,892	8,169	—	58,458
Investments in and advances to subsidiaries	66,061	(46,202)	—	(19,859)	—
Property and equipment, net	27,724	5,841	3,470	—	37,035
Goodwill and other intangibles, net	1,071	79,383	8,050	—	88,504
Other assets	7,372	4,836	81	—	12,289

Total assets	$130,625	$65,750	$19,770	$(19,859)	$196,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and short-term debt	$—	$14	$—	$(14)	$—
Accounts payable	3,626	10,236	1,582	—	15,444
Customer advances	3,883	6,874	2,592	—	13,349
Accrued wages and benefits	2,040	958	881	—	3,879
Other accrued liabilities	2,821	2,572	302	(402)	5,293

Total current liabilities	12,370	20,654	5,357	(416)	37,965
Long-term debt, less current portion	—	78,878	—	—	78,878
Other liabilities	224	—	—	—	224
Investments in and advances to subsidiaries	79,157	(83,625)	4,052	416	—
Redeemable warrants	2,855				2,855
Stockholders’ equity	36,019	49,843	10,361	(19,859)	76,364

Total liabilities and stockholders’ equity	$130,625	$65,750	$19,770	$(19,859)	$196,286

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended March 31, 2002

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Income (loss) before extraordinary loss	$(1,601)	$5,484	$(37)	$(1,757)	$2,089
Adjustments to reconcile income (loss) before extraordinary loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,047	519	235	—	1,801
Other	2	11	65	—	78
Changes in operating assets and liabilities:
Trade and other receivables	(2,995)	(1,606)	650	—	(3,951)
Work-in-progress	(619)	(1,772)	(459)	—	(2,850)
Inventories	420	662	—	—	1,082
Prepaid and other assets	1,019	(15,159)	22	—	(14,118)
Accounts payable	1,001	(2,777)	(215)	—	(1,991)
Customer advances	(284)	70	(8)	—	(222)
Accrued wages and benefits and other accrued liabilities	(5,361)	3,834	111	(107)	(1,523)
Intercompany receivables and payables	(28,387)	26,998	(461)	1,850	—

Net cash (used in) provided by operating activities	(35,758)	16,264	(97)	(14)	(19,605)

Cash flows from investing activities:
Purchases of property and equipment	(14,943)	(345)	(406)	—	(15,694)
Acquisitions	—	(211,772)	—	—	(211,772)
Other	2	—	—	—	2

Net cash used in investing activities	(14,941)	(212,117)	(406)	—	(227,464)

Cash flows from financing activities:
Net payments on short-term debt	—	5,000	—	—	5,000
Proceeds from long-term borrowings	49,400	190,874	—	—	240,274
Payments on long-term borrowings	—	(14)	—	14	—
Issuance of common stock	1,980	—	—	—	1,980
Other	—	(14)	24	—	10

Net cash provided by financing activities	51,380	195,846	24	14	247,264

Net increase (decrease) in cash and cash equivalents	681	(7)	(479)	—	195
Effect of exchange rate changes on cash	—	—	(15)	—	(15)
Cash and cash equivalents, beginning of year	5,301	154	916	—	6,371

Cash and cash equivalents, end of period	$5,982	$147	$422	$—	$6,551

aaiPharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended March 31, 2001

			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net income (loss)	$816	$2,039	$190	$(2,229)	$816
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,226	246	324	—	1,796
Other	(100)	(68)	23	—	(145)
Changes in operating assets and liabilities:
Trade and other receivables	1,507	(2,888)	143	—	(1,238)
Work-in-progress	6	512	(718)	—	(200)
Inventories	1,059	11	102	—	1,172
Prepaid and other assets	(209)	(219)	(91)	—	(519)
Accounts payable	(1,338)	(1,348)	211	—	(2,475)
Customer advances	(276)	(440)	(9)	—	(725)
Accrued wages and benefits and other accrued liabilities	173	404	255	—	832
Intercompany receivables and payables	(3,934)	1,802	(97)	2,229	—

Net cash (used in) provided by operating activities	(1,070)	51	333	—	(686)

Cash flows from investing activities:
Purchases of property and equipment	(352)	(187)	(499)	—	(1,038)
Proceeds from sales of property and equipment	2,758	293	(1)	—	3,050
Other	(76)	—	—	—	(76)

Net cash provided by (used in) investing activities	2,330	106	(500)	—	1,936

Cash flows from financing activities:
Net payments on short-term debt	(900)	—	221	—	(679)
Payments on long-term borrowings	(167)	(15)	—	—	(182)
Issuance of common stock	38	—	—	—	38
Other	69	(24)	(36)	—	9

Net cash (used in) provided by financing activities	(960)	(39)	185	—	(814)

Net increase in cash and cash equivalents	300	118	18	—	436
Effect of exchange rate changes on cash	—	—	(6)	—	(6)
Cash and cash equivalents, beginning of year	639	497	89	—	1,225

Cash and cash equivalents, end of period	$939	$615	$101	$—	$1,655

The Multivitamins Product Line

(A Product Line of AstraZeneca LP)

Statements of Revenues and Direct Expenses

For the Period from January 1, 2001 to August 17, 2001

and the Years Ended December 31, 2000 and 1999

(with Independent Auditors’ Report Thereon)

INDEPENDENT AUDITORS’ REPORT

To the Partners of

AstraZeneca LP:

      We have audited the accompanying statements of revenues and direct expenses for the period from January 1, 2001 to August 17, 2001 and the years ended December 31, 2000 and 1999 of the Multivitamins Product Line of AstraZeneca LP (AZLP), an indirect wholly-owned subsidiary of AstraZeneca plc (AstraZeneca). These financial statements are the responsibility of AZLP’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying financial statements were prepared to present the revenues and direct expenses of the Multivitamins Product Line pursuant to the Asset Purchase Agreement, dated July 25, 2001 between NeoSan Pharmaceuticals Inc., a subsidiary of aaiPharma, and AstraZeneca, and are not intended to be a complete presentation of the Multivitamin Product Line financial position, results of operations, or cash flows.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the Multivitamins Product Line revenues and direct expenses for the period from January 1, 2001 to August 17, 2001 and the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

Philadelphia, Pennsylvania

March 1, 2002

THE MULTIVITAMINS PRODUCT LINE

(A Product Line of AstraZeneca LP)

STATEMENTS OF REVENUES AND DIRECT EXPENSES

(In Thousands)

		For the years ended
	For the period from	December 31,
	January 1, 2001
	to August 17, 2001	2000	1999

Net sales	$24,559	$37,257	$32,258
Cost of goods sold	13,373	17,400	16,164

Gross margin	11,186	19,857	16,094
Direct expenses:
Selling and other expenses	1,017	2,849	1,364
Drug development expenses	153	5	—
Amortization expense	460	733	733

Excess of revenue over direct expenses	$9,556	$16,270	$13,997

See accompanying notes to statements of revenues and direct expenses.

THE MULTIVITAMINS PRODUCT LINE

(A Product Line of AstraZeneca LP)

NOTES TO FINANCIAL STATEMENTS

August 17, 2001 and December 31, 2000 and 1999
(In Thousands)

1.     Organization and Description of Business

      The Multivitamins Product Line is defined as the rights to market and sell the following products in the United States: MVI-12, MVI-Pediatric, Aquasol A and Aquasol E (collectively, the Multivitamins Product Line). The Multivitamins Product Line consists of vitamin supplements in intravenous solutions for adults and children. The Multivitamins Product Line is sold in the United States primarily to wholesalers and retailers.

      The Multivitamins Product Line is sold by AstraZeneca LP (AZLP), an indirect wholly owned subsidiary of AstraZeneca AB (formerly Astra AB). On April 5, 1999, Astra AB combined with Zeneca Group PLC to form the global entity AstraZeneca PLC (collectively, AstraZeneca). Prior to July 1, 1998, the Multivitamins Product Line was sold by Astra USA. As part of a reorganization, the net assets of Astra USA including the Multivitamins Product Line was contributed to Astra Pharmaceuticals LP (subsequently renamed AZLP). The contributed net assets of Astra USA were recorded by AZLP at predecessor basis.

      Effective August 18, 2001, NeoSan Pharmaceuticals, Inc., a wholly owned subsidiary of aaiPharma Inc., acquired the Multivitamins Product Line from AstraZeneca AB pursuant to an Asset Purchase Agreement dated July 25, 2001.

2.     Basis of Presentation

      The accompanying historical financial statements present the revenues and direct expenses of the Multivitamins Product Line and do not purport to represent all the costs, expenses and resultant operating earnings associated with a stand-alone, separate company. AZLP did not account for the Multivitamins Product Line as a separate entity. Further, there was not a separate field sales force for the Multivitamins Product Line. Accordingly, the information included in the accompanying historical financial statements has been obtained from AZLP and AstraZeneca consolidated financial records, which in all material respects are in accordance with accounting principles generally accepted in the United States of America (US GAAP).

      AstraZeneca performs certain functions for the Multivitamins Product Line including, but not limited to, corporate management, certain legal services, administration of insurance, treasury, information systems, finance department, corporate income tax administration, employee compensation and benefit management, facilities and other corporate expenses. The costs of these corporate AstraZeneca services have not historically been allocated to its products, are not directly attributable or specifically identifiable to the Multivitamins Product Line, and therefore are not included in the accompanying financial statements. Income tax and interest expenses have not been included in the accompanying statements of revenue and direct expenses, as these expenses are not specifically identifiable to the Multivitamins Product Line.

      Transaction systems (e.g. payroll, employee benefits, accounts receivable, accounts payable) used to record and account for cash transactions were not designed to track asset and liability receipts and payments on a product specific basis. Given these constraints, and the fact that only certain net assets of the Multivitamins Product Line were sold, statements of financial position and cash flows have not been prepared.

THE MULTIVITAMINS PRODUCT LINE
(A Product Line of AstraZeneca LP)

NOTES TO FINANCIAL STATEMENTS — (Continued)

3.     Summary of Significant Accounting Policies

     Revenue Recognition

      Sales are generally recognized when the product is received by the customer. Net sales include gross sales less estimated product specific sales returns, cash discounts, chargebacks and certain other customer discounts.

     Rebate Costs

      Rebate costs, which are recorded as a reduction of sales, include estimated amounts for price rebate programs, chargebacks from wholesalers, and certain other sales related items. These costs are based primarily on volume purchases, the attainment of market share levels and wholesaler credits. Provision for these estimated costs are recorded at the time of sale and are periodically adjusted to reflect actual experience.

     Product Returns

      AstraZeneca’s customers can return product from three months prior to expiration until twelve months after expiration. In accordance with Statement of Financial Accounting Standards No. 48, Revenue Recognition When Right of Return Exists, a provision for these estimated costs is recorded at the time of sale and is periodically adjusted to reflect actual experience. These costs are recorded as a reduction to sales.

     Cost of Goods Sold

      The cost of goods sold in the accompanying statements of revenues and direct expenses include distribution costs and the direct manufacturing costs from the AstraZeneca production facilities for all periods presented.

     Selling and Other Expenses

      Selling and other expenses include costs that can be directly attributable to the Multivitamins Product Line. As discussed in note 2, no allocations have been made for indirect administrative costs of AstraZeneca.

     Drug Development Expenses

      Drug development expenses, which primarily consist of Phase IV clinical trials, are expensed as incurred.

     Amortization Expense

      Patents, registrations and trademark costs are amortized using the straight-line method over the estimated useful life of the Multivitamins Product Line (15 years).

     Use of Estimates

      The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct expenses and accompanying disclosures. Some of the more significant estimates include product returns and rebate costs. Actual results could differ from these estimates. Also as discussed in Note 2, these

THE MULTIVITAMINS PRODUCT LINE
(A Product Line of AstraZeneca LP)

NOTES TO FINANCIAL STATEMENTS — (Continued)

financial statements are not necessarily indicative of the costs and expenses that would have resulted if the Multivitamins Product Line had been operated as a separate entity.

4.     Settlement

      Astra AB acquired the rights to market and sell the Multivitamins Product Line including the patents, registrations and trademark from Rhone-Poulenc Rorer Pharmaceuticals Inc. (RPR). During February 1998, AstraZeneca commenced litigation against RPR and the third party asserting various claims and seeking damages for supply problems encountered from these parties. In October 1999, RPR and a third party entered into a confidential settlement agreement with AstraZeneca. The settlement amount is not reflected in the accompanying statements of revenues and direct expenses as the amount reflects recoupment of damages incurred for periods from 1996 through 1998 and do not represent direct revenues of the Multivitamins Product Line for the periods presented.

5.     Concentration of Credit Risk

      Sales of Multivitamins are primarily attributable to four U.S. pharmaceutical wholesalers. Sales to these four customers account for 90%, 93% and 90% of net sales for the period from January 1, 2001 to August 17, 2001 and for the years ended December 31, 2000 and 1999, respectively.

6.     Contingencies

      In May 2000, the Food and Drug Administration ordered all manufacturers of parenteral multivitamins, including the Multivitamins Product Line, to reformulate their products to include Vitamin K as well as higher doses of certain other vitamins. Prior to the disposition as described in note 1, AstraZeneca was in the process of reformulating the Multivitamins Product Line.

      In the normal course of business, AstraZeneca is involved in various legal proceedings including product liability and regulatory investigations. To the extent these contingencies relate to the Multivitamins Product Line, AstraZeneca does not expect these matters to have a materially adverse effect on the Multivitamins Product Line’s product contribution.

Brethine Product Line of Novartis

Pharmaceuticals Corporation
Audited Statements of Product Contribution
For the Period January 1, 2001 to December 13,
2001 and the Year Ended December 31, 2000

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of

Novartis Pharmaceuticals Corporation

      We have audited the accompanying historical special purpose statements of product contribution for the period January 1, 2001 through December 13, 2001 and the year ended December 31, 2000 of the Brethine Product Line of Novartis Pharmaceuticals Corporation (the “Product Line” or the “Company”). These historical statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these historical statements based upon our audits.

      We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose statements of product contribution are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these historical statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1, the accompanying historical special purpose statements of product contribution are not intended to be a complete presentation of the Product Lines financial position or results of operations.

      In our opinion, the historical statements referred to above present fairly, in all material respects, the product contribution of the Product Line for the period January 1, 2001 through December 13, 2001 and the year ended December 31, 2000, in conformity with the accounting principles generally accepted in the United States of America.

Florham Park, New Jersey

February 8, 2002

BRETHINE PRODUCT LINE OF NOVARTIS PHARMACEUTICALS CORPORATION

STATEMENTS OF PRODUCT CONTRIBUTION

For the Period January 1, 2001 to December 13, 2001 and the
Year Ended December 31, 2000

	2001	2000

	(Dollars in thousands)
Net sales	$15,188	$19,074

Cost of sales	2,898	3,157
Advertising and Promotion Expense	—	—
Royalty expense (see Note 5)	821	1,050
Distribution costs	30	28

Total costs and expenses	3,749	4,235

Product contribution	$11,439	$14,839

See the accompanying notes to the Special Purpose Statements of Product Contribution.

BRETHINE PRODUCT LINE OF NOVARTIS PHARMACEUTICALS CORPORATION

NOTES TO STATEMENTS OF PRODUCT CONTRIBUTION

(Dollars in Thousands)

1.     Basis of Presentation

      The financial statements include all the product rights, title, and interest for the Brethine Product Line (the “Product Line”) within the United States of America.

      Historically, financial statements were not prepared for the Product Line, as Novartis Pharmaceuticals Corporation (the “Company”) did not maintain the Product Line as a separate business unit. These statements have been developed from the historical accounting records of the Company and represent the revenues and directly related expenses, only, of the Product Line and do not purport to represent all the costs, expenses and results associated with a stand alone, separate company. All of the estimates in the financial statements, as described in note 3, are based on assumptions that Company management believes are reasonable. However, these estimates are not necessarily indicative of the revenues and directly related expenses that would have resulted if the Product Line had been operated as a separate entity.

      The Statements of Product Contribution have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

2.     Nature of Product Line

      The Product Line is a beta-adrenergic agonist bronchodilator that was first introduced in May of 1976. The Product Line is indicated in the United States as a bronchodilator for bronchial asthma and for reversible bronchospasm, which occur in association with bronchitis and emphysema.

3.     Summary of Significant Accounting Policies

Revenue Recognition

      In accordance with SAB 101, sales and related cost of sales are recognized as revenue and expense when goods are shipped and title, risk of loss and ownership passes to the customer. Provision is made at the time of sale for discounts and estimated sale allowances and returns.

Rebates and Chargebacks, Cash Discounts and Sales Returns

      The Company entered into contracts with certain managed care organizations to provide access to the Product Line through formularies. Based on the managed care organization’s market share performance and utilization of the Product Line, the organization receives managed care rebates from the Company. In addition, the Company is bound by certain laws and regulations to provide product at a discounted rate to Medicaid recipients. Medicaid rebates are paid to each state in the United States based on claims filed by pharmacies that provide the Product Line to the Medicaid recipients at the reduced rate. Managed care and Medicaid rebates are charged to the Product Line monthly, on an accrual basis, determined by estimating the actual usage of the Product Line by Medicaid recipients and managed care participants covered by the contracted prices.

      Chargebacks are amounts credited to wholesalers to reimburse the wholesaler for sales to third parties at reduced prices based on contracts the Company negotiates. Chargebacks are accrued based on historical experience.

      The Company offers a cash discount to customers if invoices are paid within a certain time period. The cash discounts are applied to each product on the invoice proportionately.

      Anticipated sales returns are charged to the Product Line based upon historical experience.

BRETHINE PRODUCT LINE OF NOVARTIS PHARMACEUTICALS CORPORATION

NOTES TO STATEMENTS OF PRODUCT CONTRIBUTION — (Continued)

      Rebates and discounts recorded against gross sales for the period January 1, 2001 through December 13, 2001 and for the year ended December 31, 2000 are as follows:

	2001	2000

Gross Sales	$19,298	$23,244
Less
Sales rebates	2,517	2,701
Cash discounts	386	465
Sales returns	1,207	1,004

Net sales	$15,188	$19,074

Cost of Sales

      Elements of cost of sales include raw materials, direct labor, plant overhead, and manufacturing variances. Certain of these costs are specifically identifiable to the Product Line, and the remaining costs are allocated based on production time. Management believes this method is a reasonable basis for allocating these costs. Certain raw material component parts were manufactured by a third party through a supply arrangement that has been terminated. The Company has identified a new third party supplier who is currently awaiting FDA approval to manufacture these materials. Future supply may be affected if this approval is delayed or not obtained.

Distribution Costs

      Distribution costs include direct shipping and handling costs to deliver the product to the customer.

Selling, Advertising and Promotion Expense

      During 2001 and 2000, the Company did not maintain a sales force dedicated to the Product Line and did not incur any advertising and promotion expenses, including professional advertising costs, promotional tools and samples.

Use of Estimates

      The preparation of the Special Purpose Statements of Product Contribution in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts for the period January 1, 2001 to December 13, 2001 and the year ended December 31, 2000. Such estimates include Medicaid rebates, managed care rebates, chargebacks and sales returns. Actual results could differ from those estimates.

BRETHINE PRODUCT LINE OF NOVARTIS PHARMACEUTICALS CORPORATION

NOTES TO STATEMENTS OF PRODUCT CONTRIBUTION — (Continued)

4.     Significant Customers

      The Product Line had sales in the United States to four customers representing, in the aggregate, approximately 87% and 80% of total sales for the period January 1, 2001 to December 13, 2001 and the year ended December 31, 2000, respectively.

	2001	2000

	(%)	(%)
Customer A	30%	22%
Customer B	24%	20%
Customer C	18%	24%
Customer D	15%	14%

	87%	80%

5.     Related Party Transactions

      The Company purchases certain raw materials from Novartis Pharma AG, a related party. Included in cost of sales are $936 and $780 of material cost associated with these purchases for the period January 1, 2001 to December 13, 2001 and the year ended December 31, 2000, respectively.

      The Company paid a royalty to Novartis Corporation, a related party, based on sales volume during the period January 1, 2001 through December 13, 2001 and the year ended December 31, 2000 in the amounts of $821 and $1,050, respectively.

Darvon®/ Darvocet®

Product Line of Eli Lilly and Company
Special Purpose Statements of Product Contribution
Years Ended December 31, 2001, 2000, and 1999
with Report of Independent Auditors

REPORT OF INDEPENDENT AUDITORS

Chief Accounting Officer

Eli Lilly and Company
Indianapolis, Indiana

      We have audited the accompanying special-purpose statements of product contribution for the Darvon®/ Darvocet® Product Line of Eli Lilly and Company for the years ended December 31, 2001, 2000, and 1999. The statements of product contribution are the responsibility of the Company’s management. Our responsibility is to express an opinion on these special purpose statements based on our audits.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of product contribution are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of product contribution. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of product contribution. We believe that our audits provide a reasonable basis for our opinion.

      The operations covered by the statements of product contribution referred to above have no separate legal status or existence. The accompanying statements were prepared as described in Note 1 to present the revenues and expenses, including certain allocated expenses, directly associated with the Darvon®/ Darvocet® Product Line and are not intended to be a complete presentation of Darvon®/ Darvocet® Product Line results. Furthermore, the amounts in the accompanying statements are not necessarily indicative of the costs and expenses that would have resulted if the Darvon®/ Darvocet® Product Line had been operated as a separate entity.

      In our opinion, the statements referred to above present fairly, in all material respects, the product contribution for the Darvon®/ Darvocet® Product Line of Eli Lilly and Company for the years ended December 31, 2001, 2000, and 1999 in conformity with accounting principles generally accepted in the United States and the basis of presentation described in Note 1.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 14, 2002

DARVON®/ DARVOCET® PRODUCT LINE OF ELI LILLY AND COMPANY

SPECIAL PURPOSE STATEMENTS OF PRODUCT CONTRIBUTION

Years Ended December 31, 2001, 2000, and 1999

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2000	1999

	(Dollars in thousands)
Net Sales	$62,902	$56,541	$49,452
Cost of Sales	5,319	3,957	3,554

Net Product Contribution	$57,583	$52,584	$45,898

See accompanying notes to the special purpose statements of product contribution.

DARVON®/ DARVOCET® PRODUCT LINE OF ELI LILLY AND COMPANY

NOTES TO SPECIAL PURPOSE STATEMENTS OF PRODUCT CONTRIBUTION

Years Ended December 31, 2001, 2000, and 1999
(Dollars in Thousands)

1.	Basis of Presentation

      The Darvon®/ Darvocet® Product Line (the “Product”) includes all formulations of the analgesics Darvon®/ Darvocet® that are sold under the Eli Lilly and Company (the “Company”) brand names. The special purpose financial statements include sales of the Product in the United States and Puerto Rico.

      Historically, financial statements were not prepared for the Product, as the Company did not maintain the Product as a separate business unit. Accordingly, it is impracticable to provide full audited statements for the Product, including balance sheets and statements of cash flows, or other information regarding operating, investing and financing cash flows. These statements have been developed from the historical accounting records of the Company and represent the revenues of the Product and the expenses, including certain allocated expenses, directly associated with producing those revenues. The statements do not purport to represent all the costs, expenses and results associated with a stand alone, separate entity. For example, corporate overhead, interest and taxes are not included, as they are not considered direct costs of the Product. No marketing or selling costs are included in the financial statements as the Company did not promote the Product during the periods presented. Further, no research and development costs were incurred that were directly related to Product revenues for the years presented.

      All of the estimates in the financial statements, as described in Note 2, are based on assumptions that Company management believes are reasonable. However, these estimates are not necessarily indicative of the net sales and costs that would have resulted if the Product had been operated as a separate entity.

2.	Summary of Significant Accounting Policies

Revenue Recognition

      Revenue from sales of products is recognized at the time title of goods passes to the buyer and the buyer assumes the risks and rewards of ownership. This is generally at the time products are shipped to the customer. Provisions for discounts and rebates to customers are established in the same period the related sales are recorded.

Net Sales

      Net sales include certain sales deductions. Sales deductions include deductions specifically attributable to the Product and deductions allocated to the Product by management. The types of deductions included in the calculation of net sales are as follows:

Sales Rebates — Medicaid rebates are deducted from gross sales of the Product based on actual historical rebate rates. Actual wholesale chargebacks are deducted from gross sales of the Product.

Cash Discounts — Cash discounts are allocated to the Product based upon the percentage of actual Product gross sales less chargebacks and wholesaler returns to total Company gross sales less chargebacks and wholesaler returns.

Sales Returns — Sales returns are allocated to products based on actual sales returns.

Cost of Sales

      Cost of sales includes raw materials, direct labor, plant overhead, manufacturing variances, and distribution costs. Certain costs are specifically identifiable to the Product, and the remaining costs are allocated based on the Product’s percentage of total production for the production facility. Management believes this method is a reasonable basis for allocating these costs.

DARVON®/ DARVOCET® PRODUCT LINE OF ELI LILLY AND COMPANY

NOTES TO SPECIAL PURPOSE STATEMENTS OF PRODUCT CONTRIBUTION — (Continued)

      Depreciation of plant facilities is computed using the straight-line method based on estimated useful lives of the assets. Generally, the lives of the buildings range from twelve to fifty years, and five to eighteen years for machinery and equipment.

Use of Estimates

      The preparation of the special purpose financial statements of Darvon®/ Darvocet® Product Contribution in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of gross profit for the years ended December 31, 2001, 2000, and 1999. Actual results could differ from those estimates.

3.	Significant Customers

      The Product is distributed through wholesalers that serve physicians and other health care professionals, pharmacies and hospitals. The Company sold Product to three significant wholesalers in 2001. Sales to these three wholesalers in the aggregate are estimated to have been 85% to 95% of total Product sales in 2001, 2000, and 1999. These three wholesalers are estimated to have each accounted for between 20% and 40% of total Product sales in each of these three years. Certain of these wholesalers have acquired some of their competitors during the three years presented. This sales data has been adjusted to include the pre-acquisition sales to any companies acquired by these three wholesalers during the periods presented.

$175,000,000

[aaiPharma Inc. LOGO]

aaiPharma Inc.

Offer to Exchange

11% Senior Subordinated Notes due 2010 for
11% Senior Subordinated Notes due 2010
Which Have Been Registered Under the
Securities Act of 1933

PROSPECTUS

                      , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Our certificate of incorporation provides that no director shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits elimination or limitation of liability of directors for breach of fiduciary duty. Our certificate of incorporation provides that a director or officer (i) shall be indemnified by us against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of our corporation) brought against him by virtue of his position as a director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of our corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (ii) shall be indemnified by us against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of our corporation brought against him by virtue of his position as a director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of our corporation, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to our corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by us against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

      Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of our determination that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

      Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

      In accordance with Section 145(g) of the Delaware General Corporation Law, we have obtained an insurance policy to support the foregoing indemnity obligations. The policy is expected to provide indemnity coverage for certain liabilities incurred by our officers and directors in connection with the performance of duties in their capacities as such, in connection with their service on certain outside boards (e.g., civic and charitable) and in connection with their fiduciary responsibilities under certain benefit programs.

      Pursuant to our certificate of incorporation and Section 102 of the Delaware General Corporation Law, we have eliminated the personal liability of its directors to our corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, other than (i) any breach of the director’s duty of loyalty to our corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions; (iv) for any transaction from which the director derived an improper personal benefit; and (v) for any act for which liability may not be limited or eliminated by virtue of the provisions of Section 102(b)(7) of the Delaware General Corporation Law.

Item 21.     Exhibits and Financial Statement Schedules

      The following documents are filed herewith or incorporated herein by reference.

Exhibit
Number		Description

3.1	—	Amended and Restated Certificate of Incorporation of aaiPharma Inc. and Amendment to Certificate of Incorporation dated May 24, 2000 and Amendment to Certificate of Incorporation dated November 15, 2000 (incorporated by reference to Exhibit 3.2 to aaiPharma’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)
3.2	—	Amended By-laws of aaiPharma Inc. (incorporated by reference to Exhibit 3.3 to aaiPharma’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)
4.1	—	Articles Fourth, Seventh, Eleventh and Twelfth of the form of the Amended and Restated Certificate of Incorporation of aaiPharma Inc. (incorporated by reference to Exhibit 3.1 to aaiPharma’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1996)
4.2	—	Article II of the Amended By-laws of aaiPharma Inc. (incorporated by reference to Exhibit 3.3 to aaiPharma’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)
4.3	—	Specimen Certificate for shares of Common Stock, $0.001 par value, of aaiPharma Inc. (incorporated by reference to Exhibit 4.3 to aaiPharma’s Registration Statement on Form S-1 (Registration No. 333-5535))
5	—	Opinion of Robinson, Bradshaw & Hinson, P.A. with respect to the validity of the securities being offered
10.1	—	Employment Agreement dated November 17, 1995 between aaiPharma Inc. and Frederick D. Sancilio (incorporated by reference to Exhibit 10.1 to aaiPharma’s Registration Statement on Form S-1 (Registration No. 333-5535))
10.2	—	Applied Analytical Industries, Inc. 1995 Stock Option Plan (incorporated by reference to Exhibit 10.3 to aaiPharma’s Registration Statement on Form S-1 (Registration No. 333-5535))
10.3	—	aaiPharma Inc. 1997 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 (Registration No. 333-85602))
10.4	—	Stockholder Agreement dated as of November 17, 1995 among aaiPharma Inc., GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 1995, L.P., Bridge Street Fund 1995, L.P., Noro-Moseley Partners III, L.P., Wakefield Group Limited Partnership, James L. Waters, Frederick D. Sancilio and the parties listed on Schedule 1 thereto (incorporated by reference to Exhibit 10.5 to aaiPharma’s Registration Statement on Form S-1 (Registration No. 333-5535))
10.5	—	Registration Rights Agreement dated as of November 17, 1995, among aaiPharma Inc., GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 1995, L.P., Bridge Street Fund 1995, L.P., Noro-Moseley Partners III, L.P., Wakefield Group Limited Partnership, James L. Waters, Frederick D. Sancilio and the parties listed on Schedule 1 thereto (incorporated by reference to Exhibit 10.16 to Post-Effective Amendment No. 1 to aaiPharma’s Registration Statement on Form S-1 (Registration No. 333-5535))
10.6	—	aaiPharma Inc. 2000 Stock Option Plan for Non-Employee Directors, as amended (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (Registration No. 333-85602))

Exhibit
Number		Description

10.7	—	Underwriting Agreement dated September 19, 1996 between aaiPharma Inc. and Goldman Sachs & Co., Cowen & Company and Lehman Brothers, Inc., as representatives of the underwriters listed on Schedule 1 thereto (incorporated by reference to Exhibit 10.17 to aaiPharma’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1996)
10.8	—	Indenture dated as of March 28, 2002 between aaiPharma Inc., certain of its subsidiaries and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (Registration No. 333-85602))
10.9	—	Registration Rights Agreement dated as of March 28, 2002 between aaiPharma Inc., certain of its subsidiaries, Banc of America Securities LLC, CIBC World Markets Corp. and First Union Securities, Inc. (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 (Registration No. 333-85602))
10.10	—	Amendment No. 1 to the Employment Agreement dated November 17, 1995 between aaiPharma Inc. and Frederick D. Sancilio (incorporated by reference to Exhibit 10.14 to aaiPharma’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)
10.11	—	Credit Agreement between aaiPharma Inc., certain of its subsidiaries, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (Registration No. 333-85602))
10.12	—	Applied Analytical Industries, Inc. 1996 Stock Option Plan, as amended on March 27, 2000 (incorporated by reference to Exhibit 10.17 to aaiPharma’s Annual Report on Form 10-K filed for the year ended December 31, 1999)
10.13	—	Asset Purchase Agreement by and between AstraZeneca AB and NeoSan Pharmaceuticals Inc. dated as of July 25, 2001 (incorporated by reference to Exhibit 10.16 to aaiPharma’s Quarterly Report on Form 10-Q for the period ended September 30, 2001)
10.14	—	Interim Supply Agreement dated as of August 17, 2001 between NeoSan Pharmaceuticals Inc. and AstraZeneca L.P. (incorporated by reference to Exhibit 2.2 to aaiPharma’s Current Report on Form 8-K dated January 24, 2002)
10.15	—	Asset Purchase Agreement dated as of December 13, 2001 between NeoSan Pharmaceuticals Inc., Novartis Pharmaceuticals Corporation and Novartis Corporation (incorporated by reference to Exhibit 2.3 to aaiPharma’s Current Report on Form 8-K dated January 24, 2002)
10.16	—	Interim Supply Agreement dated as of December 13, 2001 between NeoSan Pharmaceuticals Inc. and Novartis Pharmaceuticals Corporation (incorporated by reference to Exhibit 2.4 to aaiPharma’s Current Report on Form 8-K dated January 24, 2002)
10.17	—	Assignment, Transfer and Assumption Agreement dated as of February 18, 2002 between NeoSan Pharmaceuticals, Inc. and Eli Lilly and Company (incorporated by reference to Exhibit 2.1 to aaiPharma’s amended Current Report on Form 8-K/ A dated April 12, 2002)
10.18	—	Manufacturing Agreement dated as of February 18, 2002 between NeoSan Pharmaceuticals, Inc. and Eli Lilly and Company (incorporated by reference to Exhibit 2.2 to aaiPharma’s amended Current Report on Form 8-K/ A dated April 12, 2002)
10.19	—	Subscription Agreement dated as of October 19, 2001 between aaiPharma Inc. and Aesgen, Inc. (incorporated by reference to Exhibit 10.22 to aaiPharma’s Annual Report on Form 10-K for the year ended December 31, 2001)
10.20	—	Product Sales Agreement dated as of December 21, 2001 between aaiPharma Inc. and Aesgen, Inc. (incorporated by reference to Exhibit 10.23 to aaiPharma’s Annual Report on Form 10-K for the year ended December 31, 2001)
10.21	—	Development Agreement dated as of April 25, 1994 between aaiPharma Inc. and Endeavor Pharmaceuticals Inc. (formerly, GenerEst, Inc.) (incorporated by reference to Exhibit 10.12 to aaiPharma’s Registration Statement on Form S-1 (Registration No. 333-5535))
12.1	—	Computation of Ratio of Earnings to Fixed Charges
21.1	—	Subsidiaries of aaiPharma Inc. (incorporated by reference to Exhibit 21 to aaiPharma’s Annual Report on Form 10-K filed for the year ended December 31, 1999)

Exhibit
Number		Description

23.1	—	Consent of Robinson, Bradshaw & Hinson, P.A. (to be included in Exhibit 5)
23.2	—	Consent of Ernst & Young LLP (Raleigh, North Carolina)
23.3	—	Consent of Ernst & Young LLP (Indianapolis, Indiana)
23.4	—	Consent of PricewaterhouseCoopers LLP
23.5	—	Consent of KPMG LLP
24.1	—	Power of Attorney of Frederick D. Sancilio
24.2	—	Power of Attorney of John E. Avery
24.3	—	Power of Attorney of Joseph H. Gleberman
24.4	—	Power of Attorney of Kurt M. Landgraf
24.5	—	Power of Attorney of James G. Martin
24.6	—	Power of Attorney of Richard G. Morrison
24.7	—	Power of Attorney of John M. Ryan
24.8	—	Power of Attorney of William H. Underwood
24.9	—	Power of Attorney of James L. Waters
25.1	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wachovia Bank, National Association relating to the Senior Subordinated Indenture and the issuance of the 11% Senior Subordinated Notes due 2010
99.1	—	Form of Letter of Transmittal
99.2	—	Form of Notice of Guaranteed Delivery
99.3	—	Form of Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Holder

Item 22.     Undertakings

      1.     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

      2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4.     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      5.     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      6.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of aaiPharma Inc. pursuant to the foregoing provisions, or otherwise, aaiPharma Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by aaiPharma Inc. of expenses incurred or paid by a director, officer or controlling person of aaiPharma Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, aaiPharma Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on this 23rd day of May, 2002.

AAIPHARMA INC. (Registrant)

By:	/s/ FREDERICK D. SANCILIO*

Frederick D. Sancilio, Ph.D.
Chairman of the Board and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ FREDERICK D. SANCILIO* Frederick D. Sancilio, Ph.D.		Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2002

/s/ WILLIAM L. GINNA, JR. William L. Ginna, Jr.		Executive Vice President and Chief Financial Officer	May 23, 2002

/s/ JOHN D. HOGAN John D. Hogan		Controller (Principal Accounting Officer)	May 23, 2002

/s/ WILLIAM H. UNDERWOOD* William H. Underwood		Director and Vice President	May 23, 2002

/s/ JOSEPH H. GLEBERMAN* Joseph H. Gleberman		Director	May 23, 2002

/s/ KURT M. LANDGRAF* Kurt M. Landgraf		Director	May 23, 2002

/s/ JOHN M. RYAN* John M. Ryan		Director	May 23, 2002

/s/ JAMES L. WATERS* James L. Waters		Director	May 23, 2002

/s/ JOHN E. AVERY* John E. Avery		Director	May 23, 2002

/s/ RICHARD G. MORRISON* Richard G. Morrison, Ph.D.		Director	May 23, 2002

/s/ JAMES G. MARTIN* James G. Martin, Ph.D.		Director	May 23, 2002

*By:	/s/ ALBERT N. CAVAGNARO Albert N. Cavagnaro, Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant, Applied Analytical Learning Center, Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on May 23, 2002.

ANALYTICAL INDUSTRIES LEARNING CENTER, INC.
(Registrant)

By:	/s/ ALBERT N. CAVAGNARO

Albert N. Cavagnaro
Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 23, 2002.

Signature	Title

/s/ PHILIP S. TABBINER Philip S. Tabbiner	President
/s/ WILLIAM L. GINNA, JR. William L. Ginna, Jr.	Vice President (Principal Financial and Accounting Officer)
/s/ FREDERICK D. SANCILIO, PH.D.* Frederick D. Sancilio, Ph.D.	Director
/s/ WILLIAM H. UNDERWOOD* William H. Underwood	Director
*By: /s/ ALBERT N. CAVAGNARO Albert N. Cavagnaro, Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant, AAI Japan, Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on May 23, 2002.

AAI JAPAN, INC.
(Registrant)

By:	/s/ ALBERT N. CAVAGNARO

Albert N. Cavagnaro
Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 23, 2002.

Signature	Title

/s/ PHILIP S. TABBINER Philip S. Tabbiner	President
/s/ WILLIAM L. GINNA, JR. William L. Ginna, Jr.	Vice President (Principal Financial and Accounting Officer)
/s/ FREDERICK D. SANCILIO, PH.D.* Frederick D. Sancilio, Ph.D.	Director
/s/ WILLIAM H. UNDERWOOD* William H. Underwood	Director
*By: /s/ ALBERT N. CAVAGNARO Albert N. Cavagnaro, Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant, AAI Properties, Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on May 23, 2002.

AAI PROPERTIES, INC.
(Registrant)

By:	/s/ ALBERT N. CAVAGNARO

Albert N. Cavagnaro
Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 23, 2002.

Signature	Title

/s/ PHILIP S. TABBINER Philip S. Tabbiner	President
/s/ WILLIAM L. GINNA, JR. William L. Ginna, Jr.	Vice President (Principal Financial and Accounting Officer)
/s/ FREDERICK D. SANCILIO, PH.D.* Frederick D. Sancilio, Ph.D.	Director
/s/ WILLIAM H. UNDERWOOD* William H. Underwood	Director
*By: /s/ ALBERT N. CAVAGNARO Albert N. Cavagnaro, Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant, AAI Technologies, Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on May 23, 2002.

AAI TECHNOLOGIES, INC.
(Registrant)

By:	/s/ ALBERT N. CAVAGNARO

Albert N. Cavagnaro
Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 23, 2002.

Signature	Title

/s/ PHILIP S. TABBINER Philip S. Tabbiner	President
/s/ WILLIAM L. GINNA, JR. William L. Ginna, Jr.	Vice President (Principal Financial and Accounting Officer)
/s/ FREDERICK D. SANCILIO, PH.D.* Frederick D. Sancilio, Ph.D.	Director
/s/ WILLIAM H. UNDERWOOD* William H. Underwood	Director
*By: /s/ ALBERT N. CAVAGNARO Albert N. Cavagnaro, Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant, Kansas City Analytical Services, Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on May 23, 2002.

KANSAS CITY ANALYTICAL SERVICES, INC.
(Registrant)

By:	/s/ ALBERT N. CAVAGNARO

Albert N. Cavagnaro
Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 23, 2002.

Signature	Title

/s/ VIJAY AGGARWAL, PH.D. Vijay Aggarwal, Ph.D.	President, Director
/s/ WILLIAM L. GINNA, JR. William L. Ginna, Jr.	Vice President (Principal Financial and Accounting Officer)
/s/ FREDERICK D. SANCILIO, PH.D.* Frederick D. Sancilio, Ph.D.	Director
/s/ WILLIAM H. UNDERWOOD* William H. Underwood	Director
*By: /s/ ALBERT N. CAVAGNARO Albert N. Cavagnaro, Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant, Medical & Technical Research Associates, Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on May 23, 2002.

MEDICAL & TECHNICAL RESEARCH
ASSOCIATES, INC.
(Registrant)

By:	/s/ ALBERT N. CAVAGNARO

Albert N. Cavagnaro
Assistant Clerk

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 23, 2002.

Signature	Title

/s/ VIJAY AGGARWAL, PH.D. Vijay Aggarwal, Ph.D.	President, Director
/s/ WILLIAM L. GINNA, JR. William L. Ginna, Jr.	Vice President (Principal Financial and Accounting Officer)
/s/ FREDERICK D. SANCILIO, PH.D.* Frederick D. Sancilio, Ph.D.	Director
/s/ WILLIAM H. UNDERWOOD* William H. Underwood	Director
*By: /s/ ALBERT N. CAVAGNARO Albert N. Cavagnaro, Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant, AAI International Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on May 23, 2002.

AAI INTERNATIONAL INC.
(Registrant)

By:	/s/ ALBERT N. CAVAGNARO

Albert N. Cavagnaro
Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 23, 2002.

Signature	Title

/s/ VIJAY AGGARWAL, PH.D. Vijay Aggarwal, Ph.D.	President, Director
/s/ WILLIAM L. GINNA, JR. William L. Ginna, Jr.	Vice President (Principal Financial and Accounting Officer)
/s/ FREDERICK D. SANCILIO, PH.D.* Frederick D. Sancilio, Ph.D.	Director
/s/ WILLIAM H. UNDERWOOD* William H. Underwood	Director
*By: /s/ ALBERT N. CAVAGNARO Albert N. Cavagnaro, Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant, NeoSan Pharmaceuticals Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on May 23, 2002.

NEOSAN PHARMACEUTICALS INC.
(Registrant)

By:	/s/ ALBERT N. CAVAGNARO

Albert N. Cavagnaro
Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 23, 2002.

Signature	Title

/s/ DAVID M. HURLEY David M. Hurley	President, Director
/s/ WILLIAM L. GINNA, JR. William L. Ginna, Jr.	Vice President, Director (Principal Financial and Accounting Officer)
/s/ FREDERICK D. SANCILIO, PH.D.* Frederick D. Sancilio, Ph.D.	Director
/s/ PHILIP S. TABBINER Philip S. Tabbiner	Director
*By: /s/ ALBERT N. CAVAGNARO Albert N. Cavagnaro, Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description

3.1	—	Amended and Restated Certificate of Incorporation of aaiPharma Inc. and Amendment to Certificate of Incorporation dated May 24, 2000 and Amendment to Certificate of Incorporation dated November 15, 2000 (incorporated by reference to Exhibit 3.2 to aaiPharma’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)
3.2	—	Amended By-laws of aaiPharma Inc. (incorporated by reference to Exhibit 3.3 to aaiPharma’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)
4.1	—	Articles Fourth, Seventh, Eleventh and Twelfth of the form of the Amended and Restated Certificate of Incorporation of aaiPharma Inc. (incorporated by reference to Exhibit 3.1 to aaiPharma’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1996)
4.2	—	Article II of the Amended By-laws of aaiPharma Inc. (incorporated by reference to Exhibit 3.3 to aaiPharma’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)
4.3	—	Specimen Certificate for shares of Common Stock, $0.001 par value, of aaiPharma Inc. (incorporated by reference to Exhibit 4.3 to aaiPharma’s Registration Statement on Form S-1 (Registration No. 333-5535))
5	—	Opinion of Robinson, Bradshaw & Hinson, P.A. with respect to the validity of the securities being offered
10.1	—	Employment Agreement dated November 17, 1995 between aaiPharma Inc. and Frederick D. Sancilio (incorporated by reference to Exhibit 10.1 to aaiPharma’s Registration Statement on Form S-1 (Registration No. 333-5535))
10.2	—	Applied Analytical Industries, Inc. 1995 Stock Option Plan (incorporated by reference to Exhibit 10.3 to aaiPharma’s Registration Statement on Form S-1 (Registration No. 333-5535))
10.3	—	aaiPharma Inc. 1997 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 (Registration No. 333-85602))
10.4	—	Stockholder Agreement dated as of November 17, 1995 among aaiPharma Inc., GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 1995, L.P., Bridge Street Fund 1995, L.P., Noro-Moseley Partners III, L.P., Wakefield Group Limited Partnership, James L. Waters, Frederick D. Sancilio and the parties listed on Schedule 1 thereto (incorporated by reference to Exhibit 10.5 to aaiPharma’s Registration Statement on Form S-1 (Registration No. 333-5535))
10.5	—	Registration Rights Agreement dated as of November 17, 1995, among aaiPharma Inc., GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 1995, L.P., Bridge Street Fund 1995, L.P., Noro-Moseley Partners III, L.P., Wakefield Group Limited Partnership, James L. Waters, Frederick D. Sancilio and the parties listed on Schedule 1 thereto (incorporated by reference to Exhibit 10.16 to Post-Effective Amendment No. 1 to aaiPharma’s Registration Statement on Form S-1 (Registration No. 333-5535))
10.6	—	aaiPharma Inc. 2000 Stock Option Plan for Non-Employee Directors, as amended (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (Registration No. 333-85602))
10.7	—	Underwriting Agreement dated September 19, 1996 between aaiPharma Inc. and Goldman Sachs & Co., Cowen & Company and Lehman Brothers, Inc., as representatives of the underwriters listed on Schedule 1 thereto (incorporated by reference to Exhibit 10.17 to aaiPharma’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1996)
10.8	—	Indenture dated as of March 28, 2002 between aaiPharma Inc., certain of its subsidiaries and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (Registration No. 333-85602))
10.9	—	Registration Rights Agreement dated as of March 28, 2002 between aaiPharma Inc., certain of its subsidiaries, Banc of America Securities LLC, CIBC World Markets Corp. and First Union Securities, Inc. (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 (Registration No. 333-85602))

Exhibit
Number		Description

10.10	—	Amendment No. 1 to the Employment Agreement dated November 17, 1995 between aaiPharma Inc. and Frederick D. Sancilio (incorporated by reference to Exhibit 10.14 to aaiPharma’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)
10.11	—	Credit Agreement between aaiPharma Inc., certain of its subsidiaries, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (Registration No. 333-85602))
10.12	—	Applied Analytical Industries, Inc. 1996 Stock Option Plan, as amended on March 27, 2000 (incorporated by reference to Exhibit 10.17 to aaiPharma’s Annual Report on Form 10-K filed for the year ended December 31, 1999)
10.13	—	Asset Purchase Agreement by and between AstraZeneca AB and NeoSan Pharmaceuticals Inc. dated as of July 25, 2001 (incorporated by reference to Exhibit 10.16 to aaiPharma’s Quarterly Report on Form 10-Q for the period ended September 30, 2001)
10.14	—	Interim Supply Agreement dated as of August 17, 2001 between NeoSan Pharmaceuticals Inc. and AstraZeneca L.P. (incorporated by reference to Exhibit 2.2 to aaiPharma’s Current Report on Form 8-K dated January 24, 2002)
10.15	—	Asset Purchase Agreement dated as of December 13, 2001 between NeoSan Pharmaceuticals Inc., Novartis Pharmaceuticals Corporation and Novartis Corporation (incorporated by reference to Exhibit 2.3 to aaiPharma’s Current Report on Form 8-K dated January 24, 2002)
10.16	—	Interim Supply Agreement dated as of December 13, 2001 between NeoSan Pharmaceuticals Inc. and Novartis Pharmaceuticals Corporation (incorporated by reference to Exhibit 2.4 to aaiPharma’s Current Report on Form 8-K dated January 24, 2002)
10.17	—	Assignment, Transfer and Assumption Agreement dated as of February 18, 2002 between NeoSan Pharmaceuticals, Inc. and Eli Lilly and Company (incorporated by reference to Exhibit 2.1 to aaiPharma’s amended Current Report on Form 8-K/ A dated April 12, 2002)
10.18	—	Manufacturing Agreement dated as of February 18, 2002 between NeoSan Pharmaceuticals, Inc. and Eli Lilly and Company (incorporated by reference to Exhibit 2.2 to aaiPharma’s amended Current Report on Form 8-K/ A dated April 12, 2002)
10.19	—	Subscription Agreement dated as of October 19, 2001 between aaiPharma Inc. and Aesgen, Inc. (incorporated by reference to Exhibit 10.22 to aaiPharma’s Annual Report on Form 10-K for the year ended December 31, 2001)
10.20	—	Product Sales Agreement dated as of December 21, 2001 between aaiPharma Inc. and Aesgen, Inc. (incorporated by reference to Exhibit 10.23 to aaiPharma’s Annual Report on Form 10-K for the year ended December 31, 2001)
10.21	—	Development Agreement dated as of April 25, 1994 between aaiPharma Inc. and Endeavor Pharmaceuticals Inc. (formerly, GenerEst, Inc.) (incorporated by reference to Exhibit 10.12 to aaiPharma’s Registration Statement on Form S-1 (Registration No. 333-5535))
12.1	—	Computation of Ratio of Earnings to Fixed Charges
21.1	—	Subsidiaries of aaiPharma Inc. (incorporated by reference to Exhibit 21 to aaiPharma’s Annual Report on Form 10-K filed for the year ended December 31, 1999)
23.1	—	Consent of Robinson, Bradshaw & Hinson, P.A. (to be included in Exhibit 5)
23.2	—	Consent of Ernst & Young LLP (Raleigh, North Carolina)
23.3	—	Consent of Ernst & Young LLP (Indianapolis, Indiana)
23.4	—	Consent of PricewaterhouseCoopers LLP
23.5	—	Consent of KPMG LLP
24.1	—	Power of Attorney of Frederick D. Sancilio
24.2	—	Power of Attorney of John E. Avery
24.3	—	Power of Attorney of Joseph H. Gleberman
24.4	—	Power of Attorney of Kurt M. Landgraf
24.5	—	Power of Attorney of James G. Martin
24.6	—	Power of Attorney of Richard G. Morrison

Exhibit
Number		Description

24.7	—	Power of Attorney of John M. Ryan
24.8	—	Power of Attorney of William H. Underwood
24.9	—	Power of Attorney of James L. Waters
25.1	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wachovia Bank, National Association relating to the Senior Subordinated Indenture and the issuance of the 11% Senior Subordinated Notes due 2010
99.1	—	Form of Letter of Transmittal
99.2	—	Form of Notice of Guaranteed Delivery
99.3	—	Form of Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Holder